As filed with the Securities and Exchange Commission on October 28, 2022
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Perfect Corp.
(Exact name of registrant as specified in its charter)
Cayman Islands (State or other jurisdiction of incorporation organization)	7372 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)
Perfect Corp.
14F, No. 98 Minquan Road
Xindian District
New Taipei City 231
Taiwan
+886-2-8667-1265
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
United States
(800) 221-0102
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Ching-Yang Lin, Esq.
Sullivan & Cromwell (Hong Kong) LLP
20th Floor, Alexandra House
18 Chater Road, Central
Hong Kong
+852-2826-8606

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 28, 2022
PRELIMINARY PROSPECTUS

41,600,406 CLASS A ORDINARY SHARES,
9,350,000 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES AND
9,350,000 CLASS A ORDINARY SHARES UNDERLYING WARRANTS
PERFECT CORP.
This prospectus relates to the issuance of up to 2,750,000 of Class A ordinary shares, par value $0.01 per share of Perfect Corp., a Cayman Islands exempted company with limited liability (“Perfect” or the “Company”) (each, a “Class A Ordinary Share”), which represents the Class A Ordinary Shares issuable upon exercises of Perfect Forward Purchase Warrants (as defined below).
This prospectus also relates to the offer and resale from time to time by the selling securityholders named in this prospectus or their permitted transferees (collectively, the “Selling Securityholders”) of (a) up to 38,850,406 Class A Ordinary Shares, consisting of (i) 25,235,406 Class A Ordinary Shares issued to certain shareholders of the Company; (ii) 2,700,000 Class A Ordinary Shares issued to PIPE Investors (as defined below); (iii) 5,500,000 Class A Ordinary Shares issued to FPA Investors (as defined below); (iv) 5,415,000 Class A Ordinary Shares issued to Ward Ferry (as defined below), the Sponsor (as defined below) and certain directors and advisors of Provident Acquisition Corp. (“Provident”) issued in connection with the Business Combination (as defined below) upon conversion of 5,750,000 Provident Class B Ordinary Shares (as defined below) previously held by such holders; (b) up to 9,350,000 warrants (each, a “Warrant”), consisting of (i) up to 2,750,000 Perfect Forward Purchase Warrants (as defined below) and (ii) up to 6,600,000 Perfect Private Placement Warrants (as defined below), and (c) up to 9,350,000 Class A Ordinary Shares issuable upon exercises of Perfect Forward Purchase Warrants and Perfect Private Placement Warrants. See “Selling Securityholders” for the details of these securities.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer, sell or distribute all or part of the securities registered hereby for resale from time to time through public or private transactions at either prevailing market prices or at privately negotiated prices. The securities are being registered to permit the Selling Securityholders to sell the securities from time to time, in amounts, at prices and on terms determined at the time the Selling Securityholders offer and sell the securities covered by this prospectus. The Selling Securityholders may offer and sell the securities covered by this prospectus through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of the securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).
We will pay certain fees in connection with the registration of the securities and will not receive proceeds from the sale of the securities by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus, except with respect to amounts received by the Company upon exercise of the Warrants to the extent such Warrants are exercised for cash. Commencing on October 31, 2022, Class A Ordinary Share and Warrants are expected to be traded on the New York Stock Exchange (the “NYSE”) under the symbols “PERF” and “PERF WS”, respectively.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.
We are also a “foreign private issuer,” as defined in the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders will be exempt from the reporting and “short swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Perfect will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
INVESTING IN OUR SECURITIES IS SPECULATIVE AND INVOLVES HIGH RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 17 OF THIS PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 28, 2022.

You should rely only on the information contained in this prospectus or any amendment or supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any amendment or supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.
Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 filed with the SEC by Perfect Corp. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. We may provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement or post-effective amendment, you should rely on the information contained in that particular prospectus supplement or post-effective amendment. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.
The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”
For investors outside the United States: Neither we nor the Selling Securityholders have taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Class A Ordinary Shares and the Warrants and the distribution of this prospectus outside the United States.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “Perfect” or the “Company” refers to Perfect Corp., together with its subsidiaries. All references in this prospectus to “Provident” refers to Provident Acquisition Corp., a Cayman Islands exempted company with limited liability. Upon consummation of the Business Combination on the Closing Date, the shareholders of Provident became shareholders of the Company. See “Summary of the Prospectus — Recent Developments — Completion of Business Combination” for more details.
References to “U.S. Dollars,” “USD,” “US$” and “$” in this prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded to a single decimal place for the convenience of readers. In addition, period on period percentage changes with respect to our IFRS measures and operating metrics have been calculated using actual figures derived from our internal accounting records and not the rounded numbers contained in this prospectus, and as a result, such percentages may differ from those calculated based on the numbers contained in this prospectus.

FINANCIAL STATEMENT PRESENTATION
Our unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2022 and 2021 in this prospectus have been prepared in accordance with “IAS 34: Interim Financial Reporting” as issued by the International Accounting Standards Board and are reported in U.S. Dollars. Our audited consolidated financial statements as of December 31, 2020 and 2021 and for the years ended December 31, 2019, 2020, and 2021 included in this prospectus have been prepared in accordance with IFRS as issued by the International Accounting Standards Board and are reported in U.S. Dollars.
The historical financial statements of Provident included in this prospectus have been prepared in accordance with U.S. GAAP with its presentation currency of U.S. dollars.

INDUSTRY AND MARKET DATA
This prospectus contains estimates and other information concerning our industry, including market size and growth of the market in which we participate, that are derived from various public sources and certain information from an industry report commissioned by us and prepared by Frost & Sullivan, a third-party industry research firm. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.
Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. In some cases, we do not expressly refer to the sources from which these estimates and information are derived. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

FREQUENTLY USED TERMS
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “Perfect” or the “Company” refers to Perfect Corp., together with its subsidiaries. All references in this prospectus to “Provident” refers to Provident Acquisition Corp., a Cayman Islands exempted company with limited liability. In this document:
“AI” means artificial intelligence.
“AR” means artificial reality.
“Articles” means the Sixth Amended and Restated Memorandum and Articles of Association of the Company that has been effective since October 28, 2022.
“Assignment, Assumption and Amendment Agreement” means an assignment, assumption and amendment agreement, dated as of October 28, 2022, by and among Provident, the Company and Continental Stock Transfer & Trust Company (“Continental”), pursuant to which Provident assigned to the Company all of its rights, title, interests, and liabilities and obligations in and under the Warrant Agreement, dated as of January 7, 2021, by and between Provident and Continental (the “Warrant Agreement”).
“Board” means the board of directors of the Company.
“brands” or “brand customers” mean the brand customers of the Company, including global beauty group brands, indie brands and retailers for brands, unless otherwise stated or unless the context otherwise requires.
“Business Combination” means the Mergers, and any other transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Agreement and Plan of Merger, dated as of March 3, 2022, by and among Provident, the Company, Beauty Corp. and Fashion Corp., as may be amended and/or restated from time to time, including by the First Amendment to Agreement and Plan of Merger, dated as of September 16, 2022 by and among Provident, the Company, Merger Sub 1 and Merger Sub 2.
“CAGR” means compound annual growth rate.
“Churn” means a brand customer who does not have any Recurring Contract Revenue in the following year in the calculation of NDRR. Therefore, a brand customer is Churn in 2021 if the current contract period ended in 2020 and there is no new contract with such customer in 2021.
“Class A Ordinary Shares” means the Class A ordinary shares of the Company, par value $0.10 per share.
“Class B Ordinary Shares” means the Class B ordinary shares of the Company, par value $0.10 per share.
“Common Shares” means the common shares of the Company, par value $0.10 per share, prior to the Closing.
“Closing” means the consummation of the Mergers.
“Closing Date” means October 28, 2022, the date on which the Closing occurred.
“Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced.
“Contract Revenue” means, with respect to a brand customer that enters into a SaaS solutions subscription contract with the Company, the total dollar amount the brand customer agrees to pay for the entire contract period as consideration for certain non-recurring (i.e., one-time) services and certain recurring services (i.e., services that are ongoing during the current contract period and subject to renewal after the end of the current contract period) provided by Perfect. For the purpose of calculating the total Contract Revenue only, the total dollar amount of the SaaS solutions subscription contract is attributable only to the fiscal year during which such contract was entered into by the particular brand customer. Historically, the Contract Revenue weighted contract period of all our brands has been approximately 13 months.
“COVID-19” means the novel coronavirus (SARS-CoV-2 or COVID-19), and any evolutions, mutations or variations thereof or any other related or associated public health emergency, epidemics, pandemics or disease outbreaks.
“CyberLink” means CyberLink Corp., a company incorporated in Taiwan and listed on Taiwan Stock Exchange under the code 5203.
“CyberLink International” means CyberLink International Technology Corp., a British Virgin Islands exempted company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“First Merger” means the merger of Merger Sub 1 with and into Provident, with Provident surviving such merger.
“First Merger Effective Time” means the effective time of the First Merger.
“First Merger Surviving Company” means Provident, being the surviving entity of the First Merger.
“Forward Purchase Agreements” means (i) that certain Forward Purchase Agreement, dated as of December 14, 2020, by and among Provident, Sponsor and WF Asian Reconnaissance Fund Limited, (ii) that certain Forward Purchase Agreement, dated as of December 15, 2020, between Provident and PT Nugraha Eka Kencana and (iii) that certain Forward Purchase Agreement, dated as of December 15, 2020, between Provident and Aventis Star Investments Limited.
“Forward Purchase Shares” means the 5,500,000 Provident Class A Ordinary Shares issued to the FPA Investors pursuant to the Forward Purchase Agreements.
“Forward Purchase Warrants” means the 2,750,000 warrants to purchase Provident Class A Ordinary Shares issued to the FPA Investors pursuant to the Forward Purchase Agreements.
“Founder Parties” means DVDonet.com. Inc., Golden Edge Co., Ltd., World Speed Company Limited and Alice H. Chang, a citizen of Taiwan.
“Founder Shares” means Provident Class B Ordinary Shares, 5,750,000 of which were issued to or transferred to, as applicable, the Initial Shareholders prior to, or concurrently with, as applicable, the Provident Initial Public Offering (each a Founder Share).
“FPA Investment” means the transaction where the FPA Investors subscribed for and purchased, and Provident issued and sold to such FPA Investors, an aggregate of 5,500,000 Forward Purchase Shares and 2,750,000 Forward Purchase Warrants in consideration for an aggregate purchase price of $55.0 million, as closed on October 27, 2022.
“FPA Investors” means (i) WF Asian Reconnaissance Fund Limited (“Ward Ferry”), (ii) PT Nugraha Eka Kencana (“Saratoga”), a controlled subsidiary of PT Saratoga Investama Sedaya Tbk, an Indonesia- based investment company, and (iii) Aventis Star Investments Limited, an affiliate of Provident, and each is a party to a Forward Purchase Agreement, including their respective successors and assigns.
“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).
“Initial Shareholders” means the holders of the Founder Shares (including the Sponsor, certain directors and advisors of Provident and Ward Ferry).
“Japanese yen” and “JPY” mean the legal currency of Japan.
“JOBS Act” means the Jumpstart Our Business Startups Act.
“Key Customers” means the Company’s brand customers who contributed revenue of more than $50,000 in any of the three years ended December 31, 2019, 2020 and 2021, or the six months ended June 30, 2022.

“MAU” means monthly active users, which is calculated as the number of unique user accounts, excluding spam accounts, that access an app at least once during a calendar month.
“Merger Sub 1” means Beauty Corp., a Cayman Islands exempted company with limited liability.
“Merger Sub 2” means Fashion Corp., a Cayman Islands exempted company with limited liability.
“Mergers” means the First Merger and the Second Merger.
“Nasdaq” means the Nasdaq Capital Market.
“NDRR” means net dollar retention rate, which is a percentage that reflects how our annualized Recurring Contract Revenue has increased or decreased within a defined time period for a specific set of brand customers. NDRR is calculated as (i) the annualized Recurring Contract Revenue for the current fiscal year, divided by (ii) the annualized Recurring Contract Revenue in prior fiscal year from the same set of brand customers who have subscribed to our SaaS solutions in both fiscal years. NDRR reflects existing brand customers’ renewals, expansion and contraction of subscription to our SaaS solutions, and Churn, but excludes Contract Revenue from new customers.
“New Registration Rights Agreement” means the registration rights agreement entered into by the Company, the Sponsor, and certain shareholders of the Company on the Closing Date in connection with the Business Combination.
“New Taiwan Dollar,” “NT Dollar” and “NTD” mean the legal currency of Taiwan.
“NYSE” means the New York Stock Exchange.
“Ordinary Shares” means collectively, Class A Ordinary Shares, Class B Ordinary Shares, and any other class or series of ordinary shares Perfect may issue from time to time.
“Perfect Forward Purchase Warrants” means Warrants issued in exchange for Forward Purchase Warrants.
“Perfect Private Placement Warrants” means Warrants issued in exchange for Private Placement Warrants.
“Perfect Public Warrants” means Warrants issued in exchange for Public Warrants.
“Perfect Shareholder Lock-Up Agreement” means the Lock-Up Agreement entered into by Provident, the Company and certain shareholders of the Company on the Closing Date.
“Perfect Shareholder Voting Agreement” means the voting agreement, dated as of March 3, 2022, entered into by the shareholders of the Company, the Company and Provident.
“PFIC” means passive foreign investment company.
“PIPE” or “PIPE Investment” means the sale of 5,000,000 Provident Class A Ordinary Shares to the PIPE Investors at a purchase price of $10.00 per Provident Class A Ordinary Share.
“PIPE Investors” means those certain investors who are party to the Subscription Agreements in connection with the PIPE Investment, including their respective successors and assigns.
“Preferred Shares” means , prior to the Closing, (i) the series A preferred shares of the Company, par value $0.10 per share, (ii) the series A-1 preferred shares of the Company, par value $0.10 per share, (iii) the series B preferred shares of the Company, par value $0.10 per share, (iv) the series C-1 preferred shares of the Company, par value $0.10 per share, and (v) the series C-2 preferred shares of the Company, par value $0.10 per share.
“Pre-Recapitalization Shares” means the Common Shares and Preferred Shares.
“Private Placement Warrants” means the warrants sold by Provident privately to the Sponsor simultaneously with the consummation of the Provident Initial Public Offering (including the underwriters’ partial exercise of their over-allotment option).

“Provident Class A Ordinary Shares” means the Class A ordinary shares of Provident, par value $0.0001 per share.
“Provident Class B Ordinary Shares” means the Class B ordinary shares of Provident, par value $0.0001 per share.
“Provident Initial Public Offering” means the initial public offering of Units of Provident, consummated on January 12, 2021.
“Provident’s Articles” means the amended and restated memorandum and articles of association of Provident adopted on January 5, 2021 and effective on January 7, 2021.
“Public Shareholders” means the holders of the Provident Class A Ordinary Shares issued as part of the units sold in the Provident Initial Public Offering.
“Provident Public Shares” means Provident Class A Ordinary Shares issued as part of the Units sold in the Provident Initial Public Offering.
“Public Warrants” means the warrants included in the Units sold in the Provident Initial Public Offering (including the underwriters’ partial exercise of their over-allotment option), each of which is exercisable for one Provident Class A Ordinary Share, in accordance with its terms.
“Recapitalization” has the meaning given to that term in the Business Combination Agreement.
“Recurring Contract Revenue” means, with respect to a brand customer that enters into a SaaS solutions subscription contract with the Company, the portion of such brand customer’s Contract Revenue that is attributable to recurring services provided by Perfect. For the purpose of determining which fiscal year has Recurring Contract Revenue and calculating monthly Recurring Contract Revenue, the total dollar amount of Contract Revenue attributable to the recurring services is allocated on a pro rata basis to each month during the contract period. Any fiscal year that covers at least one such month is deemed to have Recurring Contract Revenue. The annualized Recurring Contract Revenue is calculated by multiplying the monthly Recurring Contract Revenue by 12.
“Registration Rights Agreement” means the registration rights agreement, dated as of January 7, 2021, entered into by Provident, the Sponsor and the Holders (as defined therein).
“SaaS” means software as a service.
“SDK” means software development kit, a collection of software development tools in one installable package which can facilitate the creation of applications by having a compiler, debugger and sometimes a software framework.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Merger” means the merger of Provident, being the surviving entity of the First Merger, with and into Merger Sub 2, with Merger Sub 2 surviving such as a wholly owned subsidiary of the Company.
“Second Merger Effective Time” means the effective time of the Second Merger.
“Second Merger Surviving Company” means Merger Sub 2, being the surviving entity of the Second Merger.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Securityholders” means the persons listed under “Selling Securityholders” in this prospectus, and their donees, pledgees, transferees, assignees, distributees, successors or other successors-in-interest selling securities received after the date of this prospectus from the Selling Securityholders (as a gift, pledge, partnership distribution or other non-sale related transfer).
“Shareholder Earnout Shares” means an aggregate of 10,000,000 Ordinary Shares issuable to the selected shareholders of the Company within five years of the Closing, upon the occurrence of certain milestones.

“Share Incentive Plan” means the 2021 Stock Compensation Plan adopted by the Company’s Board on December 13, 2021, as amended.
“Shares” means shares in the capital of the Company of any class including a fraction of such shares, whether the Class A Ordinary Shares or the Class B Ordinary Shares or others after the Closing and does not include Pre-Recapitalization Shares.
“SKU” means stock keeping unit, which is a scannable bar code printed on product labels.
“Sponsor” means Provident Acquisition Holdings Ltd., a Cayman Islands exempted company with limited liability.
“Sponsor Earnout Promote Shares” has the meaning given to “Earnout Promote Shares” in the Sponsor Letter Agreement.
“Sponsor Letter Agreement” means the sponsor letter agreement, dated as of March 3, 2022, entered into by the Company, Provident and Sponsor, as amended.
“Subscription Agreements” means the subscription agreements, each dated as of March 3, 2022, entered into by Provident, the Company and the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase an aggregate of 5,000,000 Provident Class A Ordinary Shares one business day before the date of the Closing at a purchase price of $10.00 per share.
“Transactions” means the transactions contemplated by the Business Combination Agreement and the other agreements, instruments and documents expressly contemplated by the Business Combination Agreement.
“Trust Account” means the trust account that holds a portion of the proceeds of the Provident Initial Public Offering and the concurrent sale of the Private Placement Warrants, and any over-allotment option exercised pursuant to Provident Initial Public Offering.
“Unit(s)” means a unit or the units issued in the Provident Initial Public Offering, each consisting of one Provident Class A Ordinary Share and one-half of one redeemable Public Warrant.
“U.S.” means the United States of America.
“U.S. dollar,” “US$,” “USD” and “$” mean the legal currency of the United States.
“U.S. GAAP” means United States generally accepted accounting principles.
“Warrants” means the warrants that entitle the holder thereof to purchase one Class A Ordinary Share pursuant to the terms of the Warrant Agreement as amended by the Assignment, Assumption and Amendment Agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any prospectus supplement includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. These statements are based on the beliefs and assumptions of our management. Although we believe that our respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be preceded by, followed by or include the words “believe”, “estimate”, “expect”, “forecast”, “may”, “will”, “should”, “seek”, “plan”, “scheduled”, “anticipate” or “intend” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
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our ability following the Business Combination to realize the benefits expected from the Business Combination;

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our ability to maintain the listing of its securities on the NYSE following the Business Combination;

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changes adversely affecting the business in which we are engaged;

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management of growth;

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general economic conditions;

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our business strategy and plans;

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the result of future financing efforts;

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our future market position and growth prospects;

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expected operating results, such as revenue growth, and earnings;

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the effects of health epidemics, including the COVID-19 pandemic; and

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the other matters described in the section entitled “Risk Factors.”

Such forward-looking statements with respect to our revenues, earnings, performance, strategies, prospects and other aspects of the businesses following the Business Combination are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, anticipated events and trends, the economy and other future conditions that are subject to risks and uncertainties. These forward-looking statements are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability regarding future performance, events or circumstances. Many of the factors affecting actual performance, events and circumstances are beyond our control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:
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the risk that the Business Combination disrupts our current plans and operations as a result of the consummation of the Business Combination;

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the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and retain its management and key employees;

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costs related to the Business Combination;

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changes in applicable laws or regulations;

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our estimates of expenses and profitability;

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our ability to innovate, develop and provide new products and services or upgrade our existing products and services in a timely and cost-effective manner;

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our ability to retain and expand sales to existing brands or attract new brands;

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our ability to compete effectively or maintain market leadership in the markets in which we currently operate or expand into;

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our ability to meet the challenges presented by our increasingly globalized operations;

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our ability to maintain and enhance our brand awareness;

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our need to retain, attract or maintain high-quality personnel;

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continued and increased consumer engagement with brands in our portfolio and our mobile apps;

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the impact of the ongoing COVID-19 pandemic;

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changes in laws and regulations related to privacy and data protection;

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our ability to enforce, protect and maintain intellectual property rights; and

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the other matters described in the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of assumptions prove incorrect, actual results may vary in material respects from those anticipated in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 pandemic and there may be additional risks considered to be immaterial or which are unknown. It is not possible to predict or identify all such risks.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us, as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date.
All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of additional significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” on page 158.

SUMMARY OF THE PROSPECTUS
This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. You should read the following summary together with the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.
Overview
We are a leading player in the beauty and fashion tech revolution, providing omni-channel integrated solutions that are ultra-personalized, interactive and engaging, from online to in-store via beauty mirrors. We deliver experiences that re-imagine the way shoppers, brands, retailers, and content creators discover, try, and shop for beauty and fashion products. According to Frost & Sullivan, We are the number one beauty tech AR- and AI-player on the market by the number of brand groups served, serving 85% (17 out of 20) of top 20 global beauty groups based on reported revenue for the calendar year 2021. Our platform transforms how brands and consumers interact and create opportunities to connect that were not possible before. With our cutting-edge, hyper- realistic virtual try-on solutions, we are transforming the traditional online and in-store shopping journey by creating instant, seamless and engaging omni-channel shopping experiences.
Recent Developments
COVID-19 Update
The COVID-19 pandemic has severely affected businesses around the world. In order to curb the spread of COVID-19, many countries have imposed restrictions on travel and enforced store closures, encouraging people to stay at home and avoid gathering in public places. These ongoing measures affected our offline business as shopping malls are closed and demand for our offline products such as the in-store kiosks decreased significantly.
The COVID-19 pandemic has shifted many beauty retailers’ focus on consumer interaction from primarily offline to online, with consumers unable to interact with product or beauty consultants in the same way as in the past. We were able to capture this shift, as our customers actively expanded their online service offerings. The acceleration in digital channel adoption has led to strong growth for our online services demand and we expect this to be our main growth driver going forward.
Starting from the fourth quarter of 2021, a few new variants of COVID-19 have emerged in various countries, and differing levels of travel and gathering restrictions have been reinstated. The extent to which the COVID-19 pandemic may continue to affect our operations and financial performance will depend on future developments, which are highly uncertain and cannot be predicted. See “Risk Factors” for more information.
Completion of Business Combination
On October 28, 2022, we consummated the previously announced Business Combination with Provident. Pursuant to the Business Combination Agreement, on the Closing Date, (i) Merger Sub 1 merged with and into Provident, with Provident surviving the First Merger as a wholly owned subsidiary of the Company, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Merger Surviving Company merged with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of the Company.
In connection with the closing of the Business Combination, on October 27, 2022, (i) the PIPE Investors completed the subscription of 5,000,000 Provident Class A Ordinary Shares at $10.00 per share for an aggregate subscription price of $50,000,000 pursuant to the Subscription Agreements, and (ii) the FPA Investors completed the subscription of (a) 5,500,000 Provident Class A Ordinary Shares and (b) 2,750,000

Forward Purchase Warrants in consideration for an aggregate purchase price of $55,000,000 pursuant to the Forward Purchase Agreements.
On the Closing Date, immediately prior to the First Merger Effective Time, we effected a share combination such that each Pre-Recapitalization Share immediately prior to the First Merger Effective Time was consolidated into a number of shares based on a combination factor provided under the Business Combination Agreement, and upon such share combination, each resulting share was repurchased and cancelled in exchange for the issuance of one Class A Ordinary Share (where the holder thereof was not a Founder Party) or one Class B Ordinary Share (where the holder thereof was a Founder Party).
In connection with the closing of the Business Combination, on the Closing Date, (i) immediately prior to the First Merger Effective Time, Provident Class B Ordinary Shares outstanding immediately prior to the First Merger Effective Time were automatically converted into a number of Provident Class A Ordinary Shares in accordance with the conversion ratio provided under Provident’s Articles, and, after giving effect to such automatic conversion, (ii) at the First Merger Effective Time and as a result of the First Merger, (a) each issued and outstanding Provident Class A Ordinary Share (other than any Provident Dissenting Shares (as defined below)), including the Provident Class A Ordinary Shares issued to the PIPE Investors pursuant to the Subscription Agreements and to the FPA Investors pursuant to the Forward Purchase Agreements, was cancelled in exchange for the right to receive one Class A Ordinary Share, (b) each issued and outstanding Provident Class A Ordinary Share that was held by any person who had validly exercised and not effectively withdrawn or lost their right to dissent from the First Merger in accordance with Section 238 of the Companies Act (“Provident Dissenting Share”), if any, was cancelled and carry no right other than the right to receive the payment of the fair value of such Provident Dissenting Share determined in accordance with Section 238 of the Companies Act and (c) each issued and outstanding Provident warrant, including the warrants sold by Provident privately to the Sponsor simultaneously with the consummation of Provident Initial Public Offering, and 2,750,000 warrants to purchase Provident Class A Ordinary Shares issued to the FPA Investors pursuant to the Forward Purchase Agreements (together, the “Provident Warrants”), was converted into one Warrant.
As a result, the Company issued (i) 17,263,797 Class A Ordinary Shares to former holders of Provident Class A Ordinary Shares and Provident Class B Ordinary Shares, including (a) 1,348,797 Class A Ordinary Shares to Public Shareholders who did not exercise their rights to redeem any Provident Class A Ordinary Shares before the Closing, (b) 5,415,000 Class A Ordinary Shares to Ward Ferry, the Sponsor, and three directors and two advisors of Provident and (c) 10,500,000 Class A Ordinary Shares to PIPE Investors and FPA Investors; and (ii) 20,850,000 Warrants to holders of Public Warrants, Private Placement Warrants and Forward Purchase Warrants.
On October 31, 2022, our Class A Ordinary Shares and Warrants are expected to commence trading on the NYSE, under the symbols “PERF” and “PERF WS,” respectively.
Emerging Growth Company
As defined in Section 102(b)(1) of the JOBS Act, we are an emerging growth company. As such, we will be eligible for and intend to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.
The Company will remain an emerging growth company under the JOBS Act until the earliest of: (1) the last day of the fiscal year (a) following the fifth anniversary of the date on which Class A Ordinary Shares were offered in connection with the Transactions, (b) in which it has total annual gross revenues of at least $1.235 billion, or (c) in which it is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its ordinary shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; or (2) the date on which it has issued more than $1 billion in non-convertible debt during the prior three-year period.

Foreign Private Issuer Status
We are an exempted company limited by shares incorporated in 2015 under the laws of the Cayman Islands. We are a foreign private issuer within the meaning of the rules under the Exchange Act. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination will be made with respect to us on June 30, 2023. Even after we no longer qualifies as an emerging growth company, for so long as we qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies.
Our Corporate Information
We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. The mailing address of our principal executive office is 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan, and our telephone number is +886-2-8667-1265. Our website address is www.perfectcorp.com. The information on our website is not a part of this prospectus.
The SEC maintains a website at www.sec.gov which contains in electronic form each of the reports and other information that we have filed electronically with the SEC.
Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, New York 10168.
Our Organizational Structure
As of the date of this prospectus, we own 100% equity interest in the following companies directly: (1) Perfect Corp. (Shanghai), a company incorporated in the PRC; (2) Perfect Corp., a company incorporated in Japan; (3) Perfect Mobile Corp., a company incorporated in Taiwan (“Perfect Mobile Taiwan”); (4) Perfect Mobile Corp., a company incorporated in the British Virgin Islands; (5) Perfect Corp., a company incorporated in the State of California, the United States; (6) Beauty Corp., a company incorporated in the Cayman Islands; and (7) Fashion Corp., a company incorporated in the Cayman Islands. Perfect Mobile Taiwan owned 100% equity interest in Perfect Corp., a company incorporated in France.
Summary of Risk Factors
An investment in our Class A Ordinary Shares and Warrants involves significant risks. Below is a summary of certain material risks we face, organized under relevant headings. These risks are discussed more fully under “Risk Factors.” You should carefully consider such risks before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially and adversely affected by any of these risks.
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If the development of the AR- and AI-beauty technologies and fashion tech markets stop or slow down, our business will be materially and adversely affected;

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If we fail to retain and expand sales to existing brands or attract new brands, or if consumers decrease their level of engagement with such brands or our mobile apps, our business and operating results may be materially and adversely affected;

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Our success is dependent on the continued popularity and perceived precision of our technology solutions;

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We might not be successful if we are not able to innovate, develop and provide new products and services or upgrade our existing products and services in a timely and cost-effective manner to address rapidly evolving consumer preferences, industry trends and technological changes;

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Given that a small number of business partners contribute to a significant portion of our revenues, our business and results of operations could be materially and adversely affected if we were to lose a significant business partner or a significant portion of our business;

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We rely primarily on certain app stores and similar digital platforms, such as the Apple App Store and Google Play, for downloads of YouCam and our other apps, as well as for payment processing, and any interruption or deterioration in our relationship with such entities may negatively impact our business;

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We may fail to compete effectively or maintain market leadership in the markets in which we currently operate or expand into;

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If we fail to meet the challenges presented by our increasingly globalized operations, our business may be materially and adversely affected;

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Our selective investments in new products and services and enhancement to our existing products and services which may not be successful and may not achieve expected returns;

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If we are not able to maintain and enhance our brand awareness, our business and operating results may be materially and adversely affected;

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User misconduct and misuse of our mobile apps or any non-compliance of third parties that we conduct business with may adversely impact our brand image and reputation, and we may be held liable for information or content displayed on, retrieved from or linked to our products and services, which may materially and adversely affect our business and operating results;

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Security breaches, improper access to or disclosure of our data or consumer data, other hacking and phishing attacks on our systems, or other cyberattacks may make our products and solutions to be perceived as not being secure, which could harm our reputation and adversely affect our business.

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Our business and operating results may be harmed by any significant service disruptions. If our products and services are subject to attacks or misuse that disrupt or deny the ability of consumers to access our products and services, and we fail to develop enhancements to resolve any defect or other problems or adapt our existing technology and infrastructure, our consumers and partners may curtail or stop using our products and services, which could significantly harm our business.

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We may from time to time become a party to litigation, other legal or administrative disputes and proceedings that may materially and adversely affect us;

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Our dual-class structure may render Class A Ordinary Shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of Class A Ordinary Shares.

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We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

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Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us;

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Changes and developments in the political and economic policies of the PRC government may materially and adversely affect our business, financial conditions and operating results; and

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The other matters described in the section entitled “Risk Factors” beginning on page 17.

THE OFFERING
The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of the ordinary shares of the Company. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” of this prospectus.
Issuer
Perfect Corp.
Issuance of Class A Ordinar Shares
Class A Ordinary Shares offered
by us
2,750,000 Class A Ordinary Shares issuable upon the exercise of 2,750,000 Perfect Forward Purchase Warrants
Class A Ordinary Shares outstanding prior to exercise of all Warrants
101,475,077 Class A Ordinary Shares (as of October 28, 2022)
Class A Ordinary Shares outstanding assuming exercise of all Warrants
104,225,077 Class A Ordinary Shares, based on total shares outstanding as of October 28, 2022
Exercise Price of Warrants
Each Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment, terms and limitations as described in the Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement.
Use of Proceeds
We will receive up to an aggregate of $31,625,000 from the exercise of Perfect Forward Purchase Warrants, assuming the exercise in full of all of Perfect Forward Purchase Warrants for cash. We expect to use the net proceeds from the exercise of these Warrants for general corporate purposes. See “Use of Proceeds.”
Resale of Ordinary Shares and Warrants
The Class A Ordinary Shares that may be offered and sold from time to time by the Selling Securityholders
Up to 48,200,406 Class A Ordinary Shares, consisting of (a) up to 25,235,406 Class A Ordinary Shares issued to certain shareholders of the Company concurrently with the Closing; (b) up to 2,700,000 Class A Ordinary Shares issued to PIPE Investors substantially concurrently with the Closing; (c) up to 5,500,000 Class A Ordinary Shares issued to FPA Investors substantially concurrently with the Closing; (d) up to 5,415,000 Class A Ordinary Shares issued to Ward Ferry, Sponsor, and certain directors and advisors of Provident concurrently with the Closing issued upon conversion of 5,750,000 Provident Class B Ordinary Shares previously held by such holders; (e) up to 2,750,000 Class A Ordinary Shares issuable upon exercises of Perfect Forward Purchase Warrants; and (f) up to 6,600,000 Class A Ordinary Shares issuable upon exercises of Perfect Private Placement Warrants.
Warrants that may be offered and sold from time to time by the Selling Securityholders
Up to 9,350,000 Warrants, consisting of (a) up to 2,750,000 Perfect Forward Purchase Warrants and (b) up to 6,600,000 Perfect Private Placement Warrants.

Terms of Warrants
Each Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment, terms and limitations as described in the Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement.
Redemption
The Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Terms of the Offering
The Selling Securityholders will determine when and how they will dispose of the securities being registered for resale by the Selling Securityholders registered under this prospectus. The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See the section titled “Plan of Distribution”.
Use of proceeds
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders.
Market for Class A Ordinary Shares and Warrants
Class A Ordinary Shares and Warrants are expected to be traded on the NYSE under the symbol “PERF” and “PERF WS”, respectively.
Risk factors
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.
Except where otherwise stated, the number of Ordinary Shares that will be outstanding immediately before this offering excludes:
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20,850,000 Class A Ordinary Shares underlying the Warrants that are outstanding;

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5,311,310 Ordinary Shares issuable under Share Incentive Plan;

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10,000,000 Shareholder Earnout Shares; and

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1,175,624 Sponsor Earnout Promote Shares.

RISK FACTORS
You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.
Risks Related to Our Business and Industry
We operate in relatively new and rapidly evolving markets. If the development of the markets stops or slows down, our business will be materially and adversely affected.
The AR- and AI-beauty technologies and fashion tech markets are relatively new and rapidly evolving, which subjects our business to uncertainties and challenges relating to the growth and profitability of these markets as a whole. Our global addressable market is mainly driven by the growth in the beauty market and the expected marketing and AR- and AI-spending by beauty brands, which depend on a number of factors, including overall consumer awareness about beauty products and services, brands’ deployment of digital marketing to create meaningful customer interaction and engagement, brands’ investment in omni- channels to build relationships with their customers, budgetary constraints of brands, regulatory changes and changes in broader economic conditions. If beauty brands do not recognize our value proposition, a viable market may not develop further, or develop more slowly than we expect, our business and operating results will be materially and adversely affected.
We have also benefited from the rapid growth of the demand and usage of photo-editing software among professionals as well as amateur photographers in the past few years. The popularity of photo-editing software has been fueled by the rise of the selfie culture, the popularity of social media and the increasing user adoption of smartphones and availability of high-definition cameras in smartphones. The increased demand of photo-editing software to create the “perfect” selfies prompts the software providers to enhance their offerings by integrating advanced features such as AR effects, AI editing and layer editing. If the demand for photo-editing software slows, if we fail to accurately predict customer demand and preferences for our mobile apps, or if we fail to timely adjust to meet shifting trends in popular culture and technology, our business and operating results will be materially and adversely affected.
We have a new business model and a short operating history in developing and rapidly evolving markets for our products and services, which makes it difficult to evaluate our future prospects.
We launched our AR Makeup solution in 2015 and have offered other solutions and products over the recent years. We are still in the process of expanding into the fashion tech market. Our limited operating history makes it difficult to effectively assess our future prospects or forecast our future results. In particular, we expect to encounter inherent risks and challenges in the developing and rapidly evolving beauty technologies and fashion tech markets, which include our ability to, among other things:
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grow our brand portfolio and enhance level of consumer engagement with brands;

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develop or implement additional strategic initiatives to further increase monetization of our products and services;

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successfully expand our business operations and enhance the value of our brand globally;

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develop and launch diversified and distinguishable products and premium features to effectively address the needs of brands;

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maintain and strengthen our competitive edge on our key technologies, including our AgileFace® face-rendering technology, true-to-life AR technology, AI technology and machine-learning capabilities and big-data analytics;

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maintain a reliable, secure, high-performance and scalable technology infrastructure that can efficiently handle increased usage;

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develop and maintain relationships with brands, digital distribution platforms and other third parties;

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successfully compete with other companies that are currently in, or may in the future enter, the markets that we operate in, or duplicate the features of our products;

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maintain our innovative company culture and continue to attract, retain and motivate talented employees; and

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defend ourselves against litigation, regulatory interference, claims concerning intellectual property or privacy or other aspects of our business.

Failure to adequately address any of the risks and challenges associated with these dynamic and evolving markets may adversely affect our business, financial conditions and results of operations.
If we fail to retain and expand sales to existing brands or attract new brands, or if consumers decrease their level of engagement with such brands or our mobile apps, our business and operating results may be materially and adversely affected.
Our brand portfolio and the level of consumer engagement with brands and our mobile apps are critical to our success. We had a total of approximately 472 brands in our brand portfolio as of June 30, 2022, providing services to approximately 85% of the top 20 beauty groups that have adopted AR- and AI-technologies. As the beauty technologies market matures, and product and service offerings evolve, our competitors may introduce differentiated products and services with lower cost. If our pricing is not competitive or we cannot attract new brands or maintain and expand the existing relationships with brands, our business and operating results may be harmed. Our ability to increase our revenue also depends on our ability to expand the sales of our products and services to, and renew subscriptions with, existing brands.
The existing brands in our portfolio must increase their use of our products and services by purchasing new products as well as enhanced products and services and renew their subscriptions. We cannot guarantee that our efforts to expand sales to our existing brands in our portfolio will be successful or that such brands will renew their subscriptions with us for a similar or greater contract period or on the same or more favorable terms.
Our business performance has been and will continue to be significantly dependent on our ability to increase the level of consumer engagement with both brands and our mobile apps. If brands and users of our mobile apps do not perceive our products and services to be useful, reliable or trustworthy, we may not be able to attract or retain consumers or otherwise maintain or increase the frequency, duration or level of their engagement. A number of factors could negatively affect the growth of brand portfolio and level of consumer engagement, including that:
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we may be not be able to continue to offer products and services that meet evolving consumer preferences and demands;

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our competitors may launch or develop products and services similar to ours or with better consumer experience, and consumers may increasingly engage with such competing products or services and less with our products and services;

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we may not be able to timely develop and introduce new or enhanced products and services that respond to market trends or advances, or the new or enhanced products and services that we introduce may not reach wide market acceptance or popularity;

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we may fail to provide adequate customer service to brands and consumers or maintain existing relationships with brands;

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we may fail to address consumer concerns related to privacy and information-sharing, safety or security;

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we may encounter technical or other problems that prevent us from delivering our products and services in a rapid and reliable manner or otherwise negatively affect the consumer experience; or

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we may fail to maintain our brand image or our reputation may be damaged.

There is no guarantee that we will not experience decline in level of consumer engagement. A decrease in customer growth or consumer engagement may render our platform less attractive to brands and consumers, which may have a material and adverse impact on our business, financial condition, reputation and results of operations.
Our success is dependent on the continued popularity and perceived precision of our technology solutions.
Our success depends on our ability to continuously offer quality products that are attractive to brands and users of our mobile apps and our ability to effectively respond to changes in overall consumer demographics, tastes and preferences. Consumer preferences may shift over time in response to changes in demographic and social trends, technological developments, economic circumstances and the marketing efforts of our competitors. We intend to continue to implement our data and machine-learning strategy to enhance our platform and provide a wider range of products and services with higher precision and even higher true-to-life accuracy, as well as further personalization and individualized recommendations for our consumers. However, there can be no assurance that our existing products will continue to be favored by brands and users of our mobile apps or that we will be able to anticipate or respond to changes in consumer preferences, technological changes and industry trends in a timely manner.
In addition, as we expand into new countries and regions, we may not be able to launch products that appeal to local consumers due to insufficient understanding of local cultures and lifestyles. Our failure to anticipate, identify or react to these particular preferences could adversely affect our sales performance and our results of operations.
We may not be successful if we are not able to innovate, develop and provide new products and services or upgrade our existing products and services in a timely and cost-effective manner to address rapidly evolving consumer preferences, industry trends and technological changes, and any new products and services we develop and provide, may expose us to new risks and may not achieve expected returns.
We compete in markets characterized by rapidly changing products and services, evolving consumer preferences, technological advances and continual improvements in product performance characteristics and features. As a result, our success depends on our ability to anticipate and to innovate, develop and provide new products and services or upgrade our existing products and services in a timely and cost-effective manner to address evolving consumer preferences and demands, including in areas where we have little or no prior development or operating experience.
We have a team of 127 technology personnel, comprising R&D and QA staff, dedicated to the constant improvement on our platform, development of new features and creation of new apps. We provide comprehensive omni-channel solutions to brands and retailers across multiple industries, including makeup, skincare, accessories and eyewear. In 2021, we launched for brand customers live AR virtual try-ons for nails and men’s grooming products including beard dye virtual try-ons, beard-removal simulation and beard- style simulation. However, we cannot guarantee that we will succeed in developing products and services that eventually become widely accepted, or that we will be able to timely release products and services that are commercially viable. Our inability to do so would have an adverse impact on our business, financial condition and results of operations.
Our recent rapid growth may not be indicative of our future growth. Even if we continue to grow, we may not be able to successfully execute our growth strategies.
We have achieved significant scale and growth since our inception in 2015. Our total revenue grew from $22.9 million in 2019 to $40.8 million in 2021, at a CAGR of 33.3%, and from $17.3 million for the six months ended June 30, 2021 to $23.4 million for the six months ended June 30, 2022, at a growth rate of 35.2%.
The number of brands in our brand portfolio increased from 239 as of December 31, 2019 to 444 as of December 31, 2021 at a CAGR of 36.3%, and further increased to 472 as of June 30, 2022. We expect that our revenue growth rate will decline as our revenue increases to higher levels in the future. In particular, we believe that the growth of our revenue depends on a number of factors, in particular our ability to:

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deepen our penetration into the top 20 beauty groups;

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expand our reach among the indie beauty brands;

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expand our product portfolio coverage to new industries, such as fashion and clothing;

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enhance data and machine learning technologies to advance our platform; and

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pursue strategic alliances, investments and acquisition opportunities across categories and geographies.

Given our limited operating history and the rapidly evolving nature of AR- and AI-beauty technologies and fashion tech markets, we may not be able to accomplish any of our objectives. In addition, our historical rapid growth has placed and may continue to place significant demands on our management and our operational and financial resources. Our employee headcount and the scope and complexity of our business have increased significantly, with the number of full-time employees increasing from 217 as of December 31, 2019 to 295 as of June 30, 2022. We expect headcount growth to continue for the foreseeable future. As the number of brands, users of our mobile apps and transactions and the amount of data that our infrastructure supports continue to grow, we will need to improve our operational, financial and management controls as well as our reporting systems and procedures. The growth and expansion of our business and products create significant challenges for our management and constrain operational and financial resources. We will require capital expenditures and allocation of valuable management resources to grow and change in these areas and implement more complex organizational management structures. In addition, we may also find it increasingly difficult to maintain the benefits of our corporate culture, including our ability to quickly develop and launch new and innovative products and execute our growth strategies. If we fail to adequately address any of the challenges and manage our growth effectively, our overall business performance and our business may be seriously harmed.
Any businesses we will invest in or acquire may not perform as expected or be successfully integrated.
Although we focused on organic growth in the past, as part of our business strategy, we expect to invest in or acquire companies, form joint ventures, and acquire complementary assets or technologies. Competition within our industry for investments in and acquisitions of businesses, technologies, and assets is intense.
Even if we are able to identify a target for investment or acquisition, we may not be able to complete the transaction on commercially reasonable terms, we may not be able to receive approval under anti-monopoly and competition laws, or the target may choose to enter into a transaction with another party, which could be our competitor.
In addition, businesses we will invest in or acquire may not perform as well as we expect. Failure to manage and successfully integrate acquired businesses and technologies, including managing any privacy or data security risks associated with such acquisitions, may harm our operating results and expansion prospects. The process of integrating an acquired company, business, or technology or acquired personnel into our Company, as well as the performance of an acquired company, business, or technology or acquired personnel, are subject to various risks and challenges, including:
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diverting management time and focus from operating our business;

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disrupting our ongoing business operations;

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customer acceptance of the acquired company’s offerings;

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implementing or remediating the controls, procedures, and policies of the acquired company;

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integrating the acquired business onto our systems and ensuring the acquired business meets our financial reporting requirements and timelines;

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retaining and integrating acquired employees, including aligning incentives between acquired employees and existing employees, as well as managing costs associated with eliminating redundancies or transferring employees on acceptable terms with minimal business disruption;

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maintaining important business relationships and contracts of the acquired business;

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liability for pre-acquisition activities of the acquired company;

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litigation or other claims or liabilities arising in connection with the acquired company;

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impairment charges associated with goodwill, investments, and other acquired intangible assets; and

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other unforeseen operating difficulties and expenditures.

We cannot predict whether any strategic investment or acquisition will be accretive to the value of our ordinary shares. It is also possible that any of our future strategic transactions could be viewed negatively by the press, investors, customers or regulators, or subject to regulatory inquiries or proceedings, which may adversely affect our reputation, business, financial condition and prospects.
We may fail to compete effectively or maintain market leadership in the markets in which we currently operate or expand into.
The AR- and AI-beauty technologies and fashion tech markets are rapidly evolving. Our current primary competition comes from companies that offer products and services that compete with some but not all of the functionality present on our platform, and there may be an increasing number of similar solutions offered by additional competitors in the future. Our current and potential competitors may also develop and market new technologies and products that render our existing or future products less competitive, unmarketable or obsolete. For example, the mobile device manufacturers may enhance the built-in camera apps in their smartphones with AR- and AI-technologies providing similar functionality of our mobile apps, which may render our YouCam apps redundant. Similarly, brands may develop their own AR- and AI-beauty technology solutions in-house. If an increasing number of products with similar or even superior functionality to our products are introduced to the market, we may need to decrease the prices for our products and services in order to remain competitive and, as a result, our margins will be reduced and our operating results will be negatively affected. The introduction of new technologies and the influx of new entrants into the markets may intensify competition in the future, which could harm our business and our ability to increase revenues, increase or maintain brand portfolio and consumer base and maintain our prices.
Our current operations are international in scope, and we plan to further expand globally. If we fail to meet the challenges presented by our increasingly globalized operations, our business may be materially and adversely affected.
Our business operations are international in scope, with approximately 50% of our revenue coming from United States in North America, 11% coming from Japan in Asia, and 8% coming from France in Europe in 2021. We intend to continue to expand our operations internationally, and develop strategies to address new international markets. However, global expansion has required and will continue to require considerable management attention as well as financial and other resources. We expect to face particular challenges in global expansion and operations including:
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increased costs associated with developing solutions and products and providing support in different languages;

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increased costs in marketing and advertising to promote our products effectively in different markets;

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localizing our products, services, content and features to ensure that they are culturally attuned to the different markets;

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increased competition from competitors that have strong positions in particular markets;

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increased costs associated with recruiting and retaining talented and capable employees in foreign countries and maintaining our Company culture across all of our offices;

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greater difficulty in receiving payments from different geographies, including difficulties associated with exchange rate fluctuations, transfer of funds, longer cycles for payment and collecting accounts receivable, especially in emerging markets;

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compliance with applicable foreign laws and regulations, including laws and regulations with respect to economic sanctions and export controls, anti-corruption, anti-bribery and anti-kickback, data privacy, cybersecurity and consumer protection that may conflict with local customs and practices in some jurisdictions in which we operate, and the risk of penalties if our practices are deemed not to be in compliance;
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more stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information, particularly in Europe and other jurisdictions;

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limited or insufficient intellectual property protection or difficulties enforcing our rights to intellectual property;

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political, social and economic instability in some countries;

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exposure to different tax jurisdictions and potential adverse tax consequences; and

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related stay-at-home, business closure, and other restrictive orders and travel restrictions associated with the COVID-19 pandemic.

If we are unable to successfully manage the complexity of our global operations and deal with the related challenges and risks, our business, financial condition and results of operations could be adversely affected.
Our sales cycle for brands and retailers can be long and unpredictable, and our sales efforts require considerable time and expenses.
Due to the length and unpredictability of the sales cycle for brands and retailers, it is difficult to predict the timing of our sales and related revenue recognition. The typical length of our sales cycle for brands and retailers, from initial evaluation to payment, is between two and eight months but can vary substantially from brand to brand. Given that these brands and retailers often view implementation of our solutions as a strategic decision and significant investment, they often require considerable time to evaluate, test and qualify our product offerings prior to entering into or expanding a subscription. During the sales cycle, we often need to spend significant time and resources to better educate and familiarize the potential brands and retailers with the value proposition of our products and services as well as on sales and marketing and contract negotiation activities. Such lengthy sales cycle for the evaluation and implementation of our solutions, in particular for highly customized applications, may cause a delay between increasing operating expenses for such sales efforts and generation of corresponding revenue upon successful sales. Additional factors that may influence the length and variability of our sales cycle to brands and retailers include:
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effectiveness of our sales force, in particular new sales people as we increase the size of our sales force;

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obstacles placed by their procurement process;

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their integration complexity;

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their familiarity with the AI and AR technologies; and

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economic conditions and other factors impacting their budgets.

Given these factors, it is difficult to predict whether and when a sale will be completed, and when revenue from a sale will be recognized and reflected in our results of operations.
We make selective investments in new products and services and enhancement to our existing products and services which may not be successful and may not achieve expected returns.
Our ability to engage, retain and increase our partnerships with brands and to increase our revenue will depend heavily on our ability to continue to evolve our existing products and services to create new innovative products and services, both independently and together with third parties. We may introduce significant changes to our existing products and services or develop and introduce new and unproven products and services, including technologies with which we have little or no prior development or operating experience. For example, we are currently developing fashion technology products related to eyewear, nail design, watches, accessories and jewelry, and we also plan to further expand to areas beyond fashion, including providing solutions for dental and orthodontics services, plastic surgery and video conferencing. We do not have significant experience in these industries and areas, which may adversely affect our ability to successfully develop and market these products and technologies. We may incur substantial costs, and may not be successful in generating profits, in connection with these efforts. In addition, the introduction of new products and services, or changes to existing products and services, may result in new or enhanced governmental or regulatory scrutiny, litigation or other complications that could adversely affect our reputation, business and operating results.
We also aim to continuously create new premium features and content, and innovate and improve on our existing products. Although we believe that these efforts are likely to benefit the aggregate consumer experience and improve our financial performance over the long term, we may experience disruptions or declines in our MAUs or user activity if new features cause technical issues that diminish the performance or attractiveness of our mobile apps. Product innovation is inherently volatile and uncertain, and if our new or enhanced products fail to engage our users, advertisers or partners, or if we fail to give our users meaningful reasons to return to our mobile apps, we may fail to attract or retain users or to generate sufficient revenue, operating margin or other value to justify our investments, any of which may seriously harm our business in the short term, long term or both.
Given that a small number of business partners contribute to a significant portion of our revenues, our business and results of operations could be materially and adversely affected if we were to lose a significant business partner or a significant portion of its business.
Currently, a limited number of business partners contribute a significant portion of our revenues. Our business partners primarily comprise top global beauty brands. In 2019, 2020, 2021 and the six months ended June 30, 2022, our five largest business partners in aggregate contributed approximately 49%, 40%, 32% and 25% of our revenues, respectively. We expect that a limited number of our business partners will continue to contribute a significant portion of our revenues in the near future. If we lose any of these business partners, or if revenues generated from a significant business partner are substantially reduced due to, for example, increased competition, in-house development, a material change in the business partner’s operations, breach of contract or policy, any deterioration in our relationship with business partners, our business, financial condition and results of operations may be materially and adversely affected.
We rely primarily on certain app stores and similar digital platforms, such as the Apple App Store and Google Play, for downloads of YouCam and our other apps, as well as for payment processing, and any interruption or deterioration in our relationship with such entities may negatively impact our business.
We currently rely on third-party digital distribution platforms, primarily Apple App Store and Google Play, as the channels for downloads of our mobile apps including YouCam, as well as the processing of payments for our products and services. We expect to continue to rely on Apple App Store and Google Play for downloads of our mobile apps, as well as most of the payment processing for our products and services. Accordingly, we believe that maintaining successful partnerships with Apple and Google is critical to our success.
The operating policies of Apple or Google will affect the accessibility of our products and services.
The promotion, distribution and operation of our mobile apps are subject to distribution platforms’ standard terms and policies for apps developers, which are subject to the interpretation of, and frequent changes by, these distribution platforms. If Apple App Store, Google Play or any of the major distribution platforms change their respective standard terms and conditions, application review policy or application enforcement guidelines in a manner that is detrimental to us, suspend our access to the platforms or terminate their existing relationship with us, our business, financial condition and results of operations may be materially and adversely affected. For example, Apple App Store and/or Google Play may adjust the categories of application on their distribution platforms and remove the type(s) of our mobile apps, which would significantly limit or even cut off the distribution of our mobile apps. In addition, our pricing strategy is affected by changes in the payment processing fees charged by Apple or Google. If we are unable to pass along any increases in the payment processing fees charged by Apple or Google to our users on a timely basis, or if the paying user engagement decreases due to a price increase, our net revenue or profit margin may be negatively affected. If we fail to maintain good relationships with Apple or Google, it may adversely impact our ability to continue to offer our products and services or effect payment processing, which in turn could have a material adverse impact on our business.
We depend on the continuing efforts of our founders, senior management team and key personnel, and our business operations may be negatively affected if we lose their services.
We currently depend on the continued services and performance of our founders and other key personnel, including Alice H. Chang, our founder and CEO. Our future success will depend on the continued service of our key personnel who possess significant expertise and knowledge of our industry. In addition, many of our key technologies and products are custom-made for our business by our personnel. The loss of key personnel, including members of management, as well as key engineering, product development, marketing and sales personnel, could disrupt our operations and have an adverse effect on our reputation and business. As we grow, we cannot guarantee that we will continue to attract and retain the personnel needed to maintain our competitive position. In particular, we intend to continue to hire a significant number of technical personnel in the foreseeable future, and we expect to continue to face significant challenges in hiring such personnel. Moreover, if our reputation were to be harmed, whether as a result of media, legislative or regulatory scrutiny or otherwise, it could make it more difficult to attract and retain personnel that are critical to the success of our business.
As we continue to grow and mature our business, or if our stock price declines, the incentives to attract, retain and motivate employees provided by our equity awards or by future arrangements may not be as effective as in the past. Additionally, if we issue significant equity to attract additional employees or to retain our existing employees, we would incur substantial additional share-based compensation expense, and the ownership of our existing shareholders would be further diluted. As a result, it may be difficult for us to continue to retain and motivate certain employees, and this wealth could affect their decision about whether they continue to work for us. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our reputation and business could be seriously harmed.
If we are not able to maintain and enhance our brand awareness, our business and operating results may be materially and adversely affected.
We believe that our business brands, including the brands of our mobile apps such as YouCam, have significantly contributed to the success of our business. We also believe that maintaining and enhancing our business brands is critical to expanding our base of users, advertisers and brand partners. Many of new users of our mobile apps are referred by existing users. Maintaining and enhancing our business brands will depend largely on our ability to continue to provide useful, reliable, trustworthy and innovative products and technologies, which may not always be successful or timely. We may introduce new products or terms of service or policies that users do not like, which may negatively affect our business brands. Additionally, the actions of our developers or advertisers may affect our business brands if consumers do not have a positive experience interacting with third parties, including advertisers and platform distributors, through our products and services. We will also continue to experience media, legislative or regulatory scrutiny of our actions or decisions regarding consumer privacy, data use, encryption, content, advertising, competition, security and other issues. Our business brands may also be negatively affected by attacks from our competitors, by negative publicity about the actions of consumers that are deemed to be hostile, illegal or inappropriate to other consumers, by third-party content providers acting inappropriately, by any regulatory developments designed to address such risks, or due to legal proceedings or investigations. Maintaining and enhancing our business brands may require us to make substantial investments, which may not be successful. If we fail to successfully promote and maintain our brand awareness or if we incur excessive expenses in this effort, our business, financial condition and results of operations may be adversely affected.
User misconduct and misuse of our mobile apps or any non-compliance of third parties that we conduct business with may adversely impact our brand image and reputation, and we may be held liable for information or content displayed on, retrieved from or linked to our products and services, which may materially and adversely affect our business and operating results.
We may face claims relating to information that is published or made available on our products. Our mobile apps, in particular YouCam Makeup and YouCam Perfect, have the attributes of social media and may be misused by individuals or groups of individuals to engage in inappropriate or illegal activities. We have implemented control procedures, and have an internal team that monitors the content uploaded by users.
While these procedures aim to detect and block illegal, fraudulent, violent, pornographic or other inappropriate content or activities conducted through the misuse of our mobile apps, particularly those that violate applicable laws and regulations, they may not be able to block all such content uploads or activities in real time due to the time lag between content upload and the inspection by our internal team. In addition, as we are developing our live streaming services on our mobile apps, it may become more difficult for our internal team to timely detect and block illegal or inappropriate content or activities in the future.
We may not be well protected from liability for third-party actions in all the jurisdictions in which we operate, as local laws vary, and some of them can be unclear or evolving. For example, in the United States, there have been various congressional and executive branch efforts to remove or restrict the scope of the protections available to online platforms under Section 230 of the Communications Decency Act, and our current protections from liability for third-party content in the United States could decrease or change. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages or license costs. We could also face fines or orders restricting or blocking our services in particular geographies as a result of content hosted on our services. For example, in June 2020, the Home Ministry in India included our mobile app, YouCam Makeup, on a list of banned applications in the country, which remains in effect, as of the date of this prospectus. If any of these events occurs, we may incur significant costs or be required to make significant changes to our products, business practices or operations and our reputation, business and operating results could be seriously harmed.
Certain of our metrics and other estimates are subject to inherent uncertainties in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.
We regularly review metrics, including our MAUs, to evaluate growth trends, measure our performance, and make strategic decisions. These metrics are calculated using internal company data gathered on an analytics platform that we develop and operate and have not been validated by an independent third party. While we believe these metrics are reasonable estimates of our consumer base for the applicable period of measurement, there are inherent challenges in measuring how our products are used across large populations globally. For example, there may be individuals who have multiple accounts. Our consumer metrics are also affected by technology on certain mobile devices that automatically runs in the background of our mobile apps when another phone function is used, and this activity can cause our system to miscount the consumer metrics associated with such account.
Some of our demographic data may be incomplete or inaccurate. If our consumers provide us with incorrect or incomplete information regarding their age or other attributes, then our estimates may prove inaccurate and fail to meet investor or advertiser expectations.
Errors or inaccuracies in our metrics or data could also result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of active users were to occur, we may expend resources to implement unnecessary business measures or fail to take required actions to attract a sufficient number of users to satisfy our growth strategies. We believe that we do not capture all data regarding our active users, which may result in understated metrics. This generally occurs due to technical issues. For example, our systems do not record data from a user’s application or when a user opens our mobile apps and contacts our servers but is not recorded as an active user. We continually seek to address these technical issues and improve our accuracy, but given the complexity of the systems involved and the rapidly changing nature of mobile devices and systems, we expect these issues to continue. If advertisers, partners or investors do not perceive our consumer, geographic, or other demographic metrics to be accurate representations of our consumer base or consumer engagement, or if we discover material inaccuracies in our consumer, geographic or other demographic metrics, our reputation may be seriously harmed, and our advertisers and partners may also be less willing to allocate their budgets or resources to us, which could seriously harm our business.
We may require additional capital to support our operations and the growth of our business, and we cannot be certain that financing will be available on reasonable terms when required, or at all.
We may need additional financing from time to time to operate or grow our business. Our ability to obtain additional financing, if and when required, will depend on investor and lender demand, our operating performance, the condition of the capital markets and other factors, and we cannot assure you that additional financing will be available to us on favorable terms, or at all. If we incur additional debt, including drawing on our credit facility, the debt holders would have rights senior to holders of our ordinary shares to make claims on our assets. If we raise additional funds through the issuance of equity securities, our existing shareholders will experience dilution and those new securities may have rights, preference or privileges senior to those of our ordinary shares. If adequate financing is not available on terms satisfactory to us when we require it, our ability to continue to support the operation and growth of our business could be significantly impaired and our operating results may be adversely affected.
We have limited business insurance coverage. Any interruption of our business may result in substantial costs and the diversion of our resources, and cause an adverse impact on our financial condition and results of operations.
We have obtained insurance to cover certain potential risks and liabilities, such as Error and Omission Commercial Insurance, Personal Injury Insurance, Cyber Security Insurance and Director and Officer Insurance for certain businesses we operate. However, consistent with general industry practice, our business insurance is limited and we may not be able to acquire any insurance for all types of risks we face in our operations in all the jurisdictions where we operate. For examples, insurance companies in some of the jurisdictions where we operate offer limited cybersecurity insurance products and/or intellectual property infringement insurance products, if any. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured damage to our systems, disruption of our business operations, litigation or natural disasters could require us to incur substantial costs and divert our resources, which could have an adverse effect on our financial condition and results of operations.
Our business depends on attracting and retaining high-quality personnel, and failure to attract or maintain such personnel could adversely affect our business.
Our future success depends on our ability to continue to attract, retain and motivate highly skilled employees, especially talent in artificial intelligence, machine learning and advanced algorithms. Competition for highly skilled personnel in our industry is intense, in particular in the fields of artificial intelligence and data science, and we expect some of our competitors or other participants in the technology industry with access to more substantial resources to pursue top talent aggressively. If we are not able to continue to attract or retain such highly skilled personnel, or maintain our existing personnel, our ability to keep pace with innovation and technological change in our industry may be hindered and our business could be seriously harmed.
Risks Related to Our Technology, Data Privacy and Intellectual Property
Security breaches, improper access to or disclosure of our data or consumer data, other hacking and phishing attacks on our systems, or other cyberattacks may make our products and solutions to be perceived as not being secure, which could harm our reputation and adversely affect our business.
Mobile malware, viruses, hacking and phishing attacks have become more prevalent and sophisticated in our industry. If our security measures are breached, or if our products and services are subject to attacks or misuse that disrupt or deny the ability of consumers to access our products and services, our products and services may be perceived as not being secure and consumers and advertisers may curtail or stop using our products and services, which could have a material adverse effect on our reputation, business prospects and results of operations.
Our efforts to protect the information that our consumers have shared with us could fail due to the actions of third parties, software bugs or other technical malfunctions, employee error or malfeasance, or other factors. Third parties may attempt to fraudulently induce employees or consumers to disclose information to gain access to our data or our consumers’ data. If any of these events occurs, our or our consumers’ information could be accessed or disclosed improperly. Internally, we have our privacy policy in place that governs how we may use and share the information that our consumers have provided us.

However, if third parties such as business partners and advertisers fail to implement adequate data security practices or fail to comply with our terms and policies, our consumers’ data may be improperly accessed or disclosed. Any incidents where our consumers’ information is accessed without authorization, or is improperly used, or incidents that violate our terms of service or policies, could damage our reputation and our brand image and diminish our competitive position.
We are subject to data privacy and protection laws and regulations adopted by governmental agencies.
Data privacy laws restrict our storage, use, processing, disclosure, transfer and protection of non-public personal information provided to us by our consumers. Violating existing or future regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could seriously harm our business. While we strive to protect our consumers’ privacy and comply with all applicable data protection laws and regulations, any failure to do so may result in proceedings or actions against us by affected consumers or government authorities, which could be time-consuming and cause us to incur significant expense and liability or result in orders or consent decrees forcing us to modify our business practices.
In addition, spammers attempt to use our products to send targeted and untargeted spam messages to consumers, which may embarrass or annoy consumers and make our products less consumers friendly. We cannot be certain that the technologies that we have developed to repel spamming attacks will be able to eliminate all spam messages from our products. Our actions to combat spam may also require diversion of significant time and focus from improving our products. As a result of spamming activities, our consumers may use our products less or stop using them altogether. Maintaining the trust of our consumers is important to sustain our growth, retention, and consumer engagement. Negative incidents or dissatisfaction in relation to our products and services regardless of all our efforts, could deter current and potential consumers from using our products and services, which could have material adverse effects on our reputation, growth and consumer engagement, and could seriously harm our operational cost structure.
Our business and operating results may be harmed by any significant service disruptions. If our products and services are subject to attacks or misuse that disrupt or deny the ability of consumers to access our products and services, and we fail to develop enhancements to resolve any defect or other problems or adapt our existing technology and infrastructure, our consumers and partners may curtail or stop using our products and services, which could significantly harm our business.
The success of our broad range of AR- and AI-powered business and consumer solutions is reliant on technology. We currently have 24 SaaS technology solutions and six mobile apps. Our ability to attract and retain consumers largely depends on our ability to maintain and scale our technical infrastructure. We expect to continue to make significant investments to maintain and improve the capacity, capability and reliability of our infrastructure. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed or continually develop our technology and infrastructure to accommodate actual and anticipated changes in our consumers’ needs, our business, financial condition and results of operations may be harmed.
Our business and operating results, reputation and consumer engagement may be harmed by a disruption in our service due to failures in or changes to our systems, or by our failure to timely and effectively expand and adapt our technology and infrastructure. Our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could seriously harm our business. We may experience service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, hardware failure, capacity constraints due to an overwhelming number of people accessing our products and services simultaneously, computer viruses, denial of service or fraud or security attacks. This would negatively impact our ability to attract consumers, platform partners and advertisers and increase consumer engagement. It is possible that we may fail to effectively scale and grow our technology infrastructure to accommodate increased demands arising from increased consumer traffic. It may also become increasingly difficult to maintain and improve the performance of our products and services, especially during peak usage times, as our products and services become more complex and our consumer traffic increases. In addition, we cannot provide assurance that we will be able to expand our data center infrastructure to meet consumers demand in a timely manner, or on favorable economic terms. If any system failure, interruption or downtime occurs, our business, financial condition and results of operations may be materially and adversely affected.
In addition, a substantial portion of our network infrastructure is provided by third parties, including AWS, Google Cloud and Alibaba Cloud. Any disruption or failure in the services we receive from these providers could harm our ability to handle existing or increased traffic and could significantly harm our business. Any financial or other difficulties these providers face may also adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. In the event of a significant issue with the third-party network infrastructure supporting our network traffic, some of our products and services may become inaccessible or consumers may experience difficulties accessing our products and services. Any disruption or failure in our infrastructure could hinder our ability to handle existing or increased traffic on our platform, which could significantly harm our business.
Our technical infrastructure is also vulnerable to the risk of damage from natural disasters, such as earthquakes and typhoons, as well as from acts of terrorism or other criminal acts. Our services and products also incorporate software that is highly technical and complex. Our software has contained, and may now or in the future contain, undetected errors, bugs or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. In particular, the operation of some of our new businesses implicates complex technological and operational considerations, including technical or systematic issues that may arise in the ordinary course of business. In order to address such technical difficulties, we may need to make fundamental changes to the configurations or of the underlying systems we use or expend a significant amount of time and resources to obtain the technical skills or expertise needed to adequately address such issues. Any such difficulties could have a material impact on our ability to deliver the products and services we intend to offer, reduce our reliability and harm our reputation.
The successful operation of our business also depends upon the performance and reliability of the internet infrastructure in China and the safety of our network and infrastructure. If our AWS, Google Cloud or Alibaba Cloud server code comes across some serious bugs that disrupt the service, many of our online services to clients will be affected. The Service-Level Agreement we have signed with most of our clients requires 99.7% to 99.99% service availability. Failure to meet that requirement will result in penalty, i.e., extra credits or refunds, as provided by the agreements. Furthermore, even if our internet infrastructure is free of bugs, we may encounter unexpected issues solely due to administrative oversight. For example, in April 2019, merely due to our administrative error of missing the filing deadline of our server certificate, our server in China stayed non-functional for about two weeks.
We rely on Google Cloud, AWS and Alibaba Cloud for the vast majority of our computing, storage, bandwidth, and other services. Any service interruption of their operating systems, networks and hardware or other disruptions of or interference with our use of the cloud operation could impair the delivery of our platform and thus negatively affect our operations and harm our business.
Google, Amazon and Alibaba provide distributed computing infrastructure platforms for business operations, or what is commonly referred to as a “cloud” computing service. We currently run the vast majority of our computing on the three platforms, and our systems are not fully reliant on them. We have spent approximately $24,000 with Google Cloud and approximately $840,000 with Amazon Web Services (“AWS”) since October 2021. We have also built our software and computer systems to use computing, storage capabilities, bandwidth, and other services provided by Google, AWS and Alibaba Cloud. Any disruption of or interference with our use of Google Cloud, AWS and Alibaba Cloud would negatively affect our operations and seriously harm our business.
First of all, any transition of the cloud services currently provided by any one of Google, AWS and Alibaba Cloud to the other platform or to another cloud provider would be difficult to implement and will cause us to incur significant time and expense. The level of service provided by Google Cloud, AWS and Alibaba Cloud may also impact our users’, advertisers’, and partners’ usage of and satisfaction with products or services. If our users or partners are not able to access our mobile apps or SaaS or specific features of our products or services, or encounter difficulties in doing so, due to issues or disruptions with Google Cloud, AWS or Alibaba Cloud, or if Google Cloud, AWS or Alibaba Cloud experience interruptions in service regularly or for a prolonged basis, or other similar issues, we may lose users, partners, or advertising revenue and our business would be seriously harmed.
Secondly, each of Google, Amazon and/or Alibaba may take actions beyond our control that could seriously harm our business, including: (i) discontinuing or limiting our access to its cloud platform; (ii) increasing pricing terms; (iii) terminating or seeking to terminate our contractual relationship altogether; (iv) establishing more favorable relationships or pricing terms with one or more of our competitors; and (v) modifying or interpreting its terms of service or other policies in a manner that impacts our ability to run our business and operations. Google, Amazon and Alibaba each has broad discretion to change and interpret its terms of service and other policies with respect to us. If services and products provided by Google, Amazon and Alibaba are limited, restricted, curtailed or degraded in any way, or become unavailable to us or our consumers for any reason, our business may be materially and adversely affected. They may also alter how we are able to process data on their cloud platforms. If Google, Amazon or Alibaba makes changes or has interpretations that are unfavorable to us, our business could be seriously harmed. Hosting costs also have increased and will continue to increase as our consumer base and consumer engagement grows and may seriously harm our business if we are unable to grow our revenues faster than the cost of utilizing the services of Google Cloud, AWS, and Alibaba Cloud.
In addition, we also currently rely on third-party mobile apps distribution channels such as iOS App Store to distribute most of our mobile apps to users. We expect a substantial number of downloads of our mobile apps will continue to be derived from these distribution channels and we expect that we will continue to rely on Apple App Store for downloads of our mobile apps. Accordingly, we believe that maintaining successful partnerships with Apple is critical to our success. If major mobile apps distribution channels change their standard terms and conditions in a manner that is detrimental to us, or terminate their existing relationship with us, our business, financial condition and results of operations may be materially and adversely affected. Moreover, the operating policies of Apple may have an impact on the accessibility of our products and services. If we fail to maintain good relationships with Apple, it may adversely impact our ability to continue to offer our products and services, which in turn could have a material adverse impact on our business.
We rely on third-party proprietary and open source software for our products and services. The inability to obtain third-party licenses for such software, obtain them on favorable terms, or adhere to the license terms or any errors or failures caused by such software could harm our business.
Some of our offerings include software or other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these applications or to seek new licenses for existing or new applications. Necessary licenses may not be available on acceptable terms or under open source licenses permitting redistribution in commercial offerings, if at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms could result in delays in product releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our products and services, which could harm our business, results of operations and financial condition.
In addition, third parties may allege that additional licenses are required for our use of their software or intellectual property, which it may be unable to obtain on commercially reasonable terms or at all. The inclusion in our offerings of software or other intellectual property licensed from third parties on a non-exclusive basis could limit our ability to differentiate our offerings from those of our competitors. Failure to properly adhere to the license terms for software or other intellectual property might have negative effects, such as revocation of the license grant, penalties, added license fees or other liabilities. If a distributor of open source software were to allege that we had not complied with our license, we could be required to incur significant legal expenses. Little legal precedent governs the interpretation of these licenses; therefore, the potential impact of these terms on our business is unknown and may result in unanticipated obligations regarding our technologies. To the extent that our products and services depend upon the successful operation of third-party software, any undetected errors or defects in such third-party software could also impair the functionality of our products and services, delay new feature introductions, result in a failure of products and services, and injure our reputation.
In addition, we use open source software in our products and solutions, including various open source libraries in our product development, as well as many development tools or libraries from Apple and Google.

We expect to incorporate open source software into other offerings or products in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. If we inappropriately use or incorporate open source software subject to certain types of open source licenses that challenge the proprietary nature of our software products, we may be required to re-engineer our products, discontinue the sale of our products and solutions or take other remedial actions. From time to time, there have also been claims challenging the ownership of open source software against companies that incorporate open source software into their products. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our products.
Our business depends upon the interoperability of our platform across devices, operating systems, and third-party applications that we do not control.
Our success depends in part on the interoperability of our products and services with third-party operating systems, applications, data, web browsers and devices, including, but not limited to, mobile-device cameras. We may not be successful in adapting our products and services that operate effectively with these technologies, systems, networks, regulations, or standards and we may not successfully cultivate relationships with key industry participants that operate effectively with these technologies, systems, networks, regulations, or standards. We plan to continue to introduce new products regularly and have experienced that it takes time to optimize such products to function with these operating systems and hardware, impacting the popularity of such products, and we expect this trend to continue. If customers have difficulty accessing and using our products and services (including on mobile devices) or if our products and services cannot connect a broadening range of applications, data and devices, then customer growth and retention may be harmed and our business and operating results could be harmed.
In addition, the owners of those third-party operating systems, such as Google and Apple, each provides consumers with products that compete with ours. Any changes in such operating systems, applications, data, web browsers or devices that degrade the functionality of our products and services or give preferential treatment to competitive services could harm the adoption and usage of our products and services. Our competitors that control the operating systems and related hardware that our mobile apps run on could make interoperability of our products with those mobile operating systems more difficult or display their competitive offerings more prominently than ours.
Moreover, our products require high-bandwidth data capabilities. If the costs of data usage increase, our user growth, retention, and engagement may be seriously harmed. Additionally, to deliver high-quality video and other content over mobile cellular networks, our products must work well with a range of mobile technologies, systems, networks, regulations, and standards that we do not control. In particular, any future changes to the iOS or Android operating systems may impact the accessibility, speed, functionality, and other performance aspects of our products, which issues are likely to occur in the future from time to time.
Because our YouCam apps are used primarily on mobile devices, effective mobile functionality is a part of our long-term development and growth strategy. The majority of our user engagement with our mobile apps is on smartphones with Android operating systems. As a result, although our products work with iOS mobile devices, we have prioritized development of our products to operate with Android operating systems rather than smartphones with iOS operating systems. To continue growth in user engagement with our mobile apps, we will need to prioritize development of our products to operate on smartphones with iOS operating systems. Given the popularity of smartphones with iOS operating systems, if we are unable to improve operability of our products on smartphones with iOS operating systems, our business could be seriously harmed.
We may incur substantial costs in protecting or defending our intellectual property and any failure to protect our intellectual property could impair our competitive position and the value of our brand and other intangible assets may be diminished.
Effective protection of intellectual property rights is expensive and difficult to maintain, both in terms of application and maintenance costs, as well as the costs of defending and enforcing those rights. Although we have taken measures to protect our proprietary rights, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective, and our intellectual property rights will be sufficient to protect against others offering products or services that are substantially similar to ours and compete with our business. If we are unable to protect our proprietary rights or prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could seriously harm our business.
We aim to protect our confidential proprietary information, in part, by entering into confidentiality agreements and invention assignment agreements with all our employees, consultants, advisors, and any third parties who access or contribute to our proprietary know-how, information, or technology. We also rely on trademark, copyright, patent, trade secret, and domain-name-protection laws to protect our proprietary rights. Our trade secrets, trademarks, copyrights, patents and other intellectual property rights are important assets for us. There can be no assurance that we will be able to protect against the unauthorized use of our brand, trademarks or other assets. There is also a risk that one or more of our trademarks could become generic, which could result in them being declared invalid or unenforceable. We rely on, and expect to continue to rely on, a combination of confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, trade secret and patent laws, to protect our brand and other intellectual property rights.
Significant impairments of our intellectual property rights, and limitations on our ability to assert our intellectual property rights against others, could harm our business and our ability to compete.
If we need to license or acquire new intellectual property, we may incur substantial costs and in some cases, pending trademark, copyright and patent applications may not be approved. We have filed various applications to protect aspects of our intellectual property, and we currently hold a number of issued patents, trademarks and copyrights in multiple jurisdictions. Effective protection of patents, trademarks and copyrights is expensive and difficult to maintain, both in terms of application and registration costs, as well as the costs of defending and enforcing those rights. We may be required to protect our rights in an increasing number of countries, in a process that is expensive and may not be successful, or which we may not pursue in every country in which our products and services are distributed or made available. In the future, we may acquire additional patents or patent portfolios, which could require significant cash expenditures.
Further, the laws of certain foreign countries provide different levels of protection of corporate proprietary information and assets, such as intellectual property, trade secrets, know-how, and records. We may fail to obtain effective intellectual property protection, or effective intellectual property protection may not be available in every country in which our products and services are available. As a result, we may be exposed to material risks of theft of our proprietary information and other intellectual property, including technical data, manufacturing processes, data sets, or other sensitive information, and we may also encounter significant problems in protecting and defending our intellectual property or proprietary rights abroad. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights.
We may be subject to intellectual property infringement claims or other allegations by third parties, which may cause substantial costs and materially and adversely affect our business operations.
Companies in the mobile, camera, communication, media, internet, and other technology-related industries own large numbers of patents, copyrights, trademarks, trade secrets, and other intellectual property rights, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents, copyrights, trademarks, trade secrets, and other intellectual property rights often attempt to aggressively assert claims in order to extract payments from technology companies. We may be subject to intellectual property infringement lawsuits that are expensive and time-consuming. If resolved adversely, these lawsuits and claims could result in our payment of substantial damages or license fees, disruption to our product and service offerings and reputational harm.
Furthermore, from time to time we may introduce new products or make other business changes, including in areas where we currently do not compete, which could increase our exposure to patent,

copyright, trademark, trade secret, and other intellectual property rights claims from competitors and non- practicing entities. Some of our agreements with advertisers, platform partners and data partners require us to indemnify them for certain intellectual property claims against them, which could require us to incur considerable costs in defending such claims, and may require us to pay significant damages in the event of an adverse ruling. Such advertisers, platform partners and data partners may also discontinue use of our products, services and technologies as a result of injunctions or otherwise, which could result in loss of revenue and adversely impact our business.
We might be subject to claims and legal proceedings from holders of patents, trademarks, copyrights, and other intellectual property rights alleging that some of our products or content infringe their rights. While we believe we have meritorious defenses to these claims, an unfavorable outcome in these lawsuits could seriously harm our business. If these or other matters continue in the future or we need to enter into licensing arrangements, which may not be available to us or on terms favorable to us, it may increase our costs and decrease the value of our products, and our business could be seriously harmed.
In addition, we may have to seek a license to continue practices found to be in violation of a third party’s rights. If we are required or choose to enter into royalty or licensing arrangements, such arrangements may not be available on reasonable terms, or at all, and may significantly increase our operating costs and expenses. As a result, we may also be required to develop or procure alternative non-infringing technology or discontinue use of the technology. The development or procurement of alternative non-infringing technology could require significant effort and expense or may not be feasible.
We may from time to time become a party to litigation, other legal or administrative disputes and proceedings that may materially and adversely affect us.
In the course of our ordinary business operations, we may become a party to litigation, legal proceedings, claims, disputes or arbitration proceedings from time to time. Were any proceedings, claims, disputes or arbitration to arise, these may distract our senior management’s attention and consume our time and other resources. In addition, even if we ultimately succeed in such proceedings, there may be negative publicity created in the course of or surrounding such proceedings, which may materially and adversely affect our reputation. In the case of an adverse verdict, we may be required to pay significant monetary damages, assume significant liabilities or suspend or terminate parts of our operations. As a result, our business, financial condition, results of operations and prospects may be materially and adversely affected.
Risks Related to Our Financial Results
We have incurred operating losses in the past, and our ability to achieve or maintain profitability in the future is uncertain.
We have incurred operating losses before and our future revenue growth and profitability depend on a variety of factors, many of which are beyond our control. Whereas, our operating expenses are expected to increase in the future as we continue to expend substantial financial resources and as a public company. In addition, we may not be able to obtain additional capital in a timely manner or on acceptable terms, or at all.
We recorded losses for $2.0 million in 2019, $5.6 million in 2020, and $156.9 million in 2021. Even though our revenues have grown over the years, from $22.9 million in 2019 to $29.9 million in 2020, and to $40.8 million in 2021, our revenue growth rate has slowed in recent years and may do so in the future due to a variety of factors. We believe that our future revenue growth will depend on, among other factors, our ability to attract new consumers while retaining current consumers, increase consumer engagement and advertisement engagement, increase our brand awareness, compete effectively, maximize our sales efforts, demonstrate a positive return on investment for advertisers and successfully develop and operate new products and services. Our ability to achieve and sustain profitability is also affected by market and regulatory development related to, among others, mobile apps, online marketing and artificial intelligence. In addition, if we are unable to achieve profitability again, it may become more difficult for us to raise sufficient capital to satisfy our anticipated capital expenditures and other cash needs, in which case our business, results of operations and financial condition may be materially adversely affected. Accordingly, our ability to maintain profitability in the future is uncertain and you should not rely on the revenue growth of any prior quarterly or annual period as an indication of our future revenue growth.
We expect our operating expenses to increase in future periods as we continue to expend substantial financial resources on: (i) marketing and sales; (ii) global expansion; (iii) our technology infrastructure; (iv) attracting and retaining talented employees; (v) strategic opportunities, including operation of newly developed or newly acquired businesses; and (vi) general administration, including personnel costs and legal and accounting expenses related to being a public company. These investments, while increasing our expenses, may not result in an increase in revenues or growth in our business. If we are unable to achieve adequate revenue growth and to manage our expenses, we may incur significant losses in the future.
In addition, we expect to increase costs as a result of being a public company, and the costs may continue to increase in the future. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NYSE, impose various requirements on the corporate governance practices of public companies. These rules and regulations increase our legal and financial compliance costs and some corporate activities are more time-consuming and costly. For example, in comparison with a private company, we will need an increased number of independent directors and have to adopt policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with public company reporting requirements. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC and the NYSE.
We recognize revenue from SaaS subscriptions to our products over the terms of these subscriptions. Increases or decreases in new sales may not be immediately reflected in our results of operations and may be difficult to discern.
For the nature of our Company, we recognize revenue from SaaS subscriptions to our products ratably according to the terms of these subscriptions. Consequently, a portion of the revenue we report in each period is derived from the recognition of deferred revenue relating to SaaS subscriptions entered into during previous quarters. As a result, a decline in new or renewed SaaS subscriptions in any single reporting period may have a small impact on the revenue that we recognize for such quarter. Whereas, such a decline will negatively affect our revenue in future quarters. As such, the effect of significant downturns in sales and potential changes in our pricing policies or rate of customer expansion or retention may not be fully reflected in our results of operations until future periods. In addition, our SaaS subscription-based revenue model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers or existing customers that increase their use of our products or upgrade to higher- priced products or product tiers must be recognized over the applicable SaaS subscription term. Finally, a significant portion of our costs are expensed as incurred, while revenue is recognized over the term of the SaaS subscription. As a result, growth in the number of new customers and hosts has continued, and can continue, to result in our recognition of higher costs and lower revenue in the earlier periods of our SaaS subscriptions.
Our financial results are likely to fluctuate from period to period due to seasonality and a variety of other factors, which makes our period-to-period results volatile and difficult to predict.
Our semiannual financial results have fluctuated in the past and are likely to fluctuate in the future. As a result, you should not rely upon our past periodic financial results as indicators of future performance. You should also take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial results in any given period can be influenced by numerous factors occurring in a particular period, many of which we are unable to predict or are outside of our control, including:
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development and introduction of new products or services by us or our competitors and the market reaction to such new products or services;

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our ability to renew our subscriptions with, and expand sales of our products and solutions to, our existing brand in our portfolio;

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ability of our data service providers to scale effectively and timely to provide the necessary technical infrastructure to offer our services;

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growth and diversification of our revenue sources;

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increases in marketing, sales and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

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changes in budgets of brands and retailers and in the timing of their budget cycles and purchasing decisions, including cost-cutting measures or other effects of the COVID-19 pandemic;

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seasonal fluctuations in spending by brands. Historically, the fourth quarter has typically been the quarter with the largest bookings from brands and retailers, which impacts revenue, unbilled revenue, deferred revenue, accounts receivable and amortized commissions in future periods;

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system failures or breaches of security or privacy of our system;

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amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments and other non-cash charges;

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impact of new accounting pronouncements;

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unforeseen contingencies, such as adverse litigation judgments, settlements or other litigation-related costs;

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fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

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changes in laws and regulations that affect our business; and

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changes in business or macroeconomic conditions, including the impact of the COVID-19 pandemic, inflationary pressures and increases in interest rates.

Changes in subjective assumptions, estimates and judgments by our management related to complex accounting matters or changes in the IFRS could significantly affect our financial condition and results of operations.
IFRS and related pronouncements, implementation guidelines, and interpretations apply to a wide range of matters that will be relevant to our business, including revenue recognition, financial instruments, stock-based compensation, deferred commissions and business combinations. These matters are complex and will involve subjective assumptions, estimates, and judgments by our management. Changes in IFRS, relevant accounting pronouncements or interpretation or changes in underlying assumptions, estimates, or judgments by our management, the International Accounting Standards Board, the SEC and others could significantly change our reported or expected financial performance, which could impact the market price of our securities.
Examinations by relevant tax authorities may result in material changes in reserves for tax positions taken in previously filed tax returns or may impact the valuation of certain deferred income tax assets.
Based on the outcome of examinations by relevant tax authorities, or as a result of the expiration of statutes of limitations for specific jurisdictions, it is possible that the reserves for tax positions taken in previously filed tax returns will materially change from those recorded in our financial statements. In addition, the outcome of examinations may impact the valuation of certain deferred income tax assets (such as net operating loss carryforward) in future periods. It is not possible to estimate the impact of such changes, if any, to the reserves for uncertain tax positions.
Our costs are growing rapidly and may increase faster than our revenue, which could seriously harm our business or increase our losses.
As our business continues to grow, we expect our expenses to grow in the future. Historically, our costs have increased each year due to several factors, including growth of our brand portfolio and consumer base, an increase in the level of consumer engagement, development and implementation of new product features, enhancement of our technology infrastructure and hiring of additional personnel at a rapid pace to support potential future growth. We expect to continue to incur increasing costs due to these factors to expand our operation and remain competitive. In addition, we expect to continue to invest in our global infrastructure to expand our product offering to a more global consumer base, including in countries where we do not expect significant short-term monetization, if any. Our expenses may be greater than we anticipate, and our investments may outpace monetization efforts. Such increase in our costs without a corresponding growth in our revenue would increase our losses and could seriously harm our business.
Risks Related to Laws and Regulations
Our business is subject to complex and evolving domestic and international laws and regulations regarding privacy and data protection. These laws and regulations are subject to change and uncertain interpretation, which could result in claims, changes to our data and other business practices, regulatory investigations, monetary penalties, increased cost of operations, or declines in consumer growth or engagement, or otherwise harm our business.
Regulatory authorities and governments around the world have implemented and are considering further legislative and regulatory proposals regarding privacy and data protection. New laws and regulations governing new areas of data protection or imposing more stringent requirements may be introduced in various jurisdictions, including the United States, the European Union, the United Kingdom and the PRC, in which we conduct business or where we may expand. In addition, the interpretation and application of consumer and data protection laws in such jurisdictions are often uncertain, complicated and subject to change, including differentiated requirements for different groups of people or different types of data. It is possible that existing or newly introduced laws and regulations, or their interpretation, application or enforcement, could significantly affect the value of the data collected and generated by us during operation, force us to change our data and other business practices and cause us to incur significant compliance costs.
In the United States, various federal and state regulators, including governmental agencies like the Federal Trade Commission, or the FTC, have adopted, or are considering adopting, laws and regulations concerning privacy and data protection, such as the Biometric Information Privacy Act in Illinois (the “BIPA”), which has restricted the collection and use of biometric identifiers and biometric information. Several class action lawsuits have been brought under BIPA, as the statute is broad and still being interpreted by the courts. Certain of our customers have been alleged for violating the BIPA through deploying our product and technology, including virtual try-on solutions that may be perceived as subject to these laws and regulations. We may in the future become subject to litigation and we may also become subject to government enforcement actions, damages and penalties under these laws, which could adversely affect our business, results of operations and our financial condition. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to personal information than federal, international or other state laws, and such laws may differ from each other, all of which may complicate compliance efforts.
The GDPR, which became effective in May 2018, greatly increased the European Commission’s jurisdictional reach of its laws and adds a broad array of requirements for handling personal data (including online identifiers and location data). EU member states are tasked under the GDPR to enact, and have enacted, certain implementing legislation that adds to and/or further interprets the GDPR requirements and potentially extends our obligations and potential liability for failing to meet such obligations. The GDPR, together with national legislation, regulations and guidelines of the EU member states and the United Kingdom governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, use, retain, protect, disclose, transfer and otherwise process personal data. In particular, the GDPR includes obligations and restrictions concerning the consent and rights of individuals to whom the personal data relates, the transfer of personal data out of the European Economic Area or the United Kingdom, security breach notifications and the security and confidentiality of personal data. The GDPR authorizes fines for certain violations of up to 4% of global annual revenue or €20 million, whichever is greater. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services.

The PRC regulatory and enforcement regime with regard to privacy and data security is evolving. Over the last decade, China has been putting great emphasis on cybersecurity administration, which is considered an essential part of national security. In 2016, the Cyberspace Administration of China issued the State Cyberspace Security Strategy, stressing again the importance of cybersecurity as well as national security.
The National Security Law of the People’s Republic of China has been cited as the legal accordance for certain cybersecurity and data protection regulations. In addition, the newly amended Civil Code of the People’s Republic of China, effective as of January 1, 2021, specifically set a separate chapter for privacy and personal information protection, setting the fundamental principles for personal information protection. Systematically, the Cybersecurity Law of the People’s Republic of China (the “CSL”), was enacted on June 1, 2017, and forms the backbone of cybersecurity and data privacy protection legislation in the PRC. On June 10, 2021, the Data Security Law of the People’s Republic of China (the “DSL”), was adopted at the 29th Session of the Standing Committee of the 13th National People’s Congress and became effective as of September 1, 2021. The DSL is the fundamental law in the data security area that widely covers data security mechanisms, obligations, and liabilities at both state administration and data handler levels. On August 20, 2021, the Personal Information Protection Law of the People’s Republic of China (“PIPL”), was adopted at the 30th Session of the Standing Committee of the 13th National People’s Congress and became effective as of November 1, 2021, which represents new era of personal information protection as well as corporate compliance in the PRC. The DSL, the PIPL and the CSL constitute the three fundamental pillars of Chinese data protection legislation, and together with various systematic supplemental regulations, measures, and standards, form the cybersecurity and data protection legislative framework in China. Governmental authorities are putting great focus on data protection enforcement. Violations of data protection laws may lead to administrative penalties, including warnings, orders for rectification, suspension or termination of related businesses issued by competent authorities, revocation of business permits or licenses, or monetary fines (of up to 50 million RMB or 5% of annual turnover); civil liabilities including compensation for infringement upon legitimate rights and interests of individuals and public interests litigation by the People’s Procuratorate depending on the severity and impact of the case; and even criminal liabilities in more severe cases.
The collection, process, and use of personal data in Taiwan is primarily subject to the Personal Data Protection Act (the “PDPA”) and the Enforcement Rules as well as other applicable rulings or regulations issued by the relevant competent authorities, in particular the sectoral rules on the security maintenance plans stipulated by the regulator of different industries. The PDPA applies in principles all of data collection and processing activities taking place in Taiwan without regard to whether the data subjects are Taiwanese nationals or not. Pursuant to the PDPA, violating PDPA with an intent to make unlawful profit for oneself or a third party or with an intent to damage the interest of another may lead to criminal penalties. In addition, an administrative fine may be imposed for failure to comply with the requirements under the PDPA, such as the collecting or processing of personal data without a statutory ground, using personal data outside of the scope of the specified purpose under which the personal data was collected, or failure to comply with restrictions on the cross-border transfer of personal data. For any failure to comply with the notification requirements, marketing restrictions, information security requirements, or obligations to respond to data subjects’ requests, the authority may order that correction be made by a certain deadline and impose an administrative fine if correction is not made within such deadline.
As we further grow our business and expand into other markets, we will be subject to additional laws and regulations in other jurisdictions where we operate and where our brand partners and users are located.
The laws, rules and regulations of other jurisdictions may be more comprehensive, detailed and nuanced in their scope, and may impose requirements and penalties that conflict with, or are more stringent than, those we encounter in our current markets. In addition, such laws, rules and regulations may restrict the transfer of data across jurisdictions, which could impose additional and substantial operational, administrative and compliance burdens on us, and may also restrict our business activities and expansion plans, as well as impede our data-driven business strategies. Complying with laws and regulations for an increasing number of jurisdictions could require significant resources and costs, including those associated with adapting our products and solutions. Any failure, or perceived failure, by us to comply with the above and other regulatory requirements or privacy and data protection-related laws, rules and regulations could result in reputational damages or proceedings or actions against us by governmental entities, consumers or other parties. Such proceedings or actions could subject us to significant penalties and negative publicity, require us to change our data and other business practices, increase our costs and severely disrupt our business or hinder our global expansion.
Any amendments to existing tax regulations or the implementation of any new tax laws in Taiwan, the United States or other jurisdictions in which we operate our business may have an adverse effect on our business and profitability.
While we are subject to tax laws and regulations in various jurisdictions in which we operate or conduct business, our principal operations are in Taiwan, and we are exposed primarily to taxes levied by the Taiwan government. Any unfavorable changes of tax laws and regulations in this jurisdiction could increase our effective tax rate and have an adverse effect on our operating results.
Foreign government initiatives to restrict or ban access to our products in their countries could seriously harm our business.
Foreign governments may censor or restrict access to our YouCam apps in their countries, require data localization, or impose other laws or regulations that would be difficult or even impossible for us to comply with, or would require us to rebuild our products or the infrastructure for our products. For example, our YouCam Makeup App has been banned in India since June 2020. The Indian authorities rejected our several appeals on the basis that YouCam Makeup App caused certain national security concerns under Section 69A of the Information Technology Act, 2000 of India, but they did not provide any detailed explanation for this ban or the subsequent rejections of our appeals. Any restriction on access to YouCam apps due to foreign government actions or initiatives, or any withdrawal by us from certain countries because of such actions or initiatives, would adversely affect our MAUs, including by giving our competitors an opportunity to penetrate geographic markets that we cannot access. As a result, our consumer growth, retention, and engagement may be seriously harmed, and we may not be able to maintain or grow our revenue as anticipated and our business could be seriously harmed.
Many of our customers deploy our products and solutions globally and we could be held liable in some jurisdictions in which we operate for content posted by our consumers, which could expose us to damages or other legal liability.
Our platform allows our consumers to post content globally. Although Section 230 of the Communications Decency Act provides immunity, subject to certain conditions, to certain online platforms from claims related to third-party content, the law relating to the liability of online service providers for others’ activities on their services may change and our current protections from liability for third-party content in the United States could decrease or change as a result. Claims may be brought against us for defamation, negligence, breach of contract, copyright and trademark infringement, unfair competition, unlawful activity, torts, fraud, or other legal theories based on the nature and content of information available on or via our platform.
We may be subject to claims by virtue of our involvement in hosting, transmitting or providing access to content created by third parties. Defense of any such actions could be costly and involve significant time and attention of our management and other resources, may result in monetary liabilities or penalties, or may require us to change our business in an adverse manner. If the content displayed on our platform is found to be illegal under applicable local law, we may be exposed to fines, civil penalties or consent decrees for such violations of law, which could adversely affect our revenue, reputation and results of operations.
We may be subject to governmental export and import controls that could impair our ability to compete in international markets and subject us to liability if we violate the controls.
Since 2018, there have been political and trade tensions among a number of the world’s major economies.
These tensions have resulted in the implementation of tariff and non-tariff trade barriers and sanctions, including the use of export control restrictions and sanctions against certain countries and individual companies. Any increase in the use of export control restrictions and sanctions to target certain countries and entities or any expansion of the extraterritorial jurisdiction of export control laws in relation to AI products could impact our ability to compete globally. In addition, measures adopted by an affected country to counteract impacts of another country’s actions or regulations could lead to significant legal liability to multinational corporations, including our own. For example, in January 2021, China adopted a blocking statute that, among other matters, entitles Chinese entities incurring damages from a multinational’s compliance with foreign laws to seek civil remedies. In February 2022, due to the military conflicts between Russia and Ukraine, several major economies, including the United States, the United Kingdom and the European Union imposed economic sanctions against Russia and certain Russian persons and entities. Our current results of operations have not been materially affected by the expanded export control regulations or the novel rules or measures adopted to counteract them. Nevertheless, depending on future developments of global trade tensions, such regulations, rules, or measures may have an adverse impact on our business and operations, and we may incur significant legal liability and financial losses as a result.
Risks Related to Doing Business in Taiwan
Any lack of requisite approvals, licenses, permits or filings or failure to comply with any requirements of Taiwan laws, regulations and policies may materially and adversely affect our daily operations.
In accordance with the relevant Taiwan laws and regulations, our Taiwan subsidiary is required to maintain various approvals, licenses, permits and filings to operate its business. Whether such approvals, licenses, permits and filings are obtained is subject to satisfactory compliance with, among other things, the applicable laws and regulations. If our Taiwan subsidiary is unable to obtain any of such licenses and permits or extend or renew any of its current licenses or permits upon their expirations, or if it is required to incur significant additional costs to obtain or renew these licenses, permits and approvals, our daily operations could be materially and adversely affected.
Cross-Straits relationship imposes macroeconomic risks which could negatively affect our business.
We maintain our principal executive offices and a substantial amount of our assets in Taiwan, and a substantial portion of our revenues is derived from operations in Taiwan. Our business, financial condition and results of operations may be affected by potential economical and/or military issues in Taiwan.
Taiwan has a unique international political status due to historical reasons. Although significant economic and cultural relations have been established during recent years between Taiwan and the PRC, the PRC government has refused to renounce the possibility that it may at some point use force to gain control over Taiwan. For example, the PRC government adopted an anti-secession law relating to Taiwan. Sanctions against Taiwan entities or persons, and military blockage or actions from the PRC, may significantly harm Taiwan’s economy. Cross-Straits relations between Taiwan and the PRC have been strained in recent years for a variety of reasons, including tensions concerning arms sales to Taiwan by the United States government and visits to Taiwan by United States government officials. The financial markets have viewed certain past developments in relations between Taiwan and the PRC as occasions to depress general market prices of the securities of Taiwan companies. Any tension between Taiwan and the PRC, or between the United States and the PRC, could materially and adversely affect our business, financial condition and results of operations.
Our Taiwan subsidiary is subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy the liquidity requirements.
As an exempted company with limited liability incorporated under the laws of the Cayman Islands structured as a holding company, we may need dividends and other distributions on equity from our Taiwan subsidiary to satisfy our liquidity requirements. Current Taiwan regulations permit our Taiwan subsidiary to pay dividends to its respective shareholders only out of its accumulated profits, if any, which shall first make up previous losses and set aside at least 10% of its accumulated profits each year. These reserves are not distributable as cash dividends. Furthermore, if our Taiwan subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our Taiwan subsidiary to distribute dividends or to make payments to us may restrict our ability to satisfy our liquidity requirements. In addition, the dividend payments by our Taiwan subsidiary to us shall be subject to a withholding tax of 21%.

Our Taiwan subsidiary is subject to foreign exchange control imposed by Taiwan authorities, which may affect the paying dividends, repatriating the interest or making other payments to us.
Currently Taiwan regulates only those foreign exchange transactions that involve the conversion of the New Taiwan Dollar into foreign currencies. Pursuant to the relevant provisions of the Taiwan Foreign Exchange Control Act, foreign exchange transactions of a value of NTD 500,000 or more shall be declared to the Central Bank of Taiwan. Further, for a remittance by a company as follows, relevant testimonials shall be submitted and such remittance shall be subject to the approval of the Central Bank of Taiwan: (i) a single remittance of an amount over USD 1 million; or (ii) annual accumulated settlement amount of foreign exchange purchased or sold has exceeded USD 50 million. Nevertheless, the Taiwan government may impose further foreign exchange restrictions in certain emergency situations, where the Taiwan government experiences extreme difficulty in stabilizing the balance of payments or where there are substantial disturbances in the financial and capital markets in Taiwan. If the dividend payments or other payments by our Taiwan subsidiaries and branches to us involves the currency conversion from New Taiwan Dollar to United States Dollar, such conversion would be subject to the foregoing foreign exchange control imposed by a Taiwan authority.
We may be required to obtain approvals from Taiwan authority for investment in our Taiwan subsidiary if the shareholding of the Company reaches the threshold for such approval.
Under current Taiwan laws, regulations and policy, the Company, the sole shareholder of our Taiwan subsidiary, will be required to obtain an approval from the Investment Commission, Ministry of Economic Affairs of Taiwan for its investment in its Taiwanese subsidiary if more than 30% of its capital is directly or indirectly owned by, or beneficially owned by any PRC person or it is under control by any PRC person. Failure to obtain such approval, if needed, may subject us to a Taiwan authority’s monetary penalty of from NTD120,000 to NTD25,000,000 and be ordered to rectify within a specific timeline; if the Company still fails to apply for such approval, the Taiwan authority may order the Company to withdraw its investment and suspend its operation in Taiwan.
Risks Related to Doing Business in the PRC
Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.
The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference, but have limited precedential value. The uncertainty mainly lies in two prongs. On one hand, interpretation of the laws such as the PIPL can be debatable, supplemental regulations are partially lacking, and the laws are issued and amended by authorities in a relatively fast fashion. On the other hand, there exist multiple authorities governing cybersecurity and data protection law enforcement simultaneously, and their focus and frequency of enforcement activities may differ, which adds up to the uncertainty. Generally speaking, both legislation and enforcement activities fairly reflect a tightening regulatory trend.
Our mobile apps are available for downloading and use in China. Such operations are governed by PRC laws, rules and regulations. From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. The cybersecurity review may be initiated by competent authorities where risks to national security are found, such as risks of Core Data, Important Data (both of which are defined in the Cybersecurity Review measures) and the large scale of personal information being stolen, leaked, damaged, illegally utilized, transferred outside the territory of PRC. The cybersecurity review could last from thirty (30) business days to over six (6) months if such review is initiated, and if we fail the cybersecurity review, our data processing activities in China may be ordered for termination. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have adverse impact on our business operations. We may not be aware of any violation of these policies and rules until after such violation has occurred, which may result in substantial costs and diversion of resources and management attention. Such unpredictability, including uncertainty as to the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.
Changes and developments in the political and economic policies of the PRC government may materially and adversely affect our business, financial conditions and operating results.
We have operating subsidiaries located in various jurisdictions, including one operating subsidiary located in the PRC. Accordingly, our financial condition and results of operations are affected by economic, political and legal developments in the PRC.
The PRC economy differs from the economies of most developed countries in many respects, including the level of development, growth rate, extent of government involvement, control of foreign exchange and allocation of resources. For example, the PRC government regulates industry development by imposing industrial policies. The PRC government also plays a significant role in China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies. Our financial condition and results of operations could be materially and adversely affected by government control over foreign investments or foreign exchange that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to manage the pace of economic growth and prevent the economy from overheating. Any prolonged slowdown in the Chinese economy could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.
If we fail to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment applicable to our businesses in the PRC, or if we are required to take actions that are time-consuming or costly, our business, financial condition and results of operations may be materially and adversely affected.
The internet industry is highly regulated in the PRC. Our business operations in the PRC are required to obtain and maintain applicable licenses and approvals from different regulatory authorities in order to provide our current services. Under the current PRC regulatory scheme, a number of regulatory agencies, including but not limited to the Ministry of Culture, which were consolidated with the National Tourism Administration and have been reformed and become the Ministry of Culture and Tourism, Ministry of Industry and Information Technology, the State Council Information Office, the Cyberspace Administration of China, the Central Cyberspace Affairs Commission, the National Development and Reform Commission, the Ministry of Public Security, the Ministry of State Security, the Ministry of Commerce, the State Administration for Market Regulation, and the National Radio and Television Administration, and local government, jointly regulate all major aspects of the internet industry and AI and AR industries. Operators must obtain various government approvals and licenses for relevant businesses.
Considerable uncertainties exist regarding the interpretation and implementation of existing and future laws and regulations governing our current business activities, including in the PRC, and new industries or businesses we may expand into. While we believe that our PRC subsidiary has obtained and maintained all applicable licenses and approvals from the applicable regulatory authorities to provide its current services, we cannot assure you that we will not be found in violation of any law and regulations currently in effect, due to the relevant authorities’ implementation or interpretation of these laws and regulations, or any future laws and regulations. If we fail to complete, obtain or maintain any of the required licenses or approvals or make the necessary filings, or otherwise fail to comply with the laws and regulations, we may be subject to various penalties, such as the imposition of fines and the discontinuation or restriction of our operations, as well as proceedings and actions. Any such penalties, proceedings or actions may disrupt our business operations and materially and adversely affect our reputation, business, financial condition and results of operations.

We have minted NFTs in the past. A particular digital asset’s status as a “security” in any relevant jurisdiction is subject to a high degree of uncertainty and if we did not or are unable to properly characterize our NFTs, we may become subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.
We have minted and offered certain NFTs in the past through a third-party marketplace (OpenSea). In August 2022, we decided to suspend our NFT related business indefinitely. See “Business — Our Business — Product Pipeline — Non-fungible tokens (“NFTs”).” The legal test for determining whether any given digital asset is a security is a highly complex, fact-driven analysis. The SEC generally does not provide advance guidance or confirmation on the status of any particular digital asset as a security. Although the SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given digital asset is a security in April 2019, this framework is not a rule, regulation or statement of the SEC and is not binding on the SEC.
Foreign jurisdictions have adopted different approaches in classifying digital assets as “securities.” As a result, certain digital assets may be deemed to be a “security” under the laws of some jurisdictions but not others. Various foreign jurisdictions may, in the future, adopt additional laws, regulations, or directives that affect the characterization of digital assets as “securities.”
The classification of a digital asset as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading, and clearing of such assets. For example, a digital asset that is a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration in accordance with Section 5 of the Securities Act. States and certain foreign jurisdictions have similar registration requirements for securities.
We have policies and procedures to analyze whether each NFT that we minted and offered in the past on OpenSea could be deemed to be a “security” under applicable laws. Our policies and procedures do not constitute a legal standard but rather represent a framework for our analysis, which permits us to make a risk-based assessment regarding the likelihood that a particular NFT could be deemed a “security” under applicable laws. We have conducted our own analysis and have concluded that our NFTs minted in the past are not a “security” under applicable laws. We only offered NFTs on OpenSea that we believed were not securities. However, there can be no assurance that we have properly characterized any given NFT as a security or non-security, or that the SEC, a state or foreign regulatory authority, or a court, if the question was presented to it, would agree with our assessment. If the SEC, a state or foreign regulatory authority, or a court were to determine that any of our NFTs minted in the past constituted a security, we could become subject to judicial, regulatory or administrative actions for failing to offer or sell the digital asset in compliance with applicable securities laws. Such actions could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, criminal liability, and reputational harm, which may adversely affect our business, operating results, and financial condition. Purchasers of our NFTs minted in the past could also seek to rescind our sales transactions on the basis that our sales were conducted in violation of applicable law.
Risks Related to the Class A Ordinary Shares, Warrants and this Offering
The price of Class A Ordinary Shares may be volatile, and the value of Class A Ordinary Shares may decline.
We cannot predict the prices at which Class A Ordinary Shares will trade. The price of Class A Ordinary Shares may not bear any relation to any established criteria of the value of our business and prospects. In addition, the trading price of Class A Ordinary Shares is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in Class A Ordinary Shares as you might be unable to sell your shares at or above the price you paid. Factors that could cause fluctuations in the trading price of Class A Ordinary Shares include the following:
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actual or anticipated fluctuations in our financial condition or results of operations;

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variance in our financial performance from expectations of securities analysts;

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changes in the pricing of our solutions;

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changes in laws or regulations applicable to our platform;

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announcements by us or our competitors of significant business developments, acquisitions or new offerings;

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significant data breaches, disruptions to or other incidents involving our platform;

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our involvement in litigation;

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conditions or developments affecting the SaaS industry;

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future sales of Class A Ordinary Shares by us or our shareholders, as well as the anticipation of lock-up releases;

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changes in senior management or key personnel;

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the trading volume of our securities;

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changes in the anticipated future size and growth rate of our markets;

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publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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general economic and market conditions; and

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other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of our ordinary shares. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies who have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.
Sales of a substantial number of our securities in the public market by our existing securityholders could cause the price of our Class A Ordinary Shares and Warrants to fall.
Sales of a substantial number of Class A Ordinary Shares and/or Warrants in the public market by the existing securityholders, or the perception that those sales might occur, could depress the market price of our Class A Ordinary Shares and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Ordinary Shares and Warrants.
If we do not meet the expectations of equity research analysts, if they do not publish research or reports about our business or if they issue unfavorable commentary or downgrade Class A Ordinary Shares, the price of Class A Ordinary Shares could decline.
The trading market for Class A Ordinary Shares will rely in part on the research and reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of public market analysts and investors, the price of Class A Ordinary Shares could decline. Moreover, the price of Class A Ordinary Shares could decline if one or more securities analysts downgrade Class A Ordinary Shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.
Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.
We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We adopted the Share Incentive Plan, which has reserved for issuance 5,311,310 Ordinary

Shares, for the purpose of granting share-based compensation awards to our directors, officers, employees and advisors to incentivize their performance and align their interests with ours. A maximum of 20,850,000 Class A Ordinary Shares would be issuable upon the exercise of 20,850,000 Warrants to be outstanding upon completion of the Business Combination. We have also agreed to issue a maximum of 10,000,000 Shareholder Earnout Shares and 1,175,624 Sponsor Earnout Promote Shares if relevant price targets are triggered. In addition, we may raise capital through equity financings in the future. As part of our business strategy, we may make or receive investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of Class A Ordinary Shares to decline.
The dual-class structure of our Ordinary Shares has the effect of concentrating voting control with our CEO; this will limit or preclude your ability to influence corporate matters and could discourage others from pursuing change of control transactions subsequent to Closing that our shareholders may view as beneficial.
As of the date of this prospectus, Alice H. Chang, our founder and CEO, is able to exercise voting rights with respect to 62.3% of the voting power of our outstanding shares through her direct and indirect holding of 16,788,718 Class B Ordinary Shares. Therefore, she is able to control the outcome of matters submitted to our shareholders for approval. Such control may be further concentrated since Alice H. Chang could be granted options under the Share Incentive Plan, and pursuant to the Share Incentive Plan, once the options granted to her are vested and exercised, Class B Ordinary Shares will be issued to her. See “Management — Share Incentive Plan” for further details. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future and could discourage others from pursuing change of control transactions that our shareholders may view as beneficial.
Our dual-class structure may render Class A Ordinary Shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of Class A Ordinary Shares.
We cannot predict whether our dual-class structure will result in a lower or more volatile market price of Class A Ordinary Shares, adverse publicity or other adverse consequences. Certain index providers have announced and implemented restrictions on including companies with multiple-class share structures in certain of their indices. For example, in July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public shareholders, and S&P Dow Jones announced in the same month that it would no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500.
Under the announced policies, our dual-class structure might make Class A Ordinary Shares ineligible for inclusion in any of these indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in Class A Ordinary Shares. Therefore, the market price and liquidity of Class A Ordinary Shares could be materially adversely affected.
We are a “controlled company” within the meaning of the rules of the NYSE and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.
We are a “controlled company” as defined under the rules of the NYSE since Alice H. Chang, our founder and CEO, beneficially owns more than 50% of our total voting power. For so long as we remain a controlled company under this definition, we are permitted to elect to rely, and currently we intend to rely, on certain exemptions from corporate governance rules, including the exemption from the rule that a majority of our Board must be independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.
We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our ordinary shares.
We do not intend to pay any cash dividends in the foreseeable future, and any determination to pay dividends in the future will be at the discretion of our Board. Accordingly, you may need to rely on sales of

Class A Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.
We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make Class A Ordinary Shares less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year (a) following the fifth anniversary of October 28, 2022, the date on which Class A Ordinary Shares were offered in connection with the Transactions, (b) in which it has total annual gross revenues of at least $1.235 billion, or (c) in which it is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its ordinary shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; or (2) the date on which it has issued more than $1 billion in non-convertible debt during the prior three-year period.
We cannot predict if investors will find our ordinary shares less attractive if we choose to rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares, and our share price may be more volatile.
We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant event.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until the end of the fourth month after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.
As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2023. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short- swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the NYSE. As a U.S.-listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.
As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.
As a foreign private issuer, we have the option to follow certain home country practices, those of the Cayman Islands, for certain governance matters which may differ significantly from corporate governance listing standards for U.S. domestic issuers. Among other things, we are not required to have: (i) a majority of the board of directors consisting of independent directors; (ii) a compensation committee; (iii) a nominating committee; or (iv) regularly scheduled executive sessions with only independent directors each year. We intend to rely on the exemptions listed above. We may in the future elect to follow home country practices with regard to other matters. As a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE applicable to U.S. domestic public companies. See section entitled “Management”.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company”. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.
We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.
We have been a private company with limited accounting and financial reporting personnel and other supervisory resources, including a lack of an established audit committee to oversee the financial reporting process and our internal control over financial reporting.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with the applicable accounting standards, which for us, is IFRS. We are required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 20-F. This assessment will need to include disclosures of any material weaknesses identified by our management in our internal control over financial reporting. The SEC defines a “material weakness” as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company”.
Our management has identified material weaknesses related to (1) lack of internal auditors with experience pertaining to U.S. regulations specifically on Section 404 compliance, and (2) lack of well design and implementation controls over handling complex accounting treatments. In order to address the material weakness identified: (i) we have recruited an internal auditor with internal control experience; and (ii) we are in the process of implementing a comprehensive policy over accounting and financial reporting procedures and controls to improve the completeness and accuracy of our financial accounting, reporting and disclosures.
Management’s initial certification under Section 404 is expected to be required with our annual report on Form 20-F for the year ending December 31, 2023. In support of such certifications, we will be required to document and make significant changes and enhancements, including hiring personnel in necessary functions with relevant experience.
We cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to these material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. We cannot assure you that all of our existing material weaknesses have been identified, or that we will not in the future identify additional material weaknesses. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404.
Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company” as defined in the JOBS Act. Our remediation efforts may not enable us to avoid material weaknesses in our internal control over financial reporting in the future. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation. As a result, we anticipate investing significant resources to enhance and maintain our financial controls, reporting system and procedures over the coming years.
At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not able to obtain sufficient appropriate evidence with the level at which our controls are documented, designed or operating.
If we fail to achieve and maintain an effective internal control environment, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures, or comply with existing or new reporting requirements. Any failure to report our financial results on an accurate and timely basis could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our businesses, financial condition, results of operations and prospects, as well as the trading price of our issued equity instruments, including our securities, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We are a holding company with no operations of its own and, as such, it depends on its subsidiaries for cash to fund its operations and expenses, including future dividend payments, if any.
As a holding company, our principal source of cash flow will be distributions or payments from our operating subsidiaries. Therefore, our ability to fund and conduct our business, service our debt and pay dividends, if any, in the future will depend on the ability of our subsidiaries to make upstream cash distributions or payments to us, which may be impacted, for example, by their ability to generate sufficient cash flow or limitations on the ability to repatriate funds whether as a result of currency liquidity restrictions, monetary or exchange controls or otherwise. Our operating subsidiaries are separate legal entities, and although they are directly or indirectly wholly owned and controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends or otherwise. To the extent the ability of any of our subsidiaries to distribute dividends or other payments to us is limited in any way, our ability to fund and conduct our business, service our debt and pay dividends, if any, could be harmed.
Perfect may be or become, or otherwise be treated as, a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders of Class A Ordinary Shares or Warrants.
In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.
If we or any of our subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of our Class A Ordinary Shares or Warrants that is a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. We do not believe we were a PFIC for U.S. federal income tax purposes for the taxable year ended December 31, 2021 and we do not presently expect to be a PFIC for the current taxable year or foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. In addition, our current position that we are not a PFIC is based in part upon the value of our goodwill which is based on the expected market value for our Class A Ordinary Shares. Accordingly, there can be no assurance that we or any of our subsidiaries will not be treated as a PFIC for any taxable year. The market price of our Class A Ordinary Shares may fluctuate considerably and, consequently, we cannot assure you of our PFIC status for any taxable year. Please see the section entitled “Taxation — United States Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Status” for a more detailed discussion with respect to our PFIC status. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of our Class A Ordinary Shares and Warrants.
Our CEO has control over key decision-making as a result of her control of a majority of the voting right of our outstanding Ordinary Shares.
As of October 28, 2022, Alice H. Chang, our founder and CEO, is able to exercise voting rights with respect to 62.3% of the voting power of our outstanding shares through her direct and indirect holding of 16,788,718 Class B Ordinary Shares. Therefore, she has the ability to control the outcome of matters submitted to our shareholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. This concentrated control could discourage, delay or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that our other shareholders support, or conversely this concentrated control could result in the consummation of such a transaction that our other shareholders do not support. This concentrated control could also discourage a potential investor from acquiring Class A Ordinary Shares, each of which has one vote compared to each Class B Ordinary Shares with ten votes, and might harm the trading price of Class A Ordinary Shares.
In addition, as our CEO, Ms. Chang has control over the day-to-day management and major strategic investments of our Company, subject to authorization and oversight by our Board. In the event of her death, the Ordinary Shares that Ms. Chang owns will be transferred to the persons or entities that she has designated. As a Board member and officer, Ms. Chang owes a fiduciary duty to our shareholders and must act in good faith in a manner she reasonably believes to be in the best interests of our shareholders. As a shareholder, even a controlling shareholder, Ms. Chang is entitled to vote her Ordinary Shares in her own interests, which may not always be in the interests of our shareholders generally.
We will be able to issue additional Class A Ordinary Shares upon the exercise of outstanding Warrants, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
Our Warrants are exercisable on the 30 days after the completion of the Transactions, and will expire at 5:00 p.m., New York City time, five years after the completion of the Transactions or earlier upon redemption or liquidation. To the extent the warrants are exercised, additional Class A Ordinary Shares will be issued, which will result in dilution to our shareholders and increase the number of Class A Ordinary Shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Class A Ordinary Shares.
We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Pursuant to the terms of Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement, we will have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of Class A Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we give notice of redemption. If and when the Warrants become redeemable by us, we may exercise the redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable federal and state securities laws.
Redemption of the outstanding Warrants could force holders to (i) exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the Warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) accept the nominal redemption price, which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of such warrants. Additionally, if a significant number of Warrant holders exercise their Warrants instead of accepting the nominal redemption price, the issuance of these shares would dilute other equity holders, which could reduce the market price of Class A Ordinary Shares. The trading price of Class A Ordinary Share may fluctuate following the consumption of the Business Combination, and can vary due to general economic conditions and forecasts, our general business condition, and the release of our financial reports.
In addition, we may redeem Warrants after they become exercisable for cash at a price of $0.10 per warrant or for a number of Class A Ordinary Shares determined based on the redemption date and the fair market value of Class A Ordinary Shares, starting at a trading price of $10.00.
Any such redemption may have similar consequences to a redemption described above. In addition, such redemption may occur at a time when the Warrants are “out-of-the-money,” in which case holders of Warrants would lose any potential embedded value from a subsequent increase in the value of the Class A Ordinary Shares had such holders’ Warrants remained outstanding. Before the Closing, Provident Class A Ordinary Shares from time to time traded briefly above $10.00; however, the track record prior to Warrants becoming exercisable is not relevant to our ability to redeem the Warrants.

The warrant agreement relating to the Warrants provided that we agreed that any action, proceeding or claim against us arising out of or relating in any way to such agreement would be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that we irrevocably submitted to such jurisdiction, which would be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision could limit the ability of holders of the Warrants to obtain what they believe to be a favorable judicial forum for disputes related to such agreement.
In connection with the Business Combination, we entered into an Assignment, Assumption and Amendment Agreement on October 28, 2022 pursuant to which Provident assigned to us all of its rights, title, interests, and liabilities and obligations in and under the Warrant Agreement, dated as of January 7, 2021, by and between Provident and Continental. The Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement, provided that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, would be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submitted to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We would waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Notwithstanding the foregoing, these provisions of the Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement, will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of the Warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement, inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.
Forum selection provisions in our Articles could limit the ability of holders of Class A Ordinary Shares or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers and potentially others.
Our Articles provide that, unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York shall be the exclusive forum (or, if such court lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the Securities Act or the Securities Exchange Act, as amended, regardless of whether such legal suit, action, or proceeding also involves parties other than us. However, the enforceability of similar federal court choice of forum provisions has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the federal choice of forum provision contained in our Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our Articles may limit a securityholder’s ability to bring a claim against us, our directors and officers and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. In addition, the Securities Act provides that both federal and state courts have jurisdiction over suits brought to enforce any duty or liability under the Securities Act or the rules and regulations thereunder. Accepting or consent to this forum selection provision does not constitute a waiver by you of compliance with federal securities laws and the rules and regulations thereunder. You may not waive compliance with federal securities laws and the rules and regulations thereunder. The exclusive forum provision in our Articles will not operate so as to deprive the courts of the Cayman Islands from having jurisdiction over matters relating to our internal affairs.
If we do not maintain a current and effective prospectus relating to the Class A Ordinary Shares issuable upon exercise of the Perfect Public Warrants, you will only be able to exercise such Warrants on a “cashless basis”.
If we do not maintain a current and effective prospectus relating to the Class A Ordinary Shares issuable upon exercise of the Perfect Public Warrants as part of the Transactions, at the time that holders wish to exercise such Perfect Public Warrants, they will only be able to exercise them on a “cashless basis”. As a result, the number of Class A Ordinary Shares that holders will receive upon exercise of the Perfect Public Warrants will be fewer than it would have been had such holders exercised their Warrants for cash. Under the terms of the Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement, we will agree to use our commercially reasonable efforts to maintain a current and effective prospectus relating to the Class A Ordinary Shares issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so.
An investor will be able to exercise a Warrant only if the issuance of Ordinary Shares upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the Warrants.
No Warrants will be exercisable for cash and we will not be obligated to issue Class A Ordinary Shares unless the shares issuable upon such exercise have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. At the time that the Warrants become exercisable, we expect that Class A Ordinary Shares to be listed on the NYSE, which would provide an exemption from registration in every state. Accordingly, we believe holders in every state will be able to exercise their Warrants as long as our prospectus relating to the Class A Ordinary Shares issuable upon exercise of the Warrants is current. However, we cannot assure you of this fact. If the Class A Ordinary Shares issuable upon exercise of the Warrants are not qualified or exempt from qualification in the states in which the holders of the Warrants reside, the Warrants may be deprived of any value, the market for the Warrants may be limited, and they may expire worthless if they cannot be sold.
General Risks
A severe or prolonged downturn of global economy or unfavorable conditions in our industry could materially and adversely affect our business and operating results.
Our international operations make us sensitive to general global economic conditions. COVID-19 pandemic has had a severe and negative impact on the global economy and whether this will lead to a prolonged downturn in the global economy remains unknown. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to volatility and uncertainty in international markets. To the extent there is a sustained general economic downturn and our software and services are perceived by our existing and potential customers to be costly or too difficult to deploy or migrate to, our revenue may be disproportionately affected by delays or reductions in general information technology spending. We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally, or within any particular industry. If the economic conditions of the general economy or markets in which we operate worsen from present levels, our business, results of operations and financial condition could be harmed.
Any catastrophe, including natural catastrophes, outbreaks of health pandemics such as the ongoing global COVID-19 pandemic or other extraordinary events, could disrupt our business operations and have a materially adverse impact on our business and results of operations.
Our operations rely heavily on our network infrastructure and information technology systems.
Catastrophic events such as earthquakes, fire, floods, hail, windstorms, environmental accidents, power loss, communications failures, explosions, terrorist attacks or other similar events could cause system interruptions, delays in accessing our service and loss of critical data or could prevent us from providing our products and solutions to our customers.
In addition, our business could be adversely affected by the outbreak of health pandemics, such as the ongoing COVID-19 pandemic. In response to the COVID-19 pandemic, many governments have put in place quarantines, shelter-in-place orders, physical distancing requirements and similar government orders and restrictions in order to control the spread of the disease. Such orders or restrictions have resulted in business closures, work stoppages, slowdowns and delays, work-from-home policies, travel restrictions and cancellation or postponement of events, among other effects that could negatively impact productivity and disrupt our operations and those of our partners and users. The global impact of COVID-19 pandemic has and continues to rapidly evolve, and remains highly uncertain and subject to change. Such uncertainty from the pandemic may cause prospective or existing customers to defer investment in the areas covered by our products and services or to reduce the value or duration of contracts and may also require us to provide larger pricing discounts or extended payment terms. Since the impact of COVID-19 pandemic is ongoing and because of our subscription-based business model, the effect of the COVID-19 pandemic and the related impact on the global economy may not be fully reflected in our results of operations until future periods.
Some of our customers have experienced, and may continue to experience, financial hardships that could result in delayed or even uncollectible payments in the future. As a result, our business operations may be materially and adversely affected.
Fluctuations in exchange rates could have a material and adverse effect on our results of operations.
Our sales are substantially denominated in U.S. dollars and some of our capital expenditures are denominated in currencies other than U.S. dollars, primarily in NT dollars, Euros, RMB and Japanese yen. As a result, any significant fluctuations to our disadvantage in the exchange rate of the U.S. dollar against such currencies, in particular a continued strengthening of the U.S. dollar would therefore reduce reported revenue and expenses from our international businesses included in our consolidated statements of operations. In addition, if the U.S. dollar appreciates significantly versus other major currencies, the demand for the products and services of our customers and for our goods and services will likely decrease, which will negatively affect our revenue.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.
We will receive up to an aggregate of $31,625,000 from the exercise of Perfect Forward Purchase Warrants, assuming the exercise in full of all of Perfect Forward Purchase Warrants. We expect to use the net proceeds from the exercise of Perfect Forward Purchase Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of these Warrants. There is no assurance that the holders of these Warrants will elect to exercise any or all of such Warrants. To the extent that any of these Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of these Warrants will decrease. See “Description of Securities — Warrants” for more details.

CAPITALIZATION AND INDEBTEDNESS
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2022 on:
•
a historical basis for the Company;

•
a pro forma basis for the Company, giving effect to the Business Combination, PIPE Investment and FPA Investment. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details; and

•
an adjusted basis, after giving effect to the assumed cash exercise in full of Perfect Forward Purchase Warrants, resulting in the issuance of 2,750,000 Class A Ordinary Shares for $31,625,000. In the event that all of the Perfect Forward Purchase Warrants are not exercised or exercised on a cashless basis, the Company will not receive cash proceeds.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
	As of June 30, 2022
(in thousands)	Actual (Unaudited)	Pro Forma Combined (Unaudited)	As Adjusted (Unaudited)
Cash and cash equivalents	$82,773	$192,140	$223,765*
Equity:
Ordinary shares	32,815	11,826	12,101
Capital surplus	6,806	472,629	504,439
Accumulated deficits	(197,145)	(304,582)	(304,582)
Other equity	(376)	(376)	(376)
Total Equity	(157,900)	179,497	211,582
Preferred shares liability and warrant liability:
Non-current financial liabilities at fair value through profit or loss	230,863	—	—
Warrant liability	—	3,507	3,047
Total Capitalization	$72,963	$183,004	$214,629

*
Assuming warrants are exercised in full for cash at a price of $11.5 per Class A Ordinary Share. See “Description of Securities — Warrants” for more details.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.
Introduction
The following unaudited pro forma condensed combined financial statements present the combination of the historical financial information of Perfect and Provident, adjusted to give effect to the Business Combination and related transactions and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the unaudited historical balance sheet of Provident as of June 30, 2022 with the unaudited historical balance sheet of Perfect as of June 30, 2022, giving effect to the Business Combination, the Sponsor Earnout Promote Shares (as discussed in the section titled “— Accounting for the Business Combination” below), Shareholder Earnout Shares (as discussed in the section titled “— Accounting for the Business Combination” below), Forward Purchase Shares and Forward Purchase Warrants and the assumed issuance of shares to the PIPE Investors, as if they had been consummated as of that date. The unaudited pro forma condensed combined statements of operation for the six months ended June 30, 2022 and the year ended December 31, 2021 combine the historical statement of operation of Provident and the condensed statement of operation of Perfect for such periods on a pro forma basis, giving effect to the Business Combination, the Sponsor Earnout Promote Shares, Shareholder Earnout Shares, Forward Purchase Shares and Forward Purchase Warrants and the assumed issuance of shares to the PIPE Investors, as if they had been completed on January 1, 2021, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial statements give pro forma effect for transaction accounting adjustments for the merger.
The unaudited pro forma condensed combined financial information assumes that the warrant liability, which may be exercised no earlier than thirty (30) days after the Business Combination, will be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination and, accordingly, would be subject to ongoing mark-to-market adjustments through the statement of operations.
The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. Such differences might include but are not limited to the estimated fair value of Perfect equity consideration, the estimated fair value of Sponsor Earnout Promote Shares and Shareholder Earnout Shares, and the exercise of redemption rights in respect of Public Shares.
This information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, Perfect’s and Provident’s unaudited financial statements as of and for the six months ended June 30, 2022 and audited financial statements as of and for the year ended December 31, 2021 and related notes, the sections titled “Perfect’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Provident’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.
Accounting for the Business Combination
The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Provident will be treated as the accounting acquiree for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Perfect issuing shares at the closing of the Business Combination for the net assets of Provident as of the closing date, accompanied by a recapitalization. The net assets of Provident will be stated as historical cost, with no goodwill or other intangible assets recorded.
Perfect has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:
•
The former owners of Perfect will hold the largest portion of voting rights in the Combined Company;

•
Perfect has the right to appoint a majority of the directors in the Combined Company;

•
Perfect’s existing senior management team will comprise a majority of management of the Combined Company;

•
The operations of Perfect will represent the ongoing operations of the Combined Company; and

•
Perfect is the larger one of the combining entities based on the fair value, assets, revenues and profits and losses.

The Business Combination is not within the scope of IFRS 3 — Business Combination, since Provident does not meet the definition of a business. The Business Combination will be accounted for within the scope of IFRS 2 — Share-based Payments. As a result, any excess of fair value of Perfect Ordinary Shares issued over the fair value of Provident’s identifiable net assets acquired represents compensation for the service in respect of a stock exchange listing for Perfect Securities and is expensed upon consummation. The stock exchange listing expense is further increased for the estimated fair value of the Sponsor Earnout Promote Shares issuable upon satisfaction of certain conditions specified in the Sponsor Letter Agreement and is reduced for the estimated fair value of the Shareholder Earnout Shares issuable upon satisfaction of certain conditions specified in the Business Combination Agreement.
For purposes of the preparation of the unaudited pro forma condensed financial information contained in this prospectus, the fair value of Perfect Ordinary Shares has been estimated based on the market price of the Public Shares, which in turn has been assumed to already reflect a discount for the fair value of the Sponsor Earnout Promote Shares and the Shareholder Earnout Shares issuable upon satisfaction of certain conditions specified in the Sponsor Letter Agreement and the Business Combination Agreement, respectively. Accordingly, no separate adjustment has been recorded in the unaudited pro forma condensed financial information contained in this prospectus to further reduce the estimated stock exchange listing expense for the estimated fair value of the Shareholder Earnout Shares, because such reduction is already assumed to be reflected in the publicly-quoted share price of Provident related to the Public Shares. However, a separate adjustment has been recorded in the unaudited pro forma condensed financial information contained in this prospectus to increase the stock exchange listing expense for the estimated fair value of the Sponsor Earnout Promote Shares, because the estimated fair value of those Sponsor Earnout Promote Shares is assumed to already be reflected as a reduction in the publicly-quoted share price of Provident related to the Public Shares that has been used to derive the fair value of the Perfect Ordinary Shares, while taking into consideration that those Sponsor Earnout Promote Shares represent additional consideration to be paid to the Sponsor in connection with the Business Combination that will not be paid to the Public Shareholders.
Basis of Pro Forma Presentation
Pursuant to Provident’s existing charter, Provident’s public shareholders were offered the opportunity to redeem, upon closing of the Business Combination, Provident Class A Ordinary Shares held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. The unaudited pro forma condensed combined financial statements reflect the redemption of 21,651,203 shares of Provident Class A Ordinary Shares at approximately $10.014 per share, including interest earned on the funds held in the trust account.

PERFECT
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2022
	Perfect (IFRS, Historical)	Provident (US GAAP, Historical)	IFRS Conversion and Presentation	Note	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Cash and cash equivalents	82,772,541	479,064	—		230,330,846	C	192,139,502
					(216,823,474)	G
					55,000,000	L
					50,000,000	F
					(6,156,668)	H
					(3,062,807)	I
					(400,000)	M
Trade receivables	7,607,005	—	—		—		7,607,005
Contract assets	1,963,571	—	—		—		1,963,571
Inventories	52,487	—	—		—		52,487
Other receivables	30,514	—	—		—		30,514
Current income tax assets	63,264	—	—		—		63,264
Prepayments	—	209,315	—		—		209,315
Other current assets	146,142	—	—		—		146,142
Total Current Assets	92,635,524	688,379	—		108,887,897		202,211,800
Investments held in Trust Account	—	230,330,846	—		(230,330,846)	C	—
Property, plant and equipment	389,548	—	—		—		389,548
Right-of-use asset	431,278	—	—		—		431,278
Intangible assets	107,906	—	—		—		107,906
Refundable deposits	128,611	—	—		—		128,611
Other non-current assets	139,340	—	—		—		139,340
Total Non-current Assets	1,196,683	230,330,846	—		(230,330,846)		1,196,683
Total Assets	93,832,207	231,019,225	—		(121,442,949)		203,408,483
Liabilities and Shareholders’ Equity
Promissory note – related party	—	400,000	—		(400,000)	M	—
Contract liabilities – current	10,418,085	—	—		—		10,418,085
Other payables	8,138,533	1,969,339	—		(1,934,998)	H	7,673,575
					(499,299)	I
Current tax liabilities	133,386	—	—		—		133,386
Current provisions	1,495,287	—	—		—		1,495,287
Lease liabilities – current	347,768	—	—		—		347,768
Other current liability	136,293	—	—		—		136,293
Total Current Liabilities	20,669,352	2,369,339	—		(2,834,297)		20,204,394
Deferred underwriting commissions	—	8,050,000	—		(8,050,000)	D	—
Financial liabilities at fair value through profit or loss – non-current	230,862,672		230,330,846	1	(230,862,672)	E	—
					(230,330,846)	B	—
Warrant liability	—	3,046,407			460,350	L	3,506,757
FPA liability	—	321,287	—		(321,287)	L	—
Lease liabilities – non-current	76,591	—	—		—		76,591
Guarantee deposits received	26,110	—	—		—		26,110
Net defined benefit liability, non-current	97,332	—	—		—		97,332
Total Non-current Liabilities	231,062,705	11,417,694	230,330,846		(469,104,455)		3,706,790
Total Liabilities	251,732,057	13,787,033	230,330,846		(471,938,752)		23,911,184
Commitments

	Perfect (IFRS, Historical)	Provident (US GAAP, Historical)	IFRS Conversion and Presentation	Note	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Provident Class A Ordinary Shares; 23,000,000 shares subject to possible redemption at $10.00 per share as of June 30, 2022	—	230,330,846	(230,330,846)	1	—		—
Shareholders’ Equity:
Provident Class B Ordinary Shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at June 30, 2022	—	575	—		(575)	A	—
Perfect Common Shares	32,814,951	—	—		(32,814,951)	E	—
Perfect Class A Ordinary Shares, $0.1 par value	—	—	—				10,147,508
					8,421,128	E
					2,300,000	B
					(2,165,120)	G
					541,500	A
					550,000	L
					500,000	F
Perfect Class B Ordinary Shares, $0.1 par value	—	—	—				1,678,872
					1,678,872	E
Capital surplus	6,806,084	2,355,113	—				472,629,462
					(540,925)	A
					227,700,000	B
					(214,658,354)	G
					54,310,937	L
					49,500,000	F
					(447,099)	I
					(6,806,084)	E
					(80,000)	H
					33,811,356	E
					254,947,074	E
					48,660,386	J
					9,020,974	K
					8,050,000	D
Retained earnings (accumulated deficit) . . . . . . . . . . . . . . . . . . .	(197,144,671)	(15,454,342)	—				(304,582,329)
					(9,020,974)	K
					330,846	B
					(28,374,723)	E
					(4,141,670)	H
					(2,116,409)	I
					(48,660,386)	J
Other equity	(376,214)	—	—		—		(376,214)
Total shareholders’ equity	(157,899,850)	(13,098,654)	—		350,495,803		179,497,299
Total liabilities and shareholders’ equity	93,832,207	231,019,225	—		(121,442,949)		203,408,483

(1)
Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of Provident’s historical mezzanine equity (Provident Class A Ordinary Shares subject to possible redemption) into Non-Current Liabilities (Financial liabilities at fair value through profit or loss — non-current).

PERFECT
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED
JUNE 30, 2022
	Perfect (IFRS, Historical)	Provident (US GAAP, Historical)	IFRS Conversion and Presentation	Note	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Operating Revenue	23,378,774	—	—		—		23,378,774
Cost of revenue	3,281,561	—	—		—		3,281,561
Gross profit	20,097,213	—	—		—		20,097,213
Selling and marketing expenses	12,086,524	—	—		—		12,086,524
General and administrative expenses	4,700,480	2,026,855	—		—		6,727,335
Research and development expenses	5,358,074	—	—		—		5,358,074
Total Operating Expenses	22,145,078	2,026,855	—		—		24,171,933
Operating loss	(2,047,865)	(2,026,855)	—		—		(4,074,720)
Interest income	178,288	—	—		—		178,288
Interest earned on marketable securities held in Trust Account	—	316,409	—		(316,409)	EE	—
Unrealized gain on change in fair value of warrants	—	6,602,351	—		—		6,602,351
Unrealized gain on change in fair value of FPA Units	—	366,763	—		—		366,763
Other income	11,153	—	—		—		11,153
Other gains and losses	601,342	—	—		—		601,342
Gain on financial liabilities at fair value through profit or loss	28,374,723	—	—		(28,374,723)	CC	—
Finance costs	(4,547)	—	—		—		(4,547)
Total Non-operating Income and Expenses	29,160,959	7,285,523	—		(28,691,132)		7,755,350
Profit before income tax	27,113,094	5,258,668	—		(28,691,132)		3,680,630
Income tax expense	(160,738)	—	—		—		(160,738)
Net profit	26,952,356	5,258,668	—		(28,691,132)		3,519,892
Weighted average shares of Perfect Common Shares outstanding:
Basic	324,746,974	—	—		—		—
Diluted	567,078,210
Net profit (loss) attributable to shareholders per common share:
Basic	0.083	—	—		—		—
Diluted	(0.003)	—	—		—		—
Weighted average shares of Provident Ordinary Shares outstanding:

	Perfect (IFRS, Historical)	Provident (US GAAP, Historical)	IFRS Conversion and Presentation	Note	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Net profit attributable to shareholders per ordinary share:
Basic and diluted weighted average shares outstanding, Class A ordinary share subject to possible redemption	—	23,000,000	—		—		—
Basic and diluted – net income per ordinary share, Class A ordinary shares subject to possible redemption	—	0.18	—		—		—
Basic and diluted weighted average shares outstanding, Class A and Class B shares outstanding, non-redeemable ordinary share	—	5,750,000	—		—		—
Basic and diluted net income per share, non-redeemable ordinary share	—	0.18	—		—		—
Pro forma weighted average shares of Perfect Ordinary Shares outstanding – basic and diluted							117,661,398
Pro forma net profit attributable to shareholders per ordinary share – basic and diluted							0.03

PERFECT
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED
DECEMBER 31, 2021
	Perfect (IFRS, Historical)	Provident (US GAAP, Historical)	IFRS Conversion and Presentation	Note	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Operating Revenue	40,760,117	—	—		—		40,760,117
Cost of revenue	5,736,216	—	—		—		5,736,216
Gross profit	35,023,901	—	—		—		35,023,901
Selling and marketing expenses	25,285,612	—	—		—		25,285,612
General and administrative expenses	4,936,456	2,447,239	—		3,733,623	AA	68,798,678
					9,020,974	DD
					48,660,386	BB
Research and development expenses	9,838,292	—	—		—		9,838,292
Total Operating Expenses	40,060,360	2,447,239	—		61,414,983		103,922,582
Operating loss	(5,036,459)	(2,447,239)	—		(61,414,983)		(68,898,681)
Interest income	131,323	—	—		—		131,323
Interest earned on marketable securities held in Trust Account	—	14,437	—		(14,437)	EE	—
Expenses incurred for issuance of FPA Units	—	(1,776,766)	—		—		(1,776,766)
Expenses incurred for the fair value of warrants exceeding the purchase price	—	(1,053,214)	—		—		(1,053,214)
Unrealized gain on change in fair value of warrants	—	11,265,612	—		—		11,265,612
Unrealized gain on change in fair value of FPA Units	—	4,597,417	—		—		4,597,417
Other income	117,600	—	—		—		117,600
Other gains and losses	(892,866)	—	—		—		(892,866)
Loss on financial liabilities at fair value through profit or loss	(150,745,231)	—	—		150,745,231	CC	—
Finance costs	(9,045)	—	—		—		(9,045)
Total Non-operating Income and Expenses	(151,398,219)	13,047,486	—		150,730,794		12,380,061
(Loss) profit before income tax	(156,434,678)	10,600,247	—		89,315,811		(56,518,620)
Income tax expense	(416,955)	—	—		—		(416,955)
Net (loss) profit	(156,851,633)	10,600,247	—		89,315,811		(56,935,575)
Weighted average shares of Perfect Common Shares outstanding:
Basic and diluted	299,164,960	—	—		—		—

	Perfect (IFRS, Historical)	Provident (US GAAP, Historical)	IFRS Conversion and Presentation	Note	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Net loss attributable to shareholders per common share:
Basic and diluted	(0.52)	—	—		—		—
Weighted average shares of Provident Ordinary Shares outstanding:
Net profit attributable to shareholders per ordinary share:
Basic and diluted weighted average shares outstanding, Class A ordinary share subject to possible redemption	—	22,243,836	—		—		—
Basic and diluted – net income per ordinary share, Class A ordinary shares subject to possible redemption	—	0.38	—		—		—
Basic and diluted weighted average shares outstanding, Class A and Class B shares outstanding, non- redeemable ordinary share	—	5,725,342	—		—		—
Basic and diluted net income per share, non-redeemable ordinary share	—	0.38	—		—		—
Pro forma weighted average shares of Perfect Ordinary Shares outstanding – basic and diluted							117,846,673
Pro forma net loss attributable to shareholders per ordinary share – basic and diluted							(0.48)

Note 1 — Description of the Business Combination
On March 3, 2022, Provident entered into a Business Combination Agreement with Perfect, Beauty Corp., a wholly owned subsidiary of Perfect (the “Merger Sub 1”), and Fashion Corp., a wholly owned subsidiary of Perfect (the “Merger Sub 2”). Pursuant to the Business Combination Agreement, (a) Merger Sub 1 will merge with and into Provident (the “First Merger”), with Provident surviving the First Merger as a wholly owned subsidiary of Perfect (such company, as the surviving entity of the First Merger, the “First Merger Surviving Company, and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of Perfect (such company, as the surviving entity of the Second Merger, the “Second Merger Surviving Company”). As a result of the Mergers, and upon consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement (the “Business Combination” and together with transactions contemplated by agreements, instruments and documents contemplated by the Business Combination Agreements, the “Proposed Transactions”), the shareholders of Provident become shareholders of Perfect. After the completion of the Business Combination, Perfect’s shares and warrants are traded on the NYSE under the ticker symbols “PERF” and “PERF WS,” respectively, and Perfect become a publicly listed company.
Shareholder Earnout Shares
The Business Combination Agreement provides that, from and after the Closing Date, as defined in the Business Combination Agreement, until the fifth anniversary of the Closing Date (the “Earnout Period”), Perfect may issue up to 10,000,000 Perfect Class A Ordinary Shares and Perfect Class B Ordinary Shares (the “Shareholder Earnout Shares”) to certain persons who are Perfect’s shareholders immediately prior to the First Merger Effective Time (the “Shareholder Earnout Participants”) in accordance with each such Shareholder Earnout Participant’s Pro Rata Portion. Subject to the terms and conditions contemplated by the Business Combination Agreement, 3,000,000, 3,000,000 and 4,000,000 of the Shareholder Earnout Shares are issuable if over any 20 trading days within any 30-trading-day period during the Earnout Period when the daily volume-weighted average price of the Perfect Class A Ordinary Shares is greater than or equal to $11.50, $13.00 and $14.50, respectively (each, a “Shareholder Earnout Event”), provided that such Shareholder Earnout Participant holds more than 1% of the Company’s fully diluted share capital at the time of the applicable Shareholder Earnout Event. The unaudited pro forma condensed combined financial information in this prospectus assumes that the fair value of the Shareholder Earnout Shares is already reflected in the publicly-quoted share price of Provident that has been used to derive the estimated fair value of Perfect Ordinary Shares. Accordingly, no additional pro forma adjustment to adjust for the fair value of the Shareholder Earnout Shares is considered necessary, because the estimated fair value of such shares is already presumed to be reflected in the fair value of the Perfect shares shown in Note 4(J) below.
FPA Investment
In connection with the Initial Public Offering of Provident, Provident and certain investors (the “FPA Investors”) entered into certain forward purchase agreements (each, a “Forward Purchase Agreement”), pursuant to which the FPA Investors agreed to subscribe for and purchase, and Provident agreed to issue and sell to such FPA Investors, collectively, 5,500,000 Provident Class A Ordinary Shares and 2,750,000 warrants to purchase Provident Class A Ordinary Shares in consideration for an aggregate purchase price of $55,000,000 (the “FPA Investment”).
PIPE
On March 3, 2022, the PIPE Investors entered into the Subscription Agreements pursuant to which the PIPE Investors have committed to subscribe for and purchase, and Perfect has agreed to issue and sell to the PIPE Investors, Perfect Class A Ordinary Shares at $10.00 per share for an aggregate purchase price of $50,000,000 (the “PIPE Investment”). Under the Subscription Agreements, the obligations of the parties to consummate the PIPE Investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties.

Waiver of Anti-Dilution Protection and Adjustment of Provident Class B Share Number
Concurrently with the execution of the Business Combination Agreement, Perfect, Provident and Sponsor entered into a letter agreement (the “Sponsor Letter Agreement”). Under the Sponsor Letter Agreement, Sponsor, in its capacity as the holder of at least a majority of the Provident Class B Ordinary Shares in issue, has agreed to waive any anti-dilution adjustment to the conversion ratio between Provident Class B Ordinary Shares and Provident Class A Ordinary Shares that may result from the issuance of Provident Class A Ordinary Shares in connection with the PIPE Investment. However, such waiver does not cover any adjustment to the conversion ratio that may result from the closing of purchase of Provident Class A Ordinary Shares and Provident Warrants pursuant to the Forward Purchase Agreements. In addition, to the extent that, after giving effect to the adjustment to the conversion ratio, the adjusted conversion ratio is less than the sum of (i) one plus (ii) the quotient of (a) the aggregate number of Provident Class A Ordinary Shares issued in the Forward Purchase Financing divided by (b) 23,000,000 (such sum, the “Target Conversion Ratio”), Perfect will issue, immediately prior to the First Merger Effective Time but after the Recapitalization, to each holder of Provident Class B Ordinary Shares as of immediately prior to the First Merger Effective Time such number of Perfect Class A Ordinary Shares that would make the total number of Perfect Class A Ordinary Shares held by such holder immediately after the First Merger Effective Time equal to an amount that such holder would hold if the Provident Class B Ordinary Shares had been converted into Provident Class A Ordinary Shares at the Target Conversion Ratio immediately prior to the First Merger Effective Time.
Sponsor Earnout Promote Shares
The Sponsor Letter Agreement also provides that 25.90333% of the Perfect Class A Ordinary Shares held by Sponsor as of immediately after the First Merger Effective Time (the “Forfeited Shares”) will be forfeited and cancelled for no consideration immediately after, and contingent upon, the Closing. Subject to the terms and conditions contemplated by the Sponsor Letter Agreement, upon the occurrence of a Sponsor Earnout Event (as defined below) during the Earnout Period, Perfect will issue Perfect Class A Ordinary Shares of up to an aggregate number equal to 68.74994% of the amount of the Forfeited Shares (the “Sponsor Earnout Promote Shares”) to Sponsor, with (i) 50% of the Sponsor Earnout Promote Shares issuable if over any 20 trading days within any 30-trading-day period during the Earnout Period the daily volume-weighted average price of the Perfect Class A Ordinary Shares is greater than or equal to $11.50, and (ii) 50% of the Sponsor Earnout Promote Shares issuable over any twenty (20) trading days within any thirty (30)-trading-day period during the Earnout Period the daily volume-weighted average price of the Perfect Class A Ordinary Shares is greater than or equal to $13.00 (each, a “Sponsor Earnout Event”). The unaudited pro forma condensed combined financial information in this prospectus assumes that the fair value of the Sponsor Earnout Promote Shares is reflected in the publicly-quoted share price of Provident that has been used to derive the estimated fair value of Perfect Ordinary Shares. A separate adjustment has been recorded in these pro forma financial statements to increase the estimated stock exchange listing expense for the Sponsor Earnout Promote Shares, because the estimated fair value of those Sponsor Earnout Promote Shares is assumed to already be reflected as a reduction in the publicly-quoted share price of Provident related to the Public Shares that has been used to derive the fair value of the Perfect Ordinary Shares, yet those Sponsor Earnout Promote Shares represent additional consideration to be paid to the Sponsor in connection with the Business Combination that will not be paid to the Public Shareholders. See Note 4(K) and 4(DD) below.
The following summarizes the unaudited pro forma of Perfect Ordinary Shares outstanding as of immediately following closing:

Ownership
	Perfect Class A Ordinary Shares	Perfect Class B Ordinary Shares	Equity%
Public Shareholders	1,348,797		1.1%
Initial Shareholders(1)	5,415,000		4.6%
FPA Investors	5,500,000		4.7%
Perfect Shareholders(2)	84,211,280	16,788,718	85.4%
PIPE Investors	5,000,000		4.2%
Total Perfect Shares Outstanding at Closing	101,475,077	16,788,718	100.00%

(1)
Reflecting 5,500,000 Forward Purchase Shares were issued, holders of 5,750,000 Provident Class B Ordinary Shares received 7,125,000 Perfect Class A Ordinary Shares upon the First Merger and after giving effect to the share surrender by Sponsor, held 5,415,000 Perfect Class A Ordinary Shares Excludes any potential Sponsor Earnout Promote Shares, as such shares were not issued and outstanding at Closing.

(2)
The shares consist of Perfect Ordinary Shares, Perfect Series A, Series A-1, Series B, Series C-1, and Series C-2 Preferred Shares (the “Perfect Preferred Shares”), and exercise of Perfect Incentive Plan. Excludes any potential Shareholder Earnout Shares, as such shares are not issued and outstanding at Closing.

The above share amounts and ownership percentages have been calculated based on the following assumptions:
•
Immediately prior to the First Merger Effective Time, each issued and outstanding Provident Class B Ordinary was automatically converted into a number of Provident Class A Ordinary Shares in accordance with the conversion ratio provided under Provident’s Articles (the “Conversion Ratio”). At the First Merger Effective Time, each issued and outstanding Provident Class A Ordinary Share other than Provident Dissenting Shares were cancelled in exchange for the right to receive one Perfect Class A Ordinary Share. In addition, pursuant to the Sponsor Letter Agreement, (i) if the Conversion Ratio is less than the sum of (I) one plus (II) the quotient of (A) the Forward Purchase Shares divided by (B) 23,000,000 (the “Target Conversion Ratio”), Perfect will issue additional Perfect Class A Ordinary Shares to the former holders of Provident Class B Ordinary Shares to make the total number of Perfect Class A Ordinary Shares held by each such holder immediately after the First Merger Effective Time equal to an amount that such holder would hold had the Provident Class B Ordinary Shares been converted into Provident Class A Ordinary Shares at the Target Conversion Ratio, and (ii) 25.90333% of the Perfect Class A Ordinary Shares held by the Sponsor as of immediately after the First Merger Effective Time (after the share issuance described in the foregoing (i)) will be surrendered and cancelled. Assuming 5,500,000 Forward Purchase Shares will be issued, the holders of 5,750,000 Provident Class B Ordinary Shares will receive 7,125,000 Perfect Class A Ordinary Shares upon the First Merger and the share issuance described in the preceding sentence and will hold 5,415,000 Perfect Class A Ordinary Shares after giving effect to the share surrender described in the proceeding sentence.

•
Immediately prior to the First Merger Effective Time, each Perfect Common Share and Perfect Preferred Share outstanding immediately prior to the First Merger Effective Time, was automatically converted into a number of Perfect Class A Ordinary Shares equal to the Combination Factor, which is 0.17704366.

Share Type before Share Combination	Number of Shares before Share Combination	Combination Factor	Share Type after Share Combination	Number of Shares after Share Combination
Common shares	241,649,505	0.17704366	Class A Ordinary Shares	42,782,509
Preferred shares	234,003,142			41,428,771
Subtotal	475,652,647			84,211,280
Common shares	86,500,000	0.17704366	Class B Ordinary Shares	15,314,281
Preferred shares	8,328,094			1,474,437
Subtotal	94,828,094			16,788,718
Total	570,480,741			100,999,998
The share amounts and ownership percentages reflected in the above table has furthermore been calculated based on certain additional assumptions, which are described below in “Note 2. Basis of Presentation.”
Note 2 — Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined balance sheet as of June 30, 2022 and the unaudited pro forma condensed combined statements of comprehensive income for the six months ended June 30, 2022 and the year ended December 31, 2021 are based on the historical financial statements of Perfect and Provident. The transaction accounting adjustments for the transaction consist of those necessary to account for the transaction.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.
Perfect and Provident did not have any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined balance sheet as of June 30, 2022, assumes that the Transactions occurred on June 30, 2022. The unaudited pro forma condensed combined statement of comprehensive income for the six months ended June 30, 2022 and the year ended December 31, 2021 presents pro forma effect to the Transactions as if they had been completed on January 1, 2021, the beginning of the earliest period presented.
The unaudited pro forma condensed combined balance sheet as of June 30, 2022 has been prepared using, and should be read in conjunction with, the following:
•
Provident’s unaudited balance sheet as of June 30, 2022, and the related notes for the six months ended June 30, 2022; and

•
Perfect’s consolidated statement of financial position as of June 30, 2022, and the related notes for the six months ended June 30, 2022.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 has been prepared using, and should be read in conjunction with, the following:
•
Provident’s unaudited statement of operations for the six months ended June 30, 2022 and the related notes; and

•
Perfect’s consolidated statement of comprehensive income for the six months ended June 30, 2022 and the related notes.

The unaudited pro forma condensed combined statement of comprehensive income for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Provident’s audited statement of operations for the year ended December 31, 2021 and the related notes; and

•
Perfect’s consolidated statement of comprehensive income for the year ended December 31, 2021 and the related notes.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that Perfect believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Perfect believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of Perfect and Provident.
Note 3 — Accounting Policies
The historical financial information of Perfect was prepared in accordance with IFRS as issued by the IASB and the historical financial information of Provident was prepared in accordance with U.S. GAAP. The historical financial information of Provident has been adjusted to give effect to certain differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert Provident’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify the Provident Ordinary Shares subject to redemption to non-current financial liabilities under IFRS.
Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Proposed Transactions and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect for transaction accounting adjustments for the merger.
The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.
The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of comprehensive income are based upon the number of Perfect Class A Ordinary Shares and Perfect Class B Ordinary Shares outstanding, assuming the Proposed Transactions occurred on January 1, 2021.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
Note (A)	Reflects the conversion of 5,750,000 Provident Class B Ordinary Shares held by the Initial Shareholders to 5,415,000 Perfect Class A Ordinary Shares after the consummation of the Proposed Transactions. Pursuant to the Business Combination Agreement, all Provident Class B Ordinary Shares outstanding prior to the Effective Time will be repurchased and canceled by Provident in exchange for the issuance of such number of Provident Class A Ordinary Shares in accordance with the conversion ratio provided under Provident’s Articles at the First Merger Effective Time. All Provident Class B Ordinary Shares converted into Provident Class A Ordinary Shares will no longer be outstanding and will cease to exist, and as a result of the Business Combination, each issued and outstanding Provident Class A Ordinary Share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one Perfect Class A Ordinary Share at the First Merger Effective Time.
Provident Class B Ordinary Shares	575		Provident Class B Ordinary Shares, $0.0001 par value with 5,750,000 shares issued and outstanding
Capital surplus	540,925		Perfect capital surplus – ordinary shares
Perfect Class A Ordinary Shares		541,500	Perfect Class A Ordinary Shares, $0.1 par value with 5,415,000 shares issued
Note (B)	Reflects the conversion of 23,000,000 Provident Class A Ordinary Shares subject to possible redemption originally classified as temporary equity under U.S. GAAP and reclassified to financial liabilities at fair value through profit or loss — non-current under IFRS to Perfect Class A Ordinary Shares and capital surplus, on a one-for-one basis upon the Business Combination.
Note (C)	Reflects the reclassification of $230 million of investments held in the Trust Account that become available to fund the Business Combination.
Note (D)	Reflects the reversal of $8 million of Provident’s deferred underwriting fees liability that has been waived due to the resignation of underwriters.
Note (E)	Represents the recapitalization of (i) 328,149,505 shares of Perfect Common Shares and (ii) 242,331,236 shares of Perfect Preferred Shares, into 84,211,280 shares of Perfect Class A Ordinary Shares with par value $0.1 and 16,788,718 shares of Perfect Class B Ordinary Shares with par value $0.1. Excludes any potential earn-out consideration, as it does not represent legally outstanding ordinary shares at Closing.
Financial liabilities at fair value through profit or loss – non-current	230,862,672		Perfect Preferred Shares
Perfect Common Shares	32,814,951		Perfect Common Shares, $0.1 par value
Capital surplus	6,806,084		Perfect capital surplus – common shares
Perfect Class A Ordinary Shares		8,421,128	Perfect Class A Ordinary Shares, $0.1 par value
Perfect Class B Ordinary Shares		1,678,872	Perfect Class B Ordinary Shares, $0.1 par value
Capital surplus		33,811,356	Capital surplus from recapitalization of Perfect Common Shares

Capital surplus		254,947,074	Capital surplus from recapitalization of Perfect Preferred Shares
Retained earnings (accumulated deficit)	28,374,723		Reversal of gain on financial liabilities at fair value through profit or loss
Note (F)	Reflects the net proceeds of $50 million from the issuance and sale of 5,000,000 shares of Provident Class A Ordinary Shares at $10.00 per share in a private placement pursuant to the Subscription Agreements. Each issued and outstanding Provident Class A Ordinary Share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one Perfect Class A Ordinary Share at the First Merger Effective Time.
Note (G)	Reflects the redemption of 21,651,203 Provident Class A Ordinary Shares for aggregate redemption payments of $216.8 million at a redemption price of $10.014 per share, including interest earned on the funds held in the trust account.
Note (H)	Reflects preliminary estimated transaction costs expected to be incurred by Provident of approximately $6.2 million, for capital raising related to the banking, legal, and accounting fees incurred as part of the Business Combination. $1.9 million of these fees have been accrued as of the pro forma balance sheet date. The Provident estimated transaction costs exclude the deferred underwriting commissions as described in (D) above. $0.1 million represent equity issuance costs capitalized in share premium related to the PIPE Financing. The remaining amount of $4.2 million, composed of banking, legal, and accounting fees, is reflected in the unaudited pro forma condensed combined balance sheet as a reduction of cash and an adjustment to pre-acquisition accumulated deficit of Provident.
The following table summarizes the above mentioned transaction costs and the related treatment within the unaudited pro forma condensed combined financial information.
Estimated Provident transaction costs	Pro forma adjustment	Amount (in thousands)
Accrued as of June 30, 2022		$1,935
PIPE Financing fees	(H)	80
Transaction costs not eligible for capitalization(1)	(H), (J), (BB)	4,141
Total Provident estimated transaction costs		$6,156

(1)
Such costs are excluded from the unaudited pro forma condensed combined statement of operations of Provident but are reflected as a reduction of the net assets of Provident when calculating the IFRS 2 expense.

Note (I)	Reflects preliminary estimated transaction costs expected to be incurred by Perfect of approximately $3.1 million, for banking, legal, and accounting fees incurred as part of the Business Combination. $0.5 million of these fees have been accrued as of the pro forma balance sheet date. The remaining amount of $2.6 million is allocated between newly issued shares and newly listed but previously existing shares. Approximately $0.5 million is allocated to newly issued shares and included as adjustment to capital surplus and approximately $2.1 million is allocated to the newly listed but previously existing shares and included as an adjustment to accumulated deficit.
Note (J)	Represents the preliminary estimated listing service expense recognized in accordance with IFRS 2, for the excess of the fair value of Perfect shares issued and the fair value of Provident’s identifiable net assets at the date of the Business Combination, resulting in a $48.7 million increase to accumulated loss. The fair value of shares issued was estimated based on a market price of Public Shares of $7.88 per share (as of October 21,2022). The value is preliminary and will change based on fluctuations in the share price of the Provident’s Public Shares through the closing date. A 1% change in the market price per share would result in a change of $0.5 million in the estimated expense.

	Estimated Fair Value
Estimated fair value of Perfect equity consideration issued (pro forma)	Shares	(in 000s)
Public Shareholders	1,348,797
Initial Shareholders	5,415,000
	6,763,797
Total value of Perfect shares to be issued to Provident shareholders, excluding PIPE and FPA Investors		$53,299
Net assets of Provident as of June 30, 2022(1)		225,604
Less: Provident transaction costs, net(2)		(4,141)
Less: Effect of redemption of 21,651,203 Provident Class A Ordinary Shares		(216,824)
Adjusted net assets of Provident as of June 30, 2022		4,639
Excess of fair value of Perfect consideration issued over
Provident net assets acquired (IFRS 2 Charge)(3)		$48,660

(1)
Reflects the estimated fair value of the Provident net assets based on the carrying values of Provident’s net assets as of June 30. The 18,100,000 Provident Warrants (other than Forward Purchase Warrants) have been reflected as a component of the net assets acquired and liabilities assumed in connection with the Business Combination, consistent with their expected treatment as a liability (with corresponding adjustment to fair value through the statement of income/(loss)) pursuant to IAS 32 in the post-consummation financial statements of Perfect.

Reflects the reversal of $8 million of Provident’s deferred underwriting fees liability that has been waived due to the resignation ofunderwriters as described in Note (D).
(2)
Reflects Provident transaction costs that are not eligible for capitalization as described in Note (H).

(3)
Excludes the adjustment to the IFRS 2 Charge consisting of 1,175,624 Sponsor Earnout Promote Shares to be granted when a Sponsor Earnout Event occurs, as described separately in Note (K).

Note (K)
Reflects the estimated share based contingent payments of 1,175,624 Sponsor Earnout Promote Shares to be granted when a Sponsor Earnout Event occurs, based on a preliminary valuation. Aforementioned Earnout Shares are a potential contingent payment arrangement with Sponsor, based on a market condition and without link to service. Thus, the award vests immediately and should be considered as an adjustment to the grant date fair value of the IFRS 2 expense, regardless of whether the target share price of the Sponsor Earnout Event is achieved or not. The actual compensation expense recorded for such Sponsor Earnout Promote Shares may differ from these estimates, and such differences may be material.

Retained earnings/Share based compensation – sponsor earnout	9,020,974		Sponsor Earnout Promote Shares = 587,812 shares * fair value $7.8459/share (@ $11.5) + 587,812 shares * fair value $7.5008/share (@ $13)
Capital surplus		9,020,974
Note (L)
Reflects the proceeds of $55 million pursuant to the Forward Purchase Agreements for an aggregate of 5,500,000 Provident Class A Ordinary Shares with par value $0.1 and 2,750,000 warrants based on the quoted prices in active markets on June 30, 2022. As a result of the Business Combination, each issued and outstanding Provident Class A Ordinary Share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one Perfect Class A Ordinary Share after giving effect to the Recapitalization.

Cash and cash equivalents	55,000,000		Proceeds
Perfect Class A Ordinary Shares		550,000	Perfect Class A Ordinary Shares, $0.1 par value
Capital surplus		54,310,937

FPA liability	321,287		Reversal of Provident FPA liability
Warrant liability		460,350	New public warrants = 2,750,000 warrants * quoted price $0.17/warrant
Note (M)
Reflects the settlement of $0.4 million of Provident’s promissory note that is due on the earlier of (i) the date on which the Company consummates an initial Business Combination contemplated under the Business Combination Agreement dated as of March 3, 2022 and (ii) the date on which the winding up of the Company is effective.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operation:
Note (AA)	Reflects the total estimated transaction costs for Perfect not yet recognized in the statement of comprehensive income during the year ended December 31, 2021. These costs are a nonrecurring item.
Note (BB)	Reflects the preliminary estimated listing service expense recognized in accordance with IFRS 2, for the excess of the fair value of Perfect shares issued and the fair value of Provident’s identifiable net assets at the date of the Business Combination, in the amount of $48.7 million as described in (J) above.
Note (CC)	Reflects the elimination of fair value change of redeemable preference shares as such Perfect redeemable preference share will be settled immediately prior to the Closing of the Business Combination.
Note (DD)	Reflects the estimated grant date fair value of the Sponsor Earnout Promote Shares to be granted when a Sponsor Earnout Event occurs, as described in (K) above.
Note (EE)	Represents the elimination of Provident’s investment income related to the marketable securities held in the Trust Account.
Note 5 — Pro forma Share and Earning per share information
The pro forma basic and diluted net income (loss) per share amounts presented in the unaudited pro forma condensed combined statements of comprehensive income are based upon the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. Additionally, the following equity instruments are also excluded:
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10,000,000 shares issuable to Perfect when certain vesting conditions based on the share price performance pursuant to the Business Combination Agreement are met;

•
1,175,624 shares issuable to Provident when certain vesting conditions based on the share price performance pursuant to the Business Combination Agreement are met.

The weighted average number of outstanding Perfect Ordinary Shares for pro forma net income per share of the six months ended June 30, 2022:
Weighted average shares outstanding – basic and diluted(1)
Public Shareholders	1,348,797
FPA Investors	5,500,000
Initial Shareholders	5,415,000
Perfect Shareholders	100,397,601
PIPE Investors	5,000,000
117,661,398

The weighted average number of outstanding Perfect Ordinary Shares for pro forma net income per share of the year ended December 31, 2021:
Weighted average shares outstanding – basic and diluted(1)
Public Shareholders	1,348,797
FPA Investors	5,500,000
Initial Shareholders	5,415,000
Perfect Shareholders	100,582,876
PIPE Investors	5,000,000
117,846,673

(1)
For purpose of applying the “if converted” method for calculating diluted earnings per share, it was assumed that each warrant that was outstanding (18,100,000 Provident Warrants and 2,750,000 Forward Purchase Warrants) shall be converted into the right to purchase one Class A ordinary share at a price of $11.50 per share (the exercise price). However, since the exercise price of the warrants exceeds the average market price of ordinary shares during the period these instruments were considered to be anti-dilutive and were excluded from the calculation of diluted earnings/loss per share.

TAXATION
United States Federal Income Tax Considerations
General
The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A Ordinary Shares and Warrants (the “Securities”). No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our Securities; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.
This summary is limited to U.S. federal income tax considerations relevant to holders that hold Securities as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:
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our officers or directors;

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banks, financial institutions or financial services entities;

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broker-dealers;

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taxpayers that are subject to the mark-to-market accounting rules;

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tax-exempt entities;

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S-corporations;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies;

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real estate investment trusts;

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expatriates or former long-term residents of the United States;

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persons that actually or constructively own ten percent or more of our shares by vote or value;

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persons that acquired Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

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persons that hold Securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•
persons subject to the alternative minimum tax;

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persons that purchase or sell Securities as part of a wash sale for tax purposes; or

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U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Securities, we urge you to consult your own tax advisor.
As used in this prospectus, the term “U.S. Holder” means a beneficial owner of Securities that is, for United States federal income tax purposes:
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a citizen or resident of the United States,

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a domestic corporation,

•
an estate whose income is subject to United States federal income tax regardless of its source, or

•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF SECURITIES. HOLDERS OF SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.
U.S. Holders
Taxation of Distributions
Subject to the possible applicability of the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as a dividend the amount of any distribution paid on our Class A Ordinary Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules described below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in our Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Ordinary Shares (see “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” below).
With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends that constitute qualified dividend income generally will be taxed at the lower applicable long-term capital gains rate (see “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” below) provided that the U.S. Holder holds the Class A Ordinary Shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and other requirements are met. Dividends we pay with respect to the Class A Ordinary Shares generally will be qualified dividend income provided that, in the year that the U.S. Holder receives the dividend, our Class A Ordinary Shares are readily tradable on an established securities market in the United States, and we are not treated as a PFIC in the year the dividend is paid or in the preceding year and certain holding period and other requirements are met. U.S. Treasury Department guidance indicates that shares listed on NYSE (on which our Class A Ordinary Shares are listed) will be considered readily tradable on an established securities market in the United States. Even if the Class A Ordinary Shares are listed on NYSE, there can be no assurance that our Class A Ordinary Shares will be considered readily tradable on an established securities market in future years. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to Class A Ordinary Shares.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants
Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of our Class A Ordinary Shares or Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Class A Ordinary Shares or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A Ordinary Shares or Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.
Exercise, Lapse or Redemption of a Warrant
Subject to the PFIC rules and except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Class A Ordinary Share on the exercise of a Warrant. A U.S. Holder’s tax basis in a Class A Ordinary Share received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant exchanged therefor and the exercise price. It is unclear whether the U.S. Holder’s holding period for the Class A Ordinary Share received will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.
The tax consequences of a cashless exercise of a Warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes.
In either tax-free situation, a U.S. Holder’s tax basis in the Class A Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the Warrants. If the cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Share will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Warrant. If the cashless exercise is treated as a recapitalization, the holding period of the Class A Ordinary Shares would include the holding period of the Warrants.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of Warrants having an aggregate value equal to the exercise price for the total number of Warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the total number of Warrants deemed surrendered and the U.S. Holder’s tax basis in such Warrants. In this case, a U.S. Holder’s aggregate tax basis in Class A Ordinary Shares received would equal the sum of U.S. Holder’s initial investment in the Warrants deemed exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.
Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U.S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.
Subject to the PFIC rules described below, if we redeem Warrants for cash or purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants.”
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of Class A Ordinary Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. Holders’ proportionate interests in our assets or earnings and profits (e.g. through an increase in the number of Class A Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price of a Warrant) as a result of a distribution of cash or other property to the holders of Class A Ordinary Shares which is taxable to the U.S. Holders of such Class A Ordinary Shares as described under “Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest, and would increase a U.S. Holder’s adjusted tax basis in its Warrants to the extent that such distribution is treated as a dividend.
Passive Foreign Investment Company Status
The treatment of U.S. Holders of our Class A Ordinary Shares and Warrants could be materially different from that described above if we are or will be treated as a PFIC for U.S. federal income tax purposes.
A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
We do not believe we were PFICs for U.S. federal income tax purposes for the taxable year ended December 31, 2021 and we do not presently expect to be a PFIC for the current taxable year or foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. In addition, our current position that we are not a PFIC is based in part upon the value of our goodwill which is based on the market value for our Class A Ordinary Shares. The market price of our Class A Ordinary Shares may fluctuate considerably and, consequently, we cannot assure you of our PFIC status for any taxable year. Accordingly, we could become a PFIC in the future if there is a substantial decline in the value of our Class A Ordinary Shares. With certain exceptions, the Class A Ordinary Shares would be treated as stock in a PFIC with respect to a U.S. Holder if we were a PFIC at any time during a U.S. Holder’s holding period in such U.S. Holder’s Class A Ordinary Shares. There can be no assurance, however, that we will not be treated as a PFIC for any taxable year or at any time during a U.S. Holder’s holding period.
If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A Ordinary Shares and the U.S. Holder did not make a mark-to-market election discussed below, such U.S. Holder generally would be subject to special and adverse rules, regardless of whether we remain a PFIC, with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Class A Ordinary Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder, other than the taxable year in which the U.S. Holder’s holding period in the Class A Ordinary Shares begins, that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter the portion of , such U.S. Holder’s holding period for the Class A Ordinary Shares that preceded the current taxable year).
Under these rules:
•
the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we were a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

Because we do not intend to provide the information necessary for a U.S. holder to comply with the requirements of a “qualified electing fund” election, such election will not be available to a U.S. Holder with respect to the U.S. Holder’s Class A Ordinary Shares.
If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we (or our subsidiary) receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or if U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC.
Alternatively, if we are a PFIC and the Class A Ordinary Shares constitute “marketable stock” (as defined below), a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Class A Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of such year over its adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A Ordinary Shares will be treated as ordinary income.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including NYSE (on which the Class A Ordinary Shares will be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Moreover, a mark-to-market election made with respect to Class A Ordinary Shares would not apply to a U.S. Holder’s indirect interest in any lower tier PFICs in which we own shares. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the Class A Ordinary Shares under their particular circumstances.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.
The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Class A Ordinary Shares should consult their tax advisors concerning the application of the PFIC rules under their particular circumstances.
Although not entirely clear, it is likely that under current law the Warrants will not be subject to the PFIC rules even if we are classified as a PFIC. It is possible, however, that the IRS could finalize current proposed regulations with a retroactive effective date that could cause the Warrants to be subject to the PFIC rules for periods prior to the issuance of such regulations if we are classified as a PFIC. In addition, it is possible that the IRS could issue final regulations with a future effective date that could cause the Warrants to be subject to the PFIC rules if we are classified as a PFIC either in the current taxable year or a future taxable year. Holders of Warrants should consult their tax advisors regarding the potential application of the PFIC rules to Warrants if, contrary to current expectations, we are classified as a PFIC.

Shareholder Reporting
A U.S. holder that owns “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with its tax return. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. U.S. Holders are urged to contact their tax advisors regarding the application of this filing requirement to their ownership of Securities.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a holder who, for U.S. federal income tax purposes, is a beneficial owner of the Securities (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect of Class A Ordinary Shares generally will not be subject to U.S. federal income tax unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of the Securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), or the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from the United States sources generally is subject to tax at a 30% rate or a lower applicable treaty rate).
Dividends (including constructive dividends) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
The U.S. federal income tax treatment of the receipt of Class A Ordinary Shares upon a Non-U.S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the receipt of Class A Ordinary Shares on exercise of a Warrant or the lapse of a Warrant by a U.S. Holder, as described in “U.S. Holders — Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Securities.
Information Reporting and Backup Withholding
For a noncorporate U.S. Holder, information reporting requirements, on IRS Form 1099, generally will apply to dividend payments or other taxable distributions made to such U.S. Holder within the United States, and the payment of proceeds to such U.S. Holder from the sale of Securities effected at a United States office of a broker.
Additionally, backup withholding may apply to such payments if the U.S. Holder fails to comply with applicable certification requirements or (in the case of dividend payments) is notified by the IRS that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

A Non-U.S. Holder is generally exempt from backup withholding and information reporting requirements with respect to dividend payments made to such Non-U.S. Holder outside the United States by us or another non-United States payor. A Non-U.S. Holder is also generally exempt from backup withholding and information reporting requirements in respect of dividend payments made within the United States and the payment of the proceeds from the sale of Securities effected at a United States office of a broker, as long as either (i) the Non-U.S. Holder has furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) the Non-U.S. Holder otherwise establishes an exemption.
Payment of the proceeds from the sale of Securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.
A holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the holder’s income tax liability by filing a refund claim with the IRS.
Cayman Islands Tax Considerations
The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.
Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of the Class A Ordinary Shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Payments of dividends and capital in respect of the Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Class A Ordinary Shares, nor will gains derived from the disposal of the Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.
We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained undertakings from the Governor in Cabinet of the Cayman Islands in the following form:
The Tax Concessions Law
Undertaking as to Tax Concessions
In accordance with section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, the following undertaking is hereby given to the Company:

that no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and
in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:
on or in respect of the shares, debentures or other obligations of the Company; or
by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act.
The concessions apply for a period of TWENTY years from August 10, 2022.

BUSINESS
Unless the context otherwise requires, all references in this section to the “Company”, “we,” “us” and “our” are intended to refer to Perfect Corp. and its subsidiaries.
This section contains forward-looking statements about our business and operations. Our actual results may differ materially from those currently anticipated as a result of many factors, including those described under “Risk Factors” and elsewhere in this prospectus. See also “Cautionary Note Regarding Forward-Looking Statements”.
Our Mission and Vision
Our mission is to democratize the shopping experience for consumers and brands with AR, AI, and digital technologies.
Our vision is to transform the world with digital tech innovations.
We believe that our platform transforms how brands and consumers interact and creates opportunities to connect that were not possible before. With our best-in-class, hyper-realistic virtual try-on solutions, we are disrupting the traditional online and in-store shopping journey by creating instant, seamless and engaging omni-channel shopping experiences.
We believe that everyone should have access to a highly-personalized, interactive, and meaningful shopping experience. Leveraging innovative technologies, our solutions are designed to bring brands to life and allow consumers to effortlessly engage with them.
We believe there is also significant opportunity to extend our platform beyond beauty into other areas of fashion. By creating extensive try-on possibilities, anytime, anywhere, we believe that we have the potential to become a preeminent fashion tech brand.
We also strive to achieve environmental sustainability with beauty AR- and AI-technologies. As we reimagine the way everyone tries on products, we are reducing the environmental impact of each purchase by decreasing the amount of plastic waste and reducing the carbon footprint traditionally associated with physical testers.
Our Values Innovative — Innovation, strategic thinking and teamwork are at the heart of everything we do. We strive to be a force for good through our product development philosophy, sustainability, long-term partnerships, creative community development, and inclusive workplace.
Passionate — We pride ourselves in developing excellent SaaS products that impress and entertain, bringing consumers closer to their favorite beauty brands, even in times when online shopping is the only window of contact available. Our algorithms are developed in house by a team of passionate engineers who work with inclusivity in mind, developing technologies that can be enjoyed by everyone, regardless of gender, age, or ethnicity.
Trust-worthy — We are committed to building trust, excellence and customer satisfaction for all our partners. We seek to develop long-term business relationships that allow us to grow together through synergistic partnerships.
Inclusivity — We have built a large inclusive online community, congregating beauty lovers from all around the world. Through our social media channels and a suite of popular YouCam mobile apps, we inspire young people to be creative, interact with art and photography, and develop appreciation for beauty, providing them with tools to express their unique personalities online.
Environmentally-Positive — Our solutions aim to make a positive impact on the planet by drastically reducing plastic waste and other related carbon footprint emissions.
Committed — We encourage our employees to be bold, dream big, and embrace change. We value diversity, integrity, and respect for others. We are an equal opportunity provider, with our team located across four continents. We actively work against gender-based pay discrimination, as well as discrimination based on race, ethnicity, nationality, economic status, marriage status, sexual orientation, age, culture, or religion.
Our Company
Founded in 2015, we are the leading SaaS technology company offering AR- and AI-powered solutions dedicated to the beauty and fashion industry. According to Frost & Sullivan, we are the number one beauty tech AR- and AI-player on the market based on the number of brand groups served and cover 85% (17 out of 20) of top 20 global beauty groups based on reported revenue in the calendar year 2021. We pride ourselves in pushing the boundaries of beauty tech innovations and delivering the most interactive and enriched beauty and fashion shopping experiences.
We offer to beauty brands and retailers subscription-based toolkits, enabling them to offer beauty product virtual try-on experiences to their consumers across multiple channels and product groups. Our current solutions include virtual try-ons for makeup, nail art, hairstyles, beard dye and styling, eyewear, and jewelry, advanced skin diagnostic technology, foundation shade finder and our interactive AR makeup application tutorial platform. Brands and retailers can deploy these solutions through different channels, including mobile apps, websites, in-store kiosks, and third-party e-commerce platforms. All our solutions are paired with a powerful product recommendation engine that delivers precise and ultra-personalized options tailored to each unique consumer. As of June 30, 2022, our customer base includes over 450 brands, with over 500,000 digital SKUs for makeup, haircare, skincare, eyewear, and jewelry products, and over 10 billion virtual product try-ons annually. Within our customer base as of December 31, 2021 and June 30, 2022, we had 124 and 141 Key Customers, respectively, which accounted for approximately 53.2% and 51.5% of our revenue in 2021 and the first half of 2022, respectively. We are a trusted partner to many brands, and our solutions have proven to significantly increase Return on Investment (“ROI”) of these brands.
Our proven track record of ROI has led to high customer satisfaction.
We also offer six mobile apps with AR- and AI-technology under the “YouCam” brand. The two flagship mobile apps, YouCam Makeup and YouCam Perfect, provide virtual try-ons and beauty camera/ portrait retouching features. Since launching, we have aggregated over one billion downloads as of June 30, 2022. For the six months ended June 30, 2022, we had approximately 18.7 million average MAUs across all apps, and our two most popular apps, YouCam Makeup and YouCam Perfect, had approximately 18.1 million average MAUs. In the past, we have leveraged upon our mobile apps as a test bed for new product innovations before introducing these innovations to our beauty brand and retailers. Going forward, we intend to continue to maintain a portfolio of mobile apps for such purposes, but expect to mainly focus on the commercialization through beauty brands and retailers as our core SaaS business.
Our business operations are global, with solutions deployed by brands across 80 countries. In 2021, approximately 57%, 21% and 22% of our revenue came from American region, Asia-Pacific (APAC) region, and Europe, the Middle East and Africa (EMEA) region, respectively. For the six months ended June 30, 2022, such percentages were approximately 56%, 24% and 20%, respectively. We generated significant portions of revenue from certain countries. In 2021, roughly 50% of our revenue came from United States in North America, 11% came from Japan in Asia, and 8% came from France in Europe. For the six months ended June 30, 2022, such percentages were approximately 48%, 11% and 8%, respectively. The following table sets forth a geographic breakdown of our revenue for the periods indicated:
	Year ended December 31,						Six months ended June 30,
	2019		2020		2021		2021		2022
	% (million)	% of Total	% (million)	% of Total	% (million)	% of Total	% (million)	% of Total	% (million)	% of Total
United States	12.3	53	15.0	50	20.2	50	7.9	46	11.2	48
Japan	2.7	12	3.2	11	4.5	11	2.2	13	2.7	11
France	2.2	10	3.2	11	3.2	7	1.5	8	1.9	8
Others	5.7	25	8.5	28	12.9	32	5.7	33	7.6	33
Total	22.9	100.0	29.9	100.0	40.8	100.0	17.3	100.0	23.4	100.0

We have established long-term collaborative relationships with global industry leaders, such as COTY, Estée Lauder Group, Kosé, LVMH and Shiseido, and our collaboration with these companies has accelerated industry-wide adoption of our solutions. We were able to benefit from their wealth of experience as global industry leaders. We also formed strategic partnerships with world-class tech giants, including Alphabet (Google and YouTube), Meta (Instagram), and Snap, as well as Asia tech platforms such as Alibaba (Taobao and Tmall), providing us with a wide reach to promote our virtual try-on solutions and continuous technological advancement amongst their platforms. In addition, many renowned financial and strategic investors such as Goldman Sachs, Alibaba, Snap and CyberLink International are our investors.
We have achieved significant scale and growth since our inception in 2015. Our total revenue increased from $22.9 million in 2019 to 40.8 million in 2021, at a CAGR of 33.3%, and from $17.3 million for the six months ended June 30, 2021 to $23.4 million for the six months ended June 30, 2022, at a growth rate of 35.2%. Our momentum of acquiring new brands continues to be strong, growing from 239 brands as of December 31, 2019 to 338 and 444 as of December 31, 2020 and 2021, respectively, at a CAGR of 36.3%, and further to 472 as of June 30, 2022. The number of our Key Customers has increased from 68 in 2019 to 99 and 124 in 2020 and 2021, respectively, at a CAGR of 35.0%, and further to 141 for the six months ended June 30, 2022. As we grow and continue to expand our product offerings, we expect to significantly increase our penetration beyond beauty and into other fashion areas as well. Our net loss increased from $2.0 million in 2019 to $156.9 million in 2021, while we had net income of $27.0 million for the six months ended June 30, 2022, as compared to net loss of $3.1 million for the six months ended June 30, 2021, in each case mainly due to non-cash fair value adjustment of convertible preferred shares in the course of the Transactions.
Industry Overview
Rise of AR and AI in Beauty Market
The retail industry, in particular the fashion and beauty sectors, traditionally has not had the opportunity or technical know-how to harness the power of AR or AI to enhance business and influence how consumers interact with products and services. Until recently, these industries have been mostly reliant on brick-and-mortar stores where consumers physically try on clothing and makeup. As consumer behavior continues to change, the beauty and fashion industry has increasingly become aware of the need to leverage AR and AI to enter the next stage of growth. This market opportunity is primarily driven by the emergence of new technologies, which have enabled and aligned with changes in consumers’ shopping behavior and preferences.
According to Frost & Sullivan, beauty products (such as skincare, makeup and fragrance) have become the second most consumer-engaged category across social media platforms in recent years, leaving beauty brands with little choice but to quickly embrace trends in AR and AI. By 2021, all top 20 beauty groups (ranked by 2021 revenue) have adopted AR- and AI-technologies, which is a strong testimony that beauty companies recognize the importance of utilizing next generation AR- and AI-technologies to transform their businesses.
Moreover, the COVID-19 pandemic has further shifted beauty retailers’ focus on consumer interactions from primarily physical to online, with consumers unable to interact with product or beauty consultants in the same way as in the past. Lifestyle transformation towards online consumption as more people stay home for social distancing have also contributed to the increase in global internet penetration rate, and fueled the growth of e-commerce and omni-channel business models such as AR and AI in the beauty market. As indicated in the chart below, the global internet penetration rate surged 6.8% and 2.8% in 2019 and 2020 respectively, and is expected to further grow from 61.3% in 2021 to 70.2% in 2026.

Global Internet Users and Internet Penetration Rate,
2018-2026E (US$ billion)

Source:   Frost & Sullivan
According to Frost & Sullivan, the average online revenue contribution of the top 20 beauty companies has almost doubled from 12.2% in 2019 to 20.5% in 2021, and more than 20% of beauty products in 2021 are being bought online. This shows great opportunities for consumers to interface with and use more AR-and AI-related technologies and tools.
With consumers increasingly demanding highly-personalized solutions, we believe that brands can no longer rely on a “one size fits all” approach; consumers now expect to receive individually tailored and bespoke product recommendations to address their specific needs, be it skincare concerns, hairstyle makeovers or a collection of makeup products with color palettes generated to fit their unique skin tones, preferences and conceptions of beauty. In addition, we observe that the new generation of tech savvy consumers expect an immersive experience with products and brands. AI-powered AR virtual try-on solutions are an important part of such immersive experience, which can contribute to higher website traffic, greater consumer engagement, increased brand loyalty and overall better consumer satisfaction. By leveraging AI-powered analysis, we believe that we are able to cater to such individualized and shifting consumer preferences.
In addition, we believe that when implemented appropriately, the powerful AI engine behind such try-on tools, through machine learning and deep learning, is able to utilize consumer data to gain useful consumer insights, which in turn, helps brands provide better products and services catered to consumer needs.
Beyond the economic and commercial benefits, we believe that this reimagined consumer journey through AR and AI in the beauty industry is also more environmental-friendly compared to traditional physical try-ons by reducing plastic waste, decreasing product return rates, making physical, unhygienic testers obsolete and lowering the overall carbon footprint of both consumers and beauty brands, thereby helping such brands achieve their environmental, social and governance (“ESG”) goals.
The advancement of technology in recent years has also played an important part in the widespread adoption of AR- and AI-technologies. With the rapid development of mobile technologies, consumers today are armed with powerful mobile devices with high-resolution cameras, both on the front and back of their mobile phones. In the early 2010s, “the selfie era” swept the globe and kick-started many related businesses such as Snap, Instagram and many photo-editing apps. Nowadays, taking a selfie has become an indispensable part of people’s lives, providing a fun and meaningful way for self-expression and social interaction.
In addition, the central processing units (“CPUs”) in mobile devices have undergone generational enhancements. In 2015, mobile CPU processing speed reached 100 million floating operations per second, which provided a stepping stone to enable real-time image tracking and smoothly running AI technology.
Furthermore, the development of 5G connectivity has further paved the way for widespread adoption of beauty AR- and AI-tools. Compared to 4G LTE technology, 5G provides much higher speed (one Gbps), consumes less power and produces lower latency (one millisecond or less), which has made it possible for a much faster and more comprehensive application of Internet of Things, robotics, and in particular, mobile AR and AI.

With the culmination of such socioeconomic trends and technological advancements, AR- and AI- virtual try-on tools on consumer mobile devices have become possible to the average consumer.
The Business Opportunity
According to Frost & Sullivan, the global total addressable market in beauty technology (average of top-down and bottom-up methods) is estimated to be approximately $3.3 billion in 2021, with an estimated increase to $6.1 billion in 2026, representing a CAGR of 13.0%. The global addressable market is anticipated to be mainly driven by the growth in the beauty market, companies’ expected sales and marketing (“S&M”) expense and research and development (“R&D”) expense spend on AR- and AI-technologies, and related adoption by beauty brands.
The global beauty market consisting of makeup, skincare, haircare, and hygiene products grew at a CAGR of 1.6% from approximately $281.2 billion in 2019 to approximately $290.5 billion in 2021, and it is expected to further grow at a CAGR of 6.0% from approximately $290.5 billion in 2021 to approximately $388.8 billion in 2026, according to Frost & Sullivan, with top 20 beauty groups in aggregate generating approximately $169.7 billion revenue in 2021, accounting for approximately 58.4% of the global beauty market share. Beauty products have increasingly become indispensable among individuals, and growth in overall consumer awareness about beauty products and services, along with deepened knowledge on skin health, are major factors driving this market. In addition, men are increasingly using beauty products and services in their daily routines, which contributes to the growth of the global beauty market generally. The use of digital marketing has created new expectations for consumers as they seek more meaningful interactions with brands. Brands are shifting from traditional marketing to digital marketing, investing more in channels where they can build relationships with their consumers. Live streaming, social media channels, and AR- and AI- services help brands engage with consumers, and we expect brands to invest more heavily into these areas. Approximately 4.7% of brands’ S&M or R&D spending was attributable to AR- and AI-technology spending in 2019. With additional $1.2 billion dedicated to AR- and AI-technology, this percentage was increased to approximate 6.9% in 2021. It is expected that an additional $2.8 billion will be spent and this percentage will further increase to approximately 9.4% by 2026.
The large potential of the beauty industry does not only come from market leaders, but also from smaller, indie brands, many of which have grown into top beauty contenders in a short period of time, thanks to the new wave of consumers seeking niche brands and products online. In 2021, indie beauty brands generated revenue of US$120.8 billion, representing 41.6% market share, according to Frost & Sullivan.
Indie brands are agile and dynamic, and focused on branding that appeals to younger consumers, such as by emphasizing inclusivity, the usage of organic, clean, and vegan ingredients, as well as by offering unique, customized products. Given that these indie brands leverage platforms such as Shopify, Taobao and Tokopedia, we see a lot of potential to continue and form partnerships with these platforms to build out our customer base.
Our market does not stop at beauty tech. We are planning to penetrate into the fashion accessories market as well, which will significantly expand our total addressable market. It is increasingly common for apparel companies to introduce digitalized dressing rooms utilizing AR- and AI-technologies, where consumers can try out an outfit easily using their own smartphones or computers. This ability not only helps to relieve heavy traffic at in-store fitting rooms, but also helps to eliminate the potential health hazards during the COVID-19 pandemic. One example of such is Amazon’s Echo Look camera, that gives consumers fashion advice using AI and machine learning. According to Frost & Sullivan, the global market for apparel, accessory, eyewear, watches and jewelry is expected to grow from approximately $2.1 trillion in 2021 to approximately $2.7 trillion in 2026, which translates to approximately $9.7 billion in total addressable market by 2026.

Total Addressable Market for Beauty and Fashion Accessories AR & AI,
2018-2026E (US$ billions)

Source:   Frost & Sullivan
Beyond beauty and fashion, there is also potential for an even wider scope of applications of AR- and AI- technology, including but not limited to areas such as hair salons where consumers can try on different hair colors and hairstyles before getting a haircut, plastic surgeries where patients can visualize the planned procedures, live streaming and video conferences where users can adjust or enhance their appearance with filters and backgrounds, and dental and orthodontics where AR- and AI-technologies can assist dentists’ abilities to diagnose and treat issues.
Furthermore, the emergence of the metaverse brings further potential to the application of AR- and AI- technologies by providing an integrated, digital platform to connect physical and virtual worlds. Metaverse can create augmented reality and meta reality versions of brands’ products for consumers to interact, shop, and try on in the virtual spaces, enabling a fully immersive virtual commerce (“V-Commerce”) shopping experience. We believe that the beauty and fashion industries are heading towards another digital transformation, from e-commerce to V-Commerce, and AR and AI, especially virtual try-ons, are expected to play an important part of this change.
Although AR- and AI-application in these areas are still at a relatively early stage, we foresee wider penetration rate in the near future.
Key Industry Trends
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Engagement through Omni-Channels.   The way consumers discover and purchase products have been drastically transformed and continued to evolve over the last few years, in the midst of the COVID-19 pandemic and as technology advances. In the past, consumers mostly relied on brick-and- mortar stores to try on different makeup products in store. Nowadays, consumers discover, learn about and purchase products through many different channels, and they expect brands to have omni-channel coverage, providing cohesive interactions across in-store and online channels to build a seamless, holistic consumer journey. For instance, Sephora has installed a digital mirror in-store that provides consumers with personalized recommendations through AI.

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Expectation of Fun, Interactive Experiences with Brands.   Consumers are increasingly interacting with brands all over the world through online and offline channels, and brands are looking for more and more ways to attract and engage with consumers to offer a next generation shoppertainment experience. Consumers expect a high-quality, meaningful interaction with every brand. They want to be able to try on products, share experiences among their communities, as well as share direct feedback with their favorite brands. We believe good experiences and interactions with the brands retain existing consumers and attract new consumers through word of mouth and online reviews. On the contrary, a disappointing experience may lead to the permanent loss of consumers and damage to the brand’s reputation.

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Desire for Convenience.   Consumers are now shopping anywhere, anytime, whether it is in-store, through the brand websites, or on an influencer’s social media post. We see a need for brands to be able to engage with consumers in real-time, in order to capture attention from these consumers.

Instantaneous try-ons, live streaming, and influencer-based marketing have become very popular in the past few years, providing instant and customized access to content, encouraging purchases from anywhere, anytime.
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Need for Personalization.   Consumers have grown to expect and desire personalized consumption experiences. Instead of segment-level, broad-based offers, more and more consumers now expect offers, products, and communications targeted at them as unique individuals. Instead of spending a lot of time shopping to find the right product or item, consumers can now find personalization solutions that can satisfy their needs through AR- and AI-solutions offered by companies.

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Sustainability of Products.   The beauty industry has also been experiencing industry changes as a result of Millennial and Gen-Z buyers paying close attention to the environmental impact and sustainability of products they purchase and brands they choose to support. We believe that this consumer behavior change has provided the industry with a strong nudge to support those causes as well, rethinking the way they source products and design packaging, and reducing the harmful impact on the environment.

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Increasing Awareness for Hygiene.   Prompted by the COVID-19 pandemic, consumers are paying more and more attention to public healthcare and wellness. Potential hygiene concerns associated with in-store physical shopping and try-ons have prompted consumers to look for alternative solutions.

Our Strengths
We believe we have the following competitive strengths that have been instrumental to our leading position and will continue to fuel our success in the fast-growing beauty AR- and AI-market and beyond.
Beauty AR- and AI-SaaS Leadership
We are the leader in the nascent beauty AR- and AI-SaaS industry. The Company covers 85% (17 out of 20) of the top 20 beauty groups worldwide, and serves global beauty brands, including Estée Lauder, MAC and Neutrogena, covering the broad spectrum of brands and products from luxury to mass markets.
We see huge potential in not only supporting the largest players in the market, but also working with indie brands such as e.l.f., ORBIS, Canmake, and No7. These brands have significantly grown in popularity in recent years, primarily fueled by consumers seeking niche brands and products online.
We are a trusted partner for both global and indie brands, and our deep-rooted relationships with beauty groups consist of multi-year contracts and spread across multiple brands, channels and countries. We believe this creates substantial barriers to entry for both local and international competitors, providing us with tremendous upselling opportunity and allowing us to remain the market leader in the beauty AR- and AI-SaaS space.
Omni-Channel Presence, Scalable Platform
Our omni-channel, cross-platform coverage significantly increases the stickiness of brands’ products with consumers. We believe brands prefer a neutral platform like ours that has deployment capabilities across all sales channels and social networks, as we are able to provide brands with the peace of mind that the same set of SKUs only needs to be configured once and can then be easily and flexibly deployed in scale across sales channels for consistent consumer experience. Our fully seamless integrations across all platforms lead to a high level of consumer loyalty.
We believe we are also uniquely positioned as the only omni-channel beauty AR- and AI-solutions provider globally. Our solutions can be implemented across multiple platforms, including brand-owned channels such as brands’ official mobile apps, official websites, and in-store kiosks, as well as leading third-party platforms, including Alphabet (Google and YouTube), Meta (Instagram), Snap and Alibaba (Taobao and Tmall). Through these strategic partnerships with world-class tech giants, we help brands build in beauty AR- and AI-integrations into social, search, streaming, and e-commerce platforms, allowing global coverage of brands’ end-consumers, and an integrated consumer engagement and shopping experience. As of June 30, 2022, there are more than 300 brands on Taobao using the AR try-on feature provided by us with over 6,000 SKUs. As one of the few third-party service providers that are allowed to integrate their source code directly into those of the large tech platforms, we can seamlessly integrate our AI engine, enhancing the consumer experience and data communication.
Compelling Value Proposition to Brands
We have proven to significantly deliver on brands’ ROI, both online and offline. With the true-to-life virtual try-on effects, consumers have reported spending more time on brands’ websites (over 300% for Marianna Naturals), increasing purchase conversion (over 200% for e.l.f.), and increasing online basket size (over 30% for Tarte Cosmetics). We also bring positive impact to the environment by helping brands reduce waste of beauty sampling and overconsumption. Many brands have testified the positive experiences that the Company brought to them and have become our active endorsers.
We have a diverse customer base, with Key Customers accounting for approximately 63.2% of our 2021 revenue. Our upselling capabilities are also exceptional, with an average of 161% NDRR for the three years from 2019 to 2021, and 94% average retention rate among Key Customers for the same period.
Brands show recurring demand and strong loyalty for our platform and no intention to switch to other platforms as we provide products and services that are aligned with their value proposition.
Superior and Proven Technology and Product Capabilities
Our technological capabilities offer best-in-class accuracy, scalability and performance in our AR- and AI- powered business and consumer solutions. We have powerful AI technology that taps into deep and machine learning algorithms built on data from over 10 billion real-life try-ons every year around the world. We are able to leverage these data to provide highly accurate and realistic AR makeover experiences, as well as personalized recommendations.
We have developed proprietary AR- and AI-technologies with over 200 points of real-time facial landmarks and over 3,900 real-time facial 3D live meshes backed by visual computing, which has enabled us to detect consumers’ facial features more accurately and offer much more true-to-life effects compared to our peers. Our technology now supports over 89,969 skin tones and 14 makeup textures, which encompass facial attributes across all ethnicities and ages, offering a fully inclusive virtual try-on experience, the most comprehensive in the industry. As of June 30, 2022, we had 23 registered patents and 26 pending patent applications in the beauty tech domain.
Data-Enabled Product Development Strategy
Based on consumer’s try-on behaviors across our multiple channels, we are able to get valuable insights into consumers’ behaviors and preferences, as well as popular trends that are developing in the industry, which in turn accelerates the product development process to create innovative products and services that cater to what the consumers want.
Big data from over 10 billion real-life try-ons globally every year and our machine learning capabilities enable us to continuously refine our platform to provide highly accurate and realistic AR makeover experiences and personalized recommendations. Our unique tech capabilities and extensive collection of training data sets help us solidify our product leadership in the beauty AR- and AI-SaaS industry.
As of June 30, 2022, our team of 127 technology staff, representing 43.1% of our employees, are dedicated to the constant improvement on our platform, development of new features, as well as creation of new apps. With the R&D center placed in Taiwan, we have a great competitive advantage thanks to the easy access to cost-effective, highly motivated, top tech talent. Our team has designed our patented and patent- pending technologies such as AgileFace® and AgileHand® AR, foundation shade matching, AI-powered wrist mapping, physically based rendering (PBR), and application of makeup effects to source images, photo albums and product promotions.
Seasoned Management Team with Proven Track Record
We are led by a seasoned yet innovative executive team, with an average of over 20 years of experience in the technology industry. The team’s passion, dedication and entrepreneurial spirits have been critical to our successful track record. Under the leadership of our Chief Executive Officer, Alice H. Chang, our management team has been remarkably stable, with 90% of the senior management team being with the Company since its inception. With a balance of beauty domain experience and technology expertise, as well as innovative, entrepreneurial minds, we are able to build a digital platform that may transform the world.
Our Strategies
We believe the key strategies below will fuel our continued growth:
Deepen Penetration with Top 20 Beauty Groups
We have deep-rooted relationships with top beauty groups, and we currently cover 17 of the top 20 beauty groups. AR- and AI-adoption amongst beauty groups is still at an early stage, and we believe there is still significant runway for us to further expand our reach within the groups, specifically through:
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Cross-selling to sister brands within each of the beauty groups. We cover 123 out of a total of 435 brands within the top 20 beauty groups as of December 31, 2021, according to Frost & Sullivan. This represents a further 3.5 times growth potential in terms of brand coverage. As of June 30, 2022, we have covered five additional brands within the top 20 beauty groups.

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Upselling more modules and functions to brands and enabling more SKUs in all categories. We currently have over 370,000 SKUs in our database, among which approximately 347,000 SKUs are for the top 20 beauty groups. According to Frost & Sullivan, there is a total of 1.8 million SKUs amongst the top 20 beauty groups as of December 31, 2021. This represents a further 5.2 times growth potential in terms of SKUs for the top 20 beauty groups.

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Upscaling to more countries within a brand. We currently cover on average six countries per brand amongst the top 20 beauty groups, while the top 20 beauty groups have on average geographic presence in over 80 countries each as of December 31, 2021, according to Frost & Sullivan. This represents a further 13.3 times growth potential in terms of country coverage.

We believe we are well positioned to capture the significant opportunities ahead to expand our reach within these beauty groups.
Expand Reach in Indie Beauty Brands
Our vision is to transform the world with digital tech innovations — through not only the beauty giants, but also indie brands. We see significant growth opportunities, as over 99.8% of indie beauty brands remain white space as of December 31, 2021, according to Frost & Sullivan. Our convenient self-service platform allows for easy plug-and-play and can help smaller indie brands and beauty merchants easily personalize and customize their platforms to better serve their consumers. We offer competitive rates for our self-service platform, which we believe will encourage widespread adoption of our solutions.
We continue to improve our platform so that it can easily integrate with other systems. Currently, we leverage platforms such as Shopify and Taobao to connect smaller indie brands, offer AR- and AI-toolkits that are easy to deploy, help reduce operational costs, and significantly shorten go-to-market times. We intend to continue to explore other channels in addition to working with Shopify to offer a seamless and easy solution for indie brands to enhance their consumer experience, capturing the huge potential for growth in the beauty long-tail market.
Target New Growth Beyond Beauty
Leveraging our deep industry and technology know-how and a wide existing customer network that we have built in the beauty AR- and AI-space, our next step is to expand into synergistic categories and further expand our product portfolio.
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Fashion is an area we are currently making headway in. The areas we plan to focus on in the near term include eyewear, nail design, watches, accessories, and jewelry. We have already partnered with Gucci to launch virtual try-on of eyeglasses, and expect more fashion-related products to come.

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Clothing is also another category we are beginning to expand into, such as clothes, hats, scarves, and shoes. We are in discussion with different fashion retailers and aim to roll out our fashion services in late 2022.

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Verticals beyond fashion is another area for growth. We plan to expand the use cases available on our current platform to tap diversified markets. We are currently in the process of developing and refining our solutions for hair salons, dental and orthodontics services, plastic surgery, as well as live-streaming and video conferencing.

We intend to grow our product offerings to drive ubiquity and offer a full suite of products beyond beauty. We believe we are in a great position to drive this growth forward.
Pursue strategic investments, acquisition and partnership opportunities
We are dedicated to evaluating and selectively pursing strategic alliances, investments and acquisition opportunities across categories and geographies. We intend to consider potential opportunities throughout the beauty and fashion value chains that will enable the Company to consolidate and extend market leadership, accelerate our expansion into new verticals and geographies, create synergies from our technology integration, and drive revenue growth and margin expansion.
The History and Development of the Company
We were incorporated as a Cayman Islands exempted company on February 13, 2015, as a spin-off from CyberLink. We primarily focused on the development of makeup virtual try-on solutions. From 2015 to 2017, we refined our technology based on market feedback and expanded our development into other beauty solutions, such as nail virtual try-on and skin diagnostics on our mobile apps. Over the 2016 through 2017 period, we grew to a platform with over 300 million users of our mobile apps, which further provided feedback and guidance on consumer tastes and preferences. In 2017, we launched our SaaS business model to further monetize the technology and gain further support from large brands and retailers. With more beauty solutions such as hair color virtual try-on being developed, by the end of 2018, we were already able to provide a complete SaaS series of services. Our goal then moved to becoming a one-stop shop for AR- and AI-beauty and fashion solutions. Since early 2019, we introduced beauty tech AI and formed numerous partnerships with ecommerce and social media leaders, including Alphabet (Google and YouTube), Meta (Instagram), and Snap, as well as Asia tech platforms such as Alibaba (Taobao and Tmall). Such partnerships have been critical to our growth as an omni-channel service provider. In mid-2021, we expanded our path into the fashion tech area, which includes products such as virtual try-on for eyewear, jewelry, headwear, and watches. With innovation at the heart of our values, we seek to continue to expand our product portfolio and strengthen our leadership as provider of AR- and AI-powered solutions dedicated to the beauty and fashion industry.
On October 28, 2022, we consummated the previously announced Business Combination with Provident.
From January 1, 2019 through June 30, 2022, we incurred capital expenditure of less than $300,000, primarily for purchasing certain servers in our ordinary course of business.
Our Business
We are a leading player in the beauty and fashion tech revolution, providing omni-channel integrated solutions that are ultra-personalized, interactive and engaging, from online to in-store via beauty mirrors. We deliver experiences that re-imagine the way shoppers, brands, retailers, and content creators discover, try, and shop for beauty and fashion products.
We started building our AR- and AI-SaaS solutions in 2015. Our core AR- and AI-powered solutions deliver personalized beauty and fashion product recommendations. Our offering includes AR- and AI- virtual makeup try-on, foundation shade finder, AR- and AI-virtual try-on for accessories, including jewelry, headpieces, hats, and eyewear, AR- and AI-virtual try-on for hairstyles and personal diagnostic products, including skin analysis and face analyzer. We are also uniquely positioned to combine different solutions to create a comprehensive experience, dedicated to brands that sell many categories of beauty products. Our recently launched makeup tutorial tool, which enables brands’ makeup artists to create interactive and systematic AR- and AI-makeup instruction videos mapped-out on a consumer’s face, provides another innovative tool in helping brands engage with their consumers.
Our solutions are nested into a platform, which makes it easy for us to upsell and expand our offering to existing brands, providing a fast path to market. The number of brands within our coverage also increased in this period, from 239 brands as of December 31, 2019 to 338 and 444 as of December 31, 2020 and 2021, respectively, at a CAGR of 36.3%, and further to 472 as of June 30, 2022. The number of our Key Customers has increased from 68 in 2019 to 99 and 124 in 2020 and 2021, respectively, at a CAGR of 35.0%, and further to 141 for the six months ended June 30, 2022. We also have a well-diversified portfolio and are not just reliant on top 20 beauty groups. Our highly scalable business model allows for flexibility to work with both small and medium-sized brands, as well as with the industry giants.
With the broad array of SaaS solutions we offer, we are mission critical for beauty brands to achieve a successful digital transformation, as no other company in the market provides such a comprehensive catalogue of services. Our platform is very difficult for competitors to replicate and creates a high barrier to entry. As a result, we have been able to secure multi-year, multi-country contracts with top beauty giants, as well as build a highly engaged consumer base for our platform. Our business model is driven by our ability to attract new brands, retain existing brands, and upsell to both new and existing brands. We enter into agreements with beauty brands pursuant to which these brands license our solutions and make periodic payment to us, through which we generate recurring revenue. We are invested in our brands’ success, as our business grows proportionally to the volume of the digital SKUs, regional scope, and type of devices and platforms used.
Value Proposition to Brands and Consumers
As consumers’ shopping behavior and expectations change, brands need to react and deliver solutions that enhance consumers’ shopping experience and meet their new expectations. We believe our broad array of AR- and AI-beauty tech solutions is able to help beauty and fashion brands build strong brand loyalty, increase consumer satisfaction, supercharge sales, and create ultra-personalized experiences that consumers will enjoy.
Due to lack of resources, the vast majority of beauty brands do not have the capability in house to undergo this kind of digital transformation on their own. We are able to bridge the gap between the brands and consumers, providing a wide array of omni-channel solutions that are easily implemented and are able to go to market quickly.
We work with each brand to bring their shopping experience into the online space, deploying solutions such as virtual try-on, skin analysis, and AI face analysis, paired with ultra-personalized product recommendations. Our solutions can also be deployed in physical stores through beauty mirrors, enhancing the in-person shopping experience with the latest tech. This allows brands to create the new, seamless, and cohesive shopping experiences that modern shoppers have grown to expect. Currently, 100% of the top 20 beauty groups have incorporated the AR- and AI-technologies into their business model, while 17 of them are our customers.
In addition to bringing value to brands and consumers, we believe we bring positive impact to the environment by reducing waste of beauty sampling and overconsumption. Our solutions also promote brands to rethink the way they source products and design packaging, and to reduce the harmful impact on environment. With our sustainable solutions and zero waste virtual try-on technology, we help beauty brands get closer to achieving their ESG goals, and prove to their consumers that they are worthy of such consumers’ trust. Our AR & AI powered virtual try-on technology was named 2021 Green Product of the Year in the BIG Awards for Business by the Business Intelligence Group.
Our Platform
We provide our solutions through our easy-to-use cloud platform — the Perfect Console. First, brands can compose virtual product SKUs directly on the Perfect Console. Second, the SKUs are then stored and can be instantly previewed. Third, brands can publish the SKUs to multiple channels and geographies, including websites, mobile apps, and in-store smart mirrors. Lastly, the Perfect Console offers in-depth product tryout insights with complete brand analysis and customer content management systems to track, analyze, and manage consumer engagement.
Our Products and Services
We provide an AR- and AI-platform that provides true-to-life virtual try-ons across multiple platforms, including brand-owned channels such as brand’s official mobile apps, official websites, and in-store kiosks, as well as leading third-party platforms such as Alphabet (Google and YouTube), Meta (Instagram), Snap, Alibaba (Taobao and Tmall), WeChat, Douyin/TikTok and Shopify. Specifically, we provide the following services through (i) our cloud platform, or (ii) licensing our customers offline SDK or AR/AI offline solutions or mobile apps designed based on customers’ specifications, the revenue of which is recognized in “AR/AI cloud solutions and subscription” and “licensing” components of our revenue, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Components of Results of Operations — Revenue.”
AR- and AI-Makeup
AR- and AI-makeup solution is our first SaaS tech solution for the beauty brands, launched in 2015. It has since then become one of the most popular solutions in our portfolio. We offer AR- and AI-makeup solutions to beauty brands around the world to help enhance consumer experience with virtual makeup try- on. Consumers can try on products in brands’ online and offline stores, through our platform. Powered by our proprietary AgileFace® technology, our solution has ultra-accurate facial detection capability to conduct a full range skin tone analysis for instant and realistic results.
Our ultra-realistic effects help color match to real products and provide true-to-life effects to match brands’ product characteristics. It provides realistic makeup textures, including metallic, pearly, shine effects, and many more. Our solution covers a wide range of virtual makeup products, including, but not limited to, foundations, lipsticks, blushes, eyeliners, mascaras, and eyeshadows. In addition, we are able to combine multiple product try-ons to create instant makeovers of a complete look, allowing consumers to see the full effects of brands’ products instantly.
One of our flagship products under AR- and AI-makeup is the AI foundation shade finder and matcher. Finding the perfect foundation shade has always been a beauty problem facing consumers and brands alike due to the complexity of identifying the accurate skin tones of individual consumers. However, with our AI foundation shade finder and matcher, consumers can find the perfect foundation shade in a matter of seconds.
This solution was developed from a deep learning database with over 10 million sample models across all skin tone groups. According to Frost & Sullivan, it is by far the most accurate skin tone and foundation shade matching product in the market. The AI deep learning algorithm detects the full spectrum of skin tones based on 89,969 shades with unlimited grades from light to dark and true undertones from warm to cool, providing excellent foundation matching and product recommendation. It also supports various types of foundation textures such as matte and glow, and the intensities can also be adjusted to closely mimic the real- life coverage levels for the ultimate consumer experience.

AI Skin Analysis
Launched in 2017, our skin analysis leverages our cutting-edge technology to detect a full suite of skin concerns. We developed this skincare solution alongside dermatologists based on clinical data. It can instantaneously detect skin conditions, including moisture level, oiliness level, acne, discoloration, dark spots, dryness, uneven skin, redness, wrinkle, texture, dark circle, eye bag, etc., regardless of your skin type and ethnicity.
Our skin analysis was developed using over 70,000 medical grade images to build AI deep learning algorithms and is verified by skincare experts. It analyzes three images of a person’s face — front, left, and right profiles, which ensures full face area coverage. In addition to detecting skin concerns, our AI engine can also generate visual simulation that tracks gradual improvements directly on a consumer’s face. It can also give recommendations to consumers that can be tailored to brands’ products and clinical tests. Our skincare solution is proven to be highly accurate against dermatological tests. It has been adopted by some of the largest global skincare brands such as Neutrogena and Clinique.
AR- and AI-Hair
Our AR- and AI-Hair technology was launched in 2016, and allows consumers to try on various hair dye products in real time, giving consumers the ultimate virtual salon experience. Our solution can apply a single hair color, ombre hair color, that simulates two-color combinations, pigment hair color with holographic hair color effects, and hair highlights. The solution is currently used by major hair brands such as Aveda and Kao. Since October 2021, Kao has discontinued all in-store hair bundle color samples in Japan in favor of its hair color simulation tool, powered by our AR- and AI-Hair technology. We are also working to expand AR- and AI-Hair penetration into hair salons.

AR- and AI-Accessories and Glasses
We first launched our AR- and AI-accessories technology for accessories and eyewear in 2015 and 2018, respectively, and have been continuing to add to our suite of products within this category since then.
Our AR- and AI-accessories technology provides AR effects for eyewear, jewelry, headbands, hats and other accessories virtual try-ons. For eyewear, our 3D mapping technology allows brands to effortlessly create accurate virtual glasses using three still images, and using our auto pupillary distance detection, we can create very precise frame sizes for all. For earrings, our proprietary AR earring 3D model supports high-resolution textures, material reflections, and simulated motion physics with rigid body dynamics. For AR watches, bracelets and rings, our proprietary AgileHand® technology utilizes physically based rendering 3D hand models to map a full range of gestures, providing a 3D try-on experience with high-resolution textures and reflections that deliver true-to-life virtual effects for watches.
AR- and AI-Nails
In 2021, we launched for our brand customers virtual try-ons for nails, a customizable solution that allows try-ons for different polish shades (single and multi-color), as well as a wide array of nail polish textures (e.g., cream, jelly, sheer, matte, etc.), through our proprietary AgileHand® technology. Nail art brands can deploy the solution both online and in-store, allowing consumers to test out latest colors and styles seamlessly, elevating the shopping experience for nail polish products.
AR- and AI-Men’s Grooming
In 2021, we launched our first men’s grooming products, virtual try-on beard dyes and beard styles.
Product offering includes beard dye virtual try-ons, beard removal simulation, as well as beard style simulation (e.g., trimmed beard, stubble beard, full beard, circle beard, mustache, goatee, etc.). We understand that more and more men are considering experimenting with their grooming habits. To cater to those needs, facial hair care companies are jumping on board and providing a broad array of care and styling products, including dying agents and growth serums. Our AI beard technology is dedicated to helping men virtually experience grooming products with ease and ride the wave of fashionable facial hair color, styles, and designs.

Complementing our AR- and AI-makeup, skin analysis, hair, accessories, eyewear, nail and men’s grooming technologies, we launched various powerful features for brands to fully engage with their consumers in the past few years, including AI face analyzer and product recommendation, beauty advisor 1-on-1, live AR for corporate training, AR live casting for web and app, in-store barcode try-on, etc.
AI Product Recommendation and Face Analyzer
In 2018 and 2020, we launched our AI product recommendation and AI face analyzer tools, respectively, as we started to improve our products based on the large amount of consumer insights we gain from all the different try-ons. Our AI product recommendation provides highly accurate personalized product matching using AI-powered virtual try-on technology. The AI algorithm can use a still photo of the consumer to generate virtual makeup filters with integrated product information for consumers to try on, instantly bringing makeup looks from printed photos to life, allowing brands to create and recommend full looks to consumers.
Beauty Advisor 1-on-1
The beauty advisor 1-on-1 service allows online consumers to have on-demand video calls with real beauty consultants. The service provides a private interactive online environment between the consumer and the beauty consultant for a 1-on-1 virtual beauty consultation session. Consumers can get instant answers to all their beauty and makeup queries, while beauty advisors can promote brands products in real time.

Live AR for Corporate Training
We provide the world’s only AR makeup training platform built for conducting online courses for beauty advisors. Brands such as Estée Lauder host their trainings with staff through our platform. Brand trainers can set up brands’ looks and products on the platform and virtually try on during the live training, providing an engaging and interactive live training session where students can also test out the products and looks from anywhere in the world.
AR Live Casting for Web and App
AR-powered beauty live casting uses virtual makeup try-ons to engage consumers in a real-time interactive experience directly on a brand’s website. Viewers can virtually try on any products mentioned, ask questions and get immediate responses and feedback on products during the livestreams. In addition, the AR service also features e-commerce capabilities, allowing viewers to instantly purchase the products featured during the broadcast. Brands can also easily integrate the interactive livestream content directly on their websites to enhance consumer engagement and website experience.
In-Store Barcode Try-on
With in-store barcode try-on, consumers can scan a barcode on selected products and directly try on the product using their phones. This tool allows brands and retailers to offer a digital way for consumers to virtually try on beauty products without using any physical samples, bringing a more economic and environmental-friendly solution to consumers’ shoppertainment experience.

Product Pipeline
Broadening our virtual try-on applications
In addition to the current beauty tech solutions, we are launching new virtual try-on applications for advance lashes, teeth whitening and nail polish. We have also recently launched an advanced makeup tutorial tool, which enables brands’ makeup artists to create interactive AR makeup instruction videos that are mapped-out on a consumer’s face, providing brands with another innovative tool to engage with their consumers.
We are also in the process of expanding into the fashion tech area, which includes products such as virtual try-on for eyewear, jewelry, headwear, and watches.
We are uniquely positioned to combine any of the above solutions to create a comprehensive online experience, dedicated to brands that offer many categories of beauty and fashion items. We continue to innovate and expand our product portfolio through consumer feedback and data gathered from our platform. With the rapid advancements into fashion tech, we plan to replicate our success from the beauty market and dominate the fashion vertical as well. We strive to not just be a beauty tech company, but also a fashion tech company.
Metaverse
We are also positioning ourselves to support and embrace the development of the metaverse. Our leadership in AR- and AI-technologies uniquely enables us to bridge the physical and virtual worlds through beauty and fashion. We are developing and have showcased an early version of our envisioned
V-Commerce in the metaverse through a 3D virtual booth for consumers to interact, shop and virtually try on a wide array of makeup, skincare, hair and fashion accessories.
Non-fungible tokens (“NFTs”)
Our AR- and AI-technologies can provide additional value for digital assets and related NFTs, including through virtual try-on solutions that create a new medium in which digital assets can be experienced and enjoyed.
In March 2022, we launched the first-ever virtual try-on NFTs across multiple beauty and fashion categories. Such NFTs are semi-fungible NFTs minted on the Ethereum blockchain through a third-party marketplace (OpenSea) and represent the right to “try on” digital designs, including make-up looks, watches, jewelry or glasses. Semi-fungible NFTs, known by their token standard ERC-1155 on Ethereum, are NFTs that are distinct from other NFTs, but might have a quantity greater than one. Except that the owners of our NFTs must authenticate their ownership before engaging virtual try-on, they can use these virtual try-on NFTs in the same way as consumers virtually try on make-up looks and accessories as disclosed in “—Our Products and Services — AR- and AI-Makeup”, “— Our Products and Services — AR- and AI-Hair”, “— Our Products and Services — AR- and AI-Accessories and Glasses”, and “— Our Products and Services — AR- and AI-Nails.”
In August 2022, we decided to suspend our NFT related business indefinitely because our management has determined that the benefits of developing such business, which represented an immaterial portion of our revenues, are outweighed by the potential costs in maintaining such business, including compliance costs in connection with previously contemplated offering of virtual try-on solution technology to brand customers that mint their own NFTs. Before the suspension, we had offered eight sets of semi-fungible NFTs, each with limited quantities of 20, 50 or 100, and had revenue of approximately 0.5 Ether from sales of our NFTs on OpenSea and 0.05 Ether rewards from OpenSea for minting our NFTs. We purchased a small amount of Ether to pay the gas fee in connection with listing our NFTs on OpenSea for sale. Our Ether and NFTs are stored on the Ethereum blockchain while the private keys to these crypto assets are stored in our MetaMask digital wallet. As of this prospectus, we held less than one Ether and 193 NFTs. We do not own or operate any platform where users can trade, send or receive NFTs or other crypto assets.
Mobile Apps
Leveraging the same AR- and AI-technology that we offer to beauty brands, we also operate a few mobile apps under the “YouCam” brand. The two flagship mobile apps, YouCam Makeup and YouCam Perfect, offer users virtual try-on and beauty camera/portrait retouching features.
With nearly one billion downloads globally as of December 31, 2021, the YouCam platform, with a suite of six freemium apps, including YouCam Makeup and YouCam Perfect, is recognized for its hyper- realistic AR- and AI-try-on experiences, dermatologist-verified skin diagnostics, and a wide range of tools for enhancing selfie pictures and videos. Our daily users are comprised of beauty lovers and photo-editing enthusiasts from all around the world.
Our two most popular apps, YouCam Makeup and YouCam Perfect, had approximately 18.1 million average MAUs for the six months ended June 30, 2022. We intend to use our portfolio of mobile apps to supplement and support the further development of our relationship with the beauty brands and retailers as a test bed for new product innovations before offering solutions to brands.
The YouCam platform is a suite of six freemium apps, including:
YouCam Makeup:   an award-winning virtual beauty app that offers a full suite of virtual makeover tools, including real-time AR makeup application, selfie retouch, hair color and style retouch, skin diagnostics, and live selfie backgrounds.
YouCam Perfect:   a leading photo-editing and beauty camera app. YouCam Perfect offers users a wide selection of photo-editing features, face retouch tools, filters, frames, animated effects, templates, stickers, and more. With a 4.8 rating on App Store and 4.4 rating on Google Play, YouCam Perfect is one of the most popular photo-editing apps on the market.
YouCam Video:   a top-tier selfie video editor that lets users apply makeup and hair colors, retouch videos, personalize and glow up their videos with beauty filters for TikTok, YouTube, Instagram, Snapchat, Tumblr, and more in just a few taps.
YouCam Nails:   a unique app that brings users one step closer to the perfect manicure. With YouCam Nails, users can create hundreds of unique designs by applying polish, drawing patterns, and adding cute nail decals.
YouCam Cut:   a video editing app that allows users to be creative with their video stories. Video editing novices and aficionados alike can edit clips quickly and easily with a wide range of effects, transitions, overlays, and more. With YouCam Cut, users can adjust the mood and color of their footage with filters, as well as create slow-motion and time-lapse effects and add background music.
YouCam Fun:   a fun, entertaining app that lets users snap and share live video recordings or selfies with friends instantly. Our accurate face detection technology allows users to play around with beauty filters, fun scenes, frames, animal masks, and more, in real time.
Our Partners and Customers
We serve brand owners as well as individual consumers. With over one billion downloads as of June 30, 2022 and approximately 18.7 million average MAUs of our YouCam apps globally for the six months ended June 30, 2022, we have a wide consumer basis. In addition, we also formed strategic partnerships with world-class tech giants, and provide solutions to multiple notable beauty or fashion accessory brand owners.
Strategic Partnerships
We formed strategic partnerships with world-class tech giants, including Alphabet (Google and YouTube), Meta (Instagram), and Snap, as well as Asia tech platforms such as Alibaba (Taobao and Tmall), to provide us with a wide reach to promote our virtual try-on solutions.
Alibaba:   Since 2019, we have natively integrated our makeup AR solutions into Alibaba’s Tmall and Taobao platforms (the largest e-commerce sites in China). Brands that already use our platform are able to utilize the same set of SKUs that are already configured for other channels, and directly “switch on” a similar try-on experience in the brand’s official stores in Tmall and Taobao.
Alphabet:   Similarly, our partnership with Alphabet (Google and YouTube) since 2020 allows brands to fully leverage the pre-configured SKU assortment and provide consumers with virtual try-on experience on YouTube (via brands interactive AR advertisements, under brands product videos and interactive AR advertisements) and in Google Search (when a particular brand or product is searched).
Snap:   We launched the first phase of our partnership with Snap in late 2020, and plan to extend the virtual try-on functions to over 40 brands as we head into our full launch.
Meta (Instagram):   Instagram partnered with us to launch the AR try-on to select merchants on Instagram in 2019 for consumers to virtually apply beauty products. As demand for AR try-on increased over the last two years, Meta (Instagram) is working to improve and expand this service for merchants.
In all of these partnerships, we are one of the few third parties that are allowed to integrate their code directly into that of the large tech platforms, which makes the consumer experience via our AR- and AI-engine much more seamless. Our omni-channel, cross-platform coverage significantly increases the stickiness of its products with consumers. We believe beauty brands naturally prefer a neutral platform such as us which have deployment capabilities across all sales channels and social networks, as it provides brands with the peace of mind that the same set of SKUs only needs to be configured once and can then be flexibly deployed across sales channels for consistent consumer experience.

Brand Success Stories
We have successfully helped our brand customers to achieve sales increase, increased basket size, as well as other visible improvement in terms of ROI. Set forth below is an overview of the challenges certain brands encountered and the solutions we have successfully offered.
Brand	Challenges	Solutions
Brand A	• Provide consumers with new ways to experience products which reflects Brand A’s legacy of creating innovative, sophisticated, and high-performance beauty products	• Lip Virtual Try-on: enabled lipstick virtual try-on • Real-time skin-tone detection leveraging knowledge base of 89,969 skin tones to help consumers find their preferred foundation shade
Brand B	• Focus on inclusivity to deploy AR- and AI-technologies suitable for all skin tones and face shapes across age, ethnicity and gender	• Enable omni-channel digital transformation by offering best-in-class virtual try-on technology to ensure precise shade accuracy and promote inclusivity

Brand	Challenges	Solutions
Brand C	• Engage consumers through best-in-class AR to provide virtual try-on experiences	• Deploy AR platform as integral part of Brand C’s website and mobile app to enhance discovery experience for online consumers
Brand D	• From an AR technical standpoint, brows are difficult to implement due to degree of precision required	• Utilize our advanced facial-point detection to precisely and accurately deliver subtle complexities through brow start, arch, and tail
Brand E	• Enable users to perform skin diagnostics, receive product recommendations and track skincare journey	• Create bespoke skin diagnostics tool to provide users with real-time skincare analysis through utilizing AR- and AI- technologies to scan users’ face to provide instantaneous and detailed analysis
We have strong ability to deepen our existing relationships with brands. Below are two case studies illustrating how we significantly increased our Recurring Contract Revenue with two brand customers between 2016 and 2020 through increasing the number of SKUs, subscribed modules, and countries covered. Our ability to deepen relationship with brands is a testimony to the eminence of our solutions.
	Brand A		Brand B
	2016	2020	2016	2020
Recurring Contract Revenue ($ in thousands)	35	1,572	1	666
Number of SKUs Covered	840	26,169	160	37,060
Number of Subscribed Modules	1	6	1	5
Number of Countries	3	49	1	36
Research and Development
The success of our broad range of AR- and AI-powered solutions is reliant on technology. We invested significant time, resources and expense into R&D. Innovation is part of our core values, and we are continuously pushing the frontiers of technology to develop AR- and AI-technology and provide new beauty and fashion solutions. As of June 30, 2022, we had 24 SaaS technology solutions and six mobile apps. We have 159 AR- and AI-specialists who drive the development of our technology.
Our technology highlights include:
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Using 200-point real-time landmarks to map to consumers’ facial features;

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Generating 3,900 real-time facial 3D live meshes backed by visual computing;

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Supporting over 10 different makeup textures (e.g., matte and metallic);

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Recognizing nearly 90,000 skin tones;

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Employing over 10 million data sets to train AI deep learning algorithms for the best performance across all ethnicities and skin tones; and

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Protecting our intellectual property with 49 patents and patent applications as of June 30, 2022.

Our flagship technologies are:
Our highly accurate facial AR rendering power
Our AgileFace® face technology projects 3,900 3D mesh in real time, which is the most detailed among beauty apps to allow high-performance, high-precision and high-definition facial live AR effects, according to Frost & Sullivan. We are able to perform facial makeup effects to the highest level of precision, which leads to a fully inclusive virtual try-on experience, encompassing facial attributes across all ethnicities and ages, according to Frost & Sullivan. We have so far accumulated experience in simulating all makeup product categories (lip, eye, face, and hair) covering all ethnic groups. According to Frost & Sullivan, our track record and domain expertise are unparalleled by any competitors.
Our true-to-life AR technology
Our patented AR technology uses 3D renderings, skin tone analysis, texture matching, and light balancing to ensure realistic makeup effects that move with the muscles of the consumer’s face regardless of the angle or expression, creating more accurate and realistic trials that match the experience of real products.
Our artificial intelligence and machine learning capabilities
We have powerful AI technology that taps into deep and machine learning algorithms built on data from over 10 billion real-life try-ons every year around the world. We are able to leverage this data to provide highly accurate and realistic AR makeover experiences, as well as personalized recommendations.
Our massive and rich database enabling development of unique business intelligence
We are able to collect data through all the different touch points of a brand, which gives us information on popular trends, a holistic view of the market, including supply and demand, as well as insight into consumers’ shopping experiences. We process 500 GB of data records per day on consumer preferences and use this data to continuously refine our technology and build out new features.
Our precise hand tracking technology
Our Agilehand® technology employs physically based rendering method and enhanced environmental lighting to illustrate true-to-life live hand AR effects. We simulate real-life physics, including built materials, textures, micro-reflections, and light scattering, together with enhanced environmental lighting developed with proprietary visual computing algorithmic to mimic natural lighting and apply realistic effects on the virtual products. This allows us to illustrate true-to-life live virtual try-on effects for rings, bracelets, watches, nail polish, and more. Agilehand® technology is trained on real hand models with a complete array of gestures, skin tones, textures, as well as hand and finger sizes to encompass all unique personal traits.
Intellectual Property
Intellectual property is fundamental to us. With some of the most advanced beauty tech solutions on the market, we make every effort to protect our intellectual property. We rely on a combination of patent, trademark, copyright, unfair competition, and trade secret laws, as well as confidentiality procedures and contractual restrictions to establish, maintain and protect our proprietary rights.
As of June 30, 2022, we filed 49 patent applications, with 23 patents registered and 26 applications pending. As a SaaS company, we license our solutions to brands and retailers without transferring any intellectual property. We intend to continue to regularly assess opportunities for seeking patent protection for our technology, which we believe provides a meaningful competitive advantage.
Regulation
Data Privacy
Privacy and data protection laws play a significant role in our business, which restrict our storage, use, processing, disclosure, transfer and protection of non-public personal information provided to us by our consumers. Laws, regulations and industry standards related to the collection of consumer’s data are constantly evolving in various jurisdictions in which we conduct business or where we may expand, including, without limitation, the following:

United States
In the United States, various federal and state regulators, including governmental agencies such as the FTC, have adopted, or are considering adopting, laws and regulations concerning privacy and data protection. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to personal information than federal laws, and such laws may differ from one another. For example, the California Consumer Privacy Act of 2018, which went into effect January 1, 2020, defines “personal information” broadly enough to include online identifiers provided by individuals’ devices, and imposes more stringent obligations on companies regarding the level of information and control they provide to users about the collection and sharing of their data.
Taiwan
The collection, processing, and use of personal data in Taiwan is primarily subject to the Personal Data Protection Act (the “PDPA”) and the Enforcement Rules of the Personal Data Protection Act as well as other applicable rules or regulations issued by the relevant competent authorities, in particular the sectoral rules on the security maintenance plans stipulated by the regulator of different industries. Since July 2018, the National Development Council took over the power and function of the Ministry of Justice, and has become the authority that is in charge of interpreting the PDPA and the internal coordination among different government authorities with regard to the relevant matters. The enforcement of the PDPA is administered by the central, local, municipal, and county governmental authorities that regulate and supervise the business operations of non-government agencies for each industry.
European Union and the United Kingdom
The General Data Protection Regulation (the “GDPR”), together with national legislation, regulations and guidelines, governs the processing of personal data and imposes strict obligations and restrictions on the ability to collect, use, retain, protect, disclose, transfer and otherwise process personal data in the European Union and the United Kingdom. In particular, the GDPR includes obligations and restrictions concerning the consent and rights of individuals to whom the personal data relates, the transfer of personal data out of the European Economic Area or the United Kingdom, security breach notifications, and the security and confidentiality of personal data. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements.
China
Chinese governmental authorities, in particular the Cybersecurity Administration of China, are putting great focus on data protection enforcement. The Cybersecurity Law of the People’s Republic of China (the “CSL”) forms the backbone of cybersecurity and data privacy protection legislation in the PRC. The Data Security Law of the People’s Republic of China (the “DSL”) is the fundamental law in the data security area that widely covers data security mechanisms, obligations, and liabilities at both state administration and data handler levels. The Personal Information Protection Law of the People’s Republic of China (the “PIPL”) represents a new era of personal information protection as well as corporate compliance in the PRC. The DSL, the PIPL and the CSL constitute the three fundamental pillars of Chinese data protection legislation, and together with various systematic supplemental regulations, measures, and standards, form the cybersecurity and data protection legislative framework in China.
Our Effort of Privacy Protection
We are committed to protecting personal data. For mobile apps, we have already formulated the privacy policy for using our platform through our mobile apps. In countries where specific end-user data privacy law requires, we provide consumers with notice about our collection and use of data, and ask consumers for their consent to the use of data via tick-box with respect to each purpose separately. For solutions offered to beauty brands and retailers, we do not receive personal information of the end-consumers in most of the cases. Still, we cooperate with brands and retailers to comply with relevant laws and protect data privacy, including assessing the effectiveness of privacy protection of brands and retailers before entering into contracts with them, allocating the privacy protection responsibilities through contractual arrangement, and continuously improving our internal data protection mechanism. We deliver company-wide privacy training regularly, and review and adjust our privacy policies in accordance with the changes of laws and regulations.
Exchange Controls in Taiwan
Payments by our Taiwan subsidiaries and branches to us involving the currency conversion from New Taiwan Dollar to US Dollar are subject to exchange controls imposed by Taiwan authority. Pursuant to Taiwan Foreign Exchange Control Act, foreign exchange transactions of a value of NTD 500,000 or more shall be declared to the Central Bank of Taiwan. Further, for a remittance by a company as follows, relevant testimonials shall be submitted and such remittance shall be subject to the approval of the Central Bank of Taiwan: (i) a single remittance of an amount over USD 1 million; or (ii) annual accumulated settlement amount of foreign exchange purchased or sold has exceeded USD 50 million. Taiwan government may impose further foreign exchange restrictions in certain emergency situations, where Taiwan government experiences extreme difficulty in stabilizing the balance of payments or where there are substantial disturbances in the financial and capital markets in Taiwan.
Sales and Marketing
Our fast-expanding team of sales representatives spans across 11 cities on four continents and has led us to closing deals with over 450 cosmetic brands as of the latest practicable date and servicing 85% of the world’s top 20 beauty groups. By employing the SaaS model, our revenue grows proportionally to the volume of the digital SKUs, regional scope, and type of devices and platforms used by our customers. We focus on cultivating synergistic, long-term relationships, helping our partners drive sales, generate engagement, and strengthen their brands.
We employ a wide range of marketing activities to engage with existing and potential business and consumer partners. These include regular press releases, social media campaigns across all major channels, including Facebook, Instagram, Twitter, YouTube, TikTok, and LinkedIn, targeted email marketing, online and offline advertising, and industry events participation.
To drive adoption of our solutions, we have developed a lead generation system for our sales team to facilitate inbound and outbound lead sources. Our inbound leads mainly consist of client referrals through positive word-of-mouth that we have built within the beauty industry. We also receive inbound leads from marketing channels such as search engine optimization and pay per click, as well as through our regular online webinars and workshops, blogs and social media posts. Our outbound leads are driven by our sales team through attending trade shows and networking events, and proactively searching out for new leads through channels such as press releases, Zoominfo and newsletters.
Once we have obtained the leads, our sales team works closely with potential clients to convert the leads into our sales pipeline. We focus on understanding the brands’ needs and recommend services that are most suitable to them. Our sales team will work step-by-step with the potential clients to understand and evaluate our services offerings, negotiate the best price, and ultimately finalize the deal.
Seasonality
We are subject to seasonal fluctuations in spending by brands. Historically, the fourth quarter has typically been the quarter with the largest bookings of our solutions from brands and retailers to coincide with the year-end holiday shopping season, which affects our business, revenue, and operating results. We expect this seasonality trend to continue.
Competition
We have solidified our position as the world’s leading global beauty tech solutions provider, and currently we do not have significant direct competition in the SaaS solution space. We are the only AR- and AI- tech company of its kind, providing comprehensive omni-channel solutions to brands and retailers across multiple industries, including makeup, skincare, eyewear, fashion accessories, and men’s grooming.

The Company’s competitive advantage and leadership position are further supported by highly positive testimonials from brand partners, as well as a multitude of industry awards.
Modiface Inc., Revieve, Wanna, Holition, and GlamST can be considered our closest competitors, although they are limited with regards to their product offerings. We believe we compete favorably based on the following competitive factors:
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Technology accuracy and platform scalability

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Omni-channel presence

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Product offerings

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Ease of use and reliability

Research and development talent with regards to mobile apps that we offer, we directly compete with several market players, including Facetune2, Meitu, Picsart, Camera 360, and B612. These competing mobile apps focus on photo-editing, beautifying, and retouching features, similarly to our YouCam Makeup, YouCam Perfect, and YouCam Video apps.
Organizational Structure
As of June 30, 2022, we owned 100% equity interest in the following companies directly:
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Perfect Corp. (Shanghai), a company incorporated in the PRC

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Perfect Corp., a company incorporated in Japan

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Perfect Mobile Corp., a company incorporated in Taiwan

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Perfect Mobile Corp., a company incorporated in the British Virgin Islands

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Perfect Corp., a company incorporated in the State of California, the United States

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Beauty Corp., a company incorporated in the Cayman Islands

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Fashion Corp., a company incorporated in the Cayman Islands

Employees and Human Capital
Our global team is spread across four continents. As of June 30, 2022, we have 295 employees globally, including 127 R&D staff. Our development center is located in Taiwan, which gives us easy access to a world- class, cost-effective pool of engineering talent, adding to our strong competitive advantage.
The following table sets forth the number of our employees categorized by function as of June 30, 2022.
	Number of Employees	Percentage
Sales and Marketing	143	48.4
Research and Development	127	43.1
General and Administrative	25	8.5
Total	295	100.0
We have a strong depth of knowledge amongst our technology team. Our team has obtained their education at the top universities from around the world. The vast majority (90%) of our R&D team hold a master’s degree, and 4% hold a PhD. More than one third of the team have amassed over 10 years of industry experience, with another 24% being in the business for five to ten years. We are also dedicated to nurturing young talent, with 33% of our team hired fresh out of university. These talents bring energy, excitement and out-of-the-box ideas that help us keep innovating and stay on top of industry trends.
We respect everyone equally and hire employees based on talent only. Our diverse global team is composed of talented individuals of various ethnic groups and LGBTQ+ identities, of which 51% are men and 49% are women, with 48% of our managers and executives identifying as female, including the Chief Executive Officer.

We have a dedicated, seasoned, and stable higher management team that has worked together for over a decade to grow the Company since the very early stages. Our management team is composed of top industry experts and visionaries, all with over two decades of industry experience. We are a team that is able to be extremely agile and adapt to the dynamically changing market, given our flat hierarchy structure. This also allows us to quickly make decisions, pivot if needed, and accurately execute strategies.
Facilities
Our corporate headquarters, as well as our core R&D team, is in New Taipei City, Taiwan. We maintain offices in Taiwan, Japan, the United States and China to serve our geographically diverse customer base.
We lease all of our facilities. For additional information about the lease, see the section entitled “Certain Relationships and Related Person Transactions — Certain Relationship and Related Party Transactions — Rental Agreements.” We do not own any real property. We believe our current facilities are adequate to meet our immediate needs.
Legal Proceedings
From time to time we are party to legal proceedings incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our consolidated business prospects, financial condition, liquidity, results of operation, cash flows or capital levels.
Corporate Information
The mailing address of our principal executive office is 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan, and its telephone number is +886-2-8667-1265. Our website address is www.perfectcorp.com. The information on our website is not a part of this prospectus.
The SEC maintains a website at www.sec.gov which contains in electronic form each of the reports and other information that we have filed electronically with the SEC.

MANAGEMENT
Unless the context otherwise requires, all references in this section to “we,” “our,” “us,” “Perfect,” the “Company” and our “Company” are to Perfect Corp. and its consolidated subsidiaries.
Management and Board of Directors
The following table sets forth certain information relating to our executive officers and directors as of the date of this prospectus. Our Board is comprised of seven directors.
Name	Age	Position
Alice H. Chang	60	Chief Executive Officer and Chairwoman of the Board
Michael Aw	46	Non-executive Director
Jau-Hsiung Huang	63	Non-executive Director
Jianmei Lyu	40	Non-executive Director
Meng-Shiou (Frank) Lee	59	Independent Non-executive Director
Philip Tsao	59	Independent Non-executive Director
Chung-Hui (Christine) Jih	60	Independent Non-executive Director
Pin-Jen (Louis) Chen	43	Executive Vice President and Chief Strategy Officer
Weichuan (Wayne) Liu	53	Chief Growth Officer and President of Americas
Hsiao-Chuan (Iris) Chen	53	Vice President and Head of Finance and Accounting
Executive Officers
Alice H. Chang is our founder and has served as the CEO and Chairwoman of the Board since our inception in June 2015. Prior to founding the Company, Ms. Chang served as Chief Executive Officer of CyberLink from October 1997 to May 2015, which under her leadership, became a publicly listed Taiwan- based multimedia software company with offices globally. Prior to that, Ms. Chang was the chief financial officer and executive vice president of Trend Micro Incorporated (TSE: 4704), where she led the capital markets and fund raising activities. Prior to that, Ms. Chang held various positions in Citicorp across investment banking functions.
Ms. Chang holds an MBA from the University of California, Los Angeles, and a B.Sc. from National Taiwan University.
We believe that Ms. Chang is well qualified to serve as the Chairwoman of our Board based on her unique experiences and perspectives she brings as our founder and CEO since our inception, complemented by her strong passion and extensive operational expertise across technology and beauty industries.
Pin-Jen (Louis) Chen has served as our Executive Vice President and Chief Strategy Officer since March 2022, where he leads the Company’s corporate development, strategic partnerships and marketing efforts. Mr. Chen joined us since its inception in June 2015 as the Vice President of Business Development and Marketing. Prior to joining us, Mr. Chen spent 12 years at CyberLink, where he served as the Vice President of Business Development and Marketing, Head of Consumer Business, and as a development engineer.
Mr. Chen holds an M.Sc. and a B.Sc. in computer science from National Taiwan University.
Weichuan (Wayne) Liu has served as our Chief Growth Officer and President of Americas since March 2022. Mr. Liu joined us since its inception in June 2015 as the Vice President of Business Development and Marketing and the General Manager of the Company’s U.S. office. Prior to joining us, Mr. Liu served as the Associate Vice President of Business Development at CyberLink from October 2009 to May 2015. From January 2003 to September 2009, Mr. Liu worked as a senior engineering manager at NVIDIA Corporation (Nasdaq: NVDA).
Mr. Liu holds an MBA from Santa Clara University, an M.Sc. from Case Western Reserve University, a B.Sc. from National Tsing Hua University, and a Ph.D. degree in electrical engineering from University of Southern California.

Hsiao-Chuan (Iris) Chen has served as our Vice President and Head of Finance and Accounting since January 2022 and oversees corporate finance and accounting activities of the Company. Prior to joining us, Ms. Chen spent 22 years at CyberLink since February 2000, with her last two roles being the Special Assistant of the Chief Executive Officer’s Office since March 2021 and the Head of Finance and Accounting since February 2000. Prior to joining CyberLink, Ms. Chen worked at Deloitte from September 1994 to August 1997.
Ms. Chen holds an MBA from National Taiwan University and a B.Sc. in agricultural economics from National Chung-Hsing University.
Directors
Alice H. Chang is our CEO and Chairwoman of the Board since our inception in June 2015. For details, please see “— Executive Officers”.
Michael Aw is our non-executive director nominee as of the date of this prospectus. Mr. Aw has served as Provident’s Director, Chief Executive Officer and Chief Financial Officer since its inception on October 28, 2020 and is a founding partner of Provident Growth, a leading growth stage fund focused on technology investments in Southeast Asia. Mr. Aw has over 20 years of investing and investment banking experience. Mr. Aw has served on the board of directors at Pomelo Fashion Company Limited, a technology-driven modern fashion brand in Southeast Asia since October 2017 and Horangi Private Limited Company, a high-growth cybersecurity SaaS company in Southeast Asia, since January 2020. In addition, Mr. Aw has been a board observer of Traveloka Services Private Limited Company, an online travel agency with a strong presence in Southeast Asia and Australia, and an ESG board advisor of CARRO, a leading Singapore car marketplace. Prior to founding Provident Growth in January 2018, Mr. Aw was the Managing Director at Provident Capital Partners and Managing Director and Head of Technology, Media and Telecommunications, Asia, Investment Banking Division at UBS Group AG.
Mr. Aw holds a B.A. in accounting and finance from the University of Manchester and a M.Phil. in management studies from the University of Cambridge. Mr. Aw was also a Cambridge Chevening Scholar.
Jau-Hsiung Huang has served as our non-executive director since July 2019. Dr. Huang founded CyberLink in February 1996 and has served as its chairman of the board of directors since January 2001 and its Chief Executive Officer since September 2015. Dr. Huang has led the product development team to deliver a full suite of software applications, including video and photo-editing, multimedia playback, file conversion as well as various mobile apps. Under his leadership, CyberLink grew from a small start-up to a publicly listed Taiwan-based multimedia software company with offices globally. From August 1988 to July 2005, Dr. Huang was a professor in the computer science department at National Taiwan University and was the co-founder of the Communications and Multimedia Lab at National Taiwan University, from which he subsequently received a series of awards, including the Distinguished Alumni Award and the Electronic Research and Service Organization (“ERSO”) Award.
Dr. Huang holds a Ph.D. in computer science from the University of California, Los Angeles, and a B.Sc. in electrical engineering from National Taiwan University.
Jianmei Lyu has served as our non-executive director since March 2022 and has over 17 years of experience in the consumer and retail industries. Ms. Lyu currently serves as the General Manager of Tmall Fast-Moving Consumer Goods Business Division at Alibaba Group Holding Limited (NYSE: BABA, SEHK: 9988, together with its subsidiaries, the “Alibaba Group”) where she is responsible for the business operations and strategic development of the division. Prior to that, Ms. Lyu served at various positions in the Alibaba Group, including as the General Manager of Tmall International Business Division from October 2021 to February 2022, General Manager of Koala International Business Division from November 2020 to October 2021, and General Manager of Taobao International Business Division from January 2019 to November 2020. Ms. Lyu first joined the Alibaba Group in August 2011 as the Vice General Manager of Tmall Apparel Business Division.
Ms. Lyu holds an MBA of the joint program from Donghua University in Shanghai, and Westminster College in the United States.

Meng-Shiou (Frank) Lee has served as our non-executive director since October 28, 2022 and has extensive experience in the accounting and finance industry. Mr. Lee currently serves as the Chief Executive Officer at First Elite CAPs & Co, a Taiwan-based accounting company, and is an Adjunct Lecturer at National Chung Cheng University and Director at CPA Associations R.O.C. in Taiwan. Mr. Lee has served on the board of directors at several publicly listed companies, including Mechema Chemicals International Company Limited (TWSE: 4721) since June 2017, China Electric Manufacturing Corp. (TWSE: 1611) since June 2019, and TOPCO Technologies Corp. (TWSE: 3388) since May 2020. Mr. Lee has been practicing as a Certified Public Accountant since 1988. His accounting experience includes working as a Certified Public Accountant at Deloitte Touche Tohmatsu Limited in its Taiwan office from July 1988 to July 1997 and at First Elite CAPs & Co since July 1997.
Mr. Lee holds an M.A. in accounting from National Chengchi University and a BA in accounting from National Taiwan University.
Philip Tsao has served as our non-executive director since October 28, 2022. Mr. Tsao has served on the board of directors at several publicly listed companies, including SinoPac Financial Holdings Company Limited (TWSE: 2890) since May 2020 and China Everbright Greentech Limited (SEHK: 1257) since April 2017. He has also been a director of Bank SinoPac since May 2018 and started to serve as the Chairman of Bank SinoPac since July 2022. Mr. Tsao has held various senior positions in global and regional financial institutions, most recently as Consultant to Fubon Bank from April 2016 to March 2017, Managing Director at Barclays Capital Asia Limited from June 2011 to May 2015, Managing Director at Morgan Stanley Asia Limited, Executive Vice President at China Development Financial Holdings (TWSE: 2883), President of China Development Industrial Bank, Managing Director at UBS Asia Limited, and Executive Director at Goldman Sachs (Asia) LLC. Prior to that, Mr. Tsao also worked at Citibank for nine years across various functions.
Mr. Tsao holds an MBA from National Taiwan University and a B.Sc. from Tsinghua University. He is also a Chartered Financial Analyst Charterholder.
Chung-Hui (Christine) Jih has served as our non-executive director since October 28, 2022. Ms. Jih has been serving as an independent director at CTBC Securities Company Limited, a Taiwan-based financial holding company, since May 2020. From January 2007 to August 2019, Ms. Jih was the Chairwoman and Chief Executive Officer of BNP Paribas Asset Management Taiwan Company Limited. From July 2003 to January 2007, Ms. Jih served as the General Manager of Fidelity Security Investment Trust Company (Taiwan) Limited and Spokesperson of Fidelity Securities Company (Taiwan) Limited. From September 2002 to July 2003 Ms. Jih was Chief Financial Officer of CyberLink. Prior to that, Ms. Jih also served as a financial consultant at Merrill Lynch Securities (Taiwan) Limited and Vice President and Head of Audit and Compliance at Citibank Taiwan Limited and held various roles at professional bodies, including Governor of the Board and Co-Chair of Asset Management Committee at The American Chamber of Commerce in Taiwan, and Supervisor at Securities Investment Trust & Consulting Association of Taiwan.
Ms. Jih holds an MBA from Indiana University and a BBA from National Chengchi University.
Family Relationships
Jau-Hsiung Huang and Alice H. Chang are husband and wife. There are no other familial relationships among our directors and executive officers.
Board of Directors
Our Board consists of seven directors as of the date of this prospectus. Of these seven directors, three are independent. These three independent directors were selected and approved by our current nominating committee through a process that sought to find diversity of experience, expertise and perspectives, as well as deep understandings of different businesses, practices and markets relevant to our operations. A director may vote in respect of any contract or transaction in which he/she is interested provided that the nature of the interest of any director in any such contract or transaction is disclosed at or prior to its consideration and any vote thereon, and such director may be counted in the quorum at any meeting of directors at which any such contract or transaction is considered. A director who is interested in a contract or proposed contract with the Company must declare the nature of his interest at a meeting of the directors. No the Company’s non-employee director has a service contract with the Company that provides for benefits upon termination of service.
Duties of Directors
Under the laws of the Cayman Islands, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our Company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.
Our Board has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our Board include, among others:
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convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

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declaring dividends and distributions;

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appointing officers and determining the term of office of the officers;

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exercising the borrowing powers of our Company and mortgaging the property of our Company; and

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approving the transfer of shares in our Company, including the registration of such shares in our register of members.

Terms of Directors and Executive Officers
Our Board will be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The Class I directors shall stand appointed for a term expiring at our first annual general meeting, the Class II directors shall stand appointed for a term expiring at our second annual general meeting, and the Class III directors shall stand appointed for a term expiring at our third annual general meeting. Commencing at our first annual general meeting, and at each annual general meeting thereafter, directors appointed to replace those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. If no replacement directors are appointed, the existing directors shall be automatically re-appointed for a further term of office to expire at the third succeeding annual general meeting after their re-appointment.
Our officers are elected by and serve at the discretion of the Board. Their terms shall be decided by the Board.
Board Committees
Our Board has an audit committee. The audit committee’s members and functions are described below.
Audit Committee
The audit committee consists of three directors, Meng-Shiou (Frank) Lee, Philip Tsao and Chung-Hui (Christine) Jih. Philip Tsao is the chairperson of the audit committee. Mr. Meng-Shiou (Frank) Lee satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of the audit committee members satisfies the requirements for an “independent director” within the meaning of the NYSE listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The audit committee oversees our accounting and financial reporting processes. The audit committee is responsible for, among other things:
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the quality and integrity of our financial statements,

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internal control over financial reporting and disclosure controls and procedures,

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our compliance with legal and regulatory requirements,

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our independent registered public accounting firm’s qualifications and independence,

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the performance of our internal audit function, and

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the performance of our independent registered public accounting firm.

Director Nominations
Our Board will consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to our Board should follow the procedures set forth in our Articles.
In general, in identifying and evaluating nominees for directors, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, character, and the ability to exercise sound judgement, and relevant skills and experience, including financial literacy, and experience in the context of the needs of our Board.
Code of Business Conduct and Ethics
We have adopted a new code of business conduct (the “code of business conduct”) that applies to all directors, executive officers and employees which is available on our website. Our code of business conduct is a “code of ethics” as defined in Item 406(b) of Regulation S-K. Copies of the code of business conduct and charters for each of our Board committees will be provided without charge upon request from us and will be posted on our website. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.
Controlled Company
We are a “controlled company” as defined under the rules of the NYSE since Alice H. Chang, our founder and CEO, is beneficially own more than 50% of the total voting power of the Company. For so long as we remain a controlled company under this definition, we are permitted to elect to rely, and currently intend to rely, on certain exemptions from corporate governance rules, including the exemption from the rule that a majority of our Board must be independent directors.
Foreign Private Issuer Status
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Foreign Private Issuer Status”.
Executive Officer and Director Compensation
For the year ended December 31, 2021, the Company paid an aggregate of $2.0 million in cash and benefits to its executive officers and directors, of which $0.3 million was paid in the form of stock options. For the year ended December 31, 2021, options to purchase 1,197,500 Common Shares and 1,095,200 Common Shares were granted to our executive officers and directors as a group under our stock compensation plans at exercise prices of $0.10 per Common Share and $0.30 per Common Share, respectively. All of such options have been vested and exercised by December 22, 2021, which is the expiration date of such options. The Company has not set aside or accrued any amount to provide pension, retirement or other similar benefits to its executive officers and directors.

Employment Agreements
Alice H. Chang is party to a service agreement with the Company dated on September 26, 2019 and as amended on January 24, 2022 (the “Service Agreement”). Under the Service Agreement, Ms. Chang agreed to serve as the CEO until January 24, 2024, subject to earlier termination due to Ms. Chang’s death or disability or a termination by a unanimous decision of the Board. The Service Agreement also includes certain restrictive covenants, which include confidentiality and non-disclosure restrictions and non- competition restrictions that apply during the term and for certain periods following specified terminations of service.
Share Incentive Plan
On December 13, 2021, our Board approved and adopted the Share Incentive Plan, pursuant to which equitable adjustments to the number and class of shares to be issued thereunder will be made by the Company to reflect the Recapitalization in connection with the Business Combination. The Share Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to employees, directors, agents, consultants or service providers of the Company or its affiliates as selected by the administrator.
As of December 31, 2021, no options have been granted under the Share Incentive Plan to our directors, executive officers and other grantees.
Authorized Shares.   Subject to the adjustment provisions in the Share Incentive Plan, the maximum aggregate number of the Ordinary Shares that may be issued upon exercise of all options to be granted under the Share Incentive Plan shall be 5,311,310 Ordinary Shares; up to 5,311,310 Ordinary Shares may be issued under the Share Incentive Plan to participants who are citizens of the U.S., residents of the U.S. or are otherwise subject to the federal income tax laws of the U.S. (the “U.S. Taxpayer Participants”). Under the Share Incentive Plan to be adjusted to reflect the Recapitalization, shares to be issued upon exercise of options shall be Class B Ordinary Shares if the participant of the Share Incentive Plan is one of Founder Parties, and shares to be issued upon exercise of options shall be Class A Ordinary Shares if the participant of the Share Incentive Plan is not one of Founder Parties.
If an award of option should expire or become unexercisable for any reason without having been exercised in full, or if the Ordinary Shares are issued under the Share Incentive Plan and later forfeited to the Company due to the failure to vest, the unissued or forfeited Share Incentive Plan that were subject thereto shall, unless the Share Incentive Plan shall have been terminated, continue to be or again be available for issuance pursuant to future awards and grants under the Share Incentive Plan.
Plan Administration.   Our Board or any senior officer(s) designated by our Board from time to time will have authority to administer the Share Incentive Plan, and their decision (save as otherwise provided herein) shall be final and binding on all parties. Our Board shall have such powers and authorizations related to the administration of the Share Incentive Plan as are consistent with the Company’s memorandum and articles of association and applicable laws. Our Board shall have the full power and authority to take all actions and to make all determinations required or provided for under the Share Incentive Plan, and to amend or terminate the Share Incentive Plan and adopt a new plan, as long as the participants’ economic interests that he or she would be otherwise entitled to are not materially adversely affected.
If our Board proposes any amendment to the Share Incentive Plan that will have a material adverse effect on the economic interest of the participants, such amendment will take effect after the approval of the option holders representing a majority of then-granted options.
Types of Awards.   The Share Incentive Plan permits the awards of options.
Eligibility.   The Company’s employees, directors, agents, consultants or service providers of the Company or its affiliates are eligible to participate in the Share Incentive Plan.
Grant Notices.   Awards of options granted under the Share Incentive Plan are evidenced by grant notices that set forth, consistent with the Share Incentive Plan, the terms, conditions and limitations for each award.

Conditions of Awards.   The administrator determines the provisions, terms and conditions of each award granted under the Share Incentive Plan, including, but not limited to, the vesting schedule, exercise price, exercise periods and any restriction or limitation regarding the awards.
Vesting Schedule.   Subject to exceptions in the event of retirement, death, or permanent injury due to occupational hazards during the employment as provided in the Share Incentive Plan, no options will be vested in the first two years from the grant date; following the end of such two-year period, 50% of the options will be vested; following the end of the third anniversary of the grant date, 75% of the options cumulatively will be vested; and on the date of the fourth anniversary of the grant date, 100% of the options cumulatively will be vested.
Exercise Price.   The exercise price will not be less than the par value per share. Notwithstanding the foregoing, exercise price of options granted to U.S. Taxpayer Participants who owns shares representing more than 10% of the voting power of all classes of shares of the Company at the time of grant, the exercise price will be no less than 110% of the fair market value as determined pursuant to the Share Incentive Plan on the date of grant; and exercise price of options granted to any other U.S. Taxpayer Participants will be no less than 100% of such fair market value on the date of grant.
Exercise Period.   The term of each option will be five years from the grant date, subject to exceptions as provided in the Share Incentive Plan. Any options not exercised during the term will be cancelled and forfeited
Non-Transferability of Awards.   Other than by will or the laws of descent and distribution, the participants may not sell, transfer, assign, pledge or otherwise dispose of any option granted under the Share Incentive Plan unless approved by the CEO or other senior officer(s) designated by the Board.
Dissolution or Liquidation.   In the event of the dissolution or liquidation of the Company, each award will terminate immediately prior to the consummation of such action, unless otherwise determined by the CEO or other senior officer(s) designated by the Board.
Change in Control.   In the event of a change of control as defined in the Share Incentive Plan, each outstanding award (vested or unvested) will be treated as the CEO or other senior officer(s) designated by our Board determines, which determination may be made without the consent of any participant and need not treat all outstanding awards (or portion thereof) in an identical manner. Such determination, without the consent of any participant, may provide (without limitation) for one or more of the following in the event of a change of control: (i) the termination or continuation of such outstanding awards by the Company (if the Company is the surviving corporation); (ii) the assumption of such outstanding awards by the surviving corporation or its parent; or (iii) the substitution by the surviving corporation or its parent of new options or equity awards for such awards. If the award is continued, our Board, CEO or other senior officer(s) designated by our Board may make further adjustments in accordance with the adjustment provisions under the Share Incentive Plan.
Termination.   The Share Incentive Plan has a term of ten years from December 13, 2021, being the date on which the Share Incentive Plan was approved and adopted by our Board, after which no further options shall be granted, but the provisions of the Share Incentive Plan shall remain in full force and effect to the extent necessary to give effect to the exercise of any options granted prior thereto or otherwise as may be required in accordance with the provisions of the Share Incentive Plan.
Insurance and Indemnification
To the extent permitted under Cayman Islands law, the Company is empowered to indemnify its directors against any liability they incur by reason of their directorship. The Company plans to obtain directors’ and officers’ insurance to insure such persons against certain liabilities. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to the Board, executive officers or persons controlling us pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SELECTED FINANCIAL DATA
The following tables present our summary consolidated financial data. We prepare our consolidated financial statements in accordance with IFRS. The summary historical consolidated statement of operations for the years ended December 31, 2019, 2020 and 2021 and the summary consolidated balance sheet information as of December 31, 2020 and 2021 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The summary historical consolidated statement of operations for the six months ended June 30, 2021 and 2022 and the summary consolidated balance sheet information as of June 30, 2022 have been derived from our unaudited interim condensed consolidated financial statements, which are included elsewhere in this prospectus. Our unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair statement of the financial information set forth in those statements. Our historical results for any prior period are not necessarily indicative of results expected in any future period, and the results for the six months ended June 30, 2022 or any other interim period are not necessarily indicative of results to be expected for the full year ending December 31, 2022 or any other periods.
The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.
	Year ended December 31			Six months ended June 30
($ in thousands, except per share amounts)	2019	2020	2021	2021	2022
Revenue	22,930	29,873	40,760	17,288	23,379
Cost of Sales and Services	(1,596)	(3,962)	(5,736)	(2,594)	(3,282)
Gross profit	21,334	25,911	35,024	14,694	20,097
Operating expenses:
Sales and marketing expenses	(13,555)	(18,107)	(25,287)	(10,761)	(12,087)
General and administrative expenses	(3,045)	(3,078)	(4,936)	(1,133)	(4,700)
Research and development expenses	(6,143)	(7,567)	(9,838)	(4,184)	(5,358)
Total operating expenses.	(22,743)	(28,752)	(40,061)	(16,078)	(22,145)
Operating profit (loss)	(1,409)	(2,841)	(5,037)	(1,384)	(2,048)
Non-operating income and expenses:
Interest income	158	243	131	65	178
Other income	691	191	118	9	11
Other gains and (losses)	(1,173)	(2,792)	(151,638)	(1,695)	28,977
Finance costs	(5)	(9)	(9)	(3)	(5)
Total non-operating income and expenses	(329)	(2,367)	(151,398)	(1,624)	29,161
Loss before income tax	(1,738)	(5,208)	(156,435)	(3,008)	27,113
Income tax expense	(247)	(385)	(417)	(137)	(161)
Net loss for the year / period	(1,985)	(5,593)	(156,852)	(3,145)	26,952
Loss per share
Basic (loss) earnings per share	(0.01)	(0.02)	(0.52)	(0.01)	0.08
Diluted loss per share	(0.01)	(0.02)	(0.52)	(0.01)	(0.00)
Weighted average number of shares outstanding (share in thousands)
Basic	301,503	313,106	299,165	298,397	324,747
Diluted	301,503	313,106	299,165	298,397	567,078

	Year ended December 31			Six months ended June 30
($ in thousands, except per share amounts)	2019	2020	2021	2021	2022
Supplemental pro forma (loss) earnings per share*
Basic	(0.04)	(0.10)	(2.96)	(0.06)	0.47
Diluted	(0.04)	(0.10)	(2.96)	(0.06)	(0.01)
Supplemental pro forma weighted average ordinary shares outstanding (share in thousands)*
Basic	53,379	55,433	52,965	52,829	57,494
Diluted	53,379	55,433	52,965	52,829	100,398

*
Unaudited supplemental pro forma basic and diluted (loss) earnings per share gives effect to the share convertion equal to the Combination Factor, which is 0.17704366.

	As of December 31		As of June 30, 2022
($ in thousands)	2020	2021
Total Assets	86,236	88,904	93,832
Total Liabilities	121,979	279,346	251,732
Total Equity	(35,743)	(190,442)	(157,900)
Total Liabilities and Equity	86,236	88,904	93,832

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read together with “Summary Historical Financial Information” and the audited historical consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion and analysis should also be read together with our pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. In addition to historical financial information, this discussion and analysis contains forward- looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section entitled “Cautionary Note Regarding Forward-Looking Statements”. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus.
Certain figures, including interest rates and other percentages included in this section, have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.
Unless the context otherwise requires all references in this section to “Perfect,” the “Company,” “we,” “us” and “our” refer to Perfect Corp. and its consolidated subsidiaries.
Company Overview
We are the number one beauty tech AR- and AI-player on the market by the number of brand groups served, according to Frost & Sullivan, serving 85% (17 out of 20) of top 20 global beauty groups based on reported revenue for the calendar year 2021. Our platform transforms how brands and consumers interact and create opportunities to connect that were not possible before. With our cutting-edge, hyper- realistic virtual try-on solutions, we are transforming the traditional online and in-store shopping journey by creating instant, seamless and engaging omni-channel shopping experiences.
As of June 30, 2022, our total customer base includes over 450 brands, including global industry leaders such as Estée Lauder Group, LVMH, COTY and Shiseido, with over 500,000 digital SKUs for makeup, haircare, skincare, eyewear, and jewelry products, and over 10 billion virtual product try-ons annually. We have 124 Key Customers in 2021, and have further added 17 additional Key Customers for the six months ended June 30, 2022. We have strong customer retention and loyalty, especially among the Key Customers, with a NDRR of 212%, 145% and 125% and a retention rate of 95%, 95% and 92% for the years ended 2019, 2020 and 2021, respectively, representing an average NDRR of 161% and an average retention rate of 94% during such period.
We also offer to consumers six mobile apps under the “YouCam” brand. These apps supplement and support innovation development of our core SaaS business.
We have achieved significant scale and growth since our inception in 2015. Our total revenue increased from $22.9 million in 2019 to $40.8 million in 2021, at a CAGR of 33.3%, and from $17.3 million for the six months ended June 30, 2021 to $23.4 million for the six months ended June 30, 2022, at a growth rate of 35.2%. Our momentum of acquiring new brands continues to be strong, growing from 239 brands as of December 31, 2019 to 338 and 444 as of December 31, 2020 and 2021, respectively, at a CAGR of 36.3%, and further to 472 as of June 30, 2022. The number of our Key Customers has increased from 68 in 2019 to 99 and 124 in 2020 and 2021, respectively, at a CAGR of 35.0%, and further to 141 for the six months ended June 30, 2022. As we grow and continue to expand our product offerings, we expect to significantly increase our penetration beyond beauty and into other fashion areas as well. Our net loss increased from $2.0 million in 2019 to $156.9 million in 2021, while we had net income of $27.0 million for the six months ended June 30, 2022, as compared to net loss of $3.1 million for the six months ended June 30, 2021, in each case mainly due to non-cash fair value adjustment of convertible preferred shares in the course of the Transactions.

Completion of Business Combination
On October 28, 2022, we completed the Business Combination. On October 31, 2022, our Class A Ordinary Shares and Warrants are expected to be traded on the NYSE under the symbol “PERF” and “PERF WS”, respectively.
Key Factors Affecting Our Results of Operations
Our results of operations are affected by the following factors:
Overall adoption rate of AR- and AI-technology in beauty and fashion industries
Our results of operations are affected by the overall growth and adoption of AR- and AI-technology in the beauty and fashion industries, which in turn, is affected by customer demand on these technologies and the speed of digital transformation of brands. Changes in any of these general industry conditions and our ability to adapt to such changes could affect our business and results of operation.
Despite the rapid pace of digital transformation in recent years, the estimated adoption of AR- and AI- amongst beauty brands remain low. We see significant opportunities to continue to drive the digitization and proliferation of AR- and AI-solutions in the beauty and fashion industries. According to Frost & Sullivan, the global total addressable market in beauty technology (average of top-down and bottom-up methods) is estimated to be approximately $3.3 billion in 2021, with an increase to $6.1 billion in 2026, representing a 13.0% CAGR. We believe that with our unique tech capabilities and extensive collection of training data sets from over 10 billion real-life yearly try-ons, we can continue to solidify our product leadership in the beauty AR- and AI-SaaS industry and drive further adoption by beauty and fashion brands.
Our ability to monetize our services
We offer a variety of solutions, including virtual try-ons for makeup, nail art, hairstyles, beard dye and styling, eyewear, and jewelry, advanced skin diagnostic technology, foundation shade finder and our interactive platform. We also offer omni-channel, cross-platform solutions which can be implemented across multiple platforms, including brand-owned channels such as brands’ official mobile apps, official websites, in-store kiosks, as well as leading third-party platforms, including Alphabet (Google and YouTube), Meta (Instagram), Snap and Alibaba (Taobao and Tmall). We are able to provide customized solutions for each brand. For details of our products and services, see “Business — Our Business”. For details of revenue recognition of our products and services, see “— Components of Results of Operations — Revenue” and Note 4 “Summary of Significant Accounting Policies” to our consolidated financial statements included in this prospectus. The following table sets forth a breakdown of our revenue for the years indicated based on the types of customers:
	Year ended December 31,						Six months ended June 30,
	2019		2020		2021		2021		2022
	US$’000	% of total revenue	US$’000	% of total revenue	US$’000	% of total revenue	US$’000	% of total revenue	US$’000	% of total revenue
Revenue from brands	20,309	88.6%	22,302	74.7%	26,691	65.5%	11,127	64.4%	14,573	62.3%
Revenue from Key Customers(1)	16,711	72.9%	19,512	65.3%	21,666	53.2%	9,371	54.2%	12,050	51.5%
Revenue from non-Key Customer brands(2)	3,598	15.7%	2,790	9.3%	5,025	12.3%	1,756	10.2%	2,523	10.8%
Revenue from mobile apps subscribers	1,416	6.2%	5,802	19.4%	11,636	28.5%	4,920	28.5%	7,811	33.4%
Revenue from advertisement network service providers	1,195	5.2%	1,742	5.8%	2,398	5.9%	1,225	7.1%	981	4.2%
Others	10	0.0%	27	0.1%	35	0.1%	16	0.1%	14	0.1%
Total revenue	22,930	100%	29,873	100%	40,760	100%	17,288	100%	23,379	100%

Notes:
(1)
Represents 82.3%, 87.5%, 81.2% and 82.7% of our revenue from brands in 2019, 2020, 2021 and the first half of 2022, respectively.

(2)
Represents 17.7%, 12.5%, 18.8% and 17.3% of our revenue from brands in 2019, 2020, 2021 and the first half of 2022, respectively.

Our ability to increase revenue depends in part on retaining our existing brands and expanding their use of our services. In managing our business, our management closely monitor our NDRR and retention rate of our Key Customers, which can provide reliable guidance for the growth of our business due to the following reasons: (i) revenue from Key Customers accounted for approximately 72.9%, 65.3% and 53.2% of our total revenue in 2019, 2020 and 2021, respectively, and our primary strategic focus is to allocate more resources to grow our brand customer base; (ii) revenue from all brands represented 88.6%, 74.7% and 65.5% of our total revenue in 2019, 2020, and 2021, respectively, and Key Customers constitute the core of our brand customers since revenue from Key Customers accounted for 82.3%, 87.5% and 81.2% of the revenue from all brands for the respective year; and (iii) compared to other operating metrics, NDRR and retention rate are good indicators of the sustainability of our revenue associated with services provided to our brand customers.
As we deepen long-term relationships with existing brands, we aim to increase the average recurring fees per brand through a combination of cross-selling across sister brands, geographies and verticals of beauty groups, and upselling incremental SKUs, modules and functions to beauty brands. We believe the stickiness and scalability of our platform well positions us to capture this monetization opportunity.
In addition to the Key Customers, which are large brand customers, we also generate minority of revenue from other customers. In 2019, 2020 and 2021, non-Key Customers contributed 27.1%, 34.7% and 46.8% of the Company’s total revenue, respectively. Such non-Key Customers primarily include non-Key Customer brands, consumers subscribing for premium value-added functions in our mobile apps and advertisement network service providers that display ads in our mobile apps. We monitor our mobile apps subscription business through MAUs and monthly active subscribers, and benchmark product ratings of, and functionalities offered by, our main mobile app competitors. We monitor our advertisement revenue via effective cost per thousand impressions. The following table sets forth our average MAUs and average monthly active subscribers of our mobile apps for the years indicated:
	Year ended December 31,			Six months ended June 30,
(in millions)	2019	2020	2021	2021	2022
Average MAUs	45.8	35.4	25.1	27.0	18.7
Average monthly active subscribers(1)	0.07	0.21	0.35	0.30	0.46

Note:
(1)
Monthly active subscribers refer to paying users who subscribes to our mobile apps’ premium functions and maintain an active subscription at the end of the measured month.

As our primary business strategy is to reinforce our market leadership in providing AR- and AI-SaaS solutions to brand customers, we expect to allocate less resources to our mobile apps subscription and advertisement services. Accordingly, our revenue from consumers and advertisement network service providers may continue to represent minority share of our total revenue in the foreseeable future.
Our ability to expand into new verticals and grow our brand base
Our vision is to transform the world with digital tech innovations — through both global beauty groups and indie brands. We see significant growth opportunities amongst these smaller beauty brands, as over 99.8% of indie beauty brands remain white space, according to Frost & Sullivan. We intend to continue to work on providing a seamless and easy solution for these indie brands, as capturing this brand base is expected to be important to fuel the growth of our business.
Leveraging our deep industry and technology know-how and a wide existing customer network that we have built in the beauty AR- and AI-SaaS space, we also look to expand into synergistic categories and further expand our product portfolio outside of beauty to expand our brand base. We are looking to expand into fashion (in areas such as eyewear, nail design, watches, accessories, and jewelry), clothing (such as clothes, hats, scarves, and shoes), and beyond fashion (such as solutions for hair salons, dental and orthodontics services, plastic surgery, live-streaming and video conferencing). Some of these services have already been deployed, and we are in discussions with various brands in these areas as well.
We are in a unique position where our existing industry-leading solutions in facial aesthetics can be used in conjunction with these new categories. For example, with eyewear, we can provide a solution which enables consumers to try on eyewear with virtual makeup applied at the same time. This is something an eyewear AR- and AI-vendor cannot easily do given the complexity of AR- and AI-makeup. Ultimately, our goal is to grow product offerings to drive ubiquity and offer a full suite of products beyond beauty.
Our ability to manage and improve operating efficiency
Our results of operations depend on our ability to manage our costs and expenses. Going forward, our increasing scale of business and advancement in technology may lead to lower marginal operating costs and expenses. We expect our customer acquisition efforts to benefit from our strong brand recognition and word- of-mouth referrals as we expand our customer base.
Our continued investment in technology also contributes to the increase of operational efficiency, enabling the same number of employees to deliver higher productivity over time. In addition, we believe that we will continue to benefit from economies of scale as we continue to actively manage the level of our general and administrative expenses. Certain large expenses, such as the listing fee, however, will negatively affect our profitability in the next few years.
Our people and technology
We focus on investing in our people and technology, which are crucial for us to create innovative products and services that cater to what the consumers want, and to further grow our customer base. The success of our broad range of AR- and AI-powered business and consumer solutions is reliant on technology, which offers top-notch accuracy, scalability and performance.
Impact of COVID-19 Pandemic on Our Operations and Financial Performance
The COVID-19 pandemic has severely affected businesses around the world. In order to curb the spread of COVID-19, many countries have imposed restrictions on travel and enforced store closures, encouraging people to stay at home and avoid gathering in public places. These ongoing measures affected our offline business as shopping malls are closed and demand for our offline products such as the in-store kiosks decreased significantly.
The COVID-19 pandemic has shifted many beauty retailers’ focus on consumer interaction from primarily offline to online, with consumers unable to interact with product or beauty consultants in the same way as in the past. We were able to capture this shift, as our customers actively expanded their online service offerings. The acceleration in digital channel adoption has led to strong growth for our online services demand and we expect this to be our main growth driver going forward.
Starting from the fourth quarter of 2021, a few new variants of COVID-19 have emerged in various countries, and differing levels of travel and gathering restrictions have been reinstated. The extent to which the COVID-19 pandemic may continue to affect our operations and financial performance will depend on future developments, which are highly uncertain and cannot be predicted. See “Risk Factors — General Risks — Any catastrophe, including natural catastrophes, outbreaks of health pandemics such as the ongoing global COVID-19 pandemic or other extraordinary events, could disrupt our business operations and have a materially adverse impact on our business and results of operations”.
Basis of Presentation
Our consolidated financial statements have been prepared in accordance with IFRS. All intercompany accounts and transactions have been eliminated on consolidation. For the purposes of presenting consolidated financial statements, our assets and liabilities and our foreign operations (including subsidiaries in other countries that use currencies which are different from our functional currency) are translated into U.S. dollars using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in equity.
Components of Results of Operations
Revenue
Our revenue sources include four major components: AR/AI cloud solutions and subscription, licensing, advertisement and others. The first and second components constitute our core SaaS solutions.
(1)
AR/AI cloud solutions and subscription

For AR/AI cloud solutions and subscription, we provide online cloud-based services to our customers, primarily including virtual try-on solutions provided to our brand customers and app premium subscription provided to individual customers.
Our typical contract terms with brand customers range from three months to multiple years, among which one-year term is the most common. Our contract terms are decided based on the following considerations: (1) functionality of the subscribed modules (e.g. makeup, skincare, hair, nail, etc.); (2) length of the service; (3) geographical coverage, such as the number of countries/regions to deploy the modules or the number of website domains to integrate our modules; (4) maximum numbers of product SKUs that a brand can utilize at the same time; and (5) additional manpower hours used for conducting the customization, if any.
Furthermore, depending on the nature of the services provided, the charges of brand customers could be further divided to one-time fees, recurring fees, or the combination of both. One-time fees are made up of service setup fee, customization fee, and console base fee, which allows brands to create a brand console account on our platform so that they can upload and manage SKUs. Recurring fees are related to granting customers the access to the modules over the contract period. These fees are recurring as the service is time-limited and scope-limited, and subject to renewal upon the expiration of the service term. For brand customers, AR/AI cloud solutions are the major revenue contributor.
In terms of the premium value-added functions in our mobile apps to which individual customers subscribe through Apple App Store and Google Play, we currently offer monthly and yearly subscription plans. The price of such premium functions service varies by country. We recognize revenue from such service based on the fulfilled contract obligation period each month.
(2)
Licensing

We collect licensing fees from (1) licensing self-developed technologies, which include offline SDK and AR/AI offline solutions to brand customers and (2) licensing mobile apps designed and created based on customers’ specifications that do not require continuous support from our backend cloud computing infrastructure. For these licensing arrangements, the deliverables are handed over to customers and operated by customers on their own infrastructure without additional services from the Company.
Furthermore, depending on the nature of the license provided, some brand customers need to renew the licensing agreements, as the right to use our intellectual property are only granted to them for a specific period. The renewal of these licensing agreements generate recurring revenue.
(3)
Advertisement

Advertisement revenue is generated from the advertisements displayed by advertisement network service providers in our apps. The consideration of such service is determined based on the frequency of click or impression of the advertisement, which should be treated as a variable consideration. The typical contract term is for one month. The numbers of advertisements are delivered and the associated fees are tracked on a daily basis, and we recognize revenue on a monthly basis based on the daily collected information.

(4)
Others

Other revenue includes miscellaneous revenue streams such as hardware sales that do not fall under the aforementioned revenue types. Those revenue streams are immaterial to us.
For further details on our revenue recognition, see Note 4 “Summary of Significant Accounting Policies” to our consolidated financial statements included in this prospectus.
Cost of Sales and Services
Our cost of sales and services consists primarily of kiosk hardware cost, certain R&D personnel-related expenses allocated to cost of sales and services which are directly related to revenue and services activities, warranty provision as well as third-party payment processing fees for distribution partners such as Google and Apple. We expect that our cost of sales will increase on an absolute dollar basis in tandem with the growth of our businesses for the foreseeable future as we continue to invest and broaden our offerings and scale up our operations.
Sales and Marketing Expenses
Our sales and marketing expenses consists of personnel-related expenses for salaries, employee benefits, and stock-based compensation for employees engaged in sales and marketing, advertising and promotional fees, cloud-hosting fees as well as allocated facilities and information technology costs. We plan to continue to invest in sales and marketing to grow our customer base and increase our brand awareness. As such, we expect sales and marketing expenses to increase in absolute dollars. We also expect our sales and marketing expenses as a percentage of revenue to fluctuate period-over-period in the near term as we invest to accelerate market adoption of our technologies, and to decrease over the long term as we benefit from greater scale.
General and Administrative Expenses
Our general and administrative expenses primarily consist of personnel-related expenses for employees involved in general corporate functions, including administration, legal, human resources, accounting and finance. Personnel-related expenses primarily include salaries, benefits, and share-based compensation. In addition, general and administrative expenses also include allocated facilities costs, such as rent, depreciation expenses, professional services fees and other general corporate expenses.
Furthermore, following the Closing, we expect to incur additional expenses as a result of becoming a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations, and increased expenses for insurance, investor relations, and professional services. We expect that our general and administrative expenses will increase in absolute dollars as we scale up our operations.
Research and Development Expenses
Our research and development expenses primarily consist of salaries and benefits, including share-based compensation, for our technology and product development personnel, and depreciation and other associated corporate costs.
We expect our research and development expenses to increase in the future as we expand our team of technology and product development professionals and continue to invest in technology infrastructure and innovative AR- and AI-solutions to enhance and broaden our product offering.
Interest Income
Our interest income primarily consists of interest earned on bank deposits and financial assets at amortized costs.
Other Income
Our other income primarily consists of subsidies from local government and VAT adjustments. We do not expect material subsidies from local government in the foreseeable future.

Other Gains and Losses
Our other gains and losses primarily consist of losses on financial liabilities at fair value through profit or loss (“FVTPL”) and foreign exchange gains and losses. The FVTPL is mainly associated with our convertible redeemable preferred shares and is a non-cash and extraordinary item that will not recur in financial years after the expected listing of Shares on the NYSE, as the convertible redeemable preferred shares issued by us will be automatically converted into Ordinary Shares upon listing.
Finance Costs
Our finance costs consist primarily of interest expenses on our lease liabilities.
Income Tax Expense
Our income tax expense primarily consists of current income tax expenses. As a global company, we are subject to income taxes in the jurisdictions where we do business. These foreign jurisdictions have different statutory tax rates. Accordingly, our effective tax rate will vary depending on the relative proportion of income derived in each jurisdiction, use of tax credits, changes in the valuation of our deferred tax assets and liabilities as well as changes in tax laws. Currently, the applicable tax rate in our headquarters in Taiwan is 20% while the tax rate for unappropriated earnings is 5%.
Results of Operations
Our results of operations for the years ended December 31, 2019, 2020 and 2021 and for the six months ended June 30, 2021 and 2022 are presented below:
““	Year ended December 31,					Six months ended June 30,
($ in thousands, unless otherwise stated)	2019	2020	2021	2020 % Change	2021 % Change	2021	2022	% Change
Revenue	22,930	29,873	40,760	30.3%	36.4%	17,288	23,379	35%
Cost of Sales and Services	(1,596)	(3,962)	(5,736)	148.2%	44.8%	(2,594)	(3,282)	27%
Gross profit	21,334	25,911	35,024	21.5%	35.2%	14,694	20,097	37%
Operating expenses:
Sales and marketing expenses	(13,555)	(18,107)	(25,287)	33.6%	39.7%	(10,761)	(12,087)	12%
General and administrative expenses	(3,045)	(3,078)	(4,936)	1.1%	60.4%	(1,133)	(4,700)	315%
Research and development expenses	(6,143)	(7,567)	(9,838)	23.2%	30.0%	(4,184)	(5,358)	28%
Total operating expenses	(22,743)	(28,752)	(40,061)	26.4%	39.3%	(16,078)	(22,145)	38%
Operating (loss)	(1,409)	(2,841)	(5,037)	101.6%	77.3%	(1,384)	(2,048)	48%
Non-operating income and expenses:
Interest income	158	243	131	53.8%	-46.1%	65	178	174%
Other income	691	191	118	-72.4%	-38.2%	9	11	22%
Other gains and (losses)	(1,173)	(2,792)	(151,638)	138.0%	5331.2%	(1,695)	28,977	n.m.(1)
Finance costs	(5)	(9)	(9)	80.0%	0.0%	(3)	(5)	67%
Total non-operating income and expenses	(329)	(2,367)	(151,398)	619.5%	6296.2%	(1,624)	29,161	n.m.
(Loss) income before income tax	(1,738)	(5,208)	(156,435)	199.7%	2904.7%	(3,008)	27,113	n.m.
Income tax expense	(247)	(385)	(417)	55.9%	8.3%	(137)	(161)	18%
Net (loss) income	(1,985)	(5,593)	(156,852)	181.8%	2704.4%	(3,145)	26,952	n.m.””

(1)
“n.m.” means not meaningful.

Comparison of Six Months Ended June 30, 2021 to Six Months Ended June 30, 2022 Revenue
Total revenue increased by $6.1 million, or 35.2%, from $17.3 million for the six months ended June 30, 2021 to $23.4 million for the six months ended June 30, 2022. The increase was primarily attributable to (i) an increase by 41.0% of our revenue of AR/AI cloud solutions and subscription from $12.9 million for the six months ended June 30, 2021 to $18.2 million for the same period in 2022, which was primarily driven by continued strong demand of our brand customers’ consumers for online try-on services since the COVID-19 pandemic as well as an increase in mobile apps subscribers, and (ii) an increase by 30.6% of licensing revenue from $3.2 million for the six months ended June 30, 2021 to $4.1 million for the same period in 2022, which was due to a higher demand for our offline SDK solutions, partially offset by a decrease by 19.9% of advertisement revenue from $1.2 million for the six months ended June 30, 2021 to $1.0 million for the same period in 2022, which was due to lower monthly active users of our mobile apps.
With respect to geographical contribution, revenue from the United States has increased by 41% from $7.9 million for the six months ended June 30, 2021 to $11.2 million for the same period in 2022, revenue from Japan has increased by 20% from $2.2 million for the six months ended June 30, 2021 to $2.7 million for the same period in 2022, and revenue from France has increased by 31% from $1.5 million for the six months ended June 30, 2021 to $1.9 million for the same period in 2022. Revenue outside of these three major countries have grown by 34% from $5.7 million for the six months ended June 30, 2021 to $7.6 million for the same period in 2022.
Cost of Sales and Services
Cost of sales and services increased by $0.7 million, or 26.5%, from $2.6 million for the six months ended June 30, 2021 to $3.3 million for the six months ended June 30, 2022. The increase was primarily due to third-party payment processing fees paid to distribution partners such as Google and Apple, which was in line with the increase in our revenue.
Sales and Marketing Expenses
Sales and marketing expenses increased by $1.3 million, or 12.3%, from $10.8 million for the six months ended June 30, 2021 to $12.1 million for the six months ended June 30, 2022. The increase was primarily due to an increase in headcount related expenses.
General and Administrative Expenses
General and administrative expenses significantly increased by $3.6 million, or 315.0%, from $1.1 million for the six months ended June 30, 2021 to $4.7 million for the six months ended June 30, 2022. The increase was primarily due to transaction related fees (legal, audit, etc.) that we incurred in the course of the Transactions.
Research and Development Expenses
Research and development expenses increased by $1.2 million, or 28.0%, from $4.2 million for the six months ended June 30, 2021 to $5.4 million for the six months ended June 30, 2022. The increase was primarily due to an increase in R&D headcount and related personnel costs.
Interest Income
Interest income increased by $0.1 million, or 174%, from $0.07 million for the six months ended June 30, 2021 to $0.2 million for the six months ended June 30, 2022. The increase was primarily due to higher interest rates of our bank deposits.
Other Income
Other income increased by $2,000, or 22%, from $9,000 for the six months ended June 30, 2021 to $11,000 for the six months ended June 30, 2022.

Other Gains and Losses
Other gains and losses increased by $30.7 million for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The significant change was primarily due to an adjustment in non- cash valuation gain on financial liabilities at fair value through profit or loss, which reflected a lower fair value based on June 30, 2022 as compared to December 31, 2021 of our convertible redeemable preferred shares.
Finance Costs
Finance costs increased by $2,000, or 67%, from $3,000 for the six months ended June 30, 2021 to $5,000 for the six months ended June 30, 2022.
Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2021
Revenue
Total revenue increased by $10.9 million, or 36.4%, in 2021, from $29.9 million for the year ended December 31, 2020 to $40.8 million for the year ended December 31, 2021. The increase was primarily attributable to (i) an increase by 69.3% of our revenue of AR/AI cloud solutions and subscription from $17.4 million in 2020 to $29.5 million in 2021, which was primarily driven by higher demand of our brand consumers for online services due to increasingly rapid lifestyle transformation towards online consumption in 2021, and (ii) an increase by 37.7% of our advertisement revenue from $1.7 million in 2020 to $2.4 million in 2021, which was driven by our expansion of the source of advertising and more frequent interstitial ads, partially offset by a decrease by 17.1% of licensing revenue from $10.7 million in 2020 to $8.9 million in 2021, which was due to lower demand for our AR/AI offline solutions resulting from extended store closure and social distancing as of result of frequent resurgence of new COVID-19 cases globally in 2021.
With respect to geographical contribution, revenue from the United States has increased by 35% from $15.0 million in 2020 to $20.2 million in 2021, revenue from Japan has increased by 41% from $3.2 million in 2020 to $4.5 million in 2021, and revenue from France has generally remained at $3.2 million in both 2020 and 2021. Revenue outside of these three major counties have grown by 52% from $8.5 million in 2020 to $12.9 million in 2021.
Cost of Sales and Services
Cost of sales and services increased by $1.7 million, or 44.8%, from $4.0 million for the year ended December 31, 2020 to $5.7 million for the year ended December 31, 2021. The increase was primarily due to an increase of $1.8 million in third-party payment processing fees paid to distribution partners such as Google and Apple.
Sales and Marketing Expenses
Sales and marketing expenses increased by $7.2 million, or 39.7%, from $18.1 million for the year ended December 31, 2020 to $25.3 million for the year ended December 31, 2021. The increase was primarily due to an increase in headcount related expenses of $2.2 million and an increased spend of $4.0 million in marketing campaigns to acquire mobile apps users. As we expect to drive more growth from our organic user base by improving the trial-to-paid conversion rate and subscriber retention beyond 2021, future spend in mobile apps user acquisition will decrease.
General and Administrative Expenses
General and administrative expenses increased by $1.9 million, or 60.4%, from $3.1 million for the year ended December 31, 2020 to $4.9 million for the year ended December 31, 2021. The increase was primarily due to transaction related fees (legal, audit, etc.) that we incurred in the course of the Transactions.
Research and Development Expenses
Research and development expenses increased by $2.2 million, or 30.0%, from $7.6 million for the year ended December 31, 2020 to $9.8 million for the year ended December 31, 2021. The increase was primarily due to an increase in R&D headcount and related personnel costs.

Interest Income
Interest income decreased by $112,000, or 46.1%, from $243,000 for the year ended December 31, 2020 to $131,000 for the year ended December 31, 2021. The decrease was primarily because the majority of our cash balance is denominated in U.S. dollars and the weighted average interest rate for our cash decreased from approximately 0.55% in 2020 to approximately 0.16% in 2021.
Other Income
Other income decreased by $0.1 million, or 38.2%, from $0.2 million for the year ended December 31, 2020 to $0.1 million for the year ended December 31, 2021. The decrease was primarily due to the completion of a local government-sponsored project in June 2020, after which we no longer received a subsidy. We do not expect to receive any material subsidies in the foreseeable future.
Other Gains and Losses
Other gains and losses changed unfavorably by $148.8 million for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The unfavorable change was primarily due to a significant increase in losses on financial liabilities at fair value through profit or loss, which reflected a much higher fair value of our convertible redeemable preferred shares.
Finance Costs
For the years ended December 31, 2021 and December 31, 2020, finance costs were both about $9,000.
Comparison of Year Ended December 31, 2019 to Year Ended December 31, 2020 Revenue
Total revenue increased by $6.9 million, or 30.3%, from $22.9 million for the year ended December 31, 2019 to $29.9 million for the year ended December 31, 2020. The increase was primarily attributable to (i) an increase by 84.3% of our revenue of AR/AI cloud solutions and subscription from $9.4 million in 2019 to $17.4 million in 2020, which was primarily driven by brand customers’ focus on consumer interactions from primarily physical to online after the COVID-19 pandemic, and (ii) an increase by 45.8% of our advertisement revenue from $1.2 million in 2019 to $1.7 million in 2020, which was driven by the optimization of ad placement in our apps, partially offset by a decrease by 9.2% of licensing revenue from $11.8 million in 2019 to $10.7 million in 2020, which was due to the decreased demand for our AR/AI offline solutions resulting from the closure of retailer stores after COVID-19 pandemic in 2020.
With respect to geographical contribution, revenue from the United States has increased by 22% from $12.3 million in 2019 to $15 million in 2020, revenue from Japan has increased by 19% from $2.7 million in 2019 to $3.2 million in 2020, and revenue from France has increased by 45% from $2.2 million in 2019 to $3.2 million in 2020. Revenue outside of these three major counties have grown by 49% from $5.7 million in 2019 to $8.5 million in 2020.
Cost of Sales and Services
Cost of sales and services increased by $2.4 million, or 148.2%, from $1.6 million for the year ended December 31, 2019 to $4.0 million for the year ended December 31, 2020. The increase was primarily due to an increase of $1.5 million in third-party payment processing fees and $0.8 million in warranty provision that we set aside in 2020.
Sales and Marketing Expenses
Sales and marketing expenses increased by $4.6 million, or 33.6%, from $13.6 million for the year ended December 31, 2019 to $18.1 million for the year ended December 31, 2020. The increase was primarily due to an increased spend of $4.0 million in marketing campaigns to acquire mobile apps users.
General and Administrative Expenses
General and administrative expenses remained relatively stable at $3.1 million for the year ended December 31, 2020 as compared to $3.0 million for the year ended December 31, 2019.

Research and Development Expenses
Research and development expenses increased by $1.4 million, or 23.2%, from $6.1 million for the year ended December 31, 2019 to $7.6 million for the year ended December 31, 2020. The increase was primarily due to an increase in R&D headcount and related personnel costs.
Interest Income
Interest income increased by $85,000, or 53.8%, from $158,000 for the year ended December 31, 2019 to $243,000 for the year ended December 31, 2020. The increase was primarily due to an increase in bank deposits.
Other Income
Other income decreased by $0.5 million, or 72.4%, from $0.7 million for the year ended December 31, 2019 to $0.2 million for the year ended December 31, 2020. The decrease was primarily due to decreased subsidies from local government.
Other Gains and Losses
Other gains and losses changed unfavorably by $1.6 million in the year ended December 31, 2020 as compared to the year ended December 31, 2019. The unfavorable change was primarily due to an increase in losses on financial liabilities at fair value through profit or loss. The increase in losses reflected a high fair value of our convertible redeemable preferred shares.
Finance Costs
Finance costs increased by $4,000, or 80%, from $5,000 for the year ended December 31, 2019 to $9,000 for the year ended December 31, 2020. The increase was primarily due to more lease liabilities.
Liquidity and Capital Resources
Historically, we have generated negative cash flows from operations and have financed our operations mainly through equity contributions from our shareholders and payments received from our customers. As of June 30, 2022, we had cash and cash equivalents of $82.8 million, which consisted of petty cash, checking accounts, demand deposits, time deposits and others. We incurred net loss of $156.9 million for the year ended December 31, 2021 and net loss of $5.6 million for the year ended December 31, 2020. While we had net income of $27.0 million for the six months ended June 30, 2022, as compared to net loss of $3.1 million for the six months ended June 30, 2021, such change was mainly due to non-cash fair value adjustment of convertible preferred shares in the course of the Transactions.
Our cash requirements for the three years ended December 31, 2021 and any subsequent interim period primarily include our capital expenditure, lease obligations, contractual obligations and other commitments. Our capital expenditures are primarily related to purchase of IT equipment for employees, which has been immaterial from a dollar amount perspective. Our lease obligations consist of the commitments under the rental agreements for our office premises. Our contractual obligations primarily consist of minimum commitments for marketing activities. From a dollar amount perspective, both lease obligations and contractual obligations have been immaterial. We expect these items to continue to be the primary part of our short-term cash requirements, and we currently do not expect any material capital expenditures in the foreseeable future. In addition, as part of our growth strategy, we have plans to further invest in R&D, develop new AR- and AI-solutions, broaden our customer basis in the beauty industry, and expand into synergistic categories like fashion solutions. These new developments and expansions may generate long-term cash requirements. We intend to fund our future material cash requirements with net proceeds from the Transactions, equity contributions from our shareholders and payments received from our customers. We will continue to make cash commitments, including capital expenditures, to support the growth of our business.
We believe that our cash and cash equivalents and our credit facilities will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months from the date of this prospectus and sufficient to fund our operations. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in product development or delay, scale back or abandon all or part of our growth strategy, which could have an adverse impact on our business and financial prospects.
Cash Flows Summary
Presented below is a summary of our operating, investing, and financing cash flows:
	Year ended December 31,			Six months ended June 30,
($ in thousands, unless otherwise stated)	2019	2020	2021	2021	2022
Cash flows from (used in) operating activities	$(1,254)	$2,193	$1,548	$2,794	$(1,006)
Cash flows from (used in) investing activities	(7,768)	7,840	(213)	(86)	(183)
Cash flows from (used in) financing activities	26,163	39,806	(63)	(218)	5,337
Effects of exchange rates changes on cash and cash equivalents	283	896	163	226	(1,828)
Net increase (decrease) in cash and cash equivalents	$17,424	$50,735	$1,435	$2,716	$2,320
Cash Flows from Operating Activities
Cash flows generated or used in operating activities primarily relate to the collection of accounts receivables, payment of provision and payables, net interest received and income tax paid.
Net cash used in operating activities was $1.0 million for the six months ended June 30, 2022, and $2.8 million for the six months ended June 30, 2021. The decrease was mainly due to an increase in transaction related fees (legal, audit, etc.) that we incurred in the course of the Transactions.
Net cash generated from operating activities was $1.5 million in 2021 and $2.2 million in 2020, respectively, and net cash used in operating activities was $1.3 million in 2019. The net cash generated from operating activities decreased in 2021 compared to 2020 due to the fees related to the Transactions we paid in 2021. The positive operating cash flows in 2020 were mainly due to the stable growth in operations and cash inflow from receipt of receivables. The negative operating cash flows in 2019 were mainly due to a timing difference in receivables collection.
Cash Flows Generated from (Used in) Investing Activities
Cash used in investing activities primarily relates to acquisition of financial assets, proceeds from disposal of financial assets, acquisition of property, plant and equipment, acquisition of intangible assets, and changes in guarantee deposits paid.
Net cash used in investing activities was $0.2 million for the six months ended June 30, 2022 and net cash used in investing activities was $0.1 million for the six months ended June 30, 2021. The change was mainly due to the acquisition of leasehold improvements and machinery.
Net cash used in investing activities was $213,000 in 2021. Net cash generated from investing activities was $7.8 million in 2020, primarily from the proceeds from disposal of financial assets. Net cash used in investing activities was $7.8 million in 2019, primarily from the acquisition of financial assets.
Cash Flows from Financing Activities
Net cash from financing activities was $5.3 million for the six months ended June 30, 2022, primarily consisting of cash proceeds of $5.6 million received from employees’ exercising of stock options, offset by $0.3 million in repayment of the principal portion of lease liabilities, while net cash used in financing activities was $0.2 million for the six months ended June 30, 2021, primarily consisting of $0.2 million in repayment of the principal portion of lease liabilities.
Net cash used in financing activities was $63,000 in 2021, primarily consisting of $0.3 million representing the proceeds from our employees’ exercising of their stock options, offset by $0.4 million in the repayment of the principal portion of lease liabilities.

Net cash generated from financing activities was $39.8 million in 2020, primarily consisting of $50 million in proceeds from the issuance of series C convertible redeemable preference shares, and $0.1 million from the proceeds of the exercising of employee stock options, partially offset by $0.3 million in the repayment of the principal portion of lease liabilities and $10 million for the payments to acquire treasury shares.
Net cash generated from financing activities was $26.2 million in 2019, primarily consisting of $25 million in proceeds from the issuance of series B convertible redeemable preference shares, and $1.4 million from the proceeds of the exercising of employee stock options, partially offset by $0.2 million in the repayment of the principal portion of lease liabilities.
Material Contractual Obligations and Commitments
During the periods presented, we did not have any material contractual obligations and commitments other than the convertible preferred shares of $230.9 million, the liability on the balance sheet as of June 30, 2022 that were converted into Ordinary Shares upon the Closing.
Off-Balance Sheet Arrangements
During the periods presented, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.
Critical Accounting Estimates
The Company’s consolidated financial statements that are included elsewhere in this prospectus have been prepared using the significant measurement bases. We believe that the following estimates are those most critical to the judgments used in the preparation of our financial statements.
Convertible preference shares
We recognized the Company’s convertible preference shares under “financial liabilities designated as at fair value through profit or loss on initial recognition” due to their compound instrument feature. The fair value of convertible preference shares is determined considering our recent fund raising activities and technical development status, fair value assessment of other companies of the same type, market conditions and other economic indicators existing on balance sheet date. Any changes in these judgements and estimates will impact the fair value measurement of these convertible preference shares.
Recent Accounting Pronouncements
For a discussion of our new or recently adopted accounting pronouncements, see Note 3 “Application of New Standards, Amendments and Interpretations” to our consolidated financial statements included in this prospectus.
Emerging Growth Company Status
As defined in Section 102(b)(1) of the JOBS Act, we are an emerging growth company. As such, we are eligible for and intend to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.
The Company will remain an emerging growth company under the JOBS Act until the earliest of: (1) the last day of the fiscal year (a) following the fifth anniversary of the date on which Class A Ordinary Shares were offered in connection with the Transactions, (b) in which it has total annual gross revenues of at least $1.235 billion, or (c) in which it is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its ordinary shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; or (2) the date on which it has issued more than $1 billion in non-convertible debt during the prior three-year period.
Foreign Private Issuer Status
We are an exempted company limited by shares incorporated in 2015 under the laws of the Cayman Islands. We are a foreign private issuer within the meaning of the rules under the Exchange Act. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination will be made with respect to us on June 30, 2023. Even after we no longer qualifies as an emerging growth company, for so long as we qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
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the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

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the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

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the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, our shareholders will receive less or different information about us than a shareholder of a U.S. domestic public company would receive.
We are a non-U.S. company with foreign private issuer status and are listed on the NYSE. NYSE rules permit a foreign private issuer such as us to follow the corporate governance practices of our home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from NYSE corporate governance listing standards. Among other things, we are not required to have:
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a majority of the Board consisting of independent directors;

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a compensation committee;

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a nominating committee; or

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regularly scheduled executive sessions with only independent directors each year.

We intend to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE applicable to U.S. domestic public companies. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.
Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we are no longer qualified as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

If at any time we cease to be a foreign private issuer, we will take all action necessary to comply with the applicable rules of the SEC and the NYSE.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to various risks in relation to financial instruments. The main types of risks are foreign currency risk and interest rate risk. While we may enter into hedging contracts from time to time, any change in the fair value of the contracts could be offset by changes in the underlying value of the transactions being hedged. Furthermore, we do not have foreign-exchange hedging contracts in place with respect to all currencies in which we do business.
Foreign Currency Risk
We are exposed to foreign exchange risk on transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables and borrowings that are denominated in a currency other than the respective functional currencies of our entities. Our sales are substantially denominated in U.S. dollars, but the functional currencies of our entities also include NT dollars, RMB and Japanese yen. Accordingly, changes in exchange rates are reflected in reported income and loss from our international businesses included in our consolidated statements of operations. A continued strengthening of the U.S. dollar would therefore reduce reported revenue and expenses from our international businesses included in our consolidated statements of operations.
Interest on external borrowings is denominated in the currency of the borrowing. Generally, our entities’ external borrowings are denominated in currencies that match the cash flows generated by the underlying operations, which is also the currency of the country in which the entity operates.
For the six months ended June 30, 2022, we had $1.0 million of other comprehensive loss generated from the exchange differences on translation of foreign operations, whereas for the same period in 2021, we had $0.1 million of other comprehensive income generated from the same. During the year of 2021, we had an $0.1 million of other comprehensive income generated from the same.
A hypothetical 10% change in foreign currency exchange rates on our monetary assets and liabilities would not be material to our financial condition or results of operations.
Based on the above, we believe we are not exposed to significant currency transactional foreign currency risk. While we have not engaged in the hedging of our foreign currency transactions to date and do not enter into any hedging contracts for trading or speculative purposes, we may in the future, enter into derivatives or other financial instruments in an attempt to hedge our foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results of operations.
Interest Rates Risk
Given that we currently have no indebtedness, the risk arising from the fluctuation of interest rates should only be limited to interest income from interest-bearing assets such as cash and cash-equivalent assets that bear variable interest rates.
Credit Risk
Credit risk refers to the risk of financial loss to us arising from default by the customers or counterparties of financial instruments on the contract obligations. Our main credit risk was that counterparties could not repay in full the accounts receivable based on the agreed terms and the financial assets at amortized cost.
We actively monitor and manage our credit risk by performing credit checks and monitoring credit limits. With respect to banks and financial institutions, we only accept independently rated parties with a minimum rating of “A.” With respect to our customers, our local entities are responsible for managing and analyzing the credit risk for each of their new customers before standard payment and delivery terms and conditions are offered. Internal risk control assesses the credit quality of the customers, taking into account their financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by our Board.

Liquidity Risk
We manage liquidity risk by monitoring and maintaining a level of cash deemed adequate to finance our operations and mitigate the effects of fluctuations in cash flows. In addition, management monitors the utilization of bank borrowings and ensures compliance with loan covenants.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Agreements Related to the Business Combination
In connection with, and pursuant to, the Business Combination Agreement, certain agreements were entered into between the Company, Provident and certain related parties following the Business Combination. These agreements include:
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Company, Provident and the Sponsor entered into the Sponsor Letter Agreement, pursuant to which 1,710,000 Class A Ordinary Shares held by Sponsor as of immediately after the First Merger Effective Time (the “Forfeited Shares”) were forfeited and cancelled for no consideration immediately after the Closing. Subject to the terms and conditions contemplated by the Sponsor Letter Agreement, upon the occurrence of a Sponsor Earnout Event (as defined below) during the period from and after the Closing Date until the fifth anniversary of the Closing Date (the “Earnout Period”), the Company will issue up to 1,175,624 Class A Ordinary Shares (the “Sponsor Earnout Shares”) to Sponsor, with (i) 50% of the Sponsor Earnout Shares issuable if over any twenty (20) trading days within any 30-trading-day period during the Earnout Period the daily volume-weighted average price of the Class A Ordinary Shares is greater than or equal to $11.50, and (ii) 50% of the Sponsor Earnout Shares issuable if over any 20 trading days within any 30-trading-day period during the Earnout Period the daily volume-weighted average price of the Class A Ordinary Shares is greater than or equal to $13.00 (each, a “Sponsor Earnout Event”). In the event that, during the Earnout Period, there is a Change of Control (as defined in the Sponsor Letter Agreement) (or a definitive agreement providing for a Change of Control has been entered into prior to the expiration of the Earnout Period and such Change of Control is ultimately consummated) or any liquidation, bankruptcy or similar proceeding of the Company, then any Sponsor Earnout Shares that have not been previously issued by the Company (whether or not previously earned) will be deemed earned and will be issued by the Company to the Sponsor upon such event, unless in the case of a Change of Control, the value of the consideration to be received by the holders of Ordinary Shares in such transaction is less than the share price threshold applicable to the applicable Sponsor Earnout Event.
Pursuant to the Sponsor Letter Agreement, the Sponsor also agreed not to transfer, during a period of 12 months from and after the Closing Date, any Class A Ordinary Shares and Warrants held by it immediately after the First Merger Effective Time, any Class A Ordinary Shares acquired by the Sponsor upon the exercise of such Warrants, or any Sponsor Earnout Shares issued pursuant to the Sponsor Letter Agreement subject to customary exceptions. The lock-up requirements will cease to apply after the later of (i) the date on which the daily volume-weighted average price of the Class A Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading-day period after the Closing Date and (ii) the date that is 180 days after the Closing Date.
Perfect Shareholder Lock-Up Agreement
At the Closing, the Company, Provident and certain the Company’s shareholders (the “Perfect Lock-Up Shareholders”) entered into the Perfect Shareholder Lock-Up Agreement, pursuant to which each Perfect Lock-Up Shareholder agreed not to transfer (i) any Ordinary Shares held by such Perfect Lock-Up Shareholder immediately after the effective time of the Second Merger (the “Second Merger Effective Time”), (ii) any Ordinary Shares issuable upon the exercise of options or warrants to purchase Ordinary Shares held by such Perfect Lock-Up Shareholder immediately after the Second Merger Effective Time (along with such options or warrants themselves), (iii) any Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for Ordinary Shares held by such Perfect Lock-Up Shareholder immediately after the Second Merger Effective Time (along with such securities themselves) and (iv) any Shareholder Earnout Shares to the extent issued pursuant to the Business Combination Agreement ((i) through (iv) collectively, the “Perfect Shareholder Locked-Up Shares”) during the applicable lock-up period, subject to customary exceptions.
For each Perfect Lock-Up Shareholder who is not CyberLink International, Founder Parties, Pin-Jen (Louis) Chen or Wei-Hsin Tsen (Johnny Tseng), the applicable lock-up period will be six months from and after the Closing Date. For each of CyberLink International, Founder Parties, Pin-Jen (Louis) Chen and Wei-Hsin Tsen (Johnny Tseng), the applicable lock-up period will be 12 months from and after the Closing Date.
Perfect Shareholder Voting Agreement
Concurrently with the execution of the Business Combination Agreement, the Company, Provident and certain shareholders of the Company (the “Perfect Voting Shareholders”) entered into the Perfect Shareholder Voting Agreement, pursuant to which each Perfect Voting Shareholder agreed to, among other things, (i) attend any shareholder meeting of the Company to establish a quorum for the purpose of approving the Business Combination, and (ii) vote the Pre-Recapitalization Shares and any other Perfect securities acquired by such Perfect Voting Shareholder in favor of approving the transactions contemplated by the Business Combination Agreement.
New Registration Rights Agreement
At the Closing, the Company, the Sponsor and certain shareholders of the Company entered into the New Registration Rights Agreement containing customary registration rights for the Sponsor and the shareholders of the Company who are parties thereto.
Subscription Agreements — PIPE Investment
Concurrently with the execution of the Business Combination Agreement, Provident, the Company and the PIPE Investors entered into Subscription Agreements and certain assignment, assumption and consent agreements, pursuant to which the PIPE Investors subscribed for and purchased Provident Class A Ordinary Shares at $10.00 per share for an aggregate purchase price of $50,000,000 prior to the Closing.
At the First Merger Effective Time, each Provident Class A Ordinary Share issued in the PIPE Investment was cancelled in exchange for one Class A Ordinary Share.
Forward Purchase Agreements — FPA Investment
In connection with Provident initial public offering, Provident entered into forward purchase agreements and a joinder agreement with the FPA Investors, pursuant to which the FPA Investors purchased from Provident an aggregate of 5,500,000 Provident Class A Ordinary Shares and an aggregate of 2,750,000 Forward Purchase Warrants for an aggregate purchase price of $55,000,000 prior to the Closing. At the First Merger Effective Time, each Provident Class A Ordinary Share and Forward Purchase Warrant issued in the FPA Investment was cancelled in exchange for one Class A Ordinary Share and one Warrant, respectively.
Assignment, Assumption and Amendment Agreement
Immediately prior to the Closing, the Company, Provident, and Continental entered into the Assignment, Assumption and Amendment Agreement pursuant to which Provident assigned to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, and the terms and conditions of such Warrant Agreement were amended to reflect the assumption of the Provident Warrants by the Company.
Certain Relationships and Related Party Transactions
Employment Agreements and Indemnification Agreements
See “Management — Executive Officer and Director Compensation.”
Share Incentive Plan
See “Management — Share Incentive Plan.”
Shareholders Agreement
The Company, certain of its shareholders and Alice H. Chang entered into the Second Amended and Restated Shareholders Agreement on December 18, 2020 (the “SHA”), which was further amended by

Amendment No. 1 to the Second Amended and Restated Shareholders Agreement of Perfect Corp. on October 5, 2021. A copy of the SHA and its amendment is filed as Exhibit 10.2 and 10.16 of the Form F-4 filed by the Company on September 19, 2022, respectively. According to the SHA and its amendment, the Fourth Amended and Restated Memorandum and Articles of Association of the Company shall provide that, subject to certain requirements of shareholding percentage, each of (i) Ningbo New Summit Private Equity Fund I L.P., (ii) Taobao China Holdings Limited, (iii) CyberLink International, and (iv) Goldman Sachs (as defined in the SHA, comprising of Goldman Sachs Asia Strategic II Pte. Ltd., StoneBridge 2020, L.P. and StoneBridge 2020 Offshore Holdings II, L.P.) may appoint one (1) director. Such director appointment rights were reflected in the Fourth Amended and Restated Memorandum and Articles of Association of the Company as well as the Fifth Amended and Restated Memorandum and Articles of Association of the Company. We have adopted the Sixth Amended and Restated Memorandum and Articles of Association which no longer contains such rights.
Other Related Party Transactions with CyberLink and Its Subsidiaries Licensing Agreements
Cross License Agreement — MakeupDirector
The Company has entered into a cross license agreement, dated as of July 1, 2016 and automatically renewed on July 1, 2019, with CyberLink (the “MakeupDirector Cross License Agreement”). Pursuant to the MakeupDirector Cross License Agreement, (i) the Company grants to (a) CyberLink a non-exclusive and non-transferable license to use the Company’s digital makeover technology and (b) CyberLink and CyberLink MakeupDirector users non-exclusive access to the contents and features of Beauty Circle, a beauty social platform owned by the Company; and (ii) CyberLink grants to the Company a non-exclusive and non-transferable worldwide license to (a) distribute CyberLink’s MakeupDirector software to users of the Company’s mobile apps and (b) advertise for certain software applications of the Company within certain CyberLink’s software and websites as specified under the MakeupDirector Cross License Agreement. No cash consideration is payable under the MakeupDirector Cross License Agreement. Each of the Company and CyberLink receives its consideration for its license to the other party from the license that the other party grants to it. The term of the MakeupDirector Cross License Agreement is three (3) years starting from July 1, 2016 and shall be automatically renewed for an additional three (3) years, subject to written notice of termination by either party at least one (1) year prior to renewal of the term.
Cross License Agreement and Assignment Agreement — PerfectCam
The Company has entered into a cross license agreement, dated as of August 8, 2017 and renewed on January 1, 2021, with CyberLink (the “PerfectCam Cross License Agreement”). Pursuant to the PerfectCam Cross License Agreement, (i) the Company grants to CyberLink a non-exclusive and non-transferable worldwide license to use its AR technology of facial feature detection and makeup generation to be embedded into CyberLink’s PerfectCam software (“PerfectCam”), and CyberLink may sublicense its own developed SDK of PerfectCam derived from the Company’s AR technology to its customers and other third parties; and (ii) CyberLink grants to the Company a non-exclusive and non-transferable worldwide license to use, reproduce, distribute and sell PerfectCam and derivative work created and developed by or on behalf of CyberLink based on the AR technology provided by us under the PerfectCam Cross License Agreement. CyberLink shall share twenty-five percent (25%) of the net revenue from the sales of PerfectCam and fifty percent (50%) of the net revenue from the sublicense of the SDK of PerfectCam. The term of the PerfectCam Cross License Agreement is three (3) years starting from August 8, 2017 and shall be automatically renewed for an additional three (3) years, subject to written notice of termination by either party at least one (1) year prior to renewal of the term.
On January 1, 2018, the Company, Perfect Mobile Corporation (“Perfect Taiwan”), a wholly owned subsidiary of the Company, and CyberLink entered into an assignment agreement, pursuant to which the Company agreed to assign all its rights and obligations under the PerfectCam Cross License Agreement to Perfect Taiwan, and as a result, Perfect was released of any liabilities and Perfect Taiwan undertook all the rights and obligations under the PerfectCam Cross License Agreement.
License Agreement — YouCam
Perfect Taiwan has entered into a license agreement (the “YouCam License Agreement”), dated as of November 30, 2019, with CyberLink. Pursuant to the YouCam License Agreement, Perfect Taiwan grants to CyberLink a non-exclusive, non-transferable and non-sublicensable worldwide license to use its AR technology to be embedded into CyberLink’s YouCam software (“YouCam”) and the SDK of YouCam. CyberLink shall pay to Perfect Taiwan (i) a royalty calculated based on twelve percent (12%) of net revenue of sales of YouCam and (ii) a royalty fee of $1 for each copy of YouCam sold. The term of the YouCam License Agreement is three (3) years starting from November 30, 2019 and shall be automatically renewed for an additional one (1) year, subject to written notice of termination by either party at least one (1) year prior to renewal of the term.
Services Outsourcing Agreement
Perfect Taiwan has entered into a services outsourcing agreement (the “Services Outsourcing Agreement”), dated as of January 1, 2019, with CyberLink, pursuant to which CyberLink agrees to provide support and assistance in legal services, network infrastructure and equipment maintenance services, marketing activity support and employee training programs to Perfect Taiwan for an hourly rate of NTD1,000, NTD900, NTD750, and NTD700, respectively. The term of the Services Outsourcing Agreement is one (1) year starting from January 1, 2019 and shall be automatically renewed for an additional one (1) year at each anniversary, subject to written notice of termination by either party at least 30 days prior to the expiry of the relevant term.
Rental Agreements
Perfect Taiwan entered in a property lease agreement, dated as of June 1, 2017 (the “Taiwan Property Lease Agreement”), with CyberLink for a monthly rental of NTD538,842 to lease premises for use as offices (the “Office Leases”) for two years starting from June 1, 2017. The rental was paid to CyberLink on a monthly basis. On June 1, 2019 and June 1, 2021, respectively, Perfect Taiwan renewed the Office Leases on the same terms as those of the 2017 Taiwan Property Lease Agreement.
Perfect Corp. (Japan), a wholly owned subsidiary of the Company organized and existing under the laws of Japan (“Perfect Japan”), has entered into an office sharing agreement (the “Japan Office Sharing Agreement”), dated as of January 1, 2020, as amended on June 1, 2021, with CyberLink Inc., a wholly owned subsidiary of CyberLink organized and existing under the laws of Japan (“CyberLink Japan”), to share a portion of CyberLink Japan’s premises for a monthly sharing fee of JPY805,407 for one (1) year starting from January 1, 2020 and shall be automatically renewed for an additional one (1) year at each anniversary, subject to written notice of termination by either party at least 30 days prior to the expiry of the relevant term. The rent was paid to CyberLink Japan on a quarterly basis. On June 1, 2021, Perfect Japan entered into amendment to the Japan Office Sharing Agreement, pursuant to which the monthly sharing fee was changed from JPY805,407 to JPY978,128.
Director and Officer Indemnification
We have entered into indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted by Cayman Islands law against liabilities that may arise by reason of their directorship, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

DESCRIPTION OF SECURITIES
A summary of the material provisions governing the Company’s share capital is described below. This summary is not complete and should be read together with the Company’s Articles, a copy of which is appended to this prospectus as Exhibit 3.1.
We are a Cayman Islands exempted company with limited liability and our affairs is governed by the Company’s Articles, the Companies Act, and the common law of the Cayman Islands.
Prior to the Closing Date, pursuant to the fifth memorandum of articles of association, our share capital of US$82,000,000 was divided into 574,808,927 Common Shares and 245,191,073 Preferred Shares.
The Company’s authorized share capital consists of 820,000,000 Ordinary Shares of a par value of $0.10 each, consisting of 700,000,000 Class A Ordinary Shares, 90,000,000 Class B Ordinary Shares and 30,000,000 blank check shares of the Company as the Company’s Board may determine in accordance with Article 5 of the Company’s Articles which was adopted on the Closing Date. All Ordinary Shares issued and outstanding were fully paid and non-assessable.
The following are summaries of the material provisions of the Company’s Articles and the Companies Act insofar as they relate to the material terms of the Ordinary Shares.
Ordinary Shares
Voting Rights
Subject to different rules applied to the situation of variations of rights of shares (as illustrated below), holders of Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each Class B Ordinary Share shall entitle the holder thereof to ten votes on all matters subject to vote at general meetings of the Company, and each Class A Ordinary Share shall entitle the holder thereof to one vote on all matters subject to vote at general meetings of the Company.
Notwithstanding the above, when the rights attached to a single class may be materially adversely affected, the holders of the shares of that class shall vote at a separate meeting to pass an ordinary resolution, or provide the consent in writing.
Conversion Between Class A Ordinary Shares and Class B Ordinary Shares
Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Each Class B Ordinary Share shall, automatically and immediately, without any further action from the holder thereof, convert into one Class A Ordinary Share when it ceases being beneficially owned by DVDOnet.com. Inc., Golden Edge Co., Ltd., World Speed Company Limited or Alice H. Chang. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.
Dividends
The directors may from time to time declare dividends (including interim dividends) and other distributions on our shares in issue and authorize payment of the same out of the funds of the Company lawfully available therefor.
In addition, the shareholders of the Company may declare dividends by ordinary resolution, but no dividend may exceed the amount recommended by the directors. Under the laws of the Cayman Islands, dividends may be paid out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business.
Liquidation
On a winding-up, holders of Shares will be entitled to participate in any surplus assets in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively.

Transfer of Shares
Subject to the Company’s Articles and the Designated Stock Exchange Rules (as defined in the Company’s Articles) or any relevant securities laws, any shareholder may transfer all or any shares by an instrument of transfer in a usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Company’s Directors may approve from time to time.
The instrument of transfer of any Share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.
Subject to the Designated Stock Exchange Rules on which the Shares in question may be listed and to any rights and restrictions for the time being attached to any Share, the directors may, in their absolute discretion and without assigning any reason therefor, decline to register any transfer of Shares to a person of whom they do not approve. For the avoidance of doubt, the directors may decline to register any transfer of a Share if such transfer would breach or cause a breach of: (i) the Designated Stock Exchange Rules on which the Shares may be listed; or (ii) applicable law or regulation at such times and for such periods as the directors may from time to time determine.
a)
The directors may decline to recognize any instrument of transfer unless (x) a fee not exceeding one dollar is paid to the Company in respect thereof, and (y) the instrument of transfer is accompanied by the certificate of the Shares to which it relates, and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer.

b)
If the directors refuse to register a transfer of Shares, they shall, within one month after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

Calls on Shares and Forfeiture of Shares
The directors may from time to time make calls upon the shareholders in respect of any moneys unpaid on their Shares provided that no call shall be payable earlier than one month from the last call. Any Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.
Redemption and Repurchase of Shares
The Company may issue shares on terms that such shares are subject to redemption, at its option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by our Board or by shareholders by special resolution. The Company may also repurchase any of its shares on such terms and in such manner as have been approved by our Board or by an ordinary resolution of the Company’s shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of the Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the Company has commenced liquidation. In addition, the Company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares
Whenever the capital of the Company is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of the majority of the issued and outstanding shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class. The directors may treat all the classes or any two or more classes as forming one class if they consider that all such classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes.

Summary of the Companies Act
The Companies Act permits a company to issue ordinary shares, preference shares, redeemable shares or any combination thereof.
The Companies Act provides that where a company issues shares at a premium, whether for cash or otherwise, a sum equal to the aggregate amount of the value of the premia on those shares shall be transferred to an account called the “share premium account.” At the option of a company, these provisions may not apply to premia on shares of that company allotted pursuant to any arrangement in consideration of the acquisition or cancellation of shares in any other company and issued at a premium. The Companies Act provides that the share premium account may be applied by a company, subject to the provisions, if any, of its memorandum and articles of association, in such manner as the company may from time to time determine, including, but without limitation:
•
paying distributions or dividends to members;

•
paying up unissued shares of the company to be issued to members as fully paid bonus shares;

•
in the redemption and repurchase of shares (subject to the provisions of section 37 of the Companies Act);

•
writing-off the preliminary expenses of the company;

•
writing-off the expenses of, or the commission paid or discount allowed on, any issue of shares or debentures of the company; and

•
providing for the premium payable on redemption or purchase of any shares or debentures of the company.

No distribution or dividend may be paid to members out of the share premium account unless immediately following the date on which the distribution or dividend is proposed to be paid, the company will be able to pay its debts as they fall due in the ordinary course of business.
The Companies Act provides that, subject to confirmation by the Grand Court of the Cayman Islands, a company limited by shares or a company limited by guarantee and having a share capital may, if so authorized by its articles of association, by special resolution reduce its share capital in any way.
Subject to the detailed provisions of the Companies Act, a company limited by shares or a company limited by guarantee and having a share capital may, if so authorized by its articles of association, issue shares which are to be redeemed or are liable to be redeemed at the option of the company or a shareholder. In addition, such a company may, if authorized to do so by its articles of association, purchase its own shares, including any redeemable shares. The manner of such a purchase must be authorized either by the articles of association or by an ordinary resolution of the company. The articles of association may provide that the manner of purchase may be determined by the directors of the company. At no time may a company redeem or purchase its shares unless they are fully paid. A company may not redeem or purchase any of its shares if, as a result of the redemption or purchase, there would no longer be any member of the company holding shares. A payment out of capital by a company for the redemption or purchase of its own shares is not lawful unless immediately following the date on which the payment is proposed to be made, the company shall be able to pay its debts as they fall due in the ordinary course of business.
Forum Selection Clause in the Company’s Articles
The Company’s Articles provide that unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by the relevant law, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.
The Company’s Articles also provide that unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (ii) any action or petition asserting a claim arising pursuant to any provision of the Companies Act or the Company’s Articles including but not limited to any purchase or acquisition of the Company’s ordinary shares, securities or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company concerning its internal affairs.
Warrants
The following provides a summary of the material provisions governing the Warrants.
Perfect Public Warrants and Perfect Forward Purchase Warrants
Each whole Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement, a warrant holder may exercise its Warrants only for a whole number of Class A Ordinary Shares. This means only a whole Warrant may be exercised at a given time by a warrant holder. The Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to Perfect satisfying its registration obligations. No Warrant will be exercisable and the Company will not be obligated to issue a Class A Ordinary Share upon exercise of a Warrant unless such Class A Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant.
The Company has agreed that as soon as practicable, but in no event later than thirty (30) business days after the Closing, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Perfect Forward Purchase Warrants. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of such Warrants in accordance with the provisions of the Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of Warrants is not effective by the sixtieth (60th) business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Notwithstanding the above, if Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Perfect Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, and in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of Class A Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the excess of the “fair market value” less the exercise price of such warrant by (y) the fair market value and

(B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemptions of warrants when the price per Class A Ordinary Share equals or exceeds $18.00.
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described herein with respect to Perfect Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”); and

•
if, and only if, the last reported sale price of the Class A Ordinary Shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like).

If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the Warrants unless a registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-day redemption period.
If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its Warrants prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each Warrant being exercised. However, the price of the Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $10.00.
Once the Warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A Ordinary Shares;

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub- divisions, share dividends, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), Perfect Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Perfect Public Warrants, as described above.

The numbers in the table below represent the number of Class A Ordinary Shares that a warrant holder will receive upon exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” of Class A Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their Warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume-weighted average price of Class A Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10-trading-day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.
Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A Ordinary Shares to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume-weighted average price of Class A Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 Class A Ordinary Shares for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of Class A Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection this redemption feature, exercise their Warrants for 0.298 Class A ordinary shares for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 Class A Ordinary Shares per Warrant (subject to adjustment).
This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Class A Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of Class A Ordinary Shares is below the exercise price of the Warrants. This redemption feature was established to provide the Company with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “Description of Securities — Warrants  — Redemptions of warrants when the price per Class A Ordinary Share equals or exceeds $18.00.”
As stated above, the Company can redeem the Warrants when the Class A Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the Class A Ordinary Shares are trading at a price below the exercise price of the Warrants, this could result in the warrant holders receiving fewer Class A Ordinary Shares than they would have received if they had chosen to wait to exercise their Warrants for Class A Ordinary Shares if and when such Class A Ordinary Shares were trading at a price higher than the exercise price of $11.50.
Redemption Procedures.   In the event the Company elects to redeem the outstanding Warrants, the Company will fix a date for the redemption (the “Warrant Redemption Date”) and provide notice of the redemption to be mailed by first class mail, postage prepaid by the Company not less than thirty days prior to the Warrant Redemption Date to the registered holders of the first class mail (who will, in turn, notify the beneficial holders thereof). A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Ordinary Shares issued and outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments.   If the number of outstanding Class A Ordinary Shares is increased by a capitalization or share dividend payable in Class A Ordinary Shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Class A Ordinary Shares. A rights offering to holders of ordinary shares entitling holders to purchase Class A Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) one minus the quotient of (x) the price per Class A Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities into which the Warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Ordinary Share in respect of such event.
If the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.
Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of its issued and outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Ordinary Shares in such a transaction is payable in the form of Class A Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrants properly exercises the Warrants within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement, based on the Black-Scholes value (as defined in the Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement) of the Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.
The Warrants will be issued in registered form under the Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement. The Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Perfect Public Warrants and Perfect Forward Purchase Warrants to make any change that adversely affects the interests of the registered holders.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Ordinary Shares and any voting rights until they exercise their Warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each Class A Ordinary Share held of record on all matters to be voted on by shareholders.
Exclusive Forum.
Notwithstanding the general forum selection clause in the Company’s Articles disclosed above, the Company will agree that, subject to applicable law, any action, proceeding or claim against the Company arising out of or relating in any way to the Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company will irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This contractual provision of the Warrant Agreement does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Perfect Private Placement Warrants
Except as described below, Perfect Private Placement Warrants will have terms and provisions that are identical to those of Perfect Public Warrants and Perfect Forward Purchase Warrants.
•
Perfect Private Placement Warrants (including the Class A Ordinary Shares issuable upon exercise of Perfect Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to Provident officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by the Company so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.

•
The Sponsor or its permitted transferees will have the option to exercise the Perfect Private Placement Warrants on a cashless basis. If Perfect Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, such warrants will be redeemable by the Company and exercisable by the holders on the same basis as Perfect Public Warrants and Perfect Forward Purchase Warrants.

•
After the Second Merger Effective Time, if holders of these Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the Class A Ordinary Shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the volume weighted average price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

For a more complete description of the terms and conditions applicable to the Warrants, please review the Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement, which will be filed as exhibits to the registration statement of which this prospectus forms a part.
Exempted Company
We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
•
an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•
an exempted company’s register of members is not open to inspection;

•
an exempted company does not have to hold an annual general meeting;

•
an exempted company may issue no par value shares;

•
an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•
an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•
an exempted company may register as a limited duration company; and

•
an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

SHARES ELIGIBLE FOR FUTURE SALES
As of October 28, 2022, we had 118,263,795 Ordinary Shares issued and outstanding, consisting of 101,475,077 Class A Ordinary Shares and 16,788,718 Class B Ordinary Shares. All of the Class A Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than the Company’s affiliates without restriction or further registration under the Securities Act, except the Perfect Shareholder Lock-Up Shares (as defined below), the Sponsor Lock-Up Shares (as defined below) and certain Class A Ordinary Shares owned by Ward Ferry and certain directors and advisors of Provident are subject to the lock-up restrictions described below.
Sales of substantial amounts of Class A Ordinary Shares in the public market could adversely affect prevailing market prices of Class A Ordinary Shares.
Perfect Shareholder Lock-Up Agreement
At the Closing, the Company, Provident and Perfect Lock-Up Shareholders entered into the Perfect Shareholder Lock-Up Agreement, pursuant to which each Perfect Lock-Up Shareholder agreed not to transfer the following securities during the applicable lock-up period, subject to customary exceptions:
(i)
any Ordinary Shares held by such Perfect Lock-Up Shareholder immediately after the Second Merger Effective Time;

(ii)
any Ordinary Shares issuable upon the exercise of options or warrants to purchase Ordinary Shares held by such Perfect Lock-Up Shareholder immediately after the Second Merger Effective Time (along with such options or warrants themselves);

(iii)
any Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for Ordinary Shares held by such Perfect Lock-Up Shareholder immediately after the Second Merger Effective Time (along with such securities themselves); and

(iv)
any Shareholder Earnout Shares to the extent issued pursuant to the Business Combination Agreement (collectively, the “Perfect Shareholder Lock-Up Shares”).

The Perfect Shareholder Lock-Up Agreement further provides that: for each Perfect Lock-Up Shareholder who is not CyberLink International, Founder Parties, Pin-Jen (Louis) Chen or Wei- Hsin Tsen (Johnny Tseng), the applicable lock-up period will be six months from and after the Closing Date. For each of CyberLink International, Founder Parties, Pin-Jen (Louis) Chen and Wei-Hsin Tsen (Johnny Tseng) the applicable lock-up period will be 12 months from and after the Closing Date.
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Company, Provident and Sponsor entered into the Sponsor Letter Agreement, pursuant to which Sponsor agreed to not to transfer the following securities, during the period of 12 months from and after the Closing Date, subject to customary exceptions:
(i)
any Class A Ordinary Shares held by Sponsor immediately after the First Merger Effective Time and after the surrender of the Forfeited Shares;

(ii)
any Warrants held by Sponsor immediately after the First Merger Effective Time and any Class A Ordinary Shares acquired by Sponsor upon the conversion, exercise or exchange of any such Warrants; and

(iii)
any Sponsor Earnout Shares to the extent issued pursuant to the Sponsor Letter Agreement (collectively, the “Sponsor Lock-Up Shares”).

The Sponsor Letter Agreement further provides that the lock-up requirements will cease to apply after the later of (a) the date on which the daily volume-weighted average price of the Class A Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading-day period after the Closing Date and (b) the date that is 180 days after the Closing Date.
Lock-up Restrictions on Class A Ordinary Shares owned by Ward Ferry and Certain Directors and Advisors of Provident
The 387,228 Class A Ordinary Shares held by Ward Ferry, and the 136,305 Class A Ordinary Shares in total held by Charles Mark Broadley, Kenneth Walton Hitchner III and John Mackay McCulloch Williamson, who were directors of Provident, as well as Sidney Huang and Roy Kuan, who were members of the advisory board of Provident, shall not be transferred until the earlier of (a) one year after October 28, 2022 and (b) subsequent to October 28, 2022, (x) if the last reported sale price of Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least on March 27, 2023 or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.
Registration Rights
Concurrently with the execution of the Business Combination Agreement, Provident, the Company and the PIPE Investors entered into Subscription Agreements containing certain registration obligations of the Company. See “Certain Relationships And Related Person Transactions — Agreements Related to the Business Combination — Subscription Agreements — PIPE Investment.”
At the Closing, the Company, Sponsor and certain shareholders of the Company entered into the New Registration Rights Agreement containing customary registration rights for Sponsor and the shareholders of the Company who are parties thereto.
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Ordinary Shares or Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Ordinary Shares or Warrants for at least six months but who are the Company’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of Ordinary Shares then issued and outstanding; or

•
the average weekly reported trading volume of the Class A Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by the Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of Ordinary Shares immediately following the consummation of the Transactions by:
•
each person who is expected to beneficially own 5.0% or more of the outstanding Ordinary Shares;

•
each person who will become an executive officer or director of the Company; and

•
all of those executive officers and directors of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person. Each holder of Class A Ordinary Shares is entitled to one vote per share, and each holder of Class B Ordinary Shares is entitled to ten (10) votes per share.
The total number of Ordinary Shares outstanding immediately following the consummation of the Business Combination is 118,263,795 shares, consisting of 101,475,077 Class A Ordinary Shares and 16,788,718 Class B Ordinary Shares.
	Pre-Business Combination, FPA Investment and PIPE Investment			Post-Business Combination, FPA Investment and PIPE Investment
	Ordinary Shares Beneficially Owned as of September 29, 2022			Ordinary Shares Beneficially Owned as of October 28, 2022
Directors and Executive Officers Post-Business Combination	Pre-Closing Common Share Equivalents	% of total shares†	% of voting power†	Class A Ordinary Shares	% of Class††	Class B Ordinary Shares	% of Class††	% of voting power†††
Alice H. Chang	94,828,094(1)	16.6%	16.6%	—	—	16,788,718(2)	100%	62.3%
Wei-Hsin Tsen (Johnny Tseng)	4,873,200(3)	*%	*%	862,769	*%	—	—	*%
Weichuan (Wayne) Liu .	2,130,000(3)	*%	*%	377,103	*%	—	—	*%
Pin-Jen (Louis) Chen	1,601,250(3)	*%	*%	283,491	*%	—	—	*%
Jau-Hsiung Huang .	837,500(3)	*%	*%	148,274	*%	—	—	*%
Hsiao-Chuan (Iris) Chen	395,000(3)	*%	*%	69,932	*%	—	—	*%
Michael Aw	—	—	—	—	—	—	—	—
Jianmei Lyu	—	—	—	—	—	—	—	—
Meng-Shiou (Frank) Lee	—	—	—	—	—	—	—	—
Philip Tsao(4) .	30,000	*%	*%	5,311	*%	—	—	*%
Chung-Hui (Christine) Jih	—	—	—	—	—	—	—	—
All directors and executive officers as a group	104,695,044	18.4%	18.4%	1,746,880	1.7%	16,788,718	100%	63.0%
Five Percent or More Shareholders:
GOLDEN EDGE CO., LTD.	60,000,000(1)	10.5%	10.5%	—	—	10,622,620(2)	63.3%	39.4%
DVDonet.com. Inc	26,373,978(1)	4.6%	4.6%	—	—	4,669,346(2)	27.8%	17.3%
CyberLink International .	207,072,995(5)	36.3%	36.3%	36,960,961(6)	36.4%	—	—	13.7%
Taobao China Holding Limited(7)	61,498,412(8)	10.8%	10.8%	10,887,904	10.7%	—	—	4.0%
GS Entities(9)(10)	45,557,609(9)	8.0%	8.0%	8,065,686(10)	7.9%	—	—	3.0%
CCV Entities(11)(12) .	32,339,059(11)	5.7%	5.7%	5,725,425(12)	5.6%	—	—	2.1%
Provident Acquisition Holdings Ltd.(13)	—	—	—	14,491,467	13.3%	—	—	5.2%
Perfect AA Corp	28,895,100(14)	5.1%	5.1%	5,115,694	5.0%	—	—	1.9%

*
Less than 1%.

†
For each person or group, percentage of total shares and voting power is calculated by dividing the number of shares and voting power beneficially owned by such person or goup by the number of shares and voting power of all of the Company’s common shares, Series A preferred shares, Series A-1 peferred shares, Series B preferred shares, Series C-1 preferred shares and Series C-2 preferred shares as a single class, respectively. Each holder of the Company’s common shares, Series A preferred shares, Series A-1 preferred shares, Series B preferred shares, Series C-1 preferred shares and Series C-2 preferred shares is entitled to one vote per share on all matters submitted to them for a vote.

††
For each person or group, percentage of class is calculated by dividing the number of Class A Ordinary Shares or Class B Ordinary Shares beneficially owned by such person or group by the total Class A Ordinary Shares or Class B Ordinary Shares immediately after the consummation of the Transactions, respectively. In accordance with Rule 13d-3(d) (1)(i) under the Exchange Act, any Class A Ordinary Shares not outstanding which are subject to Warrants owned by a person immediately after the consummation of the Transactions shall be deemed to be outstanding for the purpose of computing the percentage of outstanding Class A Ordinary Shares owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of Class A Ordinary Shares by any other person.

†††
For each person or group, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of Class A Ordinary Shares and Class B Ordinary Shares immediately after the consummation of the Transactions. Each holder of Class A Ordinary Shares is entitled to one vote per share and each holder of Class B Ordinary Shares is entitled to ten votes per share on all matters submitted to them for a vote.

(1)
Alice H. Chang beneficially owns (a) 60,000,000 common shares held by GOLDEN EDGE CO., LTD., a British Virgin Islands company in which Ms. Alice H. Chang has a controlling interest, (b) 21,000,000 common shares and 5,373,978 Series A-1 preferred shares held by DVDonet.com. Inc., a British Virgin Islands company wholly owned by World Speed Company Limited, which is a British Virgin Islands company wholly owned by Ms. Alice H. Chang, (c) 2,954,116 Series A-1 preferred shares held by World Speed Company Limited, a British Virgin Islands company wholly owned by Ms. Alice H. Chang and (d) 5,500,000 common shares held by Ms. Alice H. Chang. The registered office address of GOLDEN EDGE CO., LTD. is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. The registered office address of DVDonet.com. Inc. is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. The registered office address of World Speed Company Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(2)
Alice H. Chang beneficially owns (a) 10,622,620 Class B Ordinary Shares held by GOLDEN EDGE CO., LTD., a British Virgin Islands company in which Ms. Alice H. Chang has a controlling interest, (b) 4,669,346 Class B Ordinary Shares held by DVDonet.com. Inc., a British Virgin Islands company wholly owned by World Speed Company Limited, which is a British Virgin Islands company wholly owned by Ms. Alice H. Chang, (c) 523,008 Class B Ordinary Shares held by World Speed Company Limited, a British Virgin Islands company wholly owned by Ms. Alice H. Chang and (d) 973,744 Class B Ordinary Shares held by Ms. Alice H. Chang.

(3)
Represents common shares.

(4)
Represents common shares indirectly held by Philip Tsao through Perfect AA Corp.

(5)
Represents (a) 147,000,000 common shares, (b) 21,213,073 Series A preferred shares, (c) 23,098,680 Series A-1 preferred shares, (d) 9,773,153 Series B preferred shares and (e) 5,988,089 Series C-2 preferred shares held by Cyberlink International. The registered office address of CyberLink International is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(6)
Represents (a) 36,660,961 Class A Ordinary Shares held by CyberLink International before the Closing and (b) 300,000 Class A Ordinary Shares held by CyberLink International pursuant to its PIPE investment in the Company.

(7)
Represents shares directly held by Taobao China Holding Limited, a limited liability company incorporated in Hong Kong. Taobao China Holding Limited is a wholly-owned subsidiary of Taobao Holding Limited, an exempted company incorporated with limited liability incorporated in the Cayman Islands, which is a wholly-owned subsidiary of Alibaba Group Holding Limited, which is a public company listed on the New York Stock Exchange and Hong Kong Stock Exchange.

(8)
Represents Series B preferred shares.

(9)
Represents (a) 13,016,596 Series C-1 Preferred Shares and 23,429,492 Series C-2 Preferred Shares held by Goldman Sachs Asia Strategic II Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (“GSAS II”), which is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc., (b) 2,135,884 Series C-1 Preferred Shares and 3,844,528 Series C-2 Preferred Shares held by StoneBridge 2020, L.P., a limited partnership formed and existing under the laws of the State of Delaware, United States (“StoneBridge 2020”), of which an affiliate of The Goldman Sachs Group, Inc. is the general partner, and (c) 1,118,265 Series C-1 Preferred Shares and 2,012,844 Series C-2 Preferred Shares held by StoneBridge 2020 Offshore Holdings II, L.P., an exempted limited partnership registered in the Cayman Islands (“StoneBridge 2020 II”, together with GSAS II and StoneBridge 2020, the “GS Entities”), of which an affiliate of The Goldman Sachs Group, Inc. is the general partner. The registered office address of GSAS II is 1 Raffles Link, #07-01, One Raffles Link, Singapore (039393). The registered office address of StoneBridge 2020 is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

The registered office address of StoneBridge 2020 II is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. By virtue of the relationships among The Goldman Sachs Group, Inc. and the GS Entities, The Goldman Sachs Group, Inc. may be deemed a beneficial owner of the shares held by the GS Entities. The Goldman Sachs Group, Inc. disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.
(10)
Represents (a) 6,452,549 Class A Ordinary Shares held by GSAS II, (b) 1,058,794 Class A Ordinary Shares held by StoneBridge

2020 and (c) 554,343 Class A Ordinary Shares held by StoneBridge 2020 II. By virtue of the relationships among The Goldman Sachs Group, Inc. and the GS Entities, The Goldman Sachs Group, Inc. may be deemed a beneficial owner of the shares held by the GS Entities. The Goldman Sachs Group, Inc. disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.
(11)
Represents (a) 14,142,049 Series A preferred shares held by Ningbo New Summit Private Equity Fund I L.P. and (b) 7,071,024 Series A preferred shares, 9,428,033 Series A-1 preferred shares and 1,697,953 Series B preferred shares held by CCV Fund I LP (together with Ningbo New Summit Private Equity Fund I L.P., the “CCV Entities”). Ningbo New Summit Private Equity Fund I L.P. is a limited partnership established under the laws of the PRC. The general partner of it is Ningbo CCV Private Equity Investment Management L.P., which is ultimately controlled by Mr. Wei Zhou. Each of Ningbo CCV Private Equity Investment Management L.P. and Mr. Zhou may be deemed to exercise voting and investment control over the shares held by Ningbo New Summit Private Equity Fund I L.P. The registered office address of Ningbo New Summit Private Equity Fund I L.P. is A-G1012, Room 401, Building 1, Qixing Road 88#, Meishan, Beilun District, Ningbo, Zhejiang, China. CCV Fund I LP is a limited partnership established under law of the Cayman Islands. The general partner of it is CCV Fund I GP Limited, which is ultimately controlled by Mr. Wei Zhou. Each of CCV Fund I GP Limited and Mr. Zhou may be deemed to exercise voting and investment control over the shares held by CCV Fund I LP. The registered office address of CCV Fund I LP is 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands. Each of Mr. Zhou, Ningbo CCV Private Equity Investment Management L.P. and CCV Fund I GP Limited disclaims beneficial ownership in the securities except to the extent their pecuniary interest therein.

(12)
Represents (a) 2,503,760 Class A Ordinary Shares held by Ningbo New Summit Private Equity Fund I L.P. and (b) 3,221,665 Class A Ordinary Shares held by CCV Fund I LP.

(13)
Represents (i) 4,891,467 Class A Ordinary Shares to be issued as entitlement shares for the cancellation of 5,327,500 Provident Class B Ordinary Shares currently held by the Sponsor, (ii) 3,000,000 Class A Ordinary Shares consisting of (a) 2,000,000 Class A Ordinary Shares to be converted from 2,000,000 Provident Class A Ordinary Shares to be acquired by an affiliate of the Sponsor in connection with the FPA Investment and (b) 1,000,000 Class A Ordinary Shares issuable upon the exercise of 1,000,000 Perfect Forward Purchase Warrants to be acquired by an affiliate of the Sponsor in connection with the FPA Investment, and (iii) 6,600,000 Class A Ordinary Shares issuable upon the exercise of 6,600,000 Warrants to be converted from 6,600,000 Private Placement Warrants currently held by the Sponsor. The number of Class A Ordinary Shares disclosed herein does not include 1,175,624 Sponsor Earnout Promote Shares issuable to the Sponsor upon the occurrence of certain milestones. There are three directors of the Sponsor. Each director has one vote, and the approval of two of the three directors of the Sponsor’s Board is required to approve an action of the Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the Sponsor. Based upon the foregoing analysis, no individual director of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(14)
Represents common shares. Perfect AA Corp. is the holding company that owns the shares of the Company from the exercising of employee stock options. The registered office address of Perfect AA Corp. is Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

SELLING SECURITYHOLDERS
This prospectus relates to the issuance of up to 2,750,000 of Class A Ordinary Shares, which represents the Class A Ordinary Shares issuable upon exercises of Perfect Forward Purchase Warrants.
This prospectus also relates to the possible offer and sale from time to time of (a) up to 38,850,406 Class A Ordinary Shares, consisting of (i) 25,235,406 Class A Ordinary Shares issued to certain shareholders of the Company; (ii) 2,700,000 Class A Ordinary Shares issued to PIPE Investors; (iii) 5,500,000 Class A Ordinary Shares issued to FPA Investors; (iv) 5,415,000 Class A Ordinary Shares issued to Ward Ferry, the Sponsor and certain directors and advisors of Provident issued in connection with the Business Combination upon conversion of 5,750,000 Provident Class B Ordinary Shares previously held by such holders; (b) up to 9,350,000 Warrant, consisting of (i) up to 2,750,000 Perfect Forward Purchase Warrants and (ii) up to 6,600,000 Perfect Private Placement Warrants, and (c) up to 9,350,000 Class A Ordinary Shares issuable upon exercises of such Warrants. See “Selling Securityholders” for the details of these securities.
The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their donees, pledgees, transferees, assignees, distributees, successors or other successors-in-interest selling securities received after the date of this prospectus from the Selling Securityholders (as a gift, pledge, partnership distribution or other non-sale related transfer).
The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of the securities beneficially owned by such Selling Securityholder immediately prior to the offering, the number of the securities that may be sold by the Selling Securityholder under this prospectus and the number of Class A Ordinary Shares that the Selling Securityholders will beneficially own after the securities are sold. The persons listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, Class A Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Class A Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

	Securities Beneficially Owned Prior to this Offering				Securities Registered for Sale in this Offering		Securities beneficially owned after this offering
Name of Selling Securityholder	Class A Ordinary Shares	%	Warrants	%	Class A Ordinary Shares	Warrants	Class A Ordinary Shares	%	Warrants	%
Sponsor	4,891,467	4.8	6,600,000	70.6	4,891,467	6,600,000	—	—	—	—
John Mackay McCulloch Williamson(1)	27,261	*	—	—	27,261	—	—	—	—	—
Charles Mark Broadley(2)	27,261	*	—	—	27,261	—	—	—	—	—
Kenneth Walton Hitchner III(3)	27,261	*	—	—	27,261	—	—	—	—	—
Sidney Huang(4)	27,261	*	—	—	27,261	—	—	—	—	—
Roy Kuan(5)	27,261	*	—	—	27,261	—	—	—	—	—
Shareholders of Perfect
CCV Entities(6)	5,725,425	5.6	—	—	5,725,425	—	—	—	—	—
Extol Capital LP(7)	556,391	*	—	—	556,391	—	—	—
Taobao China Holding Limited(8)	10,887,904	10.7	—	—	10,887,904	—	—	—	—	—
GS Entities(9)	8,065,686	7.9	—	—	8,065,686	—	—	—	—	—
PIPE Investors
CyberLink International	36,960,961(10)	36.4	—	—	300,000(11)	—	36,660,961	36.1	—	—
MC Investment Asset Holdings LLC	3,888,790(12)	3.8	—	—	500,000(13)		3,388,790	3.3
Ephesus United Corp(14)	200,000	*	—	—	200,000	—	—	—	—	—
KSL Investments Pte. Ltd.(15)	1,000,000	1.0	—	—	1,000,000	—	—	—	—	—
Kofuku Ranea Capital Pte. Ltd.(16)	200,000	*	—	—	200,000	—	—	—	—	—
Guanzhong Bamboo Capital Pte. Ltd.(17)	500,000	*	—	—	500,000	—	—	—	—	—
FPA Investors								—
Ward Ferry(18)	2,887,228	2.8	1,250,000	13.4	2,887,228	1,250,000	—	—	—	—
Aventis Star Investments Limited(19)	2,000,000	2.0	1,000,000	10.7	2,000,000	1,000,000	—	—	—	—
Baltimore Investments Ltd(20)	1,000,000	1.0	500,000	5.3	1,000,000	500,000	—	—	—	—

Note:
*
Represents beneficial ownership of less than 1%.

(1)
Comprised of 27,261 Class A Ordinary Shares held by John Mackay McCulloch Williamson, all of which are subject to lock-up restrictions as described in “Shares Eligible for Future Sales.” The address of Mr. Williamson is Suite 901, Glenealy Tower, 1 Glenealy, Central, Hong Kong.

(2)
Comprised of 27,261 Class A Ordinary Shares held by Charles Mark Broadly, all of which are subject to lock-up restrictions as described in “Shares Eligible for Future Sales.” The address of Mr. Broadly is 17 Blvd Albert 1 er, Monaco.

(3)
Comprised of 27,261 Class A Ordinary Shares held by Kenneth Walton Hitchner III, all of which are subject to lock-up restrictions as described in “Shares Eligible for Future Sales.” The address of Mr. Hitchner is House 19, Strawberry Hill, 8 Plunkett’s Road, The Peak, Hong Kong.

(4)
Comprised of 27,261 Class A Ordinary Shares held by Sidney Huang, all of which are subject to lock-up restrictions as described in “Shares Eligible for Future Sales.” The address of Mr. Huang is 80 Holland Park, London, W11 3SG, United Kingdom.

(5)
Comprised of 27,261 Class A Ordinary Shares held by Roy Kuan, all of which are subject to lock-up restrictions as described in “Shares Eligible for Future Sales.” The address of Mr. Kuan is Suite 3102, Two Exchange Square, 8 Connaught Place, Central, Hong Kong.

(6)
Represents (a) 2,503,760 Class A Ordinary Shares held by Ningbo New Summit Private Equity Fund I L.P. and (b) 3,221,665 Class A Ordinary Shares held by CCV Fund I LP. The business address for Ningbo New Summit Private Equity Fund I L.P. is Room 908, No. 11 Building, Meishan Da Dao Business Center, Beilun District, NingBo, China. The business address for CCV Fund I LP is c/o Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands.

(7)
The business address for Extol Capital LP is 721 Foothill Rd., Beverly Hills, CA, 90210, United States of America.

(8)
The business address for Taobao China Holding Limited is 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

(9)
Represents (a) 6,452,549 Class A Ordinary Shares held by Goldman Sachs Asia Strategic II Pte. Ltd., (b) 1,058,794 Class A Ordinary Shares held by StoneBridge 2020, L.P., and (c) 554,343 Class A Ordinary Shares held by StoneBridge 2020 Offshore Holdings II, L.P. The business address of Goldman Sachs Asia Strategic II Pte. Ltd. is 68/F Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

(10)
Comprised of (a) 36,660,961 Class A Ordinary Shares held by CyberLink International, all of which are Perfect Shareholder Lock-Up Shares, as defined in the Perfect Shareholder Lock-Up Agreement, subject to the terms and conditions thereof as described under “Shares Eligible for Future Sales — Perfect Shareholder Lock-Up Agreement” and are being registered in accordance with the terms of the Registration Rights Agreement, dated as of October 28, 2022, by and between the Company, the selling securityholder and the other parties thereto, as described under “Shares Eligible for Future Sales — Registration Rights”; and (b) 300,000 PIPE Shares held by CyberLink International.

(11)
Comprised of 300,000 Class A Ordinary Shares issued in connection with PIPE Investment.

(12)
Comprised of (a) 500,000 Class A Ordinary Shares issued in connection with PIPE Investment and (b) 3,388,790 Class A Ordinary Shares held by MC Investment Asset Holdings LLC. The business address for MC Investment Asset Holdings LLC is 2772 Donald Douglas Loop North , Santa Monica, CA 90405, United States of America.

(13)
Comprised of 500,000 Class A Ordinary Shares issued in connection with PIPE Investment.

(14)
Comprised of 200,000 Class A Ordinary Shares held by Ephesus United Corp issued in connection with PIPE Investment. The business address of Ephesus United Corp is 1 Raffles Link, #02-05, Singapore 039393.

(15)
Comprised of 1,000,000 Class A Ordinary Shares held by KSL Investments Pte Ltd. issued in connection with PIPE Investment. The business address of KSL Investments Pte. Ltd. is 1 Kim Seng Promenade, #07-01, Great World City, Singapore 237994.

(16)
Comprised of 200,000 Class A Ordinary Shares held by Kofuku Ranea Capital Pte. Ltd. issued in connection with PIPE Investment. The business address of Kofuku Ranea Capital Pte. Ltd. is 600 North Bridge Road #12-02/03, Parkview Square, Singapore 188778.

(17)
Comprised of 500,000 Class A Ordinary Shares held by Guanzhong Bamboo Capital Pte. Ltd. issued in connection with PIPE Investment. The business address of Guanzhong Bamboo Capital Pte. Ltd. is 600 North Bridge Road #12-02/03, Parkview Square, Singapore 188778.

(18)
Comprised of (a) 2,500,000 Class A Ordinary Shares issued in connection with FPA Investment and (b) 387, 228 Class A Ordinary Shares held by Ward Ferry, which are subject to lock-up restrictions as described in “Shares Eligible for Future Sales”. The business address of Ward Ferry is c/o Ward Ferry Management Limited, Suite 2608, 26th Floor, Two Exchange Square, Central, Hong Kong.

(19)
Comprised of 2,000,000 Class A Ordinary Shares issued in connection with FPA Investment. The business address of Aventis Star Investments Limited is 80 Raffles Place #54-01/02, UOB Plaza 1, Singapore 048624.

(20)
Comprised of 1,000,000 Class A Ordinary Shares issued in connection with FPA Investment. The business address of Baltimore Investments Ltd is Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 2,750,000 of Class A Ordinary Shares, which represents the Class A Ordinary Shares issuable upon exercises of Perfect Forward Purchase Warrants.
We are also registering the offer and resale, from time to time, by the Selling Securityholders named in this prospectus, including their donees, pledgees, transferees, assignees, distributees, successors or other successors-in-interest selling securities received after the date of this prospectus from the Selling Securityholders (as a gift, pledge, partnership distribution or other non-sale related transfer), of 38,850,406 Class A Ordinary Shares, 9,350,000 Warrants and 9,350,000 Class A Ordinary Shares underlying such Warrants by the Selling Securityholders.
We will not receive any proceeds from any sale by the Selling Securityholders of Class A Ordinary Shares or Warrants being registered hereunder, except that we will receive up to an aggregate of $31,625,000 from the exercise of Perfect Forward Purchase Warrants, assuming the exercise in full of all of Perfect Forward Purchase Warrants for cash. See “Use of Proceeds” for details. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of registered Class A Ordinary Shares or Warrants to be made directly or through agents.
The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. As used herein, “Selling Securityholders” includes donees, pledgees, transferees, assignees, distributees, successors or other successors-in-interest selling securities received after the date of this prospectus from the Selling Securityholders (as a gift, pledge, partnership distribution or other non-sale related transfer). We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholders. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the Selling Securityholders.
The securities may be sold in one or more transactions at:
•
fixed prices;

•
prevailing market prices at the time of sale;

•
prices related to such prevailing market prices;

•
varying prices determined at the time of sale; or

•
negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of the securities:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
transactions to or through broker-dealer or agents, including purchases by a broker-dealer as principal and resale by the broker-dealer for their account or transactions in which broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
through one or more underwritten offerings on a firm commitment or best efforts basis;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
short sales and/or settlement thereof effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
a combination of any such methods of sale; and

•
any other method permitted by applicable law.

Selling Securityholders may offer the securities directly or utilize broker-dealers or other agents. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities covered by this prospectus may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of the securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell the securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.
The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of the securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the securities in other circumstances, in which case the donees, pledgees, transferees, assignees, distributees, successors or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, assignee, distributee, successor or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
Upon our being notified by any Selling Securityholders that any material arrangement has been entered into with a broker-dealer for the sale of the securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:
•
the name of the participating broker-dealer(s);

•
the specific securities involved;

•
the initial price at which such securities are to be sold;

•
the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•
other facts material to the transaction.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).
To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
We have agreed to indemnify the Selling Securityholders who are PIPE Investors (including PIPE Assignees) and their respective officers, directors, agents, and employees, and each person who controls such Selling Securityholders, and any agent thereof against certain liabilities. Such Selling Securityholders have agreed, severally and not jointly, to indemnify us and our directors, officers, employees and agents and each person who controls us in certain circumstances against certain liabilities.
We have agreed to indemnify the Selling Securityholders who are FPA Investors (including the FPA Joinder) and their respective directors and officers, partners, members, managers, employees, agents, and representatives, and each person who controls such Selling Securityholders, and any agent thereof against certain liabilities, including liabilities under the Securities Act. Such Selling Securityholders have agreed, severally and not jointly, to indemnify us and directors and officers, partners, members, managers, employees, agents, and representatives, and each person who controls us in certain circumstances against certain liabilities.
We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

LEGAL MATTERS
The legality of the Ordinary Shares under the laws of the Cayman Islands offered hereby will be passed upon for the Company by Maples and Calder (Hong Kong) LLP. Certain legal matters relating to U.S. law will be passed upon for the Company by Sullivan & Cromwell (Hong Kong) LLP.

EXPERTS
The consolidated financial statements of the Company as of December 31, 2021 and December 31, 2020 and for each of the three years in the period ended December 31, 2021 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, Taiwan, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The registered address of PricewaterhouseCoopers, Taiwan is 27/F, No. 333, Sec. 1, Keelung Road., Sec. 1, Taipei, Taiwan.
The financial statements of Provident as of December 31, 2021 and December 31, 2020 and for the year ended December 31, 2021 and the period from October 21, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “Foreign Private Issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.
We also maintain an Internet website at https://www.perfectcorp.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS
Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.
Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided that such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given , (iii) is final, (iv) is not in the nature of taxes, a fine, or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, there is uncertainty with regard to Cayman Islands law on whether judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State will be determined by the courts of the Cayman Islands penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our Company. Because such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws has not yet been made by a court of the Cayman Islands, it is uncertain whether such judgments would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

INDEX TO FINANCIAL STATEMENTS
PROVIDENT ACQUISITION CORP.
Page
Report of Independent Registered Public Accounting Firm (Public Company Accounting Oversight Board ID688)	F-2
Audited Financial Statements:
Balance Sheets as of December 31, 2021 and December 31, 2020	F-3
Statements of Operations for the year ended December 31, 2021 and for the period from October 21, 2020 (inception) through December 31, 2020	F-4
Statements of Changes in Shareholder’s Equity (Deficit) for the year ended December 31, 2021 and for the period from October 21, 2020 (inception) through December 31, 2020	F-5
Statements of Cash Flows for the year ended December 31, 2021 and for the period from October 21, 2020 (inception) through December 31, 2020	F-6
Notes to Financial Statements	F-7
Unaudited Interim Financial Statements:
Unaudited Condensed Balance Sheet as of June 30, 2022 and Audited Balance Sheet as of December 31, 2021	F-20
Unaudited Condensed Statements of Income for the three and six months ended June 30, 2022 and 2021	F-21
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the three and six months ended June 30, 2022 and 2021	F-22
Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2022 and 2021	F-23
Notes to Unaudited Condensed Financial Statements	F-24
PERFECT CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and board of directors of
Provident Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Provident Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, shareholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from October 21, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from October 21, 2020 (inception) through December 31, 2020, and are in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
March 17, 2022

PROVIDENT ACQUISITION CORP.
BALANCE SHEETS
	December 31, 2021	December 31, 2020
Assets
Current Assets:
Cash	$423,520	$—
Prepaid expense	400,000	—
Total current assets	823,520	—
Deferred offering costs	—	169,668
Prepaid expense	7,671	—
Investments held in trust account	230,014,437	—
Total Assets	$230,845,628	$169,668
Liabilities and Shareholders’ (Deficit) Equity
Current Liabilities:
Accrued offering costs and expenses	$485,296	$71,593
Note payable – related party	—	82,668
Total current liabilities	485,296	154,261
Warrants liability	9,648,758	—
FPA units	688,050	—
Deferred underwriting commissions	8,050,000	—
Total Liabilities	18,872,104	154,261
Commitments and Contingencies (Note 6)
Class A ordinary shares, $0.0001 par value; 23,000,000 shares and -0- shares subject to possible redemption at $10.00 per share at December 31, 2021 and December 31, 2020, respectively	230,014,437	—
Shareholders’(Deficit) Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at December 31,2021 and December 31,2020	575	575
Additional paid-in capital	2,355,113	24,425
Accumulated deficit	(20,396,601)	(9,593)
Total shareholders’ (deficit) equity	(18,040,913)	15,407
Total Liabilities and Shareholders’ (Deficit) Equity	$230,845,628	$169,668
The accompanying notes are an integral part of these financial statements.

PROVIDENT ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	For the year ended December 31, 2021	For the period from October 21, 2020 (Inception) to December 31, 2020
Operating costs	$2,447,239	$9,593
Loss from operations	(2,447,239)	(9,593)
Other income (expense):
Interest earned on marketable securities held in Trust Account	14,437	—
Expenses incurred for the fair value of warrants exceeding the purchase price	(1,053,214)	—
Expenses incurred for issuance of FPA Units	(1,776,766)	—
Unrealized gain on change in fair value of warrants	11,265,612	—
Unrealized gain on change in fair value of FPA Units	4,597,417	—
Total other income	13,047,486	—
Net Income (loss)	$10,600,247	($9,593)
Basic and diluted weighted average shares outstanding, Class A ordinary share subject to possible redemption	22,243,836	—
Basic and diluted net income per ordinary share, Class A ordinary shares subject to possible redemption	$0.38	$—
Basic and diluted weighted average shares outstanding, Class A and Class B shares outstanding, non-redeemable ordinary share	5,725,342	5,000,000
Basic and diluted net income per share, non-redeemable ordinary share	$0.38	$0.00
The accompanying notes are an integral part of these financial statements.

PROVIDENT ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDER’S (DEFICIT) EQUITY
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance as of October 21, 2020 (inception)	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	(9,593)	(9,593)
Balance as of December 31, 2020	5,750,000	$575	$24,425	($9,593)	$15,407
Sale of units in initial public offering, gross	—	—	230,000,000	—	230,000,000
Offering costs	—	—	(12,426,195)	—	(12,426,195)
Sale of private placement warrants to Sponsor in private placement	—	—	6,600,000	—	6,600,000
Initial classification of warrant liability	—	—	(19,861,156)	—	(19,861,156)
Initial classification of FPA Units	—	—	(5,285,467)	—	(5,285,467)
Class B ordinary shares transferred	—	—	2,330,688	—	2,330,688
Fair value adjustment of redeemable Class A ordinary shares carrying value to redemption value	—	—	(199,027,182)	(30,987,255)	(230,014,437)
Net income	—	—	—	10,600,247	10,600,247
Balance as of December 31, 2021	5,750,000	$575	$2,355,113	($20,396,601)	($18,040,913)
The accompanying notes are an integral part of these financial statements.

PROVIDENT ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	For the year ended December 31, 2021	For the period from October 21, 2020 (inception) to December 31, 2020
Cash flows from operating activities:
Net income (loss)	$10,600,247	($9,593)
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(14,437)	—
Expenses incurred in relation to Forward Purchase Agreement and Class B ordinary shares issued	2,330,688	—
Expenses incurred for the fair value of warrants exceeding the purchase price	1,053,214	—
Warrant issuance costs	778,385	—
Unrealized gain on change in fair value of derivative instruments	(15,863,029)	—
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	—	9,593
Changes in assets and liabilities:
Prepaid expenses	(407,671)	—
Accrued offering costs and expenses	413,703	—
Net cash used in operating activities	(1,108,900)	—
Cash Flows from Investing Activities
Cash deposited in Trust Account	(230,000,000)	—
Net cash used in investing activities	(230,000,000)	—
Cash Flows from Financing Activities:
Proceeds received from initial public offering, net of underwriters’ discount	225,400,000	—
Proceeds from private placement	6,600,000	—
Payment of offering costs	(384,912)	—
Repayment of note payable from related party	(82,668)	—
Net cash provided by financing activities	231,532,420	—
Net change in cash	423,520	—
Cash, beginning of the period	—	—
Cash, end of the period	$423,520	—
Supplemental Non-cash disclosure of cash flow information:
Deferred underwriting commissions charged to additional paid in capital	$8,050,000	$—
Initial value of ordinary shares subject to possible redemption	$230,000,000	$—
Initial classification of warrant liability	$20,914,370	$—
Initial classification of FPA Units	$5,285,467	$—
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000
Deferred offering costs included in accrued expenses	$—	$62,000
Deferred offering costs paid by Sponsor under the promissory note	$—	$82,668
The accompanying notes are an integral part of these financial statements.

PROVIDENT ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1—Organization and Business Operation
Organization and General
Provident Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on October 21, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
The Company has selected December 31 as its fiscal year end.
As of December 31, 2021, the Company had not commenced any operations. All activity for the period from October 21, 2020 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (the “IPO”) described below, and, since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize transaction cost on the issuance of Forward Purchase Agreement (“FPA”) and warrant liability and changes in the fair value of warrant liability and FPA as other income (expense).
The Company’s sponsor is Provident Acquisition Holdings Ltd., a Cayman Islands exempted company (the “Sponsor”).
Financing
The registration statement for the Company’s Initial Public Offering (as defined below) was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 7, 2021 (the “Effective Date”). On January 12, 2021, the Company consummated the initial public offering (the “Initial Public Offering” or “IPO”) of 23,000,000 units (the “Units” and, with respect to the Class A ordinary share included in the Units sold, the “public shares”), including the issuance of 3,000,000 Units as a result of the underwriters’ over-allotment option is exercised in full, at $10.00 per Unit generating gross proceeds of $230,000,000, which is described in Note 3.
Simultaneously with the closing of the IPO, the Company consummated the sale of an aggregate of 6,600,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to the Company’s Sponsor, generating gross proceeds to the Company of $6,600,000, which is described in Note 4.
As of December 31, 2021, transaction costs amounted to $13,204,580 consisting of $4,600,000 of underwriting fee, $8,050,000 of deferred underwriting fee (see Note 6), and $554,580 of other offering costs.
Trust Account
Following the closing of the IPO on January 12, 2021, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and was only invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earliest of: (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s public shares. If the Company does not complete an initial Business Combination within 24 months from January 12, 2021 (the “Combination Period”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business

Combination or to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity.
Initial Business Combination
The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes).
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less tax payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares (as described in Note 5) and public shares in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, and (iv) vote any Founder Shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.
The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act, as amended, (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Liquidity
As of December 31, 2021, the Company had $423,520 in its operating bank account, and working capital of $338,224. The Company’s liquidity needs prior to the Company’s Initial Public Offering and

Private Placement had been satisfied through a capital contribution from the Sponsor in the amount of $25,000 (see Note 5) for the founder shares, and an unsecured promissory note from the Sponsor of $82,301 (see Note 5). The Company fully repaid the promissory note to the Sponsor on January 15, 2021. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account.
In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor commits to provide the Company with Working Capital Loans (see Note 5) if necessary to ensure that the Company will have sufficient working capital one year from this filing.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the working capital for identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Note 2—Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of these financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability and FPA units. Such estimates may be subject to change as more current information becomes available. Accordingly, the actual results could differ significantly from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2021, the Company has not experienced losses on these accounts.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $423,520 and $0 in cash and did not have any cash equivalents as of December 31, 2021 and December 31, 2020, respectively.
Investments Held in Trust Account
At December 31, 2021, the assets held in the Trust Account were held in money market funds.
Fair Value Measurements
Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.
The fair value hierarchy is categorized into three levels based on the inputs as follows:
Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.
Level 2—Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.
Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets. The fair values of cash, prepaid assets, and accounts payable are estimated to approximate the carrying values as of December 31, 2021 due to the short maturities of such instruments.

The Company’s public warrants began trading under the ticker PAQCW, beginning on March 1, 2021. After this date, public warrant values per share were based on the observed trading prices of the public warrants on Bloomberg LP as of each balance sheet date. The fair value of the public warrant liability is classified as level 1 as of December 31, 2021.
The Company’s private warrant liability and FPA shares and FPA warrants (collectively the “FPA Units”) are based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the private warrant liability and FPA Units are classified as level 3.
The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market Fund held in Trust Account	$230,014,437	$230,014,437	$—	$—
	$230,014,437	$230,014,437	$—	$—
Liabilities:
Public Warrant Liability	$6,095,000	$6,095,000	$—	$—
Private Warrant Liability	$3,553,758	$—	$—	$3,553,758
FPA Units	$688,050	$—	$—	$688,050
	$10,336,808	$6,095,000	$—	$4,241,808
The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the liabilities classified as Level 3:
Private Warrant and FPA Units
Fair value at December 31, 2020	$—
Initial value of public and private warrant liabilities	20,914,370
Initial value of FPA Units	5,285,467
Public warrants reclassified to level 1	(9,257,500)
Change in fair value	(12,700,529)
Fair Value at December 31, 2021	$4,241,808
The following table provides quantitative information regarding Level 3 fair value measurements for Private Warrants as of January 12, 2021.
January 12, 2021
Exercise price	$11.50
Share price	$10.00
Volatility before IBC	10%
Volatility after IBC	10 – 20%
Time to Maturity	6 Year
Risk-free rate	0.67%
Dividend yield	—%

The following table provides quantitative information regarding Level 3 fair value measurements for Private Warrants as of December 31, 2021.
December 31, 2021
Exercise price	$11.50
Share price	$9.85
Volatility before IBC	5.0%
Volatility after IBC	9.8%
Time to Maturity	5.52 Year
Risk-free rate	1.31%
Dividend yield	—%
The following table provides quantitative information regarding Level 3 fair value measurements for FPA Units as of January 12, 2021.
January 12, 2021
Share price	$10.00
Public Warrant Price	$0.50
Time to IBC	1.00 Year
Risk-free rate	0.11%
The following table provides quantitative information regarding Level 3 fair value measurements for FPA Units as of December 31, 2021.
December 31, 2021
Share price	$9.85
Public Warrant Price	$0.53
Time to IBC	0.52 Year
Risk-free rate	0.20%
Offering Costs Associated with the Initial Public Offering
FASB ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A ordinary shares.
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities is expensed at the time of IPO closing. As of December 31, 2021, offering costs amounting to $12,426,195 were charged to shareholders’ equity.
Income Taxes
The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. As of December 31, 2021, there are no uncertain tax position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A ordinary share is classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events.
Net Income Per Share
The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 18,100,000 potential common shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the period from October 21, 2020 (inception) through December 31, 2020 and for the year ended December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per common share is the same as basic net income per common share for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:
	For the year ended December 31, 2021		For period from October 21, 2020 (inception) to December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income	$8,430,357	$2,169,890	$—	($9,593)
Denominator:
Weighted-average shares outstanding	22,243,836	5,725,342	—	5,000,000
Basic and diluted net income per share	$0.38	$0.38	$—	$0.00

Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 3—Initial Public Offering
On January 12, 2021, the Company sold 23,000,000 Units, including 3,000,000 Units issued pursuant to the underwriters’ over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-half of one warrant to purchase one Class A ordinary share.
The Company paid an underwriting fee at the closing of the IPO of $4,600,000. As of December 31, 2021, an additional fee of $8,050,000 (see Note 6) was deferred and will become payable upon the Company’s completion of an initial Business Combination. The deferred portion of the fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.
As of December 31, 2021, the ordinary shares reflected on the balance sheets are reconciled in the following table:
Gross proceeds from IPO	$230,000,000
Less:
Proceeds allocated to Public Warrants	(13,261,156)
Ordinary shares issuance costs	(12,426,195)
Plus:
Accretion of carrying value to redemption value	25,687,351
Interest	14,437
Contingently redeemable ordinary shares	$230,014,437
Warrants
As of December 31, 2021, there were 18,100,000 warrants outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and in the case of any such issuance to the Sponsors or their affiliate, without taking into account any Founder Shares held by the Sponsors or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than thirty (30) business days after the closing of the initial Business Combination, it will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders (which the Company refers to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like).

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A ordinary shares (as defined below);

•
if, and only if, the Reference Value (as defined above under “Redemptions for warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Note 4—Private Placement
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 6,600,000 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $6,600,000. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account.
The Private Placement Warrants will be identical to the warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights.
If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.
Note 5—Related Party Transactions
Founder Shares
On October 28, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Up to 750,000 Founder Shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised and excluding any adjustment to the outstanding Class B ordinary shares related to the Forward Purchase Agreements described below. On January 12, 2021, the underwriters exercised their over-allotment option in full, hence, 750,000 Founder Shares were no longer subject to forfeiture.
On January 5, 2021, the Sponsor transferred an aggregate of 110,000 of its Founder Shares, or 22,000 each to (i) the Company’s independent director for their board service and (ii) the Company’s advisory board members for their advisory service. In addition, in connection with entering into the Forward Purchase Agreement (as defined in Note 6) with WF Asian Reconnaissance Fund Limited (“Ward Ferry”), on

January 12, 2021 the Sponsor transferred to Ward Ferry an aggregate of 312,500 Founder Shares for no cash consideration. These Class B ordinary shares transferred are currently charged as expenses in the Company’s financial statements.
The initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.
Promissory Note—Related Party
On October 28, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to $250,000 to be used for a portion of the expenses of the IPO. These loans are non-interest bearing, unsecured and are due at the earlier of December 31, 2021 or the closing of the IPO. On January 15, 2021, the Company repaid $82,301 to the Sponsor. As of December 31, 2021 and December 31, 2020, the total amount borrowed under the promissory note was $0 and $82,668, respectively.
Working Capital Loans
In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor will provide financial support and may loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of December 31, 2021 and December 31, 2020, no Working Capital Loans were outstanding.
Administrative Service Fee
The Company has agreed, commencing on the date of the securities of the Company are first listed on The Nasdaq Capital Market (the “Listing Date”), to pay the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from January 7, 2021 (“Effective Date”) to December 31, 2021, the Company incurred $15,500 in expenses in connection with such services for the period from Effective Date through December 31, 2021, as reflected in the accompanying statements of operations. As of December 31, 2021, there is no outstanding administrative service fee payable due to the Sponsor.
Note 6—Commitments and Contingencies
Registration Rights
The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Placement Warrants which were issued in a private placement simultaneously with the closing of the IPO and the Class A ordinary shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the IPO, or $8,050,000 held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.
Forward Purchase Agreements
Prior to the IPO, the Company entered into (i) a Forward Purchase Agreement pursuant to which Ward Ferry agreed to subscribe for an aggregate of 2,500,000 Class A ordinary shares plus 1,250,000 Forward Purchase Warrants for a purchase price of $10.00 multiplied by the number of Class A ordinary shares, or $25,000,000 in the aggregate, in a private placement to close concurrently with the closing of the initial Business Combination. In connection with entering into such Forward Purchase Agreement, the Sponsor agreed to transfer an aggregate of 312,500 Class B ordinary shares to Ward Ferry concurrently with the closing of the IPO for no cash consideration, (ii) a Forward Purchase Agreement pursuant to which PT Nugraha Eka Kencana (“Saratoga”) agreed to subscribe for an aggregate of 1,000,000 Class A ordinary shares plus 500,000 Forward Purchase Warrants for a purchase price of $10.00 multiplied by the number of Class A ordinary shares, or $10,000,000 in the aggregate, in a private placement to close concurrently with the closing of the initial Business Combination, and (iii) a Forward Purchase Agreement pursuant to which Aventis Star Investments Limited, an affiliate of the Sponsor and Provident Group (collectively with Ward Ferry and Saratoga, the “anchor investors”), agreed to subscribe for an aggregate of 2,000,000 Class A ordinary shares plus 1,000,000 Forward Purchase Warrants for a purchase price of $10.00 multiplied by the number of Class A ordinary shares, or $20,000,000 in the aggregate, in a private placement to close concurrently with the closing of the initial Business Combination.
On January 12, 2021, the Sponsor transferred an aggregate of 312,500 Class B ordinary shares to Ward Ferry (see Note 5).
The Forward Purchase Agreements also provide that the anchor investors are entitled to registration rights with respect to (A) the forward purchase securities and Class A ordinary shares underlying the Forward Purchase Warrants and Founder Shares, (B) any other Class A ordinary shares or warrants acquired by the anchor investors, including any time after the Company completes its initial Business Combination, and (C) any other equity security of the Company issued or issuable with respect to the securities referred to in clauses (A) and (B) by way of a share capitalization or share sub-division or in connection with a combination of shares recapitalization, merger, consolidation or reorganization.
Note 7—Shareholders’ Equity
Preference Shares—The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. At December 31, 2021 and December 31, 2020, there were no preference shares issued and outstanding.
Class A Ordinary Shares—The Company is authorized to issue a total of 200,000,000 Class A ordinary shares at par value of $0.0001 each. At December 31, 2021 and December 31, 2020, there were no Class A ordinary shares issued and outstanding, respectively.
Class B Ordinary Shares—The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each. As of December 31, 2021 and December 31, 2020, there were 5,750,000 Class B ordinary share issued and outstanding.
Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares issued and outstanding upon completion of the IPO will equal, in the aggregate, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the IPO, plus (ii) the total number of Class A ordinary shares issuable upon conversion of the Class B ordinary shares issued and outstanding upon completion of the IPO, plus (iii) the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the forward purchase shares but not the forward purchase warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, minus (iv) the number of Class A ordinary shares redeemed by public shareholders; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Note 8—Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date, the date that the financial statements were available to be issued.
On March 3, 2022, the Company entered into the Business Combination Agreement (“BCA”) with Perfect Corp. (“Perfect”), Merger Sub 1 and Merger Sub 2, pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, (i) Merger Sub 1 will merge with and into the Company, with the Company surviving the First Merger as a wholly owned subsidiary of Perfect, and (ii) immediately after the consummation of the First Merger, the Company (as the surviving company of the First Merger) will merge with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of Perfect.
The business combination has been approved by the boards of directors of both the Company and Perfect.
Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

PROVIDENT ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current Assets:
Cash	$479,064	$423,520
Prepaid expense	209,315	400,000
Total current assets	688,379	823,520
Prepaid expense	—	7,671
Investments held in trust account	230,330,846	230,014,437
Total Assets	$231,019,225	$230,845,628
Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current Liabilities:
Accrued offering costs and expenses	$1,969,339	$485,296
Promissory Note – Related Party	400,000	—
Total current liabilities	2,369,339	485,296
Warrants liability	3,046,407	9,648,758
FPA units	321,287	688,050
Deferred underwriting commissions	8,050,000	8,050,000
Total Liabilities	13,787,033	18,872,104
Commitments and Contingencies (Note 6)
Class A ordinary shares, $0.0001 par value; 23,000,000 shares subject to possible redemption at $10.00 per share at June 30, 2022 and December 31, 2021	230,330,846	230,014,437
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at June 30, 2022 and December 31, 2021	575	575
Additional paid-in capital	2,355,113	2,355,113
Accumulated deficit	(15,454,342)	(20,396,601)
Total shareholders’ deficit	(13,098,654)	(18,040,913)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$231,019,225	$230,845,628
The accompanying notes are an integral part of these unaudited condensed financial statements.

PROVIDENT ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Operating costs	$1,363,571	$231,482	$2,026,855	$1,676,612
Loss from operations	(1,363,571)	(231,482)	(2,026,855)	(1,676,612)
Other income (expense):
Interest earned on marketable securities held in Trust Account	313,921	3,435	316,409	6,342
Expenses incurred for the fair value of warrants exceeding the purchase price	—	—	—	(1,053,214)
Expenses incurred for issuance of FPA Units	—	—	—	(1,776,766)
Unrealized gain on change in fair value of warrants	4,617,805	203,274	6,602,351	6,517,812
Unrealized (loss) gain on change in fair value of FPA Units	615,737	540,550	366,763	4,845,150
Total other income, net	5,547,463	747,259	7,285,523	8,539,324
Net Income	$4,183,892	$515,777	$5,258,668	$6,862,712
Basic and diluted weighted average shares outstanding, Class A ordinary share subject to possible redemption	23,000,000	23,000,000	23,000,000	21,475,138
Basic and diluted net income per ordinary share, Class A ordinary shares subject to possible redemption	$0.15	$0.02	$0.18	$0.25
Basic and diluted weighted average shares outstanding, Class A and Class B shares outstanding, non-redeemable ordinary share	5,750,000	5,750,000	5,750,000	5,700,276
Basic and diluted net income per share, non-redeemable ordinary share	$0.15	$0.02	$0.18	$0.25
The accompanying notes are an integral part of these unaudited condensed financial statements.

PROVIDENT ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance as of January 1, 2022	5,750,000	$575	$2,355,113	$(20,396,601)	$(18,040,913)
Fair value adjustment of redeemable Class A ordinary shares carrying value to redemption value	—	—	—	(2,488)	(2,488)
Net income	—	—	—	1,074,776	1,074,776
Balance as of March 31, 2022	5,750,000	$575	$2,355,113	$(19,324,313)	$(16,968,625)
Fair value adjustment of redeemable Class A ordinary shares carrying value to redemption value	—	—	—	(313,921)	(313,921)
Net income	—	—	—	4,183,892	4,183,892
Balance as of June 30, 2022	5,750,000	$575	$2,355,113	$(15,454,342)	$(13,098,654)
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance as of January 1, 2021	5,750,000	$575	$24,425	$(9,593)	$15,407
Sale of units in initial public offering, gross	—	—	230,000,000	—	230,000,000
Offering costs	—	—	(12,426,195)	—	(12,426,195)
Sale of private placement warrants to Sponsor in private placement	—	—	6,600,000	—	6,600,000
Initial classification of warrant liability	—	—	(19,861,156)	—	(19,861,156)
Initial classification of FPA Units	—	—	(5,285,467)	—	(5,285,467)
Class B ordinary shares transferred	—	—	2,330,688	—	2,330,688
Fair value adjustment of redeemable Class A ordinary shares carrying value to redemption value	—	—	(199,027,182)	(30,975,725)	(230,002,907)
Net income	—	—	—	6,346,935	6,346,935
Balance as of March 31, 2021	5,750,000	$575	$2,355,113	$(24,638,383)	$(22,282,695)
Fair value adjustment of redeemable Class A ordinary shares carrying value to redemption value	—	—	—	(3,435)	(3,435)
Net income	—	—	—	515,777	515,777
Balance as of June 30, 2021	5,750,000	$575	$2,355,113	$(24,126,041)	$(21,770,353)
The accompanying notes are an integral part of these unaudited condensed financial statements.

PROVIDENT ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
	For the Six Months Ended June 30, 2022	For the Six Months Ended June 30, 2021
Cash flows from operating activities:
Net income	$5,258,668	$6,862,712
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(316,409)	(6,342)
Expenses incurred in relation to Forward Purchase Agreement and Class B ordinary shares issued	—	2,330,688
Expenses incurred for the fair value of warrants exceeding the purchase price	—	1,053,214
Warrant issuance costs	—	778,385
Unrealized gain on change in fair value of derivative instruments	(6,969,114)	(11,362,962)
Changes in assets and liabilities:
Prepaid expenses	198,356	(614,537)
Accrued offering costs and expenses	1,484,043	15,713
Due to related party	—	4,000
Net cash used in operating activities	(344,456)	(939,129)
Cash Flows from Investing Activities
Investments held in Trust Account	—	(230,000,000)
Net cash used in investing activities	—	(230,000,000)
Cash Flows from Financing Activities:
Proceeds received from initial public offering, net of underwriters’ discount	—	225,400,000
Proceeds from private placement	—	6,600,000
Payment of advances from related party	400,000	(384,912)
Payment of offering costs	—	(82,668)
Net cash provided by financing activities	400,000	231,532,420
Net change in cash	55,544	593,291
Cash, beginning of the period	423,520	—
Cash, end of the period	$479,064	$593,291
Supplemental Non-cash disclosure of cash flow information:
Deferred underwriting commissions charged to additional paid in capital	$—	$8,050,000
Initial value of ordinary shares subject to possible redemption	$—	$230,000,000
Initial classification of warrant liability	$—	$20,914,370
Initial classification of FPA Units	$—	$5,285,467
Change in value of ordinary shares subject to possible redemption	$316,409	$6,342
The accompanying notes are an integral part of these unaudited condensed financial statements.

PROVIDENT ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 1 — Organization and Business Operation
Organization and General
Provident Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on October 21, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
As of June 30, 2022, the Company had not commenced any operations. All activity for the period from October 21, 2020 (inception) through June 30, 2022 relates to the Company’s formation and the initial public offering (the “IPO”) described below, and, since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize transaction cost on the issuance of Forward Purchase Agreement (“FPA”) and warrant liability and changes in the fair value of warrant liability and FPA as other income (expense).
The Company’s sponsor is Provident Acquisition Holdings Ltd., a Cayman Islands exempted company (the “Sponsor”).
Financing
The registration statement for the Company’s Initial Public Offering (as defined below) was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 7, 2021 (the “Effective Date”). On January 12, 2021, the Company consummated the initial public offering (the “Initial Public Offering” or “IPO”) of 23,000,000 units (the “Units” and, with respect to the Class A ordinary share included in the Units sold, the “public shares”), including the issuance of 3,000,000 Units as a result of the underwriters’ over-allotment option is exercised in full, at $10.00 per Unit generating gross proceeds of $230,000,000, which is described in Note 3.
Simultaneously with the closing of the IPO, the Company consummated the sale of an aggregate of 6,600,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to the Company’s Sponsor, generating gross proceeds to the Company of $6,600,000, which is described in Note 4.
As of June 30, 2022, transaction costs amounted to $13,204,580 consisting of $4,600,000 of underwriting fee, $8,050,000 of deferred underwriting fee (see Note 6), and $554,580 of other offering costs.
Trust Account
Following the closing of the IPO on January 12, 2021, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and was only invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earliest of: (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s public shares. If the Company does not complete an initial Business Combination within 24 months from January 12, 2021 (the “Combination Period”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated an initial

Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity.
Initial Business Combination
The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes).
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less tax payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares (as described in Note 5) and public shares in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, and (iv) vote any Founder Shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.
The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act, as amended, (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Business Combination Agreement
On March 3, 2022, the Company entered into an Agreement and Plan of Merger (the “Business Combination Agreement”) with Perfect Corp., an exempted company incorporated with limited liability under the laws of Cayman Islands (“Perfect”), Beauty Corp., an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Perfect (“Merger Sub 1”) and Fashion Corp., an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Perfect (“Merger Sub 2”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, (i) Merger Sub 1 will merge with the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Perfect, and (ii) immediately after the consummation of the First Merger, the Company (as the surviving company of the First Merger) will merge with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, collectively, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of Perfect (the “Business Combination”).
The Business Combination
Pursuant to the Business Combination Agreement and subject to the approval of the Company’s shareholders, among other things, (i) immediately prior to the effective time of the First Merger (the “First Merger Effective Time”), each Class B ordinary share of the Company, par value $0.0001 per share, outstanding immediately prior to the First Merger Effective Time will be automatically converted into a number of Class A ordinary shares of the Company, par value $0.0001 per share in accordance with the articles of association of the Company then effective, and, after giving effect to such automatic conversion, at the First Merger Effective Time and as a result of the First Merger, (a) each issued and outstanding Provident Class A Ordinary Share (other than the Provident Dissenting Shares (as defined below)) will be cancelled in exchange for the right to receive one Class A ordinary share of Perfect, par value $0.10 per share (“Perfect Class A Ordinary Share”) after giving effect to the Recapitalization (as defined below), and (b) each issued and outstanding Provident Class A Ordinary Share that is held by any person who has validly exercised and not effectively withdrawn or lost their right to dissent from the First Merger in accordance with Section 238 of the Companies Act (As Revised) of the Cayman Islands (“Provident Dissenting Share”) will be cancelled and carry no right other than the right to receive the payment of the fair value of such Provident Dissenting Share determined in accordance with Section 238 of the Companies Act (As Revised) of the Cayman Islands, and (ii) each issued and outstanding warrant of the Company sold to the public and to the Sponsor, in a private placement in connection with Company’s initial public offering will be converted into a corresponding warrant exercisable for Perfect Class A Ordinary Shares.
Immediately prior to the First Merger Effective Time, (i) the amended and restated memorandum and articles of association of Perfect (“Listing A&R AoA”) will be adopted and become effective, and (ii) Perfect will effect a share combination such that each common share of Perfect, par value $0.10 per share, and each preferred share of Perfect, par value $0.10 per share (collectively, the “Pre-Recapitalization Perfect Shares”) (whether issued and outstanding or authorized but unissued) immediately prior to the First Merger Effective Time, will be consolidated into a number of shares equal to the Combination Factor (as defined below), and upon such share combination, (a) each resulting share held by any person other than DVDonet.com. Inc., Golden Edge Co., Ltd., World Speed Company Limited and Alice H. Chang (collectively, the “Founder Parties”) will be repurchased and cancelled by Perfect in exchange for the issuance of one Perfect Class A Ordinary Share, and (b) each resulting share that is held by the Founder Parties will be repurchased and cancelled by Perfect in exchange for the issuance of one Class B ordinary share of Perfect, par value $0.10 per share (“Perfect Class B Ordinary Share”, and together with Perfect Class A Ordinary Shares, the “Perfect Ordinary Shares”) (items (i) through (ii), the “Recapitalization”). Pursuant to the Listing A&R AoA, each Perfect Class A Ordinary Share will have one vote and each Perfect Class B Ordinary Share will have ten votes.
The “Combination Factor” is a number resulting from dividing the Per Share Perfect Equity Value by $10.00. The “Per Share Perfect Equity Value” is obtained by dividing (i) the equity value of Perfect (being $1,010,000,000) by (ii) the aggregate number of Pre-Recapitalization Perfect Shares that are issued and outstanding immediately prior to the Recapitalization. Upon the Recapitalization, each Perfect Ordinary Share will have a value of $10.00. The Business Combination has been approved by the boards of directors of both the Company and Perfect.
Recent Developments
On March 28, 2022, Perfect filed Form F-4 with the US SEC relating to the proposed Business Combination. On May 26, 2022 and July 8, 2022, Perfect filed two amendments of Form F-4 with the US SEC relating to the proposed Business Combination.

Liquidity and Going Concern
As of June 30, 2022, the Company had $479,064 in its operating bank account, and working capital deficit of $1,680,960. The Company’s liquidity needs prior to the Company’s Initial Public Offering and Private Placement had been satisfied through a capital contribution from the Sponsor in the amount of $25,000 (see Note 5) for the founder shares, an unsecured promissory note from the Sponsor of $82,301 (see Note 5). The Company fully repaid the promissory note to the Sponsor on January 15, 2021. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account and an unsecured promissory note from Sponsor of $400,000 (see Note 5).
In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor commits to provide the Company with Working Capital Loans (see Note 5) if necessary to ensure that the Company will have sufficient working capital one year from this filing.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has until January 11, 2023 to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. On March 3, 2022, the Company entered into a Business Combination Agreement with Perfect Corp. as discussed above. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by January 11, 2023. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 11, 2023.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2021 as filed with the SEC on March 21, 2022, which contains the audited financial statements and notes thereto. The interim results for the six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future interim periods.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of these unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed financial statements is the determination of the fair value of the warrant liability and FPA units. Such estimates may be subject to change as more current information becomes available. Accordingly, the actual results could differ significantly from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. At June 30, 2022 and December 31, 2021, the Company has not experienced losses on these accounts.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $479,064 and $423,520 in cash and did not have any cash equivalents as of June 30, 2022 and December 31, 2021, respectively.
Investments Held in Trust Account
At June 30, 2022 and December 31, 2021, the assets held in the Trust Account were held in money market funds.
Fair Value Measurements
Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:
Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.
Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.
Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement. The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets. The fair values of cash, prepaid assets, and accounts payable are estimated to approximate the carrying values as of June 30, 2022 and December 31, 2021 due to the short maturities of such instruments.
The Company’s public warrants began trading under the ticker PAQCW, beginning on March 1, 2021. After this date, public warrant values per share were based on the observed trading prices of the public warrants on Bloomberg LP as of each balance sheet date. The fair value of the public warrant liability is classified as level 1 as of June 30, 2022 and December 31, 2021.
The primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility. The Company relied in part upon the implied volatility of the Public Warrants to estimate the volatility for the Private Placement Warrants. Due to the make-whole provision in the warrant agreement, the Private Warrants were considered to be a Level 2 fair value measurement at June 30, 2022.
The Company’s FPA shares and FPA warrants (collectively the “FPA Units”) are based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the FPA Units are classified as level 3.
The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
	June 30, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market Fund held in Trust Account	$230,330,846	$230,330,846	$—	$—
	$230,330,846	$230,330,846	$—	$—
Liabilities:
Public Warrant Liability	$1,925,100	$1,925,100	$—	$—
Private Warrant Liability	$1,121,307	$—	$1,121,307	$—
FPA Units	$321,287	$—	$—	$321,287
	$3,367,694	$1,925,100	$1,121,307	$321,287

	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market Fund held in Trust Account	$230,014,437	$230,014,437	$—	$—
	$230,014,437	$230,014,437	$—	$—
Liabilities:
Public Warrant Liability	$6,095,000	$6,095,000	$—	$—
Private Warrant Liability	$3,553,758	$—	$—	$3,553,758
FPA Units	$688,050	$—	$—	$688,050
	$10,336,808	$6,095,000	$—	$4,241,808
The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the liabilities classified as Level 3:
Private Warrant and FPA Units
Fair Value at December 31, 2021	$4,241,808
Change in fair value	(2,799,214)
Transfer to Level 2	(1,121,307)
Fair Value at June 30, 2022	321,287
The following table provides quantitative information regarding Level 3 fair value measurements for Private Warrants as of January 12, 2021.
January 12, 2021
Exercise price	$11.50
Share price	$10.00
Volatility before IBC	10%
Volatility after IBC	10 – 20%
Time to Maturity	6 Year
Risk-free rate	0.67%
Dividend yield	—%
The following table provides quantitative information regarding Level 3 fair value measurements for Private Warrants as of December 31, 2021.
December 31, 2021
Exercise price	$11.50
Share price	$9.85
Volatility	9.4%
Time to Maturity	5.52 Year
Risk-free rate	1.31%
Dividend yield	—%

The following table provides quantitative information regarding Level 3 fair value measurements for FPA Units as of January 12, 2021.
January 12, 2021
Share price	$10.00
Public Warrant Price	$0.50
Time to IBC	1.00 Year
Risk-free rate	0.11%
The following table provides quantitative information regarding Level 3 fair value measurements for FPA Units as of June 30, 2022 and December 31, 2021.
	June 30, 2022	December 31, 2021
Share price	$9.85	$9.85
Public Warrant Price	$0.17	$0.53
Time to IBC	0.50 Year	0.52 Year
Risk-free rate	2.51%	0.20%
Offering Costs Associated with the Initial Public Offering
FASB ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A ordinary shares.
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities is expensed at the time of IPO closing. As of June 30, 2022, offering costs amounting to $12,426,195 were charged to temporary equity.
Income Taxes
The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. As of June 30, 2022 and December 31, 2021, there are no uncertain tax position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A ordinary share is classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events.
Net Income Per Share
The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 18,100,000 potential common shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the three and six months ended June 30, 2022 and 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per common share is the same as basic net income per common share for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:
	For the Three Months Ended June 30, 2022		For the Three Months Ended June 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income	$3,347,114	$836,778	$412,622	$103,155
Denominator:
Weighted-average shares outstanding	23,000,000	5,750,000	23,000,000	5,750,000
Basic and diluted net income per share	$0.15	$0.15	$0.02	$0.02
	For the Six Months Ended June 30, 2022		For the Six Months Ended June 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income	$4,206,934	$1,051,734	$5,423,199	$1,439,513
Denominator:
Weighted-average shares outstanding	23,000,000	5,750,000	21,475,138	5,750,276
Basic and diluted net income per share	$0.18	$0.18	$0.25	$0.25
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and Russian-Ukraine war on the industry and has concluded that while it is reasonably possible that the virus and the war could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 3 — Initial Public Offering
On January 12, 2021, the Company sold 23,000,000 Units, including 3,000,000 Units issued pursuant to the underwriters’ over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-half of one warrant to purchase one Class A ordinary share.
The Company paid an underwriting fee at the closing of the IPO of $4,600,000. As of June 30, 2022 and December 31, 2021, an additional fee of $8,050,000 (see Note 6) was deferred and will become payable upon the Company’s completion of an initial Business Combination. The deferred portion of the fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.
As of June 30, 2022 and December 31, 2021, the ordinary shares reflected on the balance sheets are reconciled in the following table:
Gross proceeds from IPO	$230,000,000
Less:
Proceeds allocated to Public Warrants	(13,261,156)
Ordinary shares issuance costs	(12,426,195)
Plus:
Accretion of carrying value to redemption value	25,687,351
Interest earned on cash and marketable securities held in Trust Account	14,437
Contingently redeemable ordinary shares at December 31, 2021	230,014,437
Interest earned on cash and marketable securities held in Trust Account	316,409
Contingently redeemable ordinary shares at June 30, 2022	$230,330,846
Warrants
As of June 30, 2022 and December 31, 2021, there were 18,100,000 warrants outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and in the case of any such issuance to the Sponsors or their affiliate, without taking into account any Founder

Shares held by the Sponsors or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than thirty (30) business days after the closing of the initial Business Combination, it will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders (which the Company refers to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like).
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A ordinary shares (as defined below);

•
if, and only if, the Reference Value (as defined above under “Redemptions for warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

•
if, and only if, the Reference Value (as defined above under “Redemptions for warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 6,600,000 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $6,600,000. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account.
The Private Placement Warrants will be identical to the warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights.
If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.
Note 5 — Related Party Transactions
Founder Shares
On October 28, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Up to 750,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised and excluded any adjustment to the outstanding Class B ordinary shares related to the Forward Purchase Agreements described below. On January 12, 2021, the underwriters exercised their over-allotment option in full, hence, 750,000 Founder Shares were no longer subject to forfeiture.
On January 5, 2021, the Sponsor transferred an aggregate of 110,000 of its Founder Shares, or 22,000 each to (i) the Company’s independent director for their board service and (ii) the Company’s advisory board members for their advisory service. In addition, in connection with entering into the Forward Purchase Agreement (as defined in Note 6) with WF Asian Reconnaissance Fund Limited (“Ward Ferry”), on January 12, 2021 the Sponsor transferred to Ward Ferry an aggregate of 312,500 Founder Shares for no cash consideration. These Class B ordinary shares transferred are currently charged as expenses in the Company’s unaudited condensed financial statements.
The initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.
Promissory Note — Related Party
On October 28, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to $250,000 to be used for a portion of the expenses of the IPO. These loans are non-interest bearing, unsecured and are due at the earlier of December 31, 2021 or the closing of the IPO. On January 15, 2021, the Company repaid $82,301 to the Sponsor. On June 29, 2022, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to $400,000 to be used for working capital need. These loans are non-interest bearing, unsecured and are due on the earlier of (i) the date on which the Company consummates an initial Business Combination contemplated under the Business Combination Agreement dated as of March 3, 2022 and (ii) the date on which the winding up of the Company is effective. As of June 30, 2022 and December 31, 2021, the total amount borrowed under the promissory note were $400,000 and $0, respectively.
Working Capital Loans
In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor will provide financial support and may loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of June 30, 2022 and December 31, 2021, no Working Capital Loans were outstanding.
Administrative Service Fee
The Company has agreed, commencing on the date of the securities of the Company are first listed on The Nasdaq Capital Market (the “Listing Date”), to pay the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $2,000 and $4,000 of administrative service fee, respectively, for the three months ended June 30, 2022 and 2021. The Company incurred $5,000 and $8,000 of administrative service fee, respectively, for the six months ended June 30, 2022 and 2021. As of June 30, 2022 and 2021, there is no outstanding administrative service fee payable due to the Sponsor.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Placement Warrants which were issued in a private placement simultaneously with the closing of the IPO and the Class A ordinary shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the IPO, or $8,050,000 held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.
Forward Purchase Agreements
Prior to the IPO, the Company entered into (i) a Forward Purchase Agreement pursuant to which Ward Ferry agreed to subscribe for an aggregate of 2,500,000 Class A ordinary shares plus 1,250,000 Forward Purchase Warrants for a purchase price of $10.00 multiplied by the number of Class A ordinary shares, or $25,000,000 in the aggregate, in a private placement to close concurrently with the closing of the initial Business Combination. In connection with entering into such Forward Purchase Agreement, the Sponsor agreed to transfer an aggregate of 312,500 Class B ordinary shares to Ward Ferry concurrently with the closing of the IPO for no cash consideration, (ii) a Forward Purchase Agreement pursuant to which PT Nugraha Eka Kencana (“Saratoga”) agreed to subscribe for an aggregate of 1,000,000 Class A ordinary shares plus 500,000 Forward Purchase Warrants for a purchase price of $10.00 multiplied by the number of Class A ordinary shares, or $10,000,000 in the aggregate, in a private placement to close concurrently with the closing of the initial Business Combination, and (iii) a Forward Purchase Agreement pursuant to which Aventis Star Investments Limited, an affiliate of the Sponsor and Provident Group (collectively with Ward Ferry and Saratoga, the “anchor investors”), agreed to subscribe for an aggregate of 2,000,000 Class A ordinary shares plus 1,000,000 Forward Purchase Warrants for a purchase price of $10.00 multiplied by the number of Class A ordinary shares, or $20,000,000 in the aggregate, in a private placement to close concurrently with the closing of the initial Business Combination.
On January 12, 2021, the Sponsor transferred an aggregate of 312,500 Class B ordinary shares to Ward Ferry (see Note 5).
The Forward Purchase Agreements also provide that the anchor investors are entitled to registration rights with respect to (A) the forward purchase securities and Class A ordinary shares underlying the Forward Purchase Warrants and Founder Shares, (B) any other Class A ordinary shares or warrants acquired by the anchor investors, including any time after the Company completes its initial Business Combination, and (C) any other equity security of the Company issued or issuable with respect to the securities referred to in clauses (A) and (B) by way of a share capitalization or share sub-division or in connection with a combination of shares recapitalization, merger, consolidation or reorganization.
Business Combination Agreement
On March 3, 2022, the Company entered into the Business Combination Agreement (“BCA”) with Perfect Corp. (“Perfect”), Merger Sub 1 and Merger Sub 2, pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, (i) Merger Sub 1 will merge with and into the Company, with the Company surviving the First Merger as a wholly-owned subsidiary of Perfect, and (ii) immediately after the consummation of the First Merger, the Company (as the surviving company of the First Merger) will merge with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of Perfect.
The business combination has been approved by the boards of directors of both the Company and Perfect (see Note 1).

Concurrently with the execution of the BCA, certain investors have entered into certain subscription agreements (the “Subscription Agreements”), pursuant to which the investors have committed to purchase Class A ordinary shares of the Company, par value $0.0001 per share at a price of $10.00 per share for an aggregate purchase price of $50,000,000 (the “PIPE Investment”) on the date that is one business day prior to the date of the First Merger effective time. Under the Subscription Agreements, the obligations of the parties to consummate the PIPE Investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) the absence of a legal prohibition on consummating the PIPE Investment, (ii) all conditions precedent under the BCA having been satisfied or waived, (iii) the accuracy of representations and warranties in the Subscription Agreements in all material respects and (iv) material compliance with covenants in the Subscription Agreements.
Note 7 — Shareholders’ Deficit
Preference Shares — The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. At June 30, 2022 and December 31, 2021, there were no preference shares issued and outstanding.
Class A Ordinary Shares — The Company is authorized to issue a total of 200,000,000 Class A ordinary shares at par value of $0.0001 each. At June 30, 2022 and December 31, 2021, there were no (excluding 23,000,000 Class A ordinary shares subject to possible redemption) Class A ordinary shares issued and outstanding.
Class B Ordinary Shares — The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each. As of June 30, 2022 and December 31, 2021, there were 5,750,000 Class B ordinary share issued and outstanding.
Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares issued and outstanding upon completion of the IPO will equal, in the aggregate, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the IPO, plus (ii) the total number of Class A ordinary shares issuable upon conversion of the Class B ordinary shares issued and outstanding upon completion of the IPO, plus (iii) the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the forward purchase shares but not the forward purchase warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, minus (iv) the number of Class A ordinary shares redeemed by public shareholders; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Note 8 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date, the date that the financial statements were available to be issued. Other than as described in these unaudited condensed financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm
To the shareholders and the board of directors of Perfect Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Perfect Corp. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of comprehensive income, of changes in equity and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers, Taiwan
Taipei, Taiwan
Republic of China
May 26, 2022
We have served as the Company’s auditor since 2015.

PERFECT CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2020 AND 2021
(Expressed in thousands of United States dollars)
		December 31, 2020	December 31, 2021
Assets	Notes	AMOUNT	AMOUNT
Current assets
Cash and cash equivalents	6(1)	$79,018	$80,453
Accounts receivable, net	6(2)	5,509	6,568
Other receivables		10	6
Other receivables – related parties	7	15	—
Current income tax assets		87	63
Inventories		88	88
Other current assets		220	299
Total current assets		84,947	87,477
Non-current assets
Property, plant and equipment	6(3)	452	407
Right-of-use assets	6(4) and 7	319	620
Intangible assets	6(5)	113	100
Deferred income tax assets	6(21)	299	165
Guarantee deposits paid		106	135
Total non-current assets		1,289	1,427
Total assets		$86,236	$88,904
The accompanying notes are an integral part of these consolidated financial statements.

PERFECT CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (continued)
DECEMBER 31, 2020 AND 2021
(Expressed in thousands of United States dollars)
		December 31, 2020	December 31, 2021
Liabilities and Equity	Notes	AMOUNT	AMOUNT
Current liabilities
Current contract liabilities	6(14)	$4,844	$9,021
Other payables	6(7)	6,964	8,706
Other payables – related parties	7	85	73
Current tax liabilities		596	104
Current provisions	6(8)	480	1,058
Current lease liabilities	6(4) and 7	225	449
Other current liabilities		139	384
Total current liabilities		13,333	19,795
Non-current liabilities
Non-current financial liabilities at fair value through profit or loss	6(6)	108,427	259,230
Non-current lease liabilities	6(4) and 7	115	189
Net defined benefit liability, non-current	6(9)	77	104
Guarantee deposits received		27	28
Total non-current liabilities		108,646	259,551
Total liabilities		121,979	279,346
Equity
Capital stock	6(11)
Common stock		29,840	30,152
Capital surplus	6(12)
Capital surplus		1,071	2,871
Retained earnings	6(13)
Accumulated deficit		(67,221)	(224,097)
Other equity interest
Other equity interest		567	632
Total equity		(35,743)	(190,442)
Total liabilities and equity		$86,236	$88,904
The accompanying notes are an integral part of these consolidated financial statements.

PERFECT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Expressed in thousands of United States dollars)
		Year ended December 31
		2019	2020	2021
Items	Notes	AMOUNT	AMOUNT	AMOUNT
Revenue	6(14) and 7	$22,930	$29,873	$40,760
Cost of sales and services	6(9)(19)(20)	(1,596)	(3,962)	(5,736)
Gross profit		21,334	25,911	35,024
Operating expenses	6(4)(9)(19)(20) and 7
Sales and marketing expenses		(13,555)	(18,107)	(25,287)
General and administrative expenses		(3,045)	(3,078)	(4,936)
Research and development expenses		(6,143)	(7,567)	(9,838)
Total operating expenses		(22,743)	(28,752)	(40,061)
Operating loss		(1,409)	(2,841)	(5,037)
Non-operating income and expenses
Interest income	6(15)	158	243	131
Other income	6(16)	691	191	118
Other gains and losses	6(6)(17)	(1,173)	(2,792)	(151,638)
Finance costs	6(4)(18) and 7	(5)	(9)	(9)
Total non-operating income and expenses		(329)	(2,367)	(151,398)
Loss before income tax		(1,738)	(5,208)	(156,435)
Income tax expense	6(21)	(247)	(385)	(417)
Net loss		($1,985)	($5,593)	($156,852)
Other comprehensive income
Components of other comprehensive income that will not be reclassified to profit or loss
Actuarial losses on defined benefit plans	6(9)	($25)	($36)	($24)
Credit risk changes in financial instrument-Preference shares	6(6)	—	—	(58)
Total components of other comprehensive income that will not be reclassified to profit or loss		(25)	(36)	(82)
Components of other comprehensive income that will be reclassified to profit or loss
Exchange differences arising on translation of foreign operations		174	634	123
Other comprehensive income, net		$149	$598	$41
Total comprehensive loss		($1,836)	($4,995)	($156,811)
Net loss, attributable to:
Shareholders of the parent		($1,985)	($5,593)	($156,852)
Total comprehensive loss attributable to:
Shareholders of the parent		($1,836)	($4,995)	($156,811)
Loss per share (in dollars)	6(22)
Basic loss per share		($0.01)	($0.02)	($0.52)
Diluted loss per share		($0.01)	($0.02)	($0.52)
The accompanying notes are an integral part of these consolidated financial statements.

PERFECT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Expressed in thousands of United States dollars)
		Equity attributable to owners of the parent
			Capital surplus			Other equity interest
	Notes	Common stock	Additional paid-in capital	Employee stock options	Accumulated deficit	Exchange differences arising on translation of foreign operations	Credit risks changes in financial instrument- Preference shares	Treasury shares	Total
Year 2019
Balance at January 1, 2019		$30,000	$—	$355	($51,223)	($241)	$—	$—	($21,109)
Net loss for 2019		—	—	—	(1,985)	—	—	—	(1,985)
Other comprehensive (loss) income for 2019	6(9)	—	—	—	(25)	174	—	—	149
Total comprehensive (loss) income		—	—	—	(2,010)	174	—	—	(1,836)
Share-based payment transactions	6(10)	—	—	394	—	—	—	—	394
Employee stock options exercised	6(10)	1,356	109	(109)	—	—	—	—	1,356
Balance at December 31, 2019		$31,356	$109	$640	($53,233)	($67)	$—	$—	($21,195)
Year 2020
Balance at January 1, 2020		$31,356	$109	$640	($53,233)	($67)	$—	$—	($21,195)
Net loss for 2020		—	—	—	(5,593)	—	—	—	(5,593)
Other comprehensive (loss) income for 2020	6(9)	—	—	—	(36)	634	—	—	598
Total comprehensive (loss) income		—	—	—	(5,629)	634	—	—	(4,995)
Share-based payment transactions	6(10)	—	—	336	—	—	—	—	336
Employee stock options exercised	6(10)	111	30	(30)	—	—	—	—	111
Purchase of treasury shares	6(11)	—	—	—	—	—	—	(10,000)	(10,000)
Retirement of treasury shares		(1,627)	(14)	—	(8,359)	—	—	10,000	—
Balance at December 31, 2020		$29,840	$125	$946	($67,221)	$567	$—	$—	($35,743)
Year 2021
Balance at January 1, 2021		$29,840	$125	$946	($67,221)	$567	$—	$—	($35,743)
Net loss for 2021		—	—	—	(156,852)	—	—	—	(156,852)
Other comprehensive (loss) income for 2021	6(6)(9)	—	—	—	(24)	123	(58)	—	41
Total comprehensive (loss) income		—	—	—	(156,876)	123	(58)	—	(156,811)
Share-based payment transactions	6(10)	—	—	1,782	—	—	—	—	1,782
Employee stock options exercised	6(10)	312	183	(165)	—	—	—	—	330
Balance at December 31, 2021		$30,152	$308	$2,563	($224,097)	$690	($58)	$—	($190,442)
The accompanying notes are an integral part of these consolidated financial statements.

PERFECT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Expressed in thousands of United States dollars)
		Year ended December 31
	Notes	2019	2020	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Loss before tax		($1,738)	($5,208)	($156,435)
Adjustments
Adjustments to reconcile profit (loss)
Depreciation expense	6(3)(4)(19)	328	456	598
Amortisation expense	6(5)(19)	66	36	47
Interest income	6(15)	(158)	(243)	(131)
Interest expense	6(18)	5	9	9
Net loss on financial liabilities at fair value through profit or loss	6(6)(17)	936	2,022	150,745
Employees’ stock option cost	6(10)	394	336	1,782
Changes in operating assets and liabilities
Changes in operating assets
Accounts receivable		(3,378)	861	(1,059)
Other receivables		—	(8)	7
Other receivables – related parties		(75)	99	16
Inventories		(35)	8	—
Other current assets		(201)	113	(78)
Changes in operating liabilities
Current contract liabilities		1,740	2,164	4,108
Accounts payable		160	(167)	—
Other payables		1,045	1,336	1,653
Other payables – related parties		29	(95)	(11)
Current provisions		—	465	586
Other current liabilities		(339)	35	255
Net defined benefit liability, non-current		(1)	(2)	—
Cash (outflow) inflow generated from operations		(1,222)	2,217	2,092
Interest received		145	257	129
Interest paid		(5)	(9)	(9)
Income tax paid		(172)	(272)	(664)
Net cash flows (used in) from operating activities		(1,254)	2,193	1,548
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of financial assets at amortised cost		(8,657)	(1,517)	—
Proceeds from disposal of financial assets at amortised cost		1,140	9,696	—
Acquisition of property, plant and equipment	6(3)	(194)	(215)	(154)
Acquisition of intangible assets	6(5)	(42)	(77)	(32)
Increase in guarantee deposits paid		(15)	(47)	(27)
Net cash flows (used in) from investing activities		(7,768)	7,840	(213)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from financial liabilities designated at fair value through profit or loss	6(6)(23)	25,000	50,000	—
Repayment of principal portion of lease liabilities	6(4)(23)	(193)	(305)	(393)
Employee stock options exercised		1,356	111	330
Payments to acquire treasury shares	6(11)	—	(10,000)	—
Net cash flows from (used in) financing activities		26,163	39,806	(63)
Effects of exchange rates changes on cash and cash equivalents		283	896	163
Net increase in cash and cash equivalents		17,424	50,735	1,435
Cash and cash equivalents at beginning of year		10,859	28,283	79,018
Cash and cash equivalents at end of year		$28,283	$79,018	$80,453
The accompanying notes are an integral part of these consolidated financial statements.

PERFECT CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2021
(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT AS
OTHERWISE INDICATED)
1.
History and Organisation

Perfect Corp. (the “Company”) was incorporated in Cayman Islands with limited liability under the International Business Companies Act on February 13, 2015. The Company and its subsidiaries (collectively referred herein as the “Group”) are primarily engaged in the design, development and sales of applications and internet social platform. The apps which mainly developed and operated by the Company were YouCam Makeup, YouCam Perfect, YouCam Fun and YouCam Nails.
2.
The Date of Authorisation for Issuance of the Financial Statements and Procedures for Authorisation

These consolidated financial statements were authorised for issuance by the Board of Directors on May 25, 2022.
3.
Application of New Standards, Amendments and Interpretations

3(1)
New and amended standards adopted by the Group

New standards, interpretations and amendments issued by International Accounting Standards Board (the “IASB”) effective from 2021 are as follows:
New Standards, Interpretations and Amendments	Effective date by IASB
Amendments to IFRS 9, IAS39, IFRS7, IFRS4, and IFRS16 ‘Interest rate Benchmark Reform- Phase2’	January 1, 2021
Amendments to IFRS 4, ‘Extension of the Temporary Exemption from Applying IFRS 9’	January 1, 2021
Amendment to IFRS 16, ‘Covid-19-related rent concessions beyond 30 June 2021’	April 1, 2021
The above standards and interpretations have no significant impact to the Group’s financial condition and financial performance based on the Group’s assessment.
3(2)
New and revised International Financial Reporting Standards not yet adopted

New and amendments to IFRSs which have been published but are not mandatory for the financial period ending December 31, 2021 are listed below:
New Standards, Interpretations and Amendments	Effective date by IASB
Amendments to IFRS 10 and IAS 28, ‘Sale or contribution of assets between an investor and its associate or joint venture’	To be determined by IASB
Annual improvements to IFRS Standards 2018 – 2020	January 1, 2022
Amendments to IFRS 3, ‘Reference to the conceptual framework’	January 1, 2022
Amendments to IAS 16, ‘Property, plant and equipment: proceeds before intended use’	January 1, 2022
Amendments to IAS 37, ‘Onerous contracts – cost of fulfilling a contract’	January 1, 2022
Amendments to IAS 1, ‘Classification of liabilities as current or non-current’	January 1, 2023
Amendments to IAS 1, ‘Disclosure of Accounting Policies’	January 1, 2023
Amendments to IAS 8, ‘Definition of accounting estimate’	January 1, 2023
Amendments to IAS 12, ‘Income Taxes’	January 1, 2023

The above standards and interpretations are not expected to have significant impact to the Group’s financial position and financial performance based on the Group’s assessment.
4.
Summary of Significant Accounting Policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.
4(1)
Compliance statement

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards as issued by the IASB (“IFRSs”).
4(2)
Basis of preparation

A.
The Group has accumulated deficit of $ 224,097 as of December 31, 2021. Taking into account the amount of cash and cash equivalents on hand as of December 31, 2021, and the redemption right of Series A, Series B and Series C Preferred Shares, the Group will have sufficient funds to support its operations for the next 12 months from the issuance of these consolidated financial statements. As a result, the financial statements are prepared on a going concern basis.

B.
Except for the following items, the consolidated financial statements have been prepared under the historical cost convention:

(a)
Financial assets and financial liabilities (including derivative instruments) at fair value through profit or loss.

(b)
Defined benefit liabilities recognized based on the net amount of pension fund assets less present value of defined benefit obligation.

C.
The preparation of financial statements in conformity with IFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 5.

4(3)
Basis of consolidation

A.
Basis for preparation of consolidated financial statements:

(a)
All subsidiaries are included in the Group’s consolidated financial statements. Subsidiaries are all entities (including structured entities) controlled by the Group. The Group controls an entity when the Group is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Consolidation of subsidiaries begins from the date the Group obtains control of the subsidiaries and ceases when the Group loses control of the subsidiaries.

(b)
Inter-company transactions, balances and unrealised gains or losses on transactions between companies within the Group are eliminated. Accounting policies of subsidiaries have been adjusted where necessary to ensure consistency with the policies adopted by the Group.

(c)
When the Group loses control of a subsidiary, the Group remeasures any investment retained in the former subsidiary at its fair value. That fair value is regarded as the fair value on initial recognition of a financial asset or the cost on initial recognition of the associate or joint venture. Any difference between fair value and carrying amount is recognized in profit or loss. All amounts previously recognized in other comprehensive income in relation to the subsidiary are reclassified to profit or loss on the same basis as would be required if the related assets or liabilities were disposed of. That is, when the Group loses control of a subsidiary, all gains or losses previously recognized in other comprehensive income in relation to the subsidiary should be reclassified from equity to profit or loss, if such gains or losses would be reclassified to profit or loss when the related assets or liabilities are disposed of.
B.
Subsidiaries included in the consolidated financial statements:

			Ownership (%)
Name of investor	Name of subsidiary	Main business Activities	December 31, 2020	December 31, 2021
The Company	Perfect Mobile Corp. (Taiwan)	Design, development, marketing and sales of mobile applications	100%	100%
The Company	Perfect Corp. (USA)	Marketing and sales of mobile applications	100%	100%
The Company	Perfect Corp. (Japan)	Marketing and sales of mobile applications	100%	100%
The Company	Perfect Corp. (Shanghai)	Marketing and sales of mobile applications	100%	100%
The Company	Perfect Mobile Corp.(B.V.I.)	Investment activities	100%	100%
The Company	Beauty Corp.	For business combination purpose via SPAC transaction, please refer to Note 11 for details.	Not applicable.	100%
The Company	Fashion Corp.	For business combination purpose via SPAC transaction, please refer to Note 11 for details.	Not applicable.	100%
Perfect Mobile Corp.(B.V.I.)	Perfect Mobile Limited. (Hong Kong)	2019 and 2020: No operation 2021: Deregistered on May 21, 2021	100%	0%

C.
Subsidiaries not included in the consolidated financial statements:

None.
D.
Adjustments for subsidiaries with different balance sheet dates:

None.
E.
Significant restrictions:

None.
F.
Subsidiaries that have non-controlling interests that are material to the Group:

None.
4(4)
Foreign currency translation

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in United States dollars, which is the Company’s functional and the Group’s presentation currency.

A.
Foreign currency transactions and balances

(a)
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in profit or loss in the period in which they arise.

(b)
Monetary assets and liabilities denominated in foreign currencies at the period end are re-translated at the exchange rates prevailing at the balance sheet date. Exchange differences arising upon re-translation at the balance sheet date are recognized in profit or loss.

(c)
Non-monetary assets and liabilities denominated in foreign currencies held at fair value through profit or loss are re-translated at the exchange rates prevailing at the balance sheet date; their translation differences are recognized in profit or loss. Non-monetary assets and liabilities denominated in foreign currencies held at fair value through other comprehensive income are re-translated at the exchange rates prevailing at the balance sheet date; their translation differences are recognized in other comprehensive income. However, non-monetary assets and liabilities denominated in foreign currencies that are not measured at fair value are translated using the historical exchange rates at the dates of the initial transactions.

(d)
All foreign exchange gains and losses are presented in the statement of comprehensive income within ‘other gains and losses’.

B.
Translation of foreign operations

The operating results and financial position of all the group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:
(a)
Assets and liabilities for each balance sheet presented are translated at the closing exchange rate at the date of that balance sheet;

(b)
Income and expenses for each statement of comprehensive income are translated at average exchange rates of that period; and

(c)
All resulting exchange differences are recognized in other comprehensive income.

4(5)
Classification of current and non-current items

A.
Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as non-current assets:

(a)
Assets arising from operating activities that are expected to be realised, or are intended to be sold or consumed within the normal operating cycle;

(b)
Assets held mainly for trading purposes;

(c)
Assets that are expected to be realised within twelve months from the balance sheet date;

(d)
Cash and cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to settle liabilities more than twelve months after the balance sheet date.

B.
Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified as non-current liabilities:

(a)
Liabilities that are expected to be settled within the normal operating cycle;

(b)
Liabilities arising mainly from trading activities;

(c)
Liabilities that are to be settled within twelve months from the balance sheet date;

(d)
Liabilities for which the repayment date cannot be extended unconditionally to more than twelve months after the balance sheet date. Terms of a liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

4(6)
Cash equivalents

Cash equivalents refer to short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Time deposits that meet the definition above and are held for the purpose of meeting short-term cash commitments in operations are classified as cash equivalents.
4(7)
Financial assets at amortised cost

A.
Financial assets at amortised cost are those that meet all of the following criteria:

(a)
The objective of the Group’s business model is achieved by collecting contractual cash flows.

(b)
The assets’ contractual cash flows represent solely payments of principal and interest.

B.
Generally, financial assets at amortised cost are recognized and derecognized using trade date accounting.

C.
At initial recognition, the Group measures the financial assets at fair value plus transaction costs. Interest income from these financial assets is included in finance income using the effective interest method. A gain or loss is recognized in profit or loss when the asset is derecognized or impaired.

D.
The main portion of financial assets at amortised costs are the Group’s time deposits which do not fall under cash equivalents are those with a short maturity period (lesser than three months) and are measured at initial investment amount as the effect of discounting is immaterial.

4(8)
Accounts receivable

A.
Accounts receivable entitle the Group a legal right to receive consideration in exchange for transferred goods or rendered services.

B.
The short-term accounts receivable without bearing interest are subsequently measured at initial invoice amount as the effect of discounting is immaterial.

4(9)
Impairment of financial assets

For financial assets at amortised cost, at each reporting date, the Group recognizes the impairment provision for 12 months expected credit losses if there has not been a significant increase in credit risk since initial recognition or recognizes the impairment provision for the lifetime expected credit losses (ECLs) if such credit risk has increased since initial recognition after taking into consideration all reasonable and verifiable information that includes forecasts. On the other hand, for accounts receivable that do not contain a significant financing component, the Group recognizes the impairment provision for lifetime ECLs.
4(10)
Derecognition of financial assets

The Group derecognizes a financial asset when the contractual rights to receive the cash flows from the financial asset expire.
4(11)
Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined using the weighted-average method. The item by item approach is used in applying the lower of cost and net realisable value. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated cost of completion and applicable variable selling expenses.
4(12)
Property, plant and equipment

A.
Property, plant and equipment are initially recorded at cost.

B.
Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to profit or loss during the financial period in which they are incurred.

C.
Property, plant and equipment apply cost model and are depreciated using the straight-line method, except that the accelerated depreciation method is used by the US subsidiary, to allocate their cost over their estimated useful lives. Each part of an item of property, plant, and equipment with a cost that is significant in relation to the total cost of the item must be depreciated separately.

D.
The assets’ residual values, useful lives and depreciation methods are reviewed, and adjusted if appropriate, at each financial year-end. If expectations for the assets’ residual values and useful lives differ from previous estimates or the patterns of consumption of the assets’ future economic benefits embodied in the assets have changed significantly, any change is accounted for as a change in estimate under IAS 8, ‘Accounting Policies, Changes in Accounting Estimates and Errors’, from the date of the change. The estimated useful lives of property, plant and equipment are as follows:

Leasehold improvements	2~3	years (or the lesser of the contract period of the lease)
Machinery	3	years
Office equipment	5	years

4(13)
Leasing arrangements (lessee) — right-of-use assets/ lease liabilities

A.
Leases are recognized as a right-of-use asset and a corresponding lease liability at the date at which the leased asset is available for use by the Group. For short-term leases or leases of low-value assets, lease payments are recognized as an expense on a straight-line basis over the lease term.

B.
Lease liabilities include the net present value of the remaining lease payments at the commencement date, discounted using the incremental borrowing interest rate. Lease payments are comprised of fixed payments, less any lease incentives receivable.

The Group subsequently measures the lease liability at amortised cost using the interest method and recognizes interest expense over the lease term. The lease liability is remeasured and the amount of remeasurement is recognized as an adjustment to the right-of-use asset when there are changes in the lease term or lease payments and such changes do not arise from contract modifications.
C.
At the commencement date, the right-of-use asset is stated at cost comprising the amount of the initial measurement of lease liability.

The right-of-use asset is measured subsequently using the cost model and is depreciated from the commencement date to the earlier of the end of the asset’s useful life or the end of the lease term. When the lease liability is remeasured, the amount of remeasurement is recognized as an adjustment to the right-of-use asset.

4(14)
Intangible assets

A.
Computer software

Computer software is stated at cost and amortised on a straight-line basis over its estimated useful life of 3 years.
B.
Other intangible assets, mainly composed of royalties which paid for program source code and intellectual property rights, are amortised on a straight-line basis over their estimated useful lives of 3 years.

4(15)
Impairment of non-financial assets

The Group assesses at each balance sheet date the recoverable amounts of those assets where there is an indication that they are impaired. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell or value in use. When the circumstances or reasons for recognising impairment loss for an asset in prior years no longer exist or diminish, the impairment loss is reversed. The increased carrying amount due to reversal should not be more than what the depreciated or amortised historical cost would have been if the impairment had not been recognized.
4(16)
Accounts payable

A.
Accounts payable are liabilities for purchases of goods or services.

B.
The short-term accounts payable without bearing interest are subsequently measured at initial invoice amount as the effect of discounting is immaterial.

4(17)
Financial liabilities at fair value through profit or loss

A.
The issuance of the preference shares with the conversion options by the Group was recognized under ‘financial liabilities designated as at fair value through profit or loss on initial recognition’ due to their compound instrument feature. Financial liabilities that meet one of the following criteria are designated as at fair value through profit or loss on initial recognition:

(a)
Hybrid (combined) contracts; or

(b)
They eliminate or significantly reduce a measurement or recognition inconsistency; or

(c)
They are managed and their performance is evaluated on a fair value basis, in accordance with a documented risk management policy.

B.
At initial recognition, the Group measures the financial liabilities at fair value. All related transaction costs are recognized in profit or loss. The Group subsequently measures these financial liabilities at fair value with any gain or loss recognized in profit or loss.

C.
If the credit risk results in fair value changes in financial liabilities designated as at fair value through profit or loss, they are recognized in other comprehensive income in the circumstances other than avoiding accounting mismatch or recognising in profit or loss for loan commitments or financial guarantee contracts.

4(18)
Derecognition of financial liabilities

A financial liability is derecognized when the obligation specified in the contract is either discharged or cancelled or expires.
4(19)
Provisions

Provisions (warranties) are recognized when the Group has a present legal or constructive obligation as a result of past events, and it is probable that an outflow of economic resources will be required to settle the obligation and the amount of the obligation can be reliably estimated. Provisions are measured at the initial estimated amount as the effect of discounting is immaterial.
4(20)
Employee benefits

A.
Short-term employee benefits

Short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in respect of service rendered by employees in a period and should be recognized as expense in that period when the employees render service.
B.
Pensions

(a)
Defined contribution plans

For defined contribution plans, the contributions are recognized as pension expense when they are due on an accrual basis. Prepaid contributions are recognized as an asset to the extent of a cash refund or a reduction in the future payments.
(b)
Defined benefit plan

i.
Net obligation under a defined benefit plan is defined as the present value of an amount of pension benefits that employees will receive on retirement for their services with the Group in current period or prior periods. The liability recognized in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets. The net defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The rate used to discount is determined by using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability; when there is no deep market in high-quality corporate bonds, the Group uses interest rates of government bonds (at the balance sheet date) instead.

ii.
Remeasurements arising on defined benefit plans are recognized in other comprehensive income in the period in which they arise and are recorded as retained earnings.

4(21)
Employee share-based payment

A.
For the equity-settled share-based payment arrangements, the employee services received are measured at the fair value of the equity instruments granted at the grant date, and are recognized as compensation cost over the vesting period, with a corresponding adjustment to equity. The fair value of the equity instruments granted shall reflect the impact of market vesting conditions and non-vesting conditions. Compensation cost is subject to adjustment based on the service conditions that are expected to be satisfied and the estimates of the number of equity instruments that are expected to vest under the non-market vesting conditions at each balance sheet date. Ultimately, the amount of compensation cost recognized is based on the number of equity instruments that eventually vest.

B.
If the modification occurs during the vesting period, the incremental fair value granted is included in the measurement of the amount recognized for services received over the period from the modification date until the date when the modified equity instruments vest, in addition to the amount based on the grant date fair value of the original equity instruments, which is recognized over the remainder of the original vesting period.

4(22)
Income tax

A.
The tax expense for the period comprises current and deferred tax. Tax is recognized in profit or loss, except to the extent that it relates to items recognized in other comprehensive income or items recognized directly in equity, in which cases the tax is recognized in other comprehensive income or equity.
B.
The current income tax expense is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in accordance with applicable tax regulations. It establishes provisions where appropriate based on the amounts expected to be paid to the tax authorities. An additional tax is levied on the unappropriated retained earnings and is recorded as income tax expense in the year the stockholders resolve to retain the earnings.

C.
Deferred income tax is recognized, using the balance sheet liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated balance sheet. However, the deferred income tax is not accounted for if it arises from initial recognition of goodwill or of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

D.
Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised. At each balance sheet date, unrecognized and recognized deferred income tax assets are reassessed.

E.
Current income tax assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously. Deferred income tax assets and liabilities are offset on the balance sheet when the entity has the legally enforceable right to offset current tax income assets against current income tax liabilities and they are levied by the same taxation authority on either the same entity or different entities that intend to settle on a net basis or realise the asset and settle the liability simultaneously.

4(23)
Share capital

A.
Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or stock options are shown in equity as a deduction, net of tax, from the proceeds.

B.
Where the Company repurchases the Company’s equity share capital that has been issued, the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the Company’s equity holders.

4(24)
Revenue recognition

A.
The Group has three major revenue streams: (1) Licensing; (2) AR/AI cloud solutions and Subscription; and (3) Advertisement. The (1) Licensing and (2) AR/AI cloud solutions and Subscription constitute our core SaaS solutions.

B.
In terms of Licensing, it could be divided into the following two categories:

(a)
Designing and creating apps to brand customers

The Group delivers services based on customers’ requests. Once the customer accepts and the customized apps or licences have been transferred, no further upgrade or revise service would be made by the Group. The customer receives and consumes the benefits provided by the Group at the point the customized apps or licences have been transferred to them. Those services are only created for the specific customer without alternative use to the Group, and the right to payment is irrelevant to the performance obligation’s milestone. As a result, revenue is recognized at a point in time.
(b)
Granting licence of self-developed technologies to brand customers

The Group promises to provide a right to use the Group’s intellectual property as that intellectual property exists at the point in time at which the licence is granted to the customer. The licensing includes licensing offline technology SDK (Software Development Kit) and AR/AI offline solutions. The SDK is to implement virtual try-on function to apps of brand customers which allow app users visiting. The AR/AI offline solutions is to implement virtual try-on function to applications which used in retail store. Once the function is implemented, the Group has fulfilled its performance obligation without further update. The brand customer can direct the use of, and obtain substantially all of the remaining benefits from the licence at the point in time at which the licence transfers.
C.
In terms of AR/AI cloud solutions and Subscription, the AR/AI cloud solutions are provided to brand customers, and the Subscription is provided to individual customers. Customers simultaneously receive and consume the benefits provided by the Group’s performance.

For AR/AI cloud solutions:
The AR/AI cloud solutions are to implement virtual try-on function to websites of customers which allow internet users to visit. Internet users are able to use virtual try-on such as makeup, skincare, hair, nail, etc. The AR/AI cloud solutions are consecutively provided by the Group include future updates to its customers throughout the contract period.
The typical contract terms of providing AR/AI cloud solutions to customers range from three months to multi-years, among which one year term is the most, the contract consideration was fixed and determined by the following factors: 1) functionality of the modules (eg. makeup, skincare, hair, nail, etc); 2) length of the contract period; 3) geographical coverage such as the number of countries/region to deploy the modules or the number of website domains to integrate our modules; 4) maximum numbers of product SKUs that a brand can utilize at the same time; and 5) additional manpower hours used for conducting the customization, if any.
Once the contract is agreed by customers and the Group, the performance obligations among the contract is fixed with a stand ready feature. The Group then provides services to customers based on the contract.
The Group applied output methods to recognize revenue on the straight-line basis through the contract period. Those services provided by the Group would be realised evenly during the contract period. The control of the services transfers from the Group to customers through the contract period, the performance obligation satisfied over time. As a result, revenue is recognized over time.
For Subscription:
The Subscription is the Group provides premium functions in apps to customers which allow customers to subscribe through Apple App store and Google Play store. Customers who subscribe the premium functions are allowed to use the complete additional functions in the apps, remove watermarks and ad-free editing, etc. The Group currently offer monthly and yearly subscription plans (price varies by country) for such premium functions service.
Apple App store and Google Play store play as platform provider for the Group to list its apps on the stores. The Group is considered as a principal on providing premium functions in apps to customers given that the Group is obliged to provide service to its customers and the

Group has the right to determine the selling price of the service. Apple App store and Google Play store also claim a commission expenses from the Group based on the revenue generate from providing premium functions. The commission expenses are recognized as cost of sales and services.
The control of the services transfers from the Group to customers through the contract period, the performance obligation satisfied over time. As a result, revenue is recognized over time.
D.
In terms of Advertisement, revenue is generated from the advertisements displayed by advertisement network service providers (ad networks) in the Group’s apps. The consideration of such service is determined based on the frequency of click or impression (usage-based) of the advertisement, which should be treated as a variable consideration. The typical contract term is monthly. The numbers of advertisements are delivered and the associated fees are tracked on a daily basis, and the Group recognized revenue on a monthly basis based on the daily collected information.

E.
When the Group enters into contracts which contain multiple performance obligations through B to D, the Group allocates the transaction price to each performance obligation on a relative stand-alone selling price basis. The stand-alone selling price is the price at which the Group sells a good or service separately to a customer.

4(25)
Cost of sales and services

Cost of sales and services primarily consists of costs related to platform commission fees paid to platform owners, payroll costs directly related to sales and services activities, accrued provision and costs of sales of products.
4(26)
Government grants

Government grants are recognized at their fair value only when there is reasonable assurance that the Group will comply with any conditions attached to the grants and the grants will be received. Government grants are recognized in profit or loss on a systematic basis over the periods in which the Group recognizes expenses for the related costs for which the grants are intended to compensate.
4(27)
Operating segments

Operating segments are reported in a manner consistent with the economic characteristics as well as types of products and services from which each operating segment derives its revenues, and the internal reporting provided to the chief operating decision maker. The Group’s chief operating decision maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the CEO (who is also the chairman of the Board of Directors) that makes strategic decisions.
Although the Group has multiple operating segments by geography, the management takes the aggregation criteria outlined in Paragraphs 11 to 14 of IFRS 8 into consideration to determine the reportable operating segments. The judgements made by management in applying the aggregation criteria are based on the similarity of economic characteristics of these operating segments — (a) the nature of the services: The operating segments grant license of mobile applications or platforms and provide advertising services for their customers; (b) the type or class of customer for their services: The customer types of operating segments are mainly cosmetics companies and social media companies with high similarity in industry; (c) the methods used to provide their services: The services provided are mainly customized software. Perfect Mobile Corp., the Taiwan segment, serves as the core center of research, development, and design, and then all operating segments — including Perfect Mobile Corp. itself — deliver those services to their customers. All operating segments follow the same service providing process. In light of the qualitative and quantitative criteria, the Group concluded that it has only one reportable operating segment.

5.
Critical Accounting Judgements, Estimates and Key Sources of Assumption Uncertainty

The preparation of these consolidated financial statements requires management to make critical judgements in applying the Group’s accounting policies and make critical assumptions and estimates concerning future events. Assumptions and estimates may differ from the actual results and are continually evaluated and adjusted based on historical experience and other factors. Such assumptions and estimates have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year; and the related information is addressed below:
5(1)
Critical judgements in applying the Group’s accounting policies:

A.
Preference shares

The classification of preference shares is determined based on its nature and rights which is described in the Shareholders Agreement. Preference shares are classified as liabilities when it is convertible to a variable number of its equity instruments or an unconditional obligation to deliver cash or another financial asset exist. Pursuant to the Shareholders Agreement, the Group has no unconditional right to avoid delivering cash to settle its contractual obligations. Pursuant to the Shareholders Agreement, in the event of either Deemed Liquidation Event or execution of Redemption Rights are not controllable by the Group, the Group has no unconditional right to avoid delivering cash to settle its contractual obligations. Furthermore, given the conversion price might be further adjusted based on the Shareholders Agreement, the Group has, or might have, a contractual obligation to deliver a variable number of its equity instruments. As a result, the preference shares are classified as financial liabilities.
B.
Revenue recognition at a point in time or over time

The Group recognizes the revenue by determining whether the performance obligations are satisfied at a point in time or over time. In terms of Licensing, the Group recognized revenue at the point when customized apps or licences are transferred to its customers, which customers obtain control over the customized apps or licences simultaneously with no further maintenance or other services to be provided by the Group. In terms of AR/AI cloud solutions and Subscription, the Group delivers services to its customers and recognized revenue within the contract period on a straight-line basis. The Group grants access of its server or apps to its customers and is obliged to maintain the services operational through the contract period. The access is terminated once the contract expires and no further extension were made by both parties. After termination of the contract, the customers can no longer have access to the server or apps. In terms of Advertisement, the Group recognized revenue within the contract period on a usage basis.
As a result, based on the different feature of the services, the Group recognized revenue at a point in time or overtime, respectively.
5(2)
Critical accounting estimates and assumptions:

Fair value measurement of convertible preference shares
The issuance of convertible preference shares by the Group was recognized under ‘financial liabilities designated as at fair value through profit or loss on initial recognition’ due to their compound instrument feature. The fair value of convertible preference shares is determined considering those companies’ recent funding raising activities and technical development status, fair value assessment of other companies of the same type, market conditions and other economic indicators existing on balance sheet date. Any changes in these judgements and estimates will impact the fair value measurement of these convertible preference shares. Please refer to Note 12(3) for the financial instruments fair value information.
As of December 31, 2020 and 2021, the carrying amounts of the Group’s convertible preference shares were $ 108,427 and $ 259,230, respectively.

6.
Details of Significant Accounts

6(1)
Cash and cash equivalents

	December 31, 2020	December 31, 2021
Petty cash	$1	$1
Checking accounts	7,866	1,882
Demand deposits	56,315	38,591
Time deposits	14,800	39,800
Others	36	179
	$79,018	$80,453
The Group transacts with a variety of financial institutions all with high credit quality to disperse credit risk, so it expects that the probability of counterparty default is remote.
6(2)
Accounts receivable

	December 31, 2020	December 31, 2021
Accounts receivable	$5,509	$6,568

A.
The ageing analysis of accounts receivable is as follows:

	December 31, 2020	December 31, 2021
Not past due	$4,980	$5,773
Up to 30 days	290	508
31 to 90 days	140	121
91 to 180 days	90	138
Over 181 days	9	28
	$5,509	$6,568
The above ageing analysis was based on days overdue.
B.
As at December 31, 2020 and 2021, accounts receivable were all from contracts with customers. And as at January 1, 2020, the balance of receivables from contracts with customers amounted to $ 6,211.

C.
As at December 31, 2020 and 2021, without taking into account other credit enhancements, the maximum exposure to credit risk in respect of the amount that best represents the Group’s accounts receivable was $ 5,509 and $ 6,568, respectively.

D.
Information relating to credit risk of accounts receivable is provided in Note 12(3).

6(3)
Property, plant and equipment

	2020
	Leasehold Improvements	Machinery	Office equipment	Total
At January 1
Cost	$365	$377	$20	$762
Accumulated depreciation	(228)	(159)	(10)	(397)
	$137	$218	$10	$365
Opening net book amount	$137	$218	$10	$365
Additions	86	125	4	215
Cost of disposals	—	(68)	—	(68)

	2020
	Leasehold Improvements	Machinery	Office equipment	Total
Accumulated depreciation on disposals	—	68	—	68
Depreciation expense	(54)	(92)	(4)	(150)
Net exchange differences	8	13	1	22
Closing net book amount	$177	$264	$11	$452
At December 31
Cost	$473	$457	$24	$954
Accumulated depreciation	(296)	(193)	(13)	(502)
	$177	$264	$11	$452

	2021
	Leasehold Improvements	Machinery	Office equipment	Total
At January 1
Cost	$473	$457	$24	$954
Accumulated depreciation	(296)	(193)	(13)	(502)
	$177	$264	$11	$452
Opening net book amount	$177	$264	$11	$452
Additions	34	97	23	154
Cost of disposals	(6)	(12)	—	(18)
Accumulated depreciation on disposals	6	12	—	18
Depreciation expense	(93)	(110)	(6)	(209)
Net exchange differences	5	5	—	10
Closing net book amount	$123	$256	$28	$407
At December 31
Cost	$516	$552	$48	$1,116
Accumulated depreciation	(393)	(296)	(20)	(709)
	$123	$256	$28	$407
The Group has no property, plant and equipment pledged to others.
6(4)
Leasing arrangements — lessee

A.
The Group’s leases various assets including buildings and business vehicles. Rental contracts are typically made for periods of 2 to 3 years. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. Except that leased assets may not be used as security for borrowing purposes, leased assets may not be subleased, sold or borrowed to others or corporates in any methods.

B.
Short-term leases with a lease term of 12 months or less comprise offices located in United States, Japan, China and France. On December 31, 2019, 2020 and 2021, payments of lease commitments for short-term leases amounted to $ 107, $ 95 and $ 112, respectively.

C.
The movements of right-of-use assets of the Group during the 2020 and 2021 are as follows:

	2020
	Buildings	Business vehicles	Total
At January 1
Cost	$540	$—	$540
Accumulated depreciation	(133)	—	(133)
	$407	$—	$407
Opening net book amount	$407	$—	$407
Additions	201	—	201
Depreciation expense	(306)	—	(306)
Net exchange differences	17	—	17
Closing net book amount	$319	$—	$319
At December 31
Cost	$776	$—	$776
Accumulated depreciation	(457)	—	(457)
	$319	$—	$319
	2021
	Buildings	Business vehicles	Total
At January 1
Cost	$776	$—	$776
Accumulated depreciation	(457)	—	(457)
	$319	$—	$319
Opening net book amount	$319	$—	$319
Additions	530	148	678
Cost of derecognition	(432)	—	(432)
Derecognized accumulated depreciation	432	—	432
Depreciation expense	(339)	(50)	(389)
Net exchange differences	11	1	12
Closing net book amount	$521	$99	$620
At December 31
Cost	$898	$149	$1,047
Accumulated depreciation	(377)	(50)	(427)
	$521	$99	$620

D.
Lease liabilities relating to lease contracts:

	December 31, 2020	December 31, 2021
Total lease liabilities	$340	$638
Less: current portion (shown as ‘current lease liabilities’)	(225)	(449)
	$115	$189

E.
The information on profit and loss accounts relating to lease contracts is as follows:

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Items affecting profit or loss
Interest expense on lease liabilities	$5	$9	$9
Expense on short-term lease contracts	124	292	391
	$129	$301	$400

F.
For the years ended December 31, 2019, 2020 and 2021, the Group’s total cash outflow for leases were $ 322, $ 606 and $ 793, respectively, including the interest expense on lease liabilities amounting to $ 5, $ 9 and $ 9, expense on short-term lease contracts amounting to $ 124, $ 292 and $ 391, and repayments of principal portion of lease liabilities amounting to $ 193, $ 305 and $ 393, respectively.

6(5)
Intangible assets

	2020
	Software	Other intangible assets	Total
At January 1
Cost	$186	$3,177	$3,363
Accumulated amortisation	(120)	(3,177)	(3,297)
	$66	$—	$66
Opening net book amount	$66	$—	$66
Additions	—	77	77
Amortisation charge	(36)	—	(36)
Net exchange differences	3	3	6
Closing net book amount	$33	$80	$113
At December 31
Cost	$196	$3,257	$3,453
Accumulated amortisation	(163)	(3,177)	(3,340)
	$33	$80	$113
	2021
	Software	Other intangible assets	Total
At January 1
Cost	$196	$3,257	$3,453
Accumulated amortisation	(163)	(3,177)	(3,340)
	$33	$80	$113
Opening net book amount	$33	$80	$113
Additions	32	—	32
Cost of disposals	(153)	(3,177)	(3,330)
Accumulated amortisation on disposals	153	3,177	3,330
Amortisation charge	(20)	(27)	(47)
Net exchange differences	—	2	2
Closing net book amount	$45	$55	$100
At December 31
Cost	$78	$82	$160
Accumulated amortisation	(33)	(27)	(60)
	$45	$55	$100
The disposal of other intangible assets was mainly write-off a fully depreciated software used for general operation activities.

Details of amortisation on intangible assets are as follows:
	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Research and development expenses	$51	$36	$47
General and administrative expenses	15	—	—
	$66	$36	$47

6(6)
Financial liabilities at fair value through profit or loss

	December 31, 2020	December 31, 2021
Non-current items:
Financial liabilities designated as at fair value through profit or loss
Preference share liabilities	$105,469	$105,469
Add: Valuation adjustment	2,958	153,761
	$108,427	$259,230

A.
Amounts recognized in profit or loss and other comprehensive income in relation to financial liabilities at fair value through profit or loss are as follows:

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Net losses recognized in profit or loss
Financial liabilities designated as at fair value through profit or loss
Preference share liabilities	($936)	($2,022)	($150,745)
Net losses recognized in other comprehensive income
Financial liabilities designated as at fair value through profit or loss
Preference share liabilities	$—	$—	($58)

B.
As of December 31, 2021, the Company has issued a total of $ 105,000 of convertible preference shares with no maturity for five rounds in total. The details are as follows:

(a)
In the end of July 2017, the Company issued 31,427 thousand shares of convertible preference shares (Series A) which was converted from convertible bonds that the Company issued on November 9, 2016. The Company issued $ 10,000 of convertible bonds with an interest rate of 0% per annum. The bonds matured 0.81 years from November 9, 2016 to August 31, 2017 and would be redeemed in cash at the face value at the maturity date. The bondholders have the right to ask for conversion of the bonds into convertible preference shares of the Company. On July 7, 2017, the Board of Directors, during the meeting, resolved that if bondholders convert the bonds into the convertible preference shares before the end of July 2017, all of the original bondholders would be granted a stock warrant (Series A warrant) on a pari passu basis to purchase a certain quantity of additional preference shares at the initial conversion price, to be fully exercised prior to the end of May 2018. The Series A warrant could subscribe preference shares (Series A) at a 2 for 1 basis. The convertible bonds were fully converted into convertible preference shares (Series A) in the end of July 2017. However, the Company reissued stock warrants with same conditions to replace the initial stock warrants, which were exercisable by November 30, 2018, as resolved at the meeting of the Board of Directors on May 31, 2018.

(b)
On October 17, 2017, the Company issued 47,140 thousand shares of convertible preference shares (Series A-1) with a total issuance amount of $ 15,000.

(c)
On November 19, 2018, the Company issued 15,713 thousand shares of convertible preference shares (Series A) which were wholly-acquired by the holders of stock warrants (Series A warrant) with a total exercise price of $ 5,000. All series A warrants has been exercised.

(d)
On July 8, 2019, the Company issued 73,206 thousand shares of convertible preference shares (Series B) with a total issuance amount of $ 25,000.

(e)
On December 11, 2020, the Company issued 74,844 thousand shares of convertible preference shares (Series C-1 and C-2) with a total issuance amount of $ 50,000.

C.
The issuance of convertible preference shares by the Company amounting to $ 108,427 and $ 259,230 was recognized under ‘financial liabilities designated as at fair value through profit or loss on initial recognition’ on December 31, 2020 and 2021, respectively, due to their compound instrument feature.

D.
When the Company issued the convertible preference shares (Series C-1 and C-2), some of the issuance terms were amended. The initial convertible preference shareholders (Series A, Series A-1 and Series B) can apply the issuance terms retrospectively. Please refer to the Redemption rights section below for details.

E.
The rights, preferences and privileges of the preferred shares are as follows:

Liquidation preferences
(a)
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any Deemed Liquidation Event, the assets of the Company or the consideration of the Deemed Liquidation Event available for distribution to its shareholders, as the case may be, shall be distributed among the shareholders.

(b)
The convertible preference shares should be repaid first at 150% of the issuing price but with the residual value as the limit. The ranking of claims are holders of convertible preference shares (Series C), holders of convertible preference shares (Series B) and holders of convertible preference shares (Series A).

(c)
If a merger or reorganisation of the Company occurred, such events shall be deemed as Deemed Liquidation Event. The majority of convertible preference shareholders, voting as a single class, may elect not to apply the process of liquidation in the event of a Deemed Liquidation Event. Thus, if an uncertain event occurred in the future, the Company has a contractual obligation to deliver cash to convertible preference shareholders.

Conversion rights
(a)
The conversion price of the convertible preference shares is the initial acquisition price, and is subject to adjustments if the condition of the anti-dilution provision occurs subsequently. The conversion price will be reset based on the pricing model specified in the terms of conversion. Accordingly, the Company has a contractual obligation to deliver a variable number of its own equity instruments to convertible preference shareholders.

(b)
The convertible preference shareholders have the right to ask for conversion of the preference shares into common shares of the Company from the issuance date. The rights and obligations of the new shares converted from the preference shares are the same as the issued and outstanding common shares.

(c)
Without any action being required by the holder, each preferred share should automatically be converted into common shares (a) immediately upon the closing of an IPO, based on the applicable conversion price in effect at the time of the closing of such IPO; (b) at the election of holders of a majority of the preferred shares and their conversion shares if converted, voting as a single class on an as-converted to common share but not fully-diluted basis; or (c) if the Board of Directors duly approves in accordance with the shareholders agreement and these articles the commencement of an IPO process by the Company in Taiwan.
(d)
The diluted effect of preferred shares as of December 31, 2020 and 2021 was 170,169 and 242,331 thousand shares, respectively.

Redemption rights
(a)
In the following events, the convertible preference shareholders have the right to require the Company to redeem convertible preference shares:

i.
Before 2026 ends, if the Company does not publicly issue shares at specific price, sell at least half of the business or the first majority shareholder sells its shares, the holders of convertible preference shares (Series C) could exercise its redeemable right;

ii.
If there’s any material breach by the Company, in contravention of any applicable laws, fraud or the main holders of convertible preference shares (Series B) exercise its redeemable rights, all the holders of convertible preference shares could exercise the redemption right;

iii.
If there’s any material breach by the Company of the Business Cooperation Agreement, then the main holders of convertible preference shares (Series B) should be entitled to the right to exercise its redemption rights.

The principal terms of Business Cooperation Agreement are as follows:
(1)
The Company’s operations in mainland China should be discussed with the holder of convertible preference shares (Series B) before commencement, and the Company shall engage the holder of convertible preference shares (Series B) as the priority business partner.

(2)
If the following conditions are met, the holder of convertible preference shares (Series B) shall engage the Company as the priority business partner in beauty & cosmetic augmented reality business:

(i)
The Company maintains its position as leading company in the industry.

(ii)
The holder of convertible preference shares (Series B) holds the Company’s shares more than 10% of total shares.

iv.
If the Company or subsidiary in Taiwan violates the PRC Investment Regulation, the main holders of the convertible preference shares (Series C) could exercise the redemption right.

v.
At any time after the occurrence of any of the abovementioned events, any Series A Holder, Series B Holder and Series C Holder may give a written notice (Redemption Notice) to the Company requesting redemption by the Company of all or part of its Equity Securities in the Company in accordance terms and conditions set forth in the Shareholders Agreement. If any Series A Holder, Series B Holder or Series C Holder exercises its right to require redemption by the Company of its Equity Securities, the Company should notify all other Series A Holders, Series B Holders and Series C Holders within ten calendar days after receipt of the Redemption Notice, and such Series A Holders, Series B Holders and Series C Holders may within ten calendar days thereafter elect to request the Company to redeem any or all of the outstanding Equity Securities of the Company held by them.

(b)
The redemption price for each redemption share redeemed should be:

i.
In scenario i, ii and iv, the Company should redeem the preferred shares at the initial issuance price plus 8% compound interest and dividends declared not paid yet;

ii.
In scenario iii, the Company should redeem the preferred shares at the initial issuance price plus 20% interest and dividends declared not paid yet.

Voting rights
(a)
Each shareholder shall be entitled to cast the number of votes equal to the number of the common shares and the number of the common shares into which the preferred shares it holds are convertible as of the record date for determining the shareholders entitled to vote on such matter or, if no record date is specified, as of the date of such vote.

(b)
In the event that prior to the consummation of an IPO, the holders of at least a majority of the preferred shares on an as converted to common share but not fully-diluted basis (collectively, the “Dragging Shareholders”) approve a transaction or a series of related transactions, in which a person, or a group of related persons, acquires a majority of the equity securities, assets, undertaking or voting power of the Company (either by way of transfer, acquisition, merger, consolidation, scheme of arrangement, amalgamation or otherwise) at a specific price agreed in Series C Preferred Share Subscription Agreement, then each shareholder and the Company shall sell the equity securities of the Group.

Dividends
(a)
The Company should not declare, pay or set aside any dividends on shares unless preference shares holders has received non-cumulative dividends. The ranking of claims are holders of convertible preference shares (Series C), holders of convertible preference shares (Series B), holders of convertible preference shares (Series A), and the holders of common shares.

(b)
The non-cumulative dividends should be declared at the simple rate of four percent (4%) or of the amount each preferred shareholder would have received had the Company distributed the dividends to all shareholders on a pro rata basis, prior and in preference to any other shareholders, whichever is higher.

(c)
The dividends payable on each common share issuable upon the conversion of a preferred share, calculated on the record date for determination of holders entitled to receive such dividend.

Business Cooperation Agreement (Series B only)
The Company entered into a Business Cooperation Agreement with the main holders of convertible preference shares (Series B) under the initial preference share contract. In the event of any material breach of the Business Cooperation Agreement by the Group, the main holders of convertible preference shares (Series B) have the right to require the Company to redeem convertible preference shares at the initial issuance price plus 20% interest and dividends declared not paid yet.

6(7)
Other payables

	December 31, 2020	December 31, 2021
Employee bonus	$2,859	$3,766
Payroll	1,637	1,934
Promotional fees	854	851
Professional service fees	643	1,358
Sales VAT payables	452	225
Post and telecommunications expenses	186	178
Others	333	394
	$6,964	$8,706

6(8)
Provisions

	2020	2021
	Warranty	Warranty
At January 1	$—	$480
Additional provisions	780	734
Used during the year	(315)	(148)
Net exchange differences	15	(8)
At December 31	$480	$1,058
Analysis of total provisions:
	December 31, 2020	December 31, 2021
Current	$480	$1,058
The Group enters into the contract with customers with warranties on services provided. The warranties (loss indemnification) provide customers with assurance that the related services will function as agreed by both parties. Provision for warranty is estimated based on historical warranty data, other known events and management’s judgement. The Group recognizes such expenses within ‘Cost of sales and services’ when related services are provided. Any changes in industry circumstances might affect the provisions. Provisions shall be paid when the payment is actually claimed.
6(9)
Pensions

A.
Defined benefit plan

(a)
The Group’s subsidiary, Perfect Mobile Corp. (Taiwan), was incorporated in Taiwan, which has a defined benefit pension plan in accordance with the Labor Standards Act, covering all regular foreign employees’ service years. Under the defined benefit pension plan, two units are accrued for each year of service for the first 15 years and one unit for each additional year thereafter, subject to a maximum of 45 units. Pension benefits are based on the number of units accrued and the average monthly salaries and wages of the last 6 months prior to retirement. Perfect Mobile Corp. (Taiwan) contributes monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan, the trustee, under the name of the independent retirement fund committee. Also, Perfect Mobile Corp. (Taiwan) would assess the balance in the aforementioned labor pension reserve account by December 31, every year. If the account balance is insufficient to pay the pension calculated by the aforementioned method, to the employees expected to qualify for retirement in the following year, Perfect Mobile Corp. (Taiwan) will make contributions for the deficit by next March.

(b)
The amounts recognized in the balance sheet are as follows:

	December 31, 2020	December 31, 2021
Present value of defined benefit obligations	($84)	($113)
Fair value of plan assets	7	9
Net defined benefit liability	($77)	($104)

(c)
Movements in net defined benefit liability are as follows:

	2020
	Present value of defined benefit obligations	Fair value of plan assets	Net defined benefit liability
At January 1	($45)	$4	($41)
Current service cost	(1)	—	(1)
	(46)	4	(42)
Remeasurements:
Change in demographic assumptions	(14)	—	(14)
Change in financial assumptions	(10)	—	(10)
Experience adjustments	(12)	—	(12)
	(36)	—	(36)
Pension fund contribution	—	2	2
Net exchange differences	(2)	1	(1)
Balance at December 31	($84)	$7	($77)
	2021
	Present value of defined benefit obligations	Fair value of plan assets	Net defined benefit liability
At January 1	($84)	$7	($77)
Current service cost	(2)	—	(2)
	(86)	7	(79)
Remeasurements:
Change in demographic assumptions	(8)	—	(8)
Change in financial assumptions	16	—	16
Experience adjustments	(32)	—	(32)
	(24)	—	(24)
Pension fund contribution	—	2	2
Net exchange differences	(3)	—	(3)
Balance at December 31	($113)	$9	($104)

(d)
The Bank of Taiwan was commissioned to manage the Fund of Perfect Mobile Corp. (Taiwan)’s defined benefit pension plan in accordance with the Fund’s annual investment and utilisation plan and the “Regulations for Revenues, Expenditures, Safeguard and Utilisation of the Labor Retirement Fund” (Article 6: The scope of utilisation for the Fund includes deposit in domestic or foreign financial institutions, investment in domestic or foreign listed, over-the-counter, or private placement equity securities, investment in domestic or foreign real estate securitization products, etc.). With regard to the utilisation of the Fund, its minimum earnings in the annual distributions on the final financial statements shall be no less than the earnings attainable from the amounts accrued from two-year time deposits with the interest rates offered by local banks. If the earnings is less than aforementioned rates, government shall make payment for the deficit after being authorised by the Regulator. Perfect Mobile Corp. (Taiwan) has no right to participate in managing and operating that fund and hence Perfect Mobile Corp. (Taiwan) is unable to disclose the classification of plan assets fair value in, accordance with IAS 19 paragraph 142. The composition of fair value of plan assets as of December 31, 2020 and 2021 is given in the Annual Labor Retirement Fund Utilisation Report announced by the government.
(e)
The principal actuarial assumptions used were as follows:

	Year ended December 31, 2020	Year ended December 31, 2021
Discount rate	0.45%	1.00%
Future salary increases	3.00%	3.00%
Future mortality rate was estimated based on the 5th Taiwan Standard Ordinary Experience Mortality Table.
Because the main actuarial assumption changed (mainly on discount rate and future salary increase rate), the present value of defined benefit obligation is affected. The analysis was as follows:
	Discount rate		Future salary increases
	Increase 0.25%	Decrease 0.25%	Increase 0.25%	Decrease 0.25%
December 31, 2020
Effect on present value of defined benefit obligation	($5)	$6	$6	($5)
December 31, 2021
Effect on present value of defined benefit obligation	($7)	$7	$7	($7)
The sensitivity analysis above is based on one assumption which changed while the other conditions remainun changed. In practice, more than one assumption may change all at once. The method of analysing sensitivity and the method of calculating net pension liability in the balance sheet are the same.
The methods and types of assumptions used in preparing the sensitivity analysis did not change compared to the previous period.
(f)
Expected contributions to the defined benefit pension plans of Perfect Mobile Corp. (Taiwan) for the year ending December 31, 2022 amount to $ 5.

(g)
As of December 31, 2021, the weighted average duration of the retirement plan is 25 years. The analysis of timing of the future pension payment was as follows:

Within 1 year	$—
1-5 year(s)	—
Over 5 years	146
$146

B.
Defined contribution plans

(a)
Perfect Mobile Corp. (Taiwan) has established a defined contribution pension plan (the “New Plan”) under the Labor Pension Act (the “Act”), covering all regular employees with R.O.C. nationality. Under the New Plan, Perfect Mobile Corp. (Taiwan) contributes monthly an amount based on 6% of the employees’ monthly salaries and wages to the employees’ individual pension accounts at the Bureau of Labor Insurance. The benefits accrued are paid monthly or in lump sum upon termination of employment.
(b)
The pension costs under defined contribution pension plan of Perfect Mobile Corp. (Taiwan) for the years ended December 31, 2019, 2020 and 2021 were $ 319, $ 389, and $ 468, respectively.

(c)
The pension costs under local government law of other foreign subsidiaries for the years ended December 31, 2019, 2020 and 2021 were $ 74, $ 90, and $ 143, respectively.

6(10)
Share-based payment

A.
For the year ended December 31, 2021, the Group’s share-based payment arrangements were as follows (original terms at grant date):

Type of arrangement	Grant date	Quantity granted (units in thousands)	Contract period	Vesting conditions
Employee stock options	2015.9.1	15,540	Four years and one month	2 years’ service: exercise 50% 3 years’ service: exercise 75% 4 years’ service: exercise 100%
Employee stock options	2016.10.1	3,229	Four years and one month	2 years’ service: exercise 50% 3 years’ service: exercise 75% 4 years’ service: exercise 100%
Employee stock options	2018.7.31	11,575	Four years and one month	2 years’ service: exercise 50% 3 years’ service: exercise 75% 4 years’ service: exercise 100%
Employee stock options	2019.1.15	1,112	Four years and one month	2 years’ service: exercise 50% 3 years’ service: exercise 75% 4 years’ service: exercise 100%
Employee stock options	2019.5.1	8,970	Five years	2 years’ service: exercise 50% 3 years’ service: exercise 75% 4 years’ service: exercise 100%
Employee stock options	2021.4.19	1,197	Four years and one month	2 years’ service: exercise 50% 3 years’ service: exercise 75% 4 years’ service: exercise 100%
Employee stock options	2021.5.1	5,021	Five years	2 years’ service: exercise 50% 3 years’ service: exercise 75% 4 years’ service: exercise 100%
Employee stock options	2021.11.18	2,170	Five years	2 years’ service: exercise 50% 3 years’ service: exercise 75% 4 years’ service: exercise 100%

The share-based payment arrangements above are settled by equity.
On November 22, 2021, the Company declared a notice pursuant to its Incentive Stock Option Plan. Based on the notice, all the unvested option shares granted by the Company to optionee becomes fully vested on November 22, 2021. The optionee may exercise the vested options within one month after November 22, 2021. Any options that are not exercised within such one month period shall be deemed cancelled and forfeited upon expiration of such period on December 22, 2021.
However, 26,629 thousand of option shares were outstanding at December 31, 2021 given the conversion process was not completed. The Company has completed the conversion of 26,629 thousand of option shares to common shares on January 24, 2022.
B.
Details of the share-based payment arrangements are as follows:

	2019		2020		2021
	No. of options (units in thousands)	Weighted- average exercise price (in dollars)	No. of options (units in thousands)	Weighted- average exercise price (in dollars)	No. of options (units in thousands)	Weighted- average exercise price (in dollars)
Options outstanding at January 1	28,703	$0.10	24,550	$0.17	23,046	$0.18
Options granted	10,082	0.28	—	—	8,388	0.27
Options forfeited	(673)	0.14	(399)	0.17	(1,681)	0.22
Options exercised	(13,562)	0.10	(1,105)	0.10	(3,124)	0.10
Options outstanding at December 31	24,550	0.17	23,046	0.18	26,629	0.21
Options exercisable at December 31	3,024		7,881		26,629

C.
The weighted-average exercise price of stock options at exercise dates for the years ended December 31, 2019, 2020 and 2021 was all $ 0.1 (in dollars).

D.
As of December 31, 2019, 2020 and 2021, the range of exercise prices of stock options outstanding were all $ 0.1 ~ $ 0.3 (in dollars); the weighted-average remaining contractual period was 2.22 ~ 4.33 years, 1.71 ~ 3.33 years and 0 years, respectively.

E.
The fair value of stock options granted on grant date is measured using the Black-Scholes option-pricing model. Relevant information is as follows:

Type of arrangement	Grant date	Stock price (in dollars)	Exercise price (in dollars)	Expected price volatility	Expected option life	Expected dividends	Risk-free interest rate	Fair value per unit (in dollars)
Employee stock options	2015.9.1	$0.0564	$0.1000	42.03%	3.42	0.00%	1.11%	$0.0080
Employee stock options	2016.10.1	0.1297	0.1000	42.25%	3.42	0.00%	0.93%	0.0530
Employee stock options	2018.7.31	0.1386	0.1000	40.34%	3.42	0.00%	2.79%	0.0620
Employee stock options	2019.1.15	0.1777	0.1000	39.29%	3.42	0.00%	2.52%	0.0947
Employee stock options	2019.5.1	0.1777	0.3000	39.31%	3.88	0.00%	2.29%	0.0295
Employee stock options	2021.4.19	0.1691	0.1000	39.64%	3.42	0.00%	0.45%	0.0828
Employee stock options	2021.5.1	0.1689	0.3000	39.16%	3.88	0.00%	0.58%	0.0228
Employee stock options	2021.11.18	0.8931	0.3000	53.27%	3.88	0.00%	1.05%	0.6397

Note:
Expected price volatility rate was estimated by using historical volatility record of similar entities as the stock has no quoted market price.

F.
Expenses incurred on share-based payment transactions are shown below:

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Equity settled	$394	$336	$1,782

6(11)
Share capital

A.
As of December 31, 2019, the Company’s authorised capital was $ 75,000, consisting of 750,000 thousand shares of stock (including 45,000 thousand shares reserved for employee stock options), and the paid-in capital was $ 31,356, consisting of 313,562 thousand shares of ordinary stock with a par value of $ 0.1 (in dollars) per share. All proceeds from shares issued have been collected.

As of December 31, 2020, the Company’s authorised capital was $ 82,000, consisting of 820,000 thousand shares of stock (including 45,000 thousand shares reserved for employee stock options), and the paid-in capital was $ 29,840, consisting of 298,397 thousand shares of ordinary stock with a par value of $ 0.1 (in dollars) per share. All proceeds from shares issued have been collected.
As of December 31, 2021, the Company’s authorised capital was $ 82,000, consisting of 820,000 thousand shares of stock (including 45,000 thousand shares reserved for employee stock options), and the paid-in capital was $ 30,152, consisting of 301,521 thousand shares of ordinary stock with a par value of $ 0.1 (in dollars) per share. All proceeds from shares issued have been collected.
B.
Movements in the number of the Company’s shares outstanding (Units: share in thousands) are as follows:

	2019	2020	2021
At January 1	300,000	313,562	298,397
Employee stock options exercised	13,562	1,105	3,124
Shares retired	—	(16,270)	—
At December 31	313,562	298,397	301,521

C.
On December 11, 2020, the Board of Directors resolved to repurchase the Company’s outstanding shares. The treasury shares amounted to 16,270 thousand shares with a consideration in the amount of $ 10,000 was repurchased from the Company’s employees. The shares were retired on December 18, 2020. There were no shares repurchased by the Company in 2021.

6(12)
Capital surplus

Except as required by the Company’s Articles of Incorporation or Cayman’s law, capital surplus shall not be used for any other purpose but covering accumulated deficit. Capital surplus should not be used to cover accumulated deficit unless the legal reserve is insufficient.
6(13)
Accumulated deficits

Under the Company’s Articles of Incorporation, distribution of earnings would be based on the Company’s operating and capital needs.
6(14)
Revenue

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Revenue from contracts with customers	$22,930	$29,873	$40,760

A.
Disaggregation of revenue from contracts with customers

(a)
The Group derives revenue from the transfer of goods and services over time and at a point in time in the following geographical regions:

2019	United States	Japan	France	Others	Total
Revenue from external customer contracts	$12,282	$2,677	$2,245	$5,726	$22,930
Timing of revenue recognition
At a point in time	$7,210	$888	$607	$3,590	$12,295
Over time	5,072	1,789	1,638	2,136	10,635
	$12,282	$2,677	$2,245	$5,726	$22,930
2020	United States	Japan	France	Others	Total
Revenue from external customer contracts	$14,965	$3,236	$3,219	$8,453	$29,873
Timing of revenue recognition
At a point in time	$5,711	$961	$1,102	$2,955	$10,729
Over time	9,254	2,275	2,117	5,498	19,144
	$14,965	$3,236	$3,219	$8,453	$29,873
2021	United States	Japan	France	Others	Total
Revenue from external customer contracts	$20,173	$4,520	$3,206	$12,861	$40,760
Timing of revenue recognition
At a point in time	$5,114	$676	$771	$2,331	$8,892
Over time	15,059	3,844	2,435	10,530	31,868
	$20,173	$4,520	$3,206	$12,861	$40,760

(b)
Alternatively, the disaggregation of revenue could also be distinct as follows:

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Licensing	$11,766	$10,679	$8,857
AR/AI cloud solutions and Subscription	9,440	17,402	29,470
Advertisement	1,195	1,742	2,398
Others (Note 1)	529	50	35
Total	$22,930	$29,873	$40,760

Note 1:
Others are immaterial revenue streams to the Company.

(c)
The revenue generated from AR/AI cloud solutions was $ 8,024, $ 11,600, and $ 17,834 for the years ended December 31, 2019, 2020 and 2021.

B.
Contract liabilities

(a)
The Group has recognized the following revenue-related contract liabilities mainly arose from sales contracts with receipts from customers in advance. Generally, the contract period is one year, the contract liabilities are reclassified as revenue within the following one year after the balance sheet date.

	December 31, 2020	December 31, 2021
Contract liabilities:
Advance sales receipts	$4,844	$9,021

(b)
Revenue recognized that was included in the contract liability balance at the beginning of the period

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Revenue recognized that was included in the contract liability balance at the beginning of the period Advance sales receipts	$740	$2,518	$4,782

(c)
Unsatisfied contracts

Aggregate amount of the transaction price allocated to contracts that are partially or fully unsatisfied as of December 31, 2020 and 2021, amounting to $ 21,262 and $ 25,825, respectively. The Group expects that 81% of the transaction price allocated to the unsatisfied contracts as of December 31, 2021, are expected to be recognized as revenue in the 2022 financial year ($ 20,829). The remaining 19% ($ 4,996) is expected to be recognized as revenue from 2023 to 2026.
6(15)
Interest income

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Interest income from bank deposits	$86	$126	$131
Interest income from financial assets at amortised cost	72	117	—
	$158	$243	$131
The nature of interest income from financial assets at amortised cost was time deposits with maturity over three months.
6(16)
Other income

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Subsidy from government	$659	$178	$21
Others	32	13	97
	$691	$191	$118

6(17)
Other gains and losses

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Foreign exchange losses	($237)	($770)	($893)
Losses on financial liabilities at fair value through profit or loss	(936)	(2,022)	(150,745)
	($1,173)	($2,792)	($151,638)
Please refer to Note 6(6) for details of losses on financial liabilities at fair value through profit or loss.
6(18)
Finance costs

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Interest expense – lease liabilities	$5	$9	$9

6(19)
Costs and expenses by nature

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Cost of goods sold	$279	$11	$2
Employee benefit expenses	15,312	18,039	23,472
Promotional fees	2,539	6,511	10,841
Service providing expenses	1,352	2,548	4,286
Professional service fees	2,777	2,482	3,753
Warranty cost	—	780	734
Depreciation of right-of-use assets	211	306	389
Depreciation of property, plant and equipment	117	150	209
Amortisation of intangible assets	66	36	47
Others	1,686	1,851	2,064
Total operating costs and operating expenses	$24,339	$32,714	$45,797

6(20)
Employee benefit expenses

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Wages and salaries	$12,888	$15,698	$19,328
Employee insurance fees	633	1,105	1,218
Pension costs	394	480	613
Employee stock options	394	336	1,782
Other personnel expenses	1,003	420	531
	$15,312	$18,039	$23,472

6(21)
Income tax

A.
Income tax expense

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Current tax:
Current tax expense recognized for the current period	$590	$371	$300
Prior year income tax under (over) estimation	1	(50)	9
Total current tax	591	321	309
Deferred income tax:
Origination and reversal of temporary differences	(42)	(86)	(47)
Taxable losses	(302)	150	155
Total deferred income tax	(344)	64	108
Income tax expense	$247	$385	$417

B.
Reconciliation between income tax expense and accounting loss:

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Tax calculated based on profit (loss) before tax and statutory tax rate (Note 1)	$392	($418)	($1,132)
Effects from items disallowed by tax regulation	51	208	32
Effects from non-deductible offshore income tax	387	193	110
Tax exempt income by tax regulation	(12)	(14)	—
Temporary difference not recognized as deferred income tax assets	(31)	150	497
Prior year income tax under (over) estimation	1	(50)	9
Taxable loss not recognized as deferred income tax assets	144	173	893
Change in assessment of realisation of deferred income tax assets	(1,016)	(136)	—
Effects from other states apart from where United States subsidiary registered	117	31	7
Effect from Japan provisional tax offsetting income tax	—	(5)	—
Others	214	253	1
Income tax expense	$247	$385	$417

Note 1:
The basis for computing the applicable tax rate are the rates applicable in the respective countries where the Group entities operate.

Note 2:
The preference shares were issued by the Company which was a Cayman company with zero tax rate. Hence, there was no tax impact to the Company.

C.
Amounts of deferred income tax assets or liabilities as a result of temporary differences and tax losses are as follows:

	2020
	January 1	Recognized in profit or loss	Net exchange differences	December 31
Deferred income tax assets:
– Temporary differences:
Unrealised expenses	$36	$70	$4	$110
Unrealised exchange losses	—	14	—	14
Others	8	1	1	10
– Taxable losses	303	(150)	12	165
	347	(65)	17	299
Deferred income tax liabilities:
– Unrealised exchange gain	(1)	1	—	—
	$346	($64)	$17	$299

	2021
	January 1	Recognized in profit or loss	Net exchange differences	December 31
Deferred income tax assets:
– Temporary differences:
Unrealised expenses	$110	$63	($15)	$158
Unrealised exchange losses	14	(15)	(1)	(2)
Others	10	(1)	—	9
– Taxable losses	165	(155)	(10)	—
	$299	($108)	($26)	$165

D.
Expiration dates of unused taxable losses and amounts of unrecognized deferred income tax assets are as follows:

	December 31, 2020
Year incurred	Amount filed/ assessed	Unused amount	Unrecognized deferred income tax assets	Expiry year
2015	$7,164	$5,417	$5,417	2025
2016	7,794	6,142	5,901	2021~2036
2017	5,572	5,572	5,522	2022~2037
2018	7,678	7,678	7,522	2027~no expiration
2019	918	918	918	2024~2029
2020	868	868	868	2030
	$29,994	$26,595	$26,148
	December 31, 2021
Year incurred	Amount filed/ assessed	Unused amount	Unrecognized deferred income tax assets	Expiry year
2015	$7,164	$4,930	$4,930	2025
2016	7,794	5,328	5,328	2022~2036
2017	5,572	5,522	5,522	2022~2037
2018	7,678	7,522	7,522	2027~no expiration
2019	918	918	918	2024~2029
2020	1,024	1,024	1,024	2030
2021	3,586	3,586	3,586	no expiration
	$33,736	$28,831	$28,831

E.
The amounts of deductible temporary difference that are not recognized as deferred income tax assets are as follows:

	December 31, 2020	December 31, 2021
Deductible temporary differences	$813	$2,400

6(22)
Losses per share

	Year ended December 31, 2019
	Amount after tax	Weighted average number of ordinary shares outstanding (share in thousands)	Losses per share (in dollars)
Basic losses per share
Loss attributable to ordinary shareholders of the parent	($1,985)	301,503	($0.01)
Dilutive losses per share
Loss attributable to ordinary shareholders of the Group plus assumed conversion of all dilutive potential ordinary shares	($1,985)	301,503	($0.01)
	Year ended December 31, 2020
	Amount after tax	Weighted average number of ordinary shares outstanding (share in thousands)	Losses per share (in dollars)
Basic losses per share
Loss attributable to ordinary shareholders of the parent	($5,593)	313,106	($0.02)
Dilutive losses per share
Loss attributable to ordinary shareholders of the Group plus assumed conversion of all dilutive potential ordinary shares	($5,593)	313,106	($0.02)
	Year ended December 31, 2021
	Amount after tax	Weighted average number of ordinary shares outstanding (share in thousands)	Losses per share (in dollars)
Basic losses per share
Loss attributable to ordinary shareholders of the parent	($156,852)	299,165	($0.52)
Dilutive losses per share
Loss attributable to ordinary shareholders of the Group plus assumed conversion of all dilutive potential ordinary shares	($156,852)	299,165	($0.52)

Note:
Employee stock options and convertible preferred shares were excluded from the calculation of diluted losses per share as they were anti-dilutive for the year ended December 31, 2019, 2020 and 2021.

6(23)
Changes in liabilities from financing activities

	2019
	Financial liabilities at fair value through profit or loss	Lease liabilities (including current portion)	Liabilities from financing activities-gross
January 1	$30,469	$83	$30,552
Changes in cash flow from financing activities	25,000	(193)	24,807
Net exchange differences	—	13	13
Change in fair value through profit and loss	936	—	936
Changes in other non-cash items – additions	—	523	523
December 31	$56,405	$426	$56,831
	2020
	Financial liabilities at fair value through profit or loss	Lease liabilities (including current portion)	Liabilities from financing activities-gross
January 1	$56,405	$426	$56,831
Changes in cash flow from financing activities	50,000	(305)	49,695
Net exchange differences	—	18	18
Change in fair value through profit and loss	2,022	—	2,022
Changes in other non-cash items – additions	—	201	201
December 31	$108,427	$340	$108,767
	2021
	Financial liabilities at fair value through profit or loss	Lease liabilities (including current portion)	Liabilities from financing activities-gross
January 1	$108,427	$340	$108,767
Changes in cash flow from financing activities	—	(393)	(393)
Net exchange differences	—	13	13
Change in fair value through profit and loss	150,745	—	150,745
Change in fair value through other comprehensive income	58	—	58
Changes in other non-cash items – additions	—	678	678
December 31	$259,230	$638	$259,868

7.
Related Party Transactions

7(1)
Names of related parties and relationship

Names of related parties	Relationship with the Group
CyberLink Corp. (CyberLink)	Other related party (Significant influence over the reporting entity)
CyberLink Inc. (CyberLink-Japan)	Other related party (Subsidiary of CyberLink)

7(2)
Significant related party transactions

A.
Revenue

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Service revenue:
CyberLink	$7	$27	$35
Sales of services are negotiated with related parties based on agreed-upon agreement and the conditions and payment terms are same as third parties.
B.
Other receivables

	December 31, 2020	December 31, 2021
CyberLink	$15	$—
Other receivables are mainly from receivables that were paid and received on behalf of others.
C.
Other payables

	December 31, 2020	December 31, 2021
CyberLink	$58	$44
CyberLink-Japan	27	29
	$85	$73
Other payables are mainly expenses from professional service, rental and payments on behalf of others.
D.
Operating expenses

	Description	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
CyberLink	Management service fee	$268	$157	$128
CyberLink-Japan	Management service fee	83	—	—
Other related parties	Management service fee	10	—	—
		$361	$157	$128
CyberLink provides support and assistance in legal services, network infrastructure and equipment maintenance services, marketing activity supports and employee training programs. Starting from 2015, the fees for CyberLink’s services were charged based on the actual costs and expenses. Starting from 2019, the original service agreement had been terminated, and the Company entered into another service agreement instead. Based on the new contract, the service fees are calculated based on the agreed-upon hourly rate which are NTD 1,000, NTD 900, NTD 750, and NTD 700, respectively. The conditions and payment terms are same as third parties.

E.
Lease transactions — lessee/rent expense

(a)
The Group leases offices from CyberLink and CyberLink-Japan. Rental contracts are typically made for periods of 1~2 years. The rents were paid to CyberLink and CyberLink-Japan at the beginning of next month and each quarter, respectively.

(b)
Rent expense

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
CyberLink-Japan	$—	$91	$99

(c)
Acquisition of right-of-use assets:

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
CyberLink	$391	$—	$530

(d)
Lease liabilities

i.
Outstanding balance:

	December 31, 2020	December 31, 2021
Total lease liabilities	$108	$429
Less: Current portion (shown as ‘current lease liabilities’)	(108)	(268)
	$—	$161

ii.
Interest expense

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
CyberLink	$4	$4	$4

7(3)
Key management compensation

	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Salaries and other short-term employee benefits	$1,598	$1,691	$1,711
Share-based payment	101	83	314
Post-employment benefits	13	11	12
	$1,712	$1,785	$2,037

8.
Pledged Assets

None.
9.
Significant Contingent Liabilities and Unrecognized Contract Commitments

9(1)
Contingencies

None.
9(2)
Commitments

Except for Notes 6(4), 6(6) and 7(2), there is no other significant commitments.
10.
Significant Disaster Loss

None.

11.
Significant Events After the Balance Sheet Date

On March 3, 2022, Provident Acquisition Corp. (“PAQC”) , a blank check company incorporated as a Cayman Islands exempted company with limited liability entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Company, and two of the company’s newly formed wholly-owned direct subsidiaries, Beauty Corp. (“Merger Sub 1”), and Fashion Corp. (“Merger Sub 2”). Pursuant to the Merger Agreement, (i) Merger Sub 1 shall be merged with and into PAQC, whereupon the separate corporate existence of Merger Sub 1 shall cease and PAQC shall be the surviving company and continue its existence as a wholly-owned subsidiary of the Company (First Merger). (ii) Immediately after the consummation of the First Merger, PAQC (as the surviving company of the First Merger) shall be merged with and into Merger Sub 2, whereupon the separate corporate existence of PAQC shall cease and Merger Sub 2 shall be the surviving company and continue its existence as a wholly-owned Subsidiary of the Company (Second Merger). The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing (as defined in the Merger Agreement) is subject to certain conditions as further described in the Merger Agreement.
Concurrently with the execution of the Merger Agreement, PAQC, the Company and Sponsor have entered into a Sponsor Letter Agreement, pursuant to which the Company will issue ordinary shares 5,415,000 shares to the Sponsor as Promote Shares at the Closing of the Merger.
Concurrently with the execution of the Merger Agreement, certain investors (the “PIPE Investors”) have entered into certain share subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to subscribe for and purchase the Company’s ordinary shares at $ 10.00 per share for an aggregate purchase price of $ 50,000 (the “PIPE Financing”). Under the PIPE Subscription Agreements, the obligations of the parties to consummate the PIPE Financing are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties.
12.
Others

12(1)
Coronavirus pandemic

Starting from January 2020, it was reported that a novel strain of coronavirus, later named COVID-19, spread worldwide. While the Group has not noted significant negative impact to the results of operations in 2020 and 2021, the extent to which COVID-19 impacts the business and financial results of the Group in the longer term will depend on future developments, which are uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. The Group will continue to evaluate the impact on the results of operation and financial position of the Group and react actively as the situation evolves.
12(2)
Capital management

The Group’s objectives of capital management are to ensure the Group’s sustainable operation and to maintain an optimal capital structure to reduce the cost of capital and provide returns for shareholders. In order to maintain or adjust to optimal capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt. The Group monitors capital on the basis of the gearing ratio. This ratio is calculated as total liabilities divided by total equity.
As of December 31, 2020 and 2021, the Group’s gearing ratios are as follows:
	December 31, 2020	December 31, 2021
Total liabilities	$121,979	$279,346
Total equity	($35,743)	($190,442)
Gearing ratio	(3.41)	(1.47)

12(3)
Financial instruments

A.
Financial instruments by category

	December 31, 2020	December 31, 2021
Financial assets
Financial assets at amortised cost
Cash and cash equivalents	$79,018	$80,453
Accounts receivable	5,509	6,568
Other receivables (including related parties)	25	6
Guarantee deposits paid	106	135
	$84,658	$87,162
	December 31, 2020	December 31, 2021
Financial liabilities
Financial liabilities at fair value through profit or loss
Financial liabilities designated as at fair value through profit or loss	$108,427	$259,230
Financial liabilities at amortised cost
Other payables (including related parties)	$7,049	$8,779
Guarantee deposits received	27	28
	$7,076	$8,807
Lease liabilities	$340	$638

B.
Financial risk management policies

(a)
The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial position and financial performance.

(b)
Risk management is carried out by a central treasury department (the Group’s finance department) under policies approved by the Board of Directors. The Group’s finance department identifies, evaluates and hedges financial risks in close co-operation with the Group’s operating units. The Board has written principles for overall risk management, as well as written policies covering specific areas and matters, such as foreign exchange risk, interest rate risk, credit risk, use of derivative and non-derivative financial instruments, and investment of excess liquidity.

C.
Significant financial risks and degrees of financial risks

(a)
Market risk

Foreign exchange risk
i.
The Group operates internationally and is exposed to exchange rate risk arising from the transactions of the Company and its subsidiaries used in various functional currency, primarily with respect to the NTD, RMB, JPY and EUR. Exchange rate risk arises from future commercial transactions and recognized assets and liabilities.

ii.
The Group’s business involves some non-functional currency operations (the Company’s and certain subsidiaries’ functional currency: USD; other certain subsidiaries’ functional currency: NTD, JPY and RMB). Significant financial assets and liabilities denominated in foreign currencies are as follows:

	December 31, 2020
					Sensitivity analysis
	Foreign currency amount (in thousands)	Exchange rate	Functional currency	Book value (USD)	Degree of variation	Effect on profit or loss
Financial assets
Monetary items
USD:NTD	$10,042	28.48	$285,996	$10,042	1%	$100
HKD:NTD	541	3.67	1,985	70	1%	1
EUR:NTD	949	35.02	33,234	1,167	1%	12
RMB:NTD	3,548	4.38	15,540	546	1%	5
JPY:NTD	184,537	0.28	51,670	1,814	1%	18
Monetary items
USD:JPY	122	103.08	12,576	122	1%	1
USD:RMB	54	6.51	352	54	1%	1
	December 31, 2021
					Sensitivity analysis
	Foreign currency amount (in thousands)	Exchange rate	Functional currency	Book value (USD)	Degree of variation	Effect on profit or loss
Financial assets
Monetary items
USD:NTD	$13,774	27.68	$381,264	$13,774	1%	$138
EUR:NTD	1,888	31.32	59,132	2,136	1%	21
JPY:NTD	279,248	0.24	67,020	2,421	1%	24
Financial liabilities
Monetary items
USD:JPY	248	115.09	28,542	248	1%	2
USD:RMB	79	6.37	503	79	1%	1

iii.
The total exchange loss, including realised and unrealised, arising from significant foreign exchange variation on the monetary items held by the Group for the years ended December 31, 2019, 2020 and 2021, amounted to $ 237, $ 770 and $ 893, respectively.

(b)
Credit risk

i.
Credit risk refers to the risk of financial loss to the Group arising from default by the clients or counterparties of financial instruments on the contract obligations. The main factor is that counterparties could not repay in full the accounts receivable based on the agreed terms and the financial assets at amortised cost.

ii.
The Group manages their credit risk taking into consideration the entire group’s concern. For banks and financial institutions, only independently rated parties with a minimum rating of ‘A’ are accepted. According to the Group’s credit policy, each local entity in the Group is responsible for managing and analysing the credit risk for each of their new clients before standard payment and delivery terms and conditions are offered. Internal risk control assesses the credit quality of the customers, taking into account their financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by the Board of Directors. The utilisation of credit limits is regularly monitored.
iii.
The default occurs when the contract payments are past due over 180 days.

iv.
The Group adopts following assumptions under IFRS 9 to assess whether there has been a significant increase in credit risk on that instrument since initial recognition:

If the contract payments were past due over 30 days based on the terms, there has been a significant increase in credit risk on that instrument since initial recognition.
v.
The Group classifies customers’ accounts receivable in accordance with geographic area and credit rating of customer. The Group applies the modified approach to estimate expected credit loss under the provision matrix basis.

vi.
The Group used the territory economic forecasts to adjust historical and timely information to assess the default possibility of accounts receivable.

vii.
The loss amounts of accounts receivable allowance using simplified method were not significant, thus, the loss was not recognized as at December 31, 2019, 2020 and 2021.

(c)
Liquidity risk

i.
Cash flow forecasting is performed in the operating entities of the Group and aggregated by the Group’s finance department. The Group’s finance department monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs.

ii.
Surplus cash held by the operating entities over and above balance required for working capital management are transferred to the Group’s finance department. The Group’s finance department invests surplus cash in interest bearing current accounts and time deposits, choosing instruments with appropriate maturities or sufficient liquidity to provide sufficient head-room as determined by the above-mentioned forecasts. As at December 31, 2020 and 2021, the Group held money market position of $ 71,115 and $ 78,391, respectively, which are expected to readily generate cash inflows for managing liquidity risk.

iii.
The table below analyses the Group’s non-derivative financial liabilities based on the remaining period at the balance sheet date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows.

Non-derivative financial liabilities: December 31, 2020	Less than 1 year	Between 2 and 5 years	Over 5 years
Financial liabilities at fair value through profit or loss	$—	$—	$108,427
Other payables (including related parties)	7,049	—	—
Lease liabilities (Note)	229	116	—
Guarantee deposits received	—	27	—
Non-derivative financial liabilities: December 31, 2021	Less than 1 year	Between 2 and 5 years	Over 5 years
Financial liabilities at fair value through profit or loss	$—	$259,230	$—
Other payables (including related parties)	8,779	—	—
Lease liabilities (Note)	456	190	—
Guarantee deposits received	—	28	—
Note: The amount included the interest of estimated future payments.

12(4)
Fair value information

A.
The different levels that the inputs to valuation techniques are used to measure fair value of financial and non-financial instruments have been defined as follows:

Level 1:
Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date. A market is regarded as active where a market in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3:
Unobservable inputs for the asset or liability. The fair value of the Group’s compound instrument such as convertible preference shares is included in Level 3.

B.
The carrying amounts of the Group’s financial instruments not measured at fair value (including cash and cash equivalents, current financial assets at amortised cost, accounts receivable, other receivables (including related parties), guarantee deposits paid, accounts payable, other payables (including related parties) and guarantee deposits received) are approximate to their fair values.

C.
The related information of financial instruments measured at fair value by level on the basis of the nature, characteristics and risks of the liabilities at December 31, 2020 and 2021 are as follows:

(a)
The related information of natures of the liabilities is as follows:

December 31, 2020	Level 1	Level 2	Level 3	Total
Liabilities
Recurring fair value measurements
Financial liabilities at fair value through profit or loss
Compound instrument:
Convertible preference shares	$—	$—	$108,427	$108,427
December 31, 2021	Level 1	Level 2	Level 3	Total
Liabilities
Recurring fair value measurements
Financial liabilities at fair value through profit or loss
Compound instrument:
Convertible preference shares	$—	$—	$259,230	$259,230

(b)
The methods and assumptions the Group used to measure fair value are as follows:

i.
Except those mentioned in point (ii) below, the carrying amounts of the Group’s financial instruments not measured at fair value (including cash and cash equivalents, accounts receivable, other receivables, notes payable, accounts payable and other payables) approximate to their fair values. The fair value information of financial instruments measured at fair value is provided in Note 12(3).

ii.
The methods and assumptions of fair value measurement are as follows:

Preference share liabilities
The fair value measurement takes the following 2 methods into account:
(1)
The recent fund raising prices as the first priority consideration if applicable.

(2)
If there are no recent fund raising prices as applicable, using market approach by considering market comparable entities and income approach to calculate total equity value first, and conduct equity value allocation via option pricing model under different scenarios (IPO and liquidation) to calculate probability weighted value of all classes of equities (including preference shares).

D.
The following chart is the movement of Level 3 for the years ended December 31, 2020 and 2021:

	2020	2021
	Compound instrument: Convertible preference shares	Compound instrument: Convertible preference shares
At January 1	$56,405	$108,427
Gains and losses recognized in profit or loss
Recorded as non-operating income and expenses	2,022	150,745
Gains and losses recognized in other comprehensive income
Recorded as credit risk changes in financial instrument through other comprehensive income	—	58
Issued in the period	50,000	—
At December 31	$108,427	$259,230

E.
For the years ended December 31, 2020 and 2021, there was no transfer into or out from Level 3.

F.
The following is the qualitative information of significant unobservable inputs and sensitivity analysis of changes in significant unobservable inputs to valuation model used in Level 3 fair value measurement:

	Fair value at December 31, 2020	Valuation technique	Significant unobservable input	Relationship of inputs to fair value
Compound instrument:
Convertible preference shares	$108,427	Market approach	Discount for lack of marketability	The higher the discount for lack of marketability, the lower the fair value
	Fair value at December 31, 2021	Valuation technique	Significant unobservable input	Relationship of inputs to fair value
Compound instrument:
Convertible preference shares	$259,230	Market approach	Discount for lack of marketability	The higher the discount for lack of marketability, the lower the fair value
		Income approach	Weighted average cost of capital	The higher the weighted average cost of capital, the lower the fair value
		Income approach	Exit multiple	The higher the exit multiple, the higher the fair value

The Company applied both market approach and income approach for valuation in 2021 due to the following facts:
1.
The Company has no recent fund raising prices as applicable in 2021.

2.
The Company has made decision and planned to become a listed company in the US capital market via merger transaction in July 2021. Hence, market approach by considering market comparable entities starts to be applicable for such circumstance. Please refer to Note 11 for the details of merger transaction.

3.
Considering the distinctness of the services and operations providing by the Company, there are seldom comparable entities provide exactly the same services and operations as the Company does. Hence, the Company took income approach into account as well.

4.
The market approach and income approach were used by giving a 50% weighting for both. The results under both approaches were immaterially deviated from each other which was below 30% difference range.

5.
The discount for lack of marketability was 10% as at December 31, 2021. The discount for lack of marketability was embedded in the recent fund raising price as at December 31, 2020.

6.
The weighted average cost of capital was 13.73% as at December 31, 2021.

7.
The exit multiple was 6.93 times as at December 31, 2021.

G.
The Group has carefully assessed the valuation models and assumptions used to measure fair value. However, use of different valuation models or assumptions may result in different measurement. The following is the effect of profit or loss from financial liabilities categorised within Level 3 if the inputs used to valuation models have changed:

			December 31, 2020
			Recognized in profit or loss
	Input	Change	Favourable change	Unfavourable change
Financial liabilities
Convertible preference shares	Discount for lack of marketability	±1%	$1,084	($1,084)
			December 31, 2021
			Recognized in profit or loss
	Input	Change	Favourable change	Unfavourable change
Financial liabilities
Convertible preference shares	Discount for lack of marketability	±1%	$2,738	($2,763)
	Weighted average cost of capital	±1%	$4,556	($4,386)
	Exit multiple	±1%	$1,212	($1,212)

13.
Segment Information

13(1)
General information

Although the Group has multiple operating segments by geography, the management takes the aggregation criteria outlined in Paragraphs 11 to 14 of IFRS 8 into consideration to decide the reportable operating segments. In light of the qualitative and quantitative criteria, the Group concluded that it has only one reportable operating segment.

13(2)
Geographical information

Geographical information for the years ended December 31, 2019, 2020 and 2021 is as follows:
	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
	Revenue	Revenue	Revenue
United States	$12,282	$14,965	$20,173
Japan	2,677	3,236	4,520
France	2,245	3,219	3,206
Others	5,726	8,453	12,861
	$22,930	$29,873	$40,760
Geographical information on the revenue shows the location in which sales were generated. Non-current assets amounted to $ 884 and $ 1,127 as of December 31, 2020 and 2021, respectively. Substantially all of the Company’s non-current assets, including property, plant and equipment, right-of-use assets and intangible assets, are located in Taiwan.
13(3)
Major customer information

Major customer information of the Group (exceed 10% of revenue) for the years ended December 31, 2019, 2020 and 2021 is as follows:
	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
	Revenue	Revenue	Revenue
Client A	$3,566	$5,708	$5,869
Client B	3,175	393	219

PERFECT CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2021 AND JUNE 30, 2022
(Expressed in thousands of United States dollars)
		December 31, 2021	June 30, 2022
Assets	Notes	Amount	Amount
Current assets
Cash and cash equivalents	6(1)	$80,453	$82,773
Current contract assets		—	1,964
Accounts receivable	6(2)	6,568	7,607
Other receivables		6	28
Other receivables – related parties	7	—	2
Current income tax assets		63	63
Inventories		88	52
Other current assets		299	146
Total current assets		87,477	92,635
Non-current assets
Property, plant and equipment	6(3)	407	390
Right-of-use assets	6(4) and 7	620	431
Intangible assets	6(5)	100	108
Deferred income tax assets		165	139
Guarantee deposits paid		135	129
Total non-current assets		1,427	1,197
Total assets		$88,904	$93,832
The accompanying notes are an integral part of these consolidated financial statements.

PERFECT CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS (Continued)
DECEMBER 31, 2021 AND JUNE 30, 2022
(Expressed in thousands of United States dollars)
		December 31, 2021	June 30, 2022
Liabilities and Equity	Notes	Amount	Amount
Current liabilities
Current contract liabilities	6(14)	$9,021	$10,418
Other payables	6(7)	8,706	8,088
Other payables – related parties	7	73	51
Current tax liabilities		104	133
Current provisions	6(8)	1,058	1,495
Current lease liabilities	7	449	348
Other current liabilities		384	136
Total current liabilities		19,795	20,669
Non-current liabilities
Non-current financial liabilities at fair value through profit or loss	6(6)	259,230	230,863
Non-current lease liabilities	7	189	77
Net defined benefit liability, non-current		104	97
Guarantee deposits received		28	26
Total non-current liabilities		259,551	231,063
Total liabilities		279,346	251,732
Equity
Capital stock
Common stock	6(11)	30,152	32,815
Capital surplus	6(12)	2,871	6,806
Retained earnings
Accumulated deficit	6(13)	(224,097)	(197,145)
Other equity interest		632	(376)
Total equity		(190,442)	(157,900)
Total liabilities and equity		$88,904	$93,832
The accompanying notes are an integral part of these consolidated financial statements.

PERFECT CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2022
(Expressed in thousands of United States dollars)
		Six months ended June 30
		2021	2022
Items	Notes	Amount	Amount
Revenue	6(14) and 7	$17,288	$23,379
Costs of sales and services	6(9)(19)(20)	(2,594)	(3,282)
Gross profit		14,694	20,097
Operating expenses	6(4)(9)(19)(20) and 7
Sales and marketing expenses		(10,761)	(12,087)
General and administrative expenses		(1,133)	(4,700)
Research and development expenses		(4,184)	(5,358)
Total operating expenses		(16,078)	(22,145)
Operating loss		(1,384)	(2,048)
Non-operating income and expenses
Interest income	6(15)	65	178
Other income	6(16)	9	11
Other gains and losses	6(6)(17)	(1,695)	28,977
Finance costs	6(4)(18) and 7	(3)	(5)
Total non-operating income and expenses		(1,624)	29,161
(Loss) income before income tax		(3,008)	27,113
Income tax expense	6(21)	(137)	(161)
Net (loss) income		($3,145)	$26,952
Other comprehensive income (loss)
Components of other comprehensive loss that will not be reclassified to profit or loss
Credit risk changes in financial instrument – Preference shares	6(6)	$—	($7)
Components of other comprehensive income (loss) that will be reclassified to profit or loss
Exchange differences arising on translation of foreign operations		107	(1,001)
Other comprehensive income (loss), net		$107	($1,008)
Total comprehensive (loss) income		($3,038)	$25,944
Net (loss) income, attributable to:
Shareholders of the parent		($3,145)	$26,952
Total comprehensive (loss) income attributable to:
Shareholders of the parent		($3,038)	$25,944
(Loss) earnings per share	6(22)
Basic (loss) earnings per share		($0.011)	$0.083
Diluted loss per share		($0.011)	($0.003)
The accompanying notes are an integral part of these consolidated financial statements.

PERFECT CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF
CHANGES IN EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2022
(Expressed in thousands of United States dollars)
		Equity attributable to owners of the parent
			Capital surplus			Other equity interest
	Notes	Common stock	Additional paid-in capital	Employee stock options	Accumulated deficit	Exchange differences arising on translation of foreign operations	Credit risks changes in financial instrument- Preference shares	Total
Year 2021
Balance at January 1, 2021		$29,840	$125	$946	($67,221)	$567	$—	($35,743)
Net loss for the period		—	—	—	(3,145)	—	—	(3,145)
Other comprehensive income for the period		—	—	—	—	107	—	107
Total comprehensive (loss) income		—	—	—	(3,145)	107	—	(3,038)
Share-based payment transactions	6(10)	—	—	86	—	—	—	86
Balance at June 30, 2021		$29,840	$125	$1,032	($70,366)	$674	$—	($38,695)
Year 2022
Balance at January 1, 2022		$30,152	$308	$2,563	($224,097)	$690	($58)	($190,442)
Net income for the period		—	—	—	26,952	—	—	26,952
Other comprehensive loss for the period	6(6)	—	—	—	—	(1,001)	(7)	(1,008)
Total comprehensive income (loss)		—	—	—	26,952	(1,001)	(7)	25,944
Share-based payment transactions	6(10)	—	—	1,006	—	—	—	1,006
Employee stock options exercised	6(10)	2,663	5,447	(2,518)	—	—	—	5,592
Balance at June 30, 2022		$32,815	$5,755	$1,051	($197,145)	($311)	($65)	($157,900)
The accompanying notes are an integral part of these consolidated financial statements.

PERFECT CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2022
(Expressed in thousands of United States dollars)
		Six months ended June 30
	Notes	2021	2022
CASH FLOWS FROM OPERATING ACTIVITIES
(Loss) profit before tax		($3,008)	$27,113
Adjustments
Adjustments to reconcile (loss) profit
Depreciation expense	6(3)(4)(19)	285	357
Amortisation expense	6(5)(19)	24	31
Interest income	6(15)	(65)	(178)
Interest expense	6(4)(18)	3	5
Net loss (gain) on financial liabilities at fair value through profit or loss	6(6)(17)	1,129	(28,374)
Employees’ stock option cost	6(10)(20)	86	1,006
Changes in operating assets and liabilities
Changes in operating assets
Accounts receivable		1,505	(1,283)
Contract assets		—	(2,038)
Other receivables		7	(3)
Other receivables – related parties		15	(2)
Inventories		—	36
Other current assets		(56)	145
Changes in operating liabilities
Current contract liabilities		3,272	1,973
Other payables		(509)	(137)
Other payables – related parties		37	(15)
Other current liabilities		(16)	(215)
Current provisions		387	529
Net defined benefit liability, non-current		—	1
Cash inflow (outflow) generated from operations		3,096	(1,049)
Interest received		62	159
Interest paid		(3)	(5)
Income tax paid		(361)	(111)
Net cash flows from (used in) operating activities		2,794	(1,006)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	6(3)	(67)	(137)
Acquisition of intangible assets	6(5)	—	(46)
Increase in guarantee deposits paid		(19)	—
Net cash flows used in investing activities		(86)	(183)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of principal portion of lease liabilities	6(4)(23)	(218)	(255)
Employee stock options exercised	6(10)	—	5,592
Net cash flows (used in) from financing activities		(218)	5,337
Effects of exchange rates changes on cash and cash equivalents		226	(1,828)
Net increase in cash and cash equivalents		2,716	2,320
Cash and cash equivalents at beginning of period		79,018	80,453
Cash and cash equivalents at end of period		$81,734	$82,773
The accompanying notes are an integral part of these consolidated financial statements.

PERFECT CORP. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED INTERIM
CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS PERIODS ENDED JUNE 30, 2021 AND 2022
(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT AS
OTHERWISE INDICATED)
1.   History and Organisation
Perfect Corp. (the “Company”) was incorporated in Cayman Islands with limited liability on February 13, 2015. The Company and its subsidiaries (collectively referred herein as the “Group”) are primarily engaged in the design, development and sales of applications and internet social platform. The apps which mainly developed and operated by the Company were YouCam Makeup, YouCam Perfect, YouCam Fun and YouCam Nails.
2.   The Date of Authorisation for Issuance of the Financial Statements and Procedures for Authorisation
These unaudited condensed interim consolidated financial statements were authorised for issuance by the Board of Directors on August 26, 2022.
3.   Application of New Standards, Amendments and Interpretations
3(1)
New and amended standards adopted by the Group

New standards, interpretations and amendments issued by International Accounting Standards Board (the “IASB”) effective from 2022 are as follows:
New Standards, Interpretations and Amendments	Effective date by IASB
Amendments to IFRS 3, ‘Reference to the conceptual framework’	January 1, 2022
Amendments to IAS 16, ‘Property, plant and equipment: proceeds before intended use’	January 1, 2022
Amendments to IAS 37, ‘Onerous contracts – cost of fulfilling a contract’	January 1, 2022
Annual improvements to IFRS Standards 2018 – 2020	January 1, 2022
The above standards and interpretations did not have significant impact to the Group’s financial condition and financial performance based on the Group’s assessment.
3(2)
New and revised International Financial Reporting Standards not yet adopted

New and amendments to IFRSs which have been published but are not mandatory for the financial period ending June 30, 2022 are listed below:
New Standards, Interpretations and Amendments	Effective date by IASB
Amendments to IFRS 10 and IAS 28, ‘Sale or contribution of assets between an investor and its associate or joint venture’	To be determined by IASB
Amendments to IAS 1, ‘Classification of liabilities as current or non-current’	January 1, 2023
Amendments to IAS 1, ‘Disclosure of accounting policies’	January 1, 2023
Amendments to IAS 8, ‘Definition of accounting estimates’	January 1, 2023
Amendments to IAS 12, ‘Deferred tax related to assets and liabilities arising from a single transaction’	January 1, 2023
The above standards and interpretations are not expected to have significant impact to the Group’s financial position and financial performance based on the Group’s assessment.

4.
Summary of Significant Accounting Policies

The unaudited condensed interim consolidated financial statements reflect all adjustments that, in the opinion of management, are necessary for a fair statement of the results of operations for the interim period. All such adjustments to the financial information are of a normal, recurring nature. Accordingly, these unaudited condensed interim consolidated financial statements are to be read in conjunction with the annual financial statements for the year ended December 31, 2021. The principal accounting policies applied in the preparation of these unaudited condensed interim consolidated financial statements are disclosed in financial statements for the year ended December 31, 2021 and have been consistently applied to all the periods presented, except for the adoption of new and amended standards as set out below and Note 3(1).
4(1)
Compliance statement

These unaudited condensed interim consolidated financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting as issued by the IASB.
4(2)
Basis of preparation

A.
The Group has accumulated deficit of $197,145 as of June 30, 2022. Taking into account the amount of cash and cash equivalents on hand as of June 30, 2022, and the redemption right of Series A, Series B and Series C Preferred Shares, the Group will have sufficient funds to support its operations for the next 12 months from the issuance of these unaudited condensed interim consolidated financial statements. As a result, the unaudited condensed interim consolidated financial statements are prepared on a going concern basis.

B.
Except for the following items, the unaudited condensed interim consolidated financial statements have been prepared under the historical cost convention:

(a)
Financial assets and financial liabilities (including derivative instruments) at fair value through profit or loss.

(b)
Defined benefit liabilities recognised based on the net amount of pension fund assets less present value of defined benefit obligation.

C.
The preparation of unaudited condensed interim consolidated financial statements in conformity with IAS 34 Interim Financial Reporting requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the unaudited condensed interim consolidated financial statements are disclosed in Note 5.

4(3)
Basis of consolidation

A.
Basis for preparation of unaudited condensed interim consolidated financial statements:

(a)
All subsidiaries are included in the Group’s unaudited condensed interim consolidated financial statements. Subsidiaries are all entities (including structured entities) controlled by the Group. The Group controls an entity when the Group is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Consolidation of subsidiaries begins from the date the Group obtains control of the subsidiaries and ceases when the Group loses control of the subsidiaries.

(b)
Inter-company transactions, balances and unrealised gains or losses on transactions between companies within the Group are eliminated. Accounting policies of subsidiaries have been adjusted where necessary to ensure consistency with the policies adopted by the Group.

(c)
When the Group loses control of a subsidiary, the Group remeasures any investment retained in the former subsidiary at its fair value. That fair value is regarded as the fair value on initial recognition of a financial asset or the cost on initial recognition of the associate or joint venture. Any difference between fair value and carrying amount is recognised in profit or loss. All amounts previously recognised in other comprehensive income in relation to the subsidiary are reclassified to profit or loss on the same basis as would be required if the related assets or liabilities were disposed of. That is, when the Group loses control of a subsidiary, all gains or losses previously recognised in other comprehensive income in relation to the subsidiary should be reclassified from equity to profit or loss, if such gains or losses would be reclassified to profit or loss when the related assets or liabilities are disposed of.

B.
Subsidiaries included in the unaudited condensed interim consolidated financial statements:

			Ownership (%)
Name of investor	Name of subsidiary	Main business activities	December 31, 2021	June 30, 2022
The Company	Perfect Mobile Corp. (Taiwan)	Design, development, marketing and sales of mobile applications	100%	100%
The Company	Perfect Corp. (USA)	Marketing and sales of mobile applications	100%	100%
The Company	Perfect Corp. (Japan)	Marketing and sales of mobile applications	100%	100%
The Company	Perfect Corp. (Shanghai)	Marketing and sales of mobile applications	100%	100%
The Company	Perfect Mobile Corp.(B.V.I.)	Investment activities	100%	100%
The Company	Beauty Corp.	For business combination purpose via SPAC transaction	100%	100%
The Company	Fashion Corp.	For business combination purpose via SPAC transaction	100%	100%

C.
Subsidiaries not included in the unaudited condensed interim consolidated financial statements:

None.
D.
Adjustments for subsidiaries with different balance sheet dates:

None.
E.
Significant restrictions:

None.
F.
Subsidiaries that have non-controlling interests that are material to the Group:

None.
5.
Critical Accounting Judgements, Estimates and Key Sources of Assumption Uncertainty

There have been no significant changes with regards to critical accounting judgements, estimates and key sources of assumption uncertainty as of June 30, 2022. Please refer to Note 5 in the consolidated financial statements for the year ended December 31, 2021.

6.
Details of Significant Accounts

6(1)
Cash and cash equivalents

	December 31, 2021	June 30, 2022
Petty cash	$1	$1
Checking accounts	1,882	688
Demand deposits	38,591	29,075
Time deposits	39,800	52,800
Others	179	209
	$80,453	$82,773
The Group transacts with a variety of financial institutions all with high credit quality to disperse credit risk, so it expects that the probability of counterparty default is remote.
6(2)
Accounts receivable

	December 31, 2021	June 30, 2022
Accounts receivable	$6,568	$7,607

A.
The ageing analysis of accounts receivable is as follows:

	December 31, 2021	June 30, 2022
Not past due	$5,773	$5,291
Up to 30 days	508	240
31 to 90 days	121	1,448
91 to 180 days	138	569
Over 181 days	28	59
	$6,568	$7,607
The above ageing analysis was based on days overdue.
B.
As at December 31, 2021 and June 30, 2022, accounts receivable were all from contracts with customers.

C.
As at December 31, 2021 and June 30, 2022, without taking into account other credit enhancements, the maximum exposure to credit risk in respect of the amount that best represents the Group’s accounts receivable was $6,568 and $7,607, respectively.

D.
Information relating to credit risk of accounts receivable is provided in Note 11(3).

6(3)
Property, plant and equipment

	Leasehold Improvements	Machinery	Office Equipment	Total
At December 31, 2021
Cost	$516	$552	$48	$1,116
Accumulated depreciation	(393)	(296)	(20)	(709)
	$123	$256	$28	$407
At January 1, 2022	$123	$256	$28	$407
Additions	37	100	—	137
Depreciation expense	(61)	(61)	(5)	(127)
Net exchange differences	(7)	(19)	(1)	(27)
Closing net book amount	$92	$276	$22	$390

	Leasehold Improvements	Machinery	Office Equipment	Total
At June 30, 2022
Cost	$517	$610	$46	$1,173
Accumulated depreciation	(425)	(334)	(24)	(783)
	$92	$276	$22	$390

The Group has no property, plant and equipment pledged to others.
6(4)
Leasing arrangements — lessee

A.
The Group’s leases various assets including buildings and business vehicles. Rental contracts are typically made for periods of 2 to 3 years. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. Except that leased assets may not be used as security for borrowing purposes, leased assets may not be subleased, sold or borrowed to others or corporates in any methods.

B.
Short-term leases with a lease term of 12 months or less comprise offices located in the United States, Japan, China and France. For the six months ended June 30, 2021 and 2022, payments of lease commitments for short-term leases amounted to $291 and $276, respectively.

C.
The carrying amount of right-of-use assets and the depreciation charge are as follows:

	December 31, 2021	Year ended December 31, 2021	June 30, 2022	Six months ended June 30, 2022
	Carrying amount	Depreciation charge	Carrying amount	Depreciation charge
Buildings	$521	$339	$304	$187
Business vehicles	99	50	127	43
	$620	$389	$431	$230

D.
For the six-month periods ended June 30, 2021 and 2022, the addition to right-of-use assets were $530 and $79,respectively.

E.
The information on profit and loss accounts relating to lease contracts is as follows:

	Six months ended June 30, 2021	Six months ended June 30, 2022
Items affecting profit or loss
Interest expense on lease liabilities	$3	$5
Expense on short-term lease contracts	185	198
	$188	$203

F.
For the six-month periods ended June 30, 2021 and 2022, the Group’s total cash outflow for leases were $406 and $458, respectively, including the interest expense on lease liabilities amounting to $3 and $5, expense on short-term lease contracts amounting to $185 and $198, and repayments of principal portion of lease liabilities amounting to $218 and $255, respectively.

6(5)
Intangible assets

	Software	Other intangible assets	Total
At December 31, 2021
Cost	$78	$82	$160
Accumulated amortisation	(33)	(27)	(60)
	$45	$55	$100
At January 1, 2022	$45	$55	$100
Additions	46	—	46
Amortisation charge	(18)	(13)	(31)
Net exchange differences	(4)	(3)	(7)
Closing net book amount	$69	$39	$108
At June 30, 2022
Cost	$117	$77	$194
Accumulated amortisation	(48)	(38)	(86)
	$69	$39	$108
Details of amortisation on intangible assets are as follows:
	Six months ended June 30, 2021	Six months ended June 30, 2022
Research and development expenses	$24	$31

6(6)
Financial liabilities at fair value through profit or loss

Items	December 31, 2021	June 30, 2022
Non-current items:
Financial liabilities designated as at fair value through profit or loss
Preference share liabilities	$105,469	$105,469
Add: Valuation adjustment	153,761	125,394
	$259,230	$230,863

A.
Amounts recognised in profit or loss and other comprehensive income in relation to financial liabilities at fair value through profit or loss are as follows:

	Six months ended June 30, 2021	Six months ended June 30, 2022
Net (losses) gains recognised in profit or loss
Financial liabilities designated as at fair value through profit or loss Preference share liabilities	($1,129)	$28,374
Net losses recognised in other comprehensive income
Financial liabilities designated as at fair value through profit or loss Preference share liabilities	$—	($7)

B.
As of June 30, 2022, the Company has issued a total of $105,000 of convertible preference shares with no maturity for five rounds in total. The details are as follows:

(a)
In the end of July 2017, the Company issued 31,427 thousand shares of convertible preference shares (Series A) which was converted from convertible bonds that the Company issued on November 9, 2016. The Company issued $10,000 of convertible bonds with an interest rate of 0% per annum. The bonds matured 0.81 years from November 9, 2016 to August 31, 2017 and would be redeemed in cash at the face value at the maturity date. The bondholders have the right to ask for conversion of the bonds into convertible preference shares of the Company. On July 7, 2017, the Board of Directors, during the meeting, resolved that if bondholders convert the bonds into the convertible preference shares before the end of July 2017, all of the original bondholders would be granted a stock warrant (Series A warrant) on a pari passu basis to purchase a certain quantity of additional preference shares at the initial conversion price, to be fully exercised prior to the end of May 2018. The Series A warrant could subscribe preference shares (Series A) at a 2 for 1 basis. The convertible bonds were fully converted into convertible preference shares (Series A) in the end of July 2017. However, the Company reissued stock warrants with same conditions to replace the initial stock warrants, which were exercisable by November 30, 2018, as resolved at the meeting of the Board of Directors on May 31, 2018.
(b)
On October 17, 2017, the Company issued 47,140 thousand shares of convertible preference shares (Series A-1) with a total issuance amount of $15,000.

(c)
On November 19, 2018, the Company issued 15,713 thousand shares of convertible preference shares (Series A) which were wholly-acquired by the holders of stock warrants (Series A warrant) with a total exercise price of $5,000. All series A warrants has been exercised.

(d)
On July 8, 2019, the Company issued 73,206 thousand shares of convertible preference shares (Series B) with a total issuance amount of $25,000.

(e)
On December 11, 2020, the Company issued 74,844 thousand shares of convertible preference shares (Series C-1 and C-2) with a total issuance amount of $50,000.

C.
The issuance of convertible preference shares by the Company amounting to $259,230 and $230,863 was recognised under ‘financial liabilities designated as at fair value through profit or loss on initial recognition’ on December 31, 2021 and June 30, 2022, respectively, due to their compound instrument feature.

D.
When the Company issued the convertible preference shares (Series C-1 and C-2), some of the issuance terms were amended. The initial convertible preference shareholders (Series A, Series A-1 and Series B) can apply the issuance terms retrospectively. Please refer to the Redemption rights section below for details.

E.
The rights, preferences and privileges of the preferred shares are as follows:

Liquidation preferences
(a)
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any Deemed Liquidation Event, the assets of the Company or the consideration of the Deemed Liquidation Event available for distribution to its shareholders, as the case may be, shall be distributed among the shareholders.

(b)
The convertible preference shares should be repaid first at 150% of the issuing price but with the residual value as the limit. The ranking of claims are holders of convertible preference shares (Series C), holders of convertible preference shares (Series B) and holders of convertible preference shares (Series A).

(c)
If a merger or reorganisation of the Company occurred, such events shall be deemed as Deemed Liquidation Event. The majority of convertible preference shareholders, voting as a single class, may elect not to apply the process of liquidation in the event of a Deemed Liquidation Event. Thus, if an uncertain event occurred in the future, the Company has a contractual obligation to deliver cash to convertible preference shareholders.

Conversion rights
(a)
The conversion price of the convertible preference shares is the initial acquisition price, and is subject to adjustments if the condition of the anti-dilution provision occurs subsequently. The conversion price will be reset based on the pricing model specified in the terms of conversion. Accordingly, the Company has a contractual obligation to deliver a variable number of its own equity instruments to convertible preference shareholders.

(b)
The convertible preference shareholders have the right to ask for conversion of the preference shares into common shares of the Company from the issuance date. The rights and obligations of the new shares converted from the preference shares are the same as the issued and outstanding common shares.

(c)
Without any action being required by the holder, each preferred share should automatically be converted into common shares (a) immediately upon the closing of an IPO, based on the applicable conversion price in effect at the time of the closing of such IPO; (b) at the election of holders of a majority of the preferred shares and their conversion shares if converted, voting as a single class on an as-converted to common share but not fully-diluted basis; or (c) if the Board of Directors duly approves in accordance with the shareholders agreement and these articles the commencement of an IPO process by the Company in Taiwan.

(d)
The diluted effect of preferred shares as of December 31, 2021 and June 30, 2022 was both 242,331 thousand shares.

Redemption rights
(a)
In the following events, the convertible preference shareholders have the right to require the Company to redeem convertible preference shares:

i.
Before 2026 ends, if the Company does not publicly issue shares at specific price, sell at least half of the business or the first majority shareholder sells its shares, the holders of convertible preference shares (Series C) could exercise its redeemable right;

ii.
If there’s any material breach by the Company, in contravention of any applicable laws, fraud or the main holders of convertible preference shares (Series B) exercise its redeemable rights, all the holders of convertible preference shares could exercise the redemption right;

iii.
If there’s any material breach by the Company of the Business Cooperation Agreement, then the main holders of convertible preference shares (Series B) should be entitled to the right to exercise its redeemable rights.

The principal terms of Business Cooperation Agreement are as follows:
(1)
The Company’s operations in mainland China should be discussed with the holder of convertible preference shares (Series B) before commencement, and the Company shall engage the holder of convertible preference shares (Series B) as the priority business partner.

(2)
If the following conditions are met, the holder of convertible preference shares (Series B) shall engage the Company as the priority business partner in beauty & cosmetic augmented reality business:

(i)
The Company maintains its position as leading company in the industry.

(ii)
The holder of convertible preference shares (Series B) holds more than 10% of the Company’s total shares.

iv.
If the Company or subsidiary in Taiwan violates the PRC Investment Regulation, the main holders of the convertible preference shares (Series C) could exercise the redemption right.

v.
At any time after the occurrence of any of the abovementioned events, any Series A Holder, Series B Holder and Series C Holder may give a written notice (Redemption Notice) to the Company requesting redemption by the Company of all or part of its Equity Securities in the Company in accordance terms and conditions set forth in the Shareholders Agreement. If any Series A Holder, Series B Holder or Series C Holder exercises its right to require redemption by the Company of its Equity Securities, the Company should notify all other Series A Holders, Series B Holders and Series C Holders within ten calendar days after receipt of the Redemption Notice, and such Series A Holders, Series B Holders and Series C Holders may within ten calendar days thereafter elect to request the Company to redeem any or all of the outstanding Equity Securities of the Company held by them.

(b)
The redemption price for each redemption share redeemed should be:

i.
In scenario i, ii and iv, the Company should redeem the preferred shares at the initial issuance price plus 8% compound interest and dividends declared not paid yet;

ii.
In scenario iii, the Company should redeem the preferred shares at the initial issuance price plus 20% interest and dividends declared not paid yet.

Voting rights
(a)
Each shareholder shall be entitled to cast the number of votes equal to the number of the common shares and the number of the common shares into which the preferred shares it holds are convertible as of the record date for determining the shareholders entitled to vote on such matter or, if no record date is specified, as of the date of such vote.

(b)
In the event that prior to the consummation of an IPO, the holders of at least a majority of the preferred shares on an as converted to common share but not fully-diluted basis (collectively, the “Dragging Shareholders”) approve a transaction or a series of related transactions, in which a person, or a group of related persons, acquires a majority of the equity securities, assets, undertaking or voting power of the Company (either by way of transfer, acquisition, merger, consolidation, scheme of arrangement, amalgamation or otherwise) at a specific price agreed in Series C Preferred Share Subscription Agreement, then each shareholder and the Company shall sell the equity securities of the Group.

Dividends
(a)
The Company should not declare, pay or set aside any dividends on shares unless preference shares holders has received non-cumulative dividends. The ranking of claims are holders of convertible preference shares (Series C), holders of convertible preference shares (Series B), holders of convertible preference shares (Series A), and the holders of common shares.

(b)
The non-cumulative dividends should be declared at the simple rate of four percent (4%) or of the amount each preferred shareholder would have received had the Company distributed the dividends to all shareholders on a pro rata basis, prior and in preference to any other shareholders, whichever is higher.

(c)
The dividends payable on each common share issuable upon the conversion of a preferred share, calculated on the record date for determination of holders entitled to receive such dividend.

Business Cooperation Agreement (Series B only)
The Company entered into a Business Cooperation Agreement with the main holders of convertible preference shares (Series B) under the initial preference share contract. In the event of any material breach of the Business Cooperation Agreement by the Group, the main holders of convertible preference shares (Series B) have the right to require the Company to redeem convertible preference shares at the initial issuance price plus 20% interest and dividends declared not paid yet.
6(7)
Other payables

	December 31, 2021	June 30, 2022
Employee bonus	$3,766	$4,027
Payroll	1,934	1,431
Professional service fees	1,358	1,238
Promotional fees	851	628
Sales VAT payables	225	193
Post and telecommunications expenses	178	190
Others	394	381
	$8,706	$8,088

6(8)
Provisions

Warranty
At December 31, 2021	$1,058
Additional provisions	529
Net exchange differences	(92)
At June 30, 2022	$1,495
Analysis of total provisions:
	December 31, 2021	June 30, 2022
Current	$1,058	$1,495
The Group enters into the contract with customers with warranties on services provided. The warranties (loss indemnification) provide customers with assurance that the related services will function as agreed by both parties. Provision for warranty is estimated based on historical warranty data, other known events and management’s judgement. The Group recognises such expenses within ‘Costs of sales and services’ when related services are provided. Any changes in industry circumstances might affect the provisions. Provisions shall be paid when the payment is actually claimed.
6(9)
Pensions

A.
Defined benefit plan

(a)
The Group’s subsidiary Perfect Mobile Corp. (Taiwan) was incorporated in Taiwan, which has a defined benefit pension plan in accordance with the Labor Standards Act, covering all regular foreign employees’ service years. Under the defined benefit pension plan, two units are accrued for each year of service for the first 15 years and one unit for each additional year thereafter, subject to a maximum of 45 units. Pension benefits are based on the number of units accrued and the average monthly salaries and wages of the last 6 months prior to retirement. Perfect Mobile Corp. (Taiwan) contributes monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan, the trustee, under the name of the independent retirement fund committee. Also, Perfect Mobile Corp. (Taiwan) would assess the balance in the aforementioned labor pension reserve account by December 31, every year. If the account balance is insufficient to pay the pension calculated by the aforementioned method, to the employees expected to qualify for retirement in the following year, Perfect Mobile Corp. (Taiwan) will make contributions for the deficit by next March.
(b)
For the aforementioned pension plan, the Group recognised pension costs of $ 1 and $ 2 for the six months ended June 30, 2021 and 2022, respectively.

(c)
Expected contributions to the defined benefit pension plans of Perfect Mobile Corp. (Taiwan) for the year ending December 31, 2022 amount to $5.

B.
Defined contribution plans

(a)
Perfect Mobile Corp. (Taiwan) has established a defined contribution pension plan (the “New Plan”) under the Labor Pension Act (the “Act”), covering all regular employees with R.O.C. nationality. Under the New Plan, Perfect Mobile Corp. (Taiwan) contributes monthly an amount based on 6% of the employees’ monthly salaries and wages to the employees’ individual pension accounts at the Bureau of Labor Insurance. The benefits accrued are paid monthly or in lump sum upon termination of employment.

(b)
The pension costs under defined contribution pension plan of Perfect Mobile Corp. (Taiwan) for the six months ended June 30, 2021 and 2022 were $223 and $253, respectively.

(c)
The pension costs under local government law of other foreign subsidiaries for the six months ended June 30, 2021 and 2022 were $83 and $96, respectively.

6(10)
Share-based payment

A.
(a)
For the six-month period ended June 30, 2022, the Group’s share-based payment arrangements were as follows (original terms at grant date):

Type of arrangement	Grant date	Quantity granted (units in thousands)	Contract period	Vesting conditions
Employee stock option	2022.1.21	12,103	Five years	2 years’ service: exercise 50%; 3 years’ service: exercise 75%; 4 years’ service: exercise 100%
The share-based payment arrangements above are settled by equity.
(b)
On November 22, 2021, the Company declared a notice pursuant to its Incentive Stock Option Plan. Based on the notice, all the unvested option shares granted by the Company to optionee becomes fully vested on November 22, 2021. The optionee may exercise the vested options within one month after November 22, 2021. Any options that are not exercised within such one month period shall be deemed cancelled and forfeited upon expiration of such period on December 22, 2021.

However, 26,629 thousand of option shares were outstanding at December 31, 2021 given the conversion process was not completed. The Company has completed the conversion of 26,629 thousand of option shares to common shares on January 24, 2022.
The Group’s share-based payment arrangements mentioned above were as follows (original terms at grant date):

Type of arrangement	Grant date	Quantity granted (units in thousands)	Contract period	Vesting conditions
Employee stock option	2018.7.31	11,575	Four years and one month	2 years’ service: exercise 50%; 3 years’ service: exercise 75%; 4 years’ service: exercise 100%
Employee stock option	2019.1.15	1,112	Four years and one month	2 years’ service: exercise 50%; 3 years’ service: exercise 75%; 4 years’ service: exercise 100%
Employee stock option	2019.5.1	8,970	Five years	2 years’ service: exercise 50%; 3 years’ service: exercise 75%; 4 years’ service: exercise 100%
Employee stock option	2021.4.19	1,197	Four years and one month	2 years’ service: exercise 50%; 3 years’ service: exercise 75%; 4 years’ service: exercise 100%
Employee stock option	2021.5.1	5,021	Five years	2 years’ service: exercise 50%; 3 years’ service: exercise 75%; 4 years’ service: exercise 100%
Employee stock option	2021.11.18	2,170	Five years	2 years’ service: exercise 50%; 3 years’ service: exercise 75%; 4 years’ service: exercise 100%
The share-based payment arrangements above are settled by equity.
B.
Details of the share-based payment arrangements are as follows:

	2021		2022
	No. of options (units in thousands)	Weighted- average exercise price (in dollars)	No. of options (units in thousands)	Weighted- average exercise price (in dollars)
Options outstanding at January 1	23,046	$0.18	26,629	$0.21
Options granted	4,981	0.30	12,103	0.70
Options forfeited	(383)	0.22	(241)	0.70
Options exercised	—	—	(26,629)	0.21
Options outstanding at June 30	27,644	0.20	11,862	0.70
Options exercisable at June 30	12,657		—

C.
As of June 30, 2022, the weighted-average exercise price of stock options at exercise dates was $ 0.21 (in dollars).

D.
As of June 30, 2021 and 2022, the range of exercise prices of stock options outstanding was $ 0.1 ~ $ 0.3 and $ 0.7 (in dollars), respectively; the weighted-average remaining contractual period was 1.21 ~ 3.58 years and 4.56 years, respectively.

E.
The fair value of stock options granted on grant date is measured using the Black-Scholes option-pricing model. Relevant information is as follows:

Type of arrangement	Grant date	Stock price (in dollars)	Exercise price (in dollars)	Expected price volatility	Expected option life	Expected dividends	Risk-free interest rate	Fair value per unit (in dollars)
Employee stock options	2018.7.31	$0.1386	$0.1000	40.34%	3.42	0.00%	2.79%	$0.0620
Employee stock options	2019.1.15	0.1777	0.1000	39.29%	3.42	0.00%	2.52%	0.0947
Employee stock options	2019.5.1	0.1777	0.3000	39.31%	3.88	0.00%	2.29%	0.0295
Employee stock options	2021.4.19	0.1691	0.1000	39.64%	3.42	0.00%	0.45%	0.0828
Employee stock options	2021.5.1	0.1689	0.3000	39.16%	3.88	0.00%	0.58%	0.0228
Employee stock options	2021.11.18	0.8931	0.3000	53.27%	3.88	0.00%	1.05%	0.6397
Employee stock options	2022.1.21	0.9547	0.7000	53.75%	3.88	0.00%	1.46%	0.4893

Note:
Expected price volatility rate was estimated by using historical volatility record of similar entities as the stock has no quoted market price.

F.
Expenses incurred on share-based payment transactions are shown below:

	Six months ended June 30, 2021	Six months ended June 30, 2022
Equity settled	$86	$1,006

6(11)
Share capital

A.
As of December 31, 2021, the Company’s authorised capital was $82,000, consisting of 820,000 thousand shares of stock (including 45,000 thousand shares reserved for employee stock options), and the paid-in capital was $30,152, consisting of 301,521 thousand shares of ordinary stock with a par value of $ 0.1 (in dollars) per share. All proceeds from shares issued have been collected.

As of June 30, 2022, the Company’s authorised capital was $82,000, consisting of 820,000 thousand shares of stock (including 30,000 thousand shares reserved for employee stock options), and the paid-in capital was $32,815, consisting of 328,150 thousand shares of ordinary stock with a par value of $ 0.1 (in dollars) per share. All proceeds from shares issued have been collected.
B.
Movements in the number of the Company’s shares outstanding (Units: share in thousands) are as follows:

2022
At January 1	301,521
Employee stock options exercised	26,629
At June 30	328,150

6(12)
Capital surplus

Except as required by the Company’s Articles of Incorporation or Cayman’s law, capital surplus shall not be used for any other purpose but covering accumulated deficit. Capital surplus should not be used to cover accumulated deficit unless the legal reserve is insufficient.
6(13)
Accumulated deficits

Under the Company’s Articles of Incorporation, distribution of earnings would be based on the Company’s operating and capital needs.

6(14)
Revenue

	Six months ended June 30, 2021	Six months ended June 30, 2022
Revenue from contracts with customers	$17,288	$23,379

A.
Disaggregation of revenue from contracts with customers

(a)
The Group derives revenue from the transfer of goods and services over time and at a point in time in the following geographical regions:

Six months ended June 30, 2021	United States	Japan	France	Others	Total
Revenue from external customer contracts	$7,948	$2,221	$1,464	$5,655	$17,288
Timing of revenue recognition At a point in time	$1,265	$417	$359	$1,130	$3,171
Over time	6,683	1,804	1,105	4,525	14,117
	$7,948	$2,221	$1,464	$5,655	$17,288
Six months ended June 30, 2022	United States	Japan	France	Others	Total
Revenue from external customer contracts	$11,214	$2,659	$1,918	$7,588	$23,379
Timing of revenue recognition At a point in time	$1,593	$762	$569	$1,290	$4,214
Over time	9,621	1,897	1,349	6,298	19,165
	$11,214	$2,659	$1,918	$7,588	$23,379

(b)
Alternatively, the disaggregation of revenue could also be distinct as follows:

	Six months ended June 30, 2021	Six months ended June 30, 2022
Licensing	$3,155	$4,119
AR/AI cloud solutions and Subscription	12,892	18,184
Advertisement	1,225	981
Others (Note 1)	16	95
Total	$17,288	$23,379

Note 1:
Others are immaterial revenue streams to the Company.

(c)
The revenue generated from AR/AI cloud solutions was $7,972 and $10,373 for the six months ended June 30, 2021 and 2022.

B.
Contract assets and liabilities

(a)
The Group has recognised the following revenue-related contract assets and liabilities mainly arose from sales contracts with receipts from customers in advance. Generally, the contract period is one year, contact liabilities are reclassified as revenue after performance obligations are fulfilled by the Company.

	December 31, 2021	June 30, 2022
Contract assets:
Unbilled receivables	$—	$1,964
Contract liabilities:
Advance sales receipts	$9,021	$10,418

(b)
Revenue recognised that was included in the contract liability balance at the beginning of the period

	Six months ended June 30, 2021	Six months ended June 30, 2022
Revenue recognised that was included in the contract liability balance at the beginning of the period
Advance sales receipts	$3,819	$7,104

(c)
Unsatisfied contracts

Aggregate amount of the transaction price allocated to contracts that are partially or fully unsatisfied as of December 31, 2021 and June 30, 2022, amounting to $25,825 and $25,721, respectively. The Group expects that 89% of the transaction price allocated to the unsatisfied contracts as of June 30, 2022, are expected to be recognized as revenue less than one year ($22,834). The remaining 11% ($2,887) is expected to be recognized as revenue from July 2023 to 2026.
6(15)
Interest income

	Six months ended June 30, 2021	Six months ended June 30, 2022
Interest income from bank deposits	$65	$178

6(16)
Other income

	Six months ended June 30, 2021	Six months ended June 30, 2022
Other income	$9	$11

6(17)
Other gains and losses

	Six months ended June 30, 2021	Six months ended June 30, 2022
Foreign exchange (losses) gains	($566)	$603
(Losses) gains on financial liabilities at fair value through profit or loss	(1,129)	28,374
	($1,695)	$28,977

Note:
Please refer to Note 6(6) for details of (losses) gains on financial liabilities at fair value through profit or loss.

6(18)
Finance costs

	Six months ended June 30, 2021	Six months ended June 30, 2022
Interest expense – lease liabilities	$3	$5

6(19)
Costs and expenses by nature

	Six months ended June 30, 2021	Six months ended June 30, 2022
Cost of goods sold	$2	$32
Employee benefit expenses	10,151	13,949
Professional service fees	752	3,689
Promotional fees	4,276	3,359
Service providing expenses	1,827	2,347
Warranty cost	387	529
Depreciation of right-of-use assets	183	230
Depreciation of property, plant and equipment	102	127
Amortisation of intangible assets	24	31
Others	968	1,134
Total operating costs and operating expenses	$18,672	$25,427

6(20)
Employee benefit expenses

	Six months ended June 30, 2021	Six months ended June 30, 2022
Wages and salaries	$9,002	$11,341
Employee stock options	86	1,006
Employee insurance fees	616	709
Pension costs	307	351
Other personnel expenses	140	542
	$10,151	$13,949

6(21)
Income tax

Income tax expense
	Six months ended June 30, 2021	Six months ended June 30, 2022
Current tax:
Current tax expense recognised for the current period	$69	$161
Total current tax	69	161
Deferred income tax:
Taxable losses	68	—
Total deferred income tax	68	—
Income tax expense	$137	$161
Income tax expense is recognised based on management’s estimate of the weighted average effective annual income tax rate expected for the full financial year.

6(22)
(Loss) earnings per share

	Six months ended June 30, 2021
	Amount after tax	Weighted average number of ordinary shares outstanding (share in thousands)	Loss per share (in dollars)
Basic loss per share
Loss attributable to ordinary shareholders of the parent	($3,145)	298,397	($0.011)
Dilutive loss per share
Loss attributable to ordinary shareholders of the Group plus assumed conversion of all dilutive potential ordinary shares	($3,145)	298,397	($0.011)

Note:
Employee stock options and convertible preferred shares were excluded from the calculation of diluted loss per share as they were anti-dilutive for the six-month periods ended June 30, 2021.

	Six months ended June 30, 2022
	Amount after tax	Weighted average number of ordinary shares outstanding (share in thousands)	Earnings (loss) per share (in dollars)
Basic earnings per share
Profit attributable to ordinary shareholders of the parent	$26,952	324,747	$0.083
Dilutive loss per share
Loss attributable to ordinary shareholders of the parent
Assumed conversion of all dilutive potential ordinary shares
Convertible preferred shares	(28,374)	242,331	(0.12)
Loss attributable to ordinary shareholders of the Group plus assumed conversion of all dilutive potential ordinary shares	($1,422)	567,078	($0.003)

6(23)
Changes in liabilities from financing activities

	Financial liabilities at fair value through profit or loss	Lease liabilities (including current portion)	Liabilities from financing activities-gross
December 31, 2021	$259,230	$638	$259,868
Changes in cash flow from financing activities	—	(255)	(255)
Net exchange differences	—	(37)	(37)
Changes in fair value through profit or loss	(28,374)	—	(28,374)
Change in fair value through other comprehensive income	7	—	7
Changes in other non-cash items – additions	—	79	79
June 30, 2022	$230,863	$425	$231,288

7.   Related Party Transactions
7(1)
Names of related parties and relationship

Names of related parties	Relationship with the Group
CyberLink Corp. (CyberLink)	Other related party (Significant influence over the reporting entity)
CyberLink Inc. (CyberLink-Japan)	Other related party (Subsidiary of CyberLink)

7(2)
Significant related party transactions

A.
Revenue

	Six months ended June 30, 2021	Six months ended June 30, 2022
Service revenue:
CyberLink	$16	$14
Sales of services are negotiated with related parties based on agreed-upon agreement and the conditions and payment terms are same as third parties.
B.
Other receivables

	December 31, 2021	June 30, 2022
CyberLink	$—	$2
Other receivables are mainly from receivables that were paid and received on behalf of others.
C.
Other payables

	December 31, 2021	June 30, 2022
CyberLink	$44	$26
CyberLink-Japan	29	25
	$73	$51
Other payables are mainly expenses from professional service, rental and payments on behalf of others.
D.
Operating expenses

	Description	Six months ended June 30, 2021	Six months ended June 30, 2022
CyberLink	Management service fee	$66	$47
CyberLink provides support and assistance in legal services, network infrastructure and equipment maintenance services, marketing activity supports and employee training programs. The service fees are calculated based on the agreed-upon hourly rate which are NTD 1,000, NTD 900, NTD 750, and NTD 700, respectively. The conditions and payment terms are same as third parties.
E.
Lease transactions — lessee/rent expense

(a)
The Group leases offices from CyberLink and CyberLink-Japan. Rental contracts are typically made for periods of 1~2 years. The rents were paid to CyberLink and CyberLink-Japan at the beginning of next month and each quarter, respectively.

(b)
Rent expense

	Six months ended June 30, 2021	Six months ended June 30, 2022
CyberLink-Japan	$47	$48

(c)
Acquisition of right-of-use assets:

	Six months ended June 30, 2021	Six months ended June 30, 2022
CyberLink	$429	$—

(d)
Lease liabilities

i. Outstanding balance:
	December 31, 2021	June 30, 2022
Total lease liabilities	$429	$275
Less: Current portion (shown as ‘current lease liabilities’)	(268)	(235)
	$161	$40
ii. Interest expense
	Six months ended June 30, 2021	Six months ended June 30, 2022
CyberLink	$1	$3

7(3)
Key management compensation

	Six months ended June 30, 2021	Six months ended June 30, 2022
Salaries and other short-term employee benefits	$944	$1,111
Share-based payment	19	155
Post-employment benefits	6	6
	$969	$1,272

8.
Significant Contingent Liabilities and Unrecognised Contract Commitments

8(1)
Contingencies

None.
8(2)
Commitments

Except for Notes 6(4), 6(6) and 7(2), there is no other significant commitments.
9.
Significant Disaster Loss

None.
10.
Significant Events

On March 3, 2022, Provident Acquisition Corp. (“PAQC”) , a blank check company incorporated as a Cayman Islands exempted company with limited liability entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Company, and two of the company’s newly formed wholly-owned direct subsidiaries, Beauty Corp. (“Merger Sub 1”), and Fashion Corp. (“Merger Sub 2”). Pursuant to the Merger Agreement, (i) Merger Sub 1 shall be merged with and into PAQC, whereupon the separate corporate existence of Merger Sub 1 shall cease and PAQC shall be the surviving company and continue its existence as a wholly-owned subsidiary of the Company (First Merger). (ii) Immediately after the consummation of the First Merger, PAQC (as the surviving company of the First Merger) shall be merged with and into Merger Sub 2, whereupon the separate corporate existence of PAQC shall cease and Merger Sub 2 shall be the surviving company and continue its existence as a wholly-owned Subsidiary of the Company (Second Merger). The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing (as defined in the Merger Agreement) is subject to certain conditions as further described in the Merger Agreement.
Concurrently with the execution of the Merger Agreement, PAQC, the Company and Sponsor have entered into a Sponsor Letter Agreement, pursuant to which the Company will issue ordinary shares 5,415,000 shares to the Sponsor as Promote Shares at the Closing of the Merger.
Concurrently with the execution of the Merger Agreement, certain investors (the “PIPE Investors”) have entered into certain share subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to subscribe for and purchase the Company’s ordinary shares at $ 10.00 per share for an aggregate purchase price of $ 50,000 (the “PIPE Financing”). Under the PIPE Subscription Agreements, the obligations of the parties to consummate the PIPE Financing are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties.
11.   Others
11(1)
Coronavirus pandemic

Starting from January 2020, it was reported that a novel strain of coronavirus, later named COVID-19, spread worldwide. While the Group has not noted significant negative impact to the results of operations in 2020, 2021 and 2022, the extent to which COVID-19 impacts the business and financial results of the Group in the longer term will depend on future developments, which are uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. The Group will continue to evaluate the impact on the results of operation and financial position of the Group and react actively as the situation evolves.
11(2)
Capital management

The Group’s objectives of capital management are to ensure the Group’s sustainable operation and to maintain an optimal capital structure to reduce the cost of capital and provide returns for shareholders. In order to maintain or adjust to optimal capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt. The Group monitors capital on the basis of the gearing ratio. This ratio is calculated as total liabilities divided by total equity.
As of December 31, 2021 and June 30, 2022, the Group’s gearing ratio are as follows:
	December 31, 2021	June 30, 2022
Total liabilities	$279,346	$251,732
Total equity	($190,442)	($157,900)
Gearing ratio	(1.47)	(1.59)

11(3)
Financial instruments

A.
Financial instruments by category

	December 31, 2021	June 30, 2022
Financial assets
Financial assets at amortised cost
Cash and cash equivalents	$80,453	$82,773
Accounts receivable	6,568	7,607
Other receivables (including
related parties)	6	30
Guarantee deposits paid	135	129
	$87,162	$90,539
	December 31, 2021	June 30, 2022
Financial liabilities
Financial liabilities at fair value through profit or loss
Financial liabilities designated as at fair value through profit or loss	$259,230	$230,863
Financial liabilities at amortised cost
Other payables (including related parties)	$8,779	$8,139
Guarantee deposits received	28	26
	$8,807	$8,165
Lease liabilities	$638	$425

B.
Financial risk management policies

(a)
The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial position and financial performance.

(b)
Risk management is carried out by a central treasury department (the Group’s finance department) under policies approved by the Board of Directors. The Group’s finance department identifies, evaluates and hedges financial risks in close co-operation with the Group’s operating units. The Board has written principles for overall risk management, as well as written policies covering specific areas and matters, such as foreign exchange risk, interest rate risk, credit risk, use of derivative and non-derivative financial instruments, and investment of excess liquidity.

C.
Significant financial risks and degrees of financial risks

(a)
Market risk

Foreign exchange risk
i.
The Group operates internationally and is exposed to exchange rate risk arising from the transactions of the Company and its subsidiaries used in various functional currency, primarily with respect to the NTD, RMB, JPY and EUR. Exchange rate risk arises from future commercial transactions and recognised assets and liabilities.

ii.
The Group’s business involves some non-functional currency operations (the Company’s and certain subsidiaries’ functional currency: USD; other certain subsidiaries’ functional currency: NTD, JPY and RMB). Significant financial assets and liabilities denominated in foreign currencies are as follows:

	December 31, 2021
					Sensitivity analysis
	Foreign currency amount (in thousands)	Exchange rate	Functional currency	Book value (USD)	Degree of variation	Effect on profit or loss
Financial assets
Monetary items
USD:NTD	$13,774	27.68	$381,264	$13,774	1%	$138
EUR:NTD	1,888	31.32	59,132	2,136	1%	21
JPY:NTD	279,248	0.24	67,020	2,421	1%	24
Financial liabilities
Monetary items
USD:RMB	79	6.37	503	79	1%	1
USD:JPY	248	115.09	28,542	248	1%	2
	June 30, 2022
					Sensitivity analysis
	Foreign currency amount (in thousands)	Exchange rate	Functional currency	Book value (USD)	Degree of variation	Effect on profit or loss
Financial assets
Monetary items
USD:NTD	$16,215	29.72	$481,910	$16,215	1%	$162
EUR:NTD	2,138	31.05	66,385	2,234	1%	22
JPY:NTD	366,283	0.22	80,582	2,711	1%	27
Financial liabilities
Monetary items
USD:RMB	70	6.70	469	70	1%	1
USD:JPY	185	136.21	25,199	185	1%	2

iii.
The total exchange (losses) gains, including realised and unrealised, arising from significant foreign exchange variation on the monetary items held by the Group for the six months ended June, 2021 and 2022, amounted to ($566) and $603, respectively.

(b)
Credit risk

i.
Credit risk refers to the risk of financial loss to the Group arising from default by the clients or counterparties of financial instruments on the contract obligations. The main factor is that counterparties could not repay in full the accounts receivable based on the agreed terms and the financial assets at amortised cost.

ii.
The Group manages their credit risk taking into consideration the entire group’s concern. For banks and financial institutions, only independently rated parties with a minimum rating of ‘A’ are accepted. According to the Group’s credit policy, each local entity in the Group is responsible for managing and analysing the credit risk for each of their new clients before standard payment and delivery terms and conditions are offered. Internal risk control assesses the credit quality of the customers, taking into account their financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by the Board of Directors. The utilisation of credit limits is regularly monitored.

iii.
The default occurs when the contract payments are past due over 180 days.

iv.
The Group adopts following assumptions under IFRS 9 to assess whether there has been a significant increase in credit risk on that instrument since initial recognition:

If the contract payments were past due over 30 days based on the terms, there has been a significant increase in credit risk on that instrument since initial recognition.
v.
The Group classifies customers’ accounts receivable in accordance with geographic area and credit rating of customer. The Group applies the modified approach to estimate expected credit loss under the provision matrix basis.

vi.
The Group used the territory economic forecasts to adjust historical and timely information to assess the default possibility of accounts receivable.

vii.
The loss amounts of accounts receivable allowance using simplified method were not significant, thus, the loss was not recognised as at December 31, 2021 and June 30, 2022.

(c)
Liquidity risk

i.
Cash flow forecasting is performed in the operating entities of the Group and aggregated by the Group’s finance department. The Group’s finance department monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs.

ii.
Surplus cash held by the operating entities over and above balance required for working capital management are transferred to the Group’s finance department. The Group’s finance department invests surplus cash in interest bearing current accounts and time deposits, choosing instruments with appropriate maturities or sufficient liquidity to provide sufficient head-room as determined by the above-mentioned forecasts. As at December 31, 2021 and June 30, 2022, the Group held money market position of $78,391 and $81,875, respectively, which are expected to readily generate cash inflows for managing liquidity risk.

iii.
The table below analyses the Group’s non-derivative financial liabilities based on the remaining period at the balance sheet date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows.

Non-derivative financial liabilities:
December 31, 2021	Less than 1 year	Between 2 and 5 years	Over 5 years
Financial liabilities at fair value through profit or loss	$—	$259,230	$—
Other payables (including related parties)	8,779	—	—
Lease liabilities (Note)	456	190	—
Guarantee deposits received	—	28	—
Non-derivative financial liabilities:
June 30, 2022	Less than 1 year	Between 2 and 5 years	Over 5 years
Financial liabilities at fair value through profit or loss	$—	$230,863	$—
Other payables (including related parties)	8,139	—	—
Lease liabilities (Note)	352	77	—
Guarantee deposits received	—	26	—
Note: The amount included the interest of estimated future payments.
11(4)
Fair value information

A.
The different levels that the inputs to valuation techniques are used to measure fair value of financial and non-financial instruments have been defined as follows:

Level 1:
Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date. A market is regarded as active where a market in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3:
Unobservable inputs for the asset or liability. The fair value of the Group’s compound instrument such as convertible preference shares is included in Level 3.

B.
The carrying amounts of the Group’s financial instruments not measured at fair value (including cash and cash equivalents, current financial assets at amortised cost, accounts receivable, other receivables (including related parties), guarantee deposits paid, accounts payable, other payables (including related parties) and guarantee deposits received) are approximate to their fair values.

C.
The related information of financial instruments measured at fair value by level on the basis of the nature, characteristics and risks of the liabilities at December 31, 2021 and June 30, 2022 are as follows:

(a)
The related information of natures of the liabilities is as follows:

December 31, 2021	Level 1	Level 2	Level 3	Total
Liabilities
Recurring fair value measurements
Financial liabilities at fair value through profit or loss
Compound instrument:
Convertible preference shares	$—	$—	$259,230	$259,230
June 30, 2022	Level 1	Level 2	Level 3	Total
Liabilities
Recurring fair value measurements
Financial liabilities at fair value through profit or loss
Compound instrument:
Convertible preference shares	$—	$—	$230,863	$230,863

(b)
The methods and assumptions the Group used to measure fair value are as follows:

i.
Except those mentioned in point (ii) below, the carrying amounts of the Group’s financial instruments not measured at fair value (including cash and cash equivalents, accounts receivable, other receivables, notes payable, accounts payable and other payables) approximate to their fair values. The fair value information of financial instruments measured at fair value is period in Note 11(3).

ii.
The methods and assumptions of fair value measurement are as follows:

Preference share liabilities
The fair value measurement takes the following 2 methods into account:
(1)
The recent fund raising prices as the first priority consideration if applicable.

(2)
If there are no recent fund raising prices as applicable, using market approach by considering market comparable entities and income approach to calculate total equity value first, and conduct equity value allocation via option pricing model under different scenarios (IPO and liquidation) to calculate probability weighted value of all classes of equities (including preference shares).

D.
The following chart is the movement of Level 3 for the six months ended June 30, 2022:

Compound instrument: Convertible preference shares
At December 31, 2021	$259,230
Gains and losses recognised in profit or loss
Recorded as non-operating income and expenses	(28,374)
Gains and losses recognised in other comprehensive income
Recorded as credit risk changes in financial instrument through other comprehensive income	7
At June 30, 2022	$230,863

E.
For the six months ended June 30, 2021 and 2022, there was no transfer into or out from Level 3.

F.
The following is the qualitative information of significant unobservable inputs and sensitivity analysis of changes in significant unobservable inputs to valuation model used in Level 3 fair value measurement:

	Fair value at December 31, 2021	Valuation technique	Significant unobservable input	Relationship of inputs to fair value
Compound instrument:
Convertible preference shares	$259,230	Market approach	Discount for lack of marketability	The higher the discount for lack of marketability, the lower the fair value
		Income approach	Weighted average cost of capital	The higher the weighted average cost of capital, the lower the fair value
		Income approach	Exit multiple	The higher the exit multiple, the higher the fair value
	Fair value at June 30, 2022	Valuation technique	Significant unobservable input	Relationship of inputs to fair value
Compound instrument:
Convertible preference shares	$230,863	Market approach	Discount for lack of marketability	The higher the discount for lack of marketability, the lower the fair value
		Market approach	Market multiple	The higher the market multiple, the lower the fair value

Fair value at June 30, 2022	Valuation technique	Significant unobservable input	Relationship of inputs to fair value
	Income approach	Weighted average cost of capital	The higher the weighted average cost of capital, the lower the fair value
	Income approach	Exit multiple	The higher the exit multiple, the higher the fair value

G.
The Group has carefully assessed the valuation models and assumptions used to measure fair value. However, use of different valuation models or assumptions may result in different measurement. The following is the effect of profit or loss from financial liabilities categorised within Level 3 if the inputs used to valuation models have changed:

			December 31, 2021
			Recognised in profit or loss
	Input	Change	Favourable change	Unfavourable change
Financial liabilities Convertible preference shares	Discount for lack of marketability	±1%	$2,738	($2,763)
	Weighted average cost of capital	±1%	$4,556	($4,386)
	Exit multiple	±1%	$1,212	($1,212)
			June 30, 2022
			Recognised in profit or loss
	Input	Change	Favourable change	Unfavourable change
Financial liabilities Convertible preference shares	Discount for lack of marketability	±10%	$24,362	($24,403)
	Market multiple	±20%	$11,324	($11,341)
	Weighted average cost of capital	±2%	$8,198	($7,592)
	Exit multiple	±10%	$12,221	($12,238)

12.
Segment Information

12(1)
General information

Although the Group has multiple operating segments by geography, the management takes the aggregation criteria outlined in Paragraphs 11 to 14 of IFRS 8 into consideration to decide the reportable operating segments. In light of the qualitative and quantitative criteria, the Group concluded that it has only one reportable operating segment.

12(2)
Geographical information

Geographical information for the six months ended June 30, 2021 and 2022 is as follow:
	Six months ended June 30, 2021	Six months ended June 30, 2022
	Revenue	Revenue
United States	7,948	11,214
Japan	2,221	2,659
France	1,464	1,918
Others	5,655	7,588
	$17,288	$23,379
Geographical information on the revenue shows the location in which sales were generated. Non-current assets amounted to $1,127 and $929 as of December 31, 2021 and June 30, 2022, respectively. Substantially all of the Company’s non-current assets, including property, plant and equipment, right-of-use assets and intangible assets, are located in Taiwan.
12(3)
Major customer information

Major customer information of the Group (exceed 10% of revenue) for the six months ended June 30, 2021 and 2022 is as follows:
	Six months ended June 30, 2021	Six months ended June 30, 2022
	Revenue	Revenue
Client A	$1,858	$1,503

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of Directors and Officers
The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime.
The Company’s Articles that will be in effect upon completion of the Transactions provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted under the laws of the Cayman Islands, in the absence of willful neglect or default. The Company has entered into indemnification agreements with each director of the Company.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.   Recent Sales of Unregistered Securities
In the past three years, we have issued the following securities that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701 promulgated under Section 3(b) of the Securities Act. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering.
On December 11, 2020, we issued 74,844,000 Preferred Shares (equivalent to 13,250,636 Class A Ordinary Shares) with a total issuance amount of $50,000,000 pursuant to Perfect Corp. Series C Preferred Share Subscription Agreement entered into by and among Perfect Corp., certain subsidiaries of Perfect Corp., Alice H. Chang and certain investors.
From January 1, 2019 through December 31, 2021, we granted to our executive officers and directors additional share options to purchase 600,000 Common Shares with per share exercise prices of $0.10 (equivalent to 106,226 Class A Ordinary Shares with per share exercise prices of $0.57) under our employee stock option plan adopted in 2015. During the same period, there is a total of 8,740,000 Common Shares sold under the same program (equivalent to 1,547,360 Class A Ordinary Shares) due to the exercise of share options.
From January 1, 2019 through December 31, 2021, we granted to our executive officers and directors additional share options to purchase 2,538,200 Common Shares at per share purchase prices of $0.30 (equivalent to 449,372 Class A Ordinary Shares with per share exercise prices of $1.69) under our employee stock option plan adopted in 2018, under which all was sold due to the exercise of share options during such period.
On January 21, 2022, we granted to our executive directors and officers share options to purchase 1,945,000 Common Shares with per share exercise prices of $0.70 (equivalent to 344,350 Ordinary Shares with per share exercise prices of $3.95) under Share Incentive Plan. See “Management — Share Incentive Plan” for further details.
On the Closing Date, in connection with the Business Combination and the related transactions described in this registration statement, we issued (a) 5,000,000 Class A Ordinary Shares to PIPE Investors and (b) 5,500,000 Class A Ordinary Shares and 2,750,000 Warrants to FPA Investors in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. Such Class A Ordinary Shares and Warrants are being registered pursuant to this registration statement.

Item 8.   Exhibits and Financial Statement Schedules
			Incorporation by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date
2.1##	Agreement and Plan of Merger, dated as of March 3, 2022, by and among Provident Acquisition Corp., Perfect Corp., Beauty Corp., and Fashion Corp.		F-4	333-263841	2.1	September 29, 2022
2.2	First Amendment to Agreement and Plan of Merger, dated as of September 16, 2022, by and among Provident, Perfect, Beauty Corp., and Fashion Corp.		F-4	333-263841	2.3	September 29, 2022
3.1	Sixth Amended and Restated Memorandum and Articles of Association of Perfect Corp.	X
4.1	Warrant Agreement, dated as of January 7, 2021, by and between Provident Acquisition Corp. and Continental Stock Transfer & Trust Company.		F-4	333-263841	4.4	September 29, 2022
4.2	Form of Assignment, Assumption and Amendment Agreement, dated as of October 28, 2022, by and among Provident Acquisition Corp., Perfect Corp. and Continental Stock Transfer & Trust Company.		F-4	333-263841	4.5	September 29, 2022
4.3	Specimen Class A Ordinary Share Certificate of Perfect Corp.		F-4	333-263841	4.6	September 29, 2022
4.4	Specimen Warrant Certificate of Perfect Corp.		F-4	333-263841	4.7	September 29, 2022
5.1	Opinion of Maples and Calder (Hong Kong) LLP as to the validity of the ordinary shares of Perfect Corp.	X
5.2	Opinion of Sullivan & Cromwell (Hong Kong) LLP as to the validity of the warrants of Perfect Corp.	X
10.1	Form of Subscription Agreement.		F-4	333-263841	10.1	September 29, 2022
10.2#	Sponsor Letter Agreement, dated as of March 3, 2022, by and among Perfect Corp., Provident Acquisition Corp. and Provident Acquisition Holdings Ltd.		F-4	333-263841	10.2	September 29, 2022
10.3	Sponsor Warrants Purchase Agreement, dated as of January 7, 2021, between Provident Acquisition Corp. and Provident Acquisition Holdings Ltd.		F-4	333-263841	10.4	September 29, 2022

			Incorporation by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date
10.4	Forward Purchase Agreement, dated as of December 14, 2020, by and among Provident Acquisition Corp., Provident Acquisition Holdings Ltd. and WF Asian Reconnaissance Fund Limited		F-4	333-263841	10.5	September 29, 2022
10.5	Forward Purchase Agreement, dated as of December 15, 2020, between Provident Acquisition Corp. and PT Nugraha Eka Kencana		F-4	333-263841	10.6	September 29, 2022
10.6	Forward Purchase Agreement, dated as of December 15, 2020, between Provident Acquisition Corp. and Aventis Star Investments Limited		F-4	333-263841	10.7	September 29, 2022
10.7#	Form of Perfect Shareholder Lock-Up Agreement		F-4	333-263841	10.9	September 29, 2022
10.8#	Form of Registration Rights Agreement		F-4	333-263841	10.10	September 29, 2022
10.9	Director Indemnification Agreement, dated as of March 1, 2022, by and among Perfect Corp., Jianmei Lyu and Taobao China Holding Limited.		F-4	333-263841	10.11	September 29, 2022
10.10	Form of Director Indemnification Agreement.		F-4	333-263841	10.12	September 29, 2022
10.11†	Perfect Corp. 2021 Stock Compensation Plan.		F-4	333-263841	10.13	September 29, 2022
10.13	Amendment to Perfect Corp. 2021 Stock Compensation Plan	X
10.14	Office Lease Agreement, dated as of March 10, 2021, between CyberLink Corp. and Perfect Corp. (English Translation).		F-4	333-263841	10.17	September 29, 2022
10.15	First Amendment to Sponsor Letter Agreement, dated as of September 16, 2022 between Provident and Perfect.		F-4	333-263841	10.23	September 29, 2022
21.1	List of subsidiaries of Perfect Corp.		F-4	333-263841	21.1	September 29, 2022
23.1	Consent of PricewaterhouseCoopers, Taiwan, an independent registered public accounting firm for Perfect Corp.	X
23.2	Consent of Marcum LLP, an independent registered public accounting firm for Provident Acquisition Corp.	X
23.3	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1).	X
23.4	Consent of Sullivan & Cromwell (Hong Kong) LLP (included in Exhibit 5.2).	X

Incorporation by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date
24.1	Power of Attorney (contained on the signature pages hereto).	X
99.1	Consent of Frost & Sullivan.	X
107	Filing fee table.	X

**
To be filed by amendment.

†
Indicates management contract or compensatory plan or arrangement.

#
Portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

##
Certain of the appendices, annexes, exhibits and/or schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 9.   Undertakings
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i).
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii).
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii).
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to Section 10(a)(4) of the Securities Act of 1933 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i).
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii).
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii).
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv).
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei City, Taiwan on October 28, 2022.
PERFECT CORP.
By:	/s/ Alice H. Chang Name: Alice H. Chang Title: Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Alice H. Chang as attorney-in-fact and agent with full power of substitution for her in any and all capacities to do any and all acts and all things and to execute any and all instruments that said attorney-in-fact and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares and warrants of the registrant (the “Securities”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney-in-fact and agent, or her substitute shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.
Signature	Title	Date
/s/ Alice H. Chang Alice H. Chang	Director and Chief Executive Officer (Principal Executive Officer)	October 28, 2022
/s/ Jau-Hsiung Huang Jau-Hsiung Huang	Director	October 28, 2022
/s/ Jianmei Lyu Jianmei Lyu	Director	October 28, 2022
/s/ Michael Aw Michael Aw	Director	October 28, 2022
/s/ Meng-Shiou (Frank) Lee Meng-Shiou (Frank) Lee	Director	October 28, 2022
/s/ Philip Tsao Philip Tsao	Director	October 28, 2022
/s/ Chung-Hui (Christine) Jih Chung-Hui (Christine) Jih	Director	October 28, 2022
/s/ Hsiao-Chuan Chen Hsiao-Chuan Chen	Vice President and Head of Finance and Accounting (Principal Financial Officer and Principal Accounting Officer)	October 28, 2022

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Perfect Corp., has signed this registration statement or amendment thereto in the City of New York, State of New York, on October 28, 2022.
COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries On behalf of Cogency Global Inc. Name: Colleen A. De Vries Title: Senior Vice President